UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FUSION PHARMACEUTICALS INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT— SUBJECT TO COMPLETION, DATED APRIL 10, 2024

270 LONGWOOD ROAD SOUTH

HAMILTON, ONTARIO, CANADA L8P 0A6

(289) 799-0891

[●], 2024

Dear Shareholder:

You are cordially invited to attend a special meeting (the “Meeting”) of the shareholders of Fusion Pharmaceuticals Inc., a corporation formed under the federal laws of Canada (“Fusion”), which we will hold virtually on [●], 2024, at [●] [a.m./p.m.] (Eastern time).

On March 18, 2024, Fusion entered into an Arrangement Agreement with AstraZeneca AB (“Parent”) and 15863210 Canada Inc. (“Purchaser”), a wholly-owned subsidiary of Parent, which provides for the acquisition of Fusion by Purchaser (the “Arrangement Agreement”). Under the terms of the Arrangement Agreement, Purchaser will acquire all of our issued and outstanding common shares for (1) US$21.00 per share in cash pursuant and subject to the terms and conditions of the Arrangement Agreement plus (2) one contingent value right per share representing the contingent right to receive a cash payment equal to US$3.00 per share (the “Milestone Payment”) pursuant and subject to the terms and conditions of the Contingent Value Rights Agreement to be entered into at or prior to the completion of the Arrangement, by and among Parent, Purchaser, and the Rights Agent (as defined therein). The acquisition will be completed by way of a statutory plan of arrangement under the Canada Business Corporations Act (the “Arrangement”).

At the Meeting, shareholders will be asked to consider and vote on a resolution approving the Arrangement, a proposal to ratify an amendment to the bylaws of Fusion and the related proposals described in the enclosed Management Information Circular and Proxy Statement. Our Board of Directors unanimously recommends that shareholders vote “FOR” these proposals, as applicable.

The Management Information Circular and Proxy Statement describes the Arrangement Agreement and the Arrangement and provides detailed information about the Meeting. We encourage you to read the Management Information Circular and Proxy Statement carefully, including the appendices, as it sets forth important information regarding these matters.

Your vote is very important. The Arrangement cannot be completed unless the arrangement resolution is approved by (1) the affirmative vote of at least two-thirds (66 2⁄3%) of the votes cast by shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per share of Fusion common shares, and (2) the affirmative vote of a majority of the votes cast by the shareholders in person or represented by proxy at the Meeting, each being entitled to one vote per share of Fusion common shares, after excluding the votes of those persons whose votes are required to be excluded under Multilateral Instrument 61-101 of the Canadian Securities Administrators.

Whether or not you plan to attend the Meeting, we ask you to submit a proxy or voting instruction form to have your shares voted in advance of the Meeting by using one of the methods described in the Management Information Circular and Proxy Statement.

Thank you for your continuing support of Fusion.

Very truly yours,

John F. Valliant, Ph.D.
Director and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state, provincial or territorial securities regulatory agency has approved or disapproved the Arrangement, passed upon the merits or fairness of the Arrangement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The Management Information Circular and Proxy Statement is dated [●], 2024, and is first being mailed to shareholders on or about [●], 2024.

270 LONGWOOD ROAD SOUTH

HAMILTON, ONTARIO, CANADA L8P 0A6

(289) 799-0891

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [●], 2024

NOTICE IS HEREBY GIVEN, in accordance with an interim order (the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated [●], 2024, that a special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “Shares”) of Fusion Pharmaceuticals Inc. (“Fusion”) will be held virtually on [●], 2024 at [●] [a.m./p.m.], Eastern Time. Shareholders as of the close of business on [●], 2024 (the “Record Date”) and duly appointed proxyholders may attend the Meeting virtually by registering at https://www.proxydocs.com/FUSN, where you will be able to vote electronically and submit questions, subject to the registration procedures set forth below. The Meeting will be held for the following purposes:

1.

to consider, pursuant to the Interim Order, and, if deemed advisable, to pass, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix B to the accompanying Management Information Circular and Proxy Statement of Fusion (the “Circular”), approving a statutory arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), all as more particularly described in the Circular;

2.

to consider and, if deemed advisable, pass, with or without variation, a resolution confirming Amendment No. 1 to the General Bylaws of Fusion (the “Bylaw Proposal”), as more particularly described in the Circular; and

3.	to transact such other business, including amendments to the foregoing, as may properly be brought before the Meeting or any adjournment or postponement thereof.

As noted above, the Meeting will be a “virtual meeting” of Shareholders, which will be conducted exclusively via the internet. There will not be a physical meeting location, and Shareholders will not be able to attend the Meeting in person. You may attend the Meeting via the internet, vote your Shares during the Meeting and submit questions before the Meeting by registering at https://www.proxydocs.com/FUSN.

In order to attend the Meeting, vote your Shares electronically during the Meeting and submit questions before the Meeting, Shareholders must register in advance at https://www.proxydocs.com/FUSN using the control number located on your proxy card or in the body of the e-mail notification you received. Most of our Shareholders do not hold Shares directly in their own name but instead are non-registered Shareholders who beneficially own Shares that are held by an intermediary, such as their bank, trust company, securities broker, trustee or other nominee (“Beneficial Shareholders”). If you are a Beneficial Shareholder and wish to vote your Shares electronically during the Meeting, you must appoint yourself as your proxyholder following the procedures provided to you by your intermediary and register in advance at https://www.proxydocs.com/FUSN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Meeting and will permit you to submit questions. Further information about how to attend the Meeting, vote your Shares and submit questions is included in the accompanying proxy statement.

Pursuant to the CBCA and the Interim Order, in order for the Arrangement Resolution to become effective, the Arrangement Resolution must be passed by: (1) an affirmative vote of not less than 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, and (2) an affirmative vote of a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, after excluding the votes of those persons whose votes are required to be excluded under Multilateral Instrument 61-101 of the Canadian Securities Administrators.

To become effective, the Bylaw Proposal must be approved by an affirmative vote of a majority of the votes cast by Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share.

This Notice of Special Meeting of Shareholders is accompanied by the Circular, a form of proxy or voting instruction form, as applicable and a form of letter of transmittal (a “Letter of Transmittal”).

A summary of the arrangement agreement among AstraZeneca AB (“Parent”), 15863210 Canada Inc (“Purchaser”) and Fusion dated March 18, 2024 (the “Arrangement Agreement”) and the plan of arrangement (the “Plan of Arrangement”) is included in the Circular, and the full text thereof is attached as Appendix A and Appendix C, respectively, to the Circular and is also available under Fusion’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.com and on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov/edgar. The full text of the Interim Order is attached as Appendix D to the Circular. Shareholders should carefully review and consider all of the information in the Circular.

Pursuant to and in accordance with the Interim Order and the provisions of Section 190 of the CBCA (as modified or supplemented by the Interim Order, the Plan of Arrangement and any other order of the Court), registered Shareholders have been granted the right to dissent in respect of the Arrangement and, if the Arrangement becomes effective, to be paid an amount equal to the fair value of their Shares (the “Dissent Rights”). Dissent Rights, and the procedures for exercise of Dissent Rights, are described in the Circular under “Dissent Rights”. Failure to comply strictly with the dissent procedures described in the Circular will result in the loss or unavailability of any right to dissent. The dissent procedures require that a registered Shareholder who wishes to exercise Dissent Rights send Fusion a written notice to inform Fusion of his, her or its intention to exercise Dissent Rights, which notice must be received by Fusion at its office located at 270 Longwood Road South, Hamilton, Ontario, Canada, L8P 0A6, Attention: Chief Legal Officer, with a copy to Fusion’s Canadian legal counsel, Osler, Hoskin & Harcourt LLP, 100 King Street West, Suite 6200, P.O. Box 50, Toronto, Ontario, Canada, M5X 1B8, Attention: Alex Gorka and Brett Anderson, not later than [●] [a.m./p.m.] (Eastern time) on the day that is two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Beneficial Shareholders who beneficially own Shares registered in the name of an intermediary who wish to dissent should be aware that only registered Shareholders are entitled to dissent. Accordingly, a Beneficial Shareholder desiring to exercise their Dissent Rights must make arrangements for the Shares beneficially owned by such Shareholder to be registered in the Shareholder’s name prior to the time the written objection to the Arrangement Resolution is required to be received by Fusion or, alternatively, make arrangements for the registered holder of such Shares to exercise such right to dissent on the Shareholder’s behalf. It is strongly suggested that any Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the forfeiture of such Shareholder’s right to dissent.

If you are a registered Shareholder and are unable to attend the Meeting, please vote your Shares prior to the Meeting. Instructions on how to vote your Shares are included on the proxy card and in the Circular. If you plan to mail in your vote, it must be completed, signed, dated and returned in accordance with the instructions on the proxy card. If you plan to vote in advance of the Meeting on the Internet, you may vote your Shares by proxy by visiting www.proxypush.com/FUSN. If you plan to vote during the Meeting through the internet, you must register in advance at the site https://www.proxydocs.com/FUSN and log into the virtual meeting platform during the Meeting using the unique link provided to you via email following the completion of your registration. If you plan to vote by telephone, you can call 1-866-834-5856 and follow the recorded instructions. It is recommended to vote your Shares in advance of the Meeting by following the instructions on https://www.proxypush.com/FUSN. Your proxy is revocable in accordance with the procedures set forth in the Circular.

Your vote is very important, regardless of the number of Shares you own. Whether or not you expect to attend the Meeting, please vote your Shares by proxy in advance of the Meeting to ensure your representation and the presence of a quorum at the Meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting.

If you are a Beneficial Shareholder, you will receive instructions from the holder of record that you must follow in order to vote your Shares by proxy in advance of the Meeting.

DATED as of the [●] day of [●], 2024

BY ORDER OF THE BOARD OF DIRECTORS

John F. Valliant, Ph.D.

Chief Executive Officer

i

ii

iii

SUMMARY

The Circular is dated [●], 2024, and is first being mailed to Shareholders on or about [●], 2024.

The following summary highlights information described in more detail elsewhere in this Circular. Each item in this summary includes a page reference directing you to a more complete description of that topic. Please refer to the section entitled “Questions and Answers About the Meeting and the Arrangement” and the more detailed information contained elsewhere in this Circular, the appendices to this Circular, and the documents referred to in this Circular, which you should read carefully. You may obtain further information by following the instructions in the section entitled “Where You Can Find More Information”.

In this Circular, the terms “we,” “us,” “our,” the “Company” and “Fusion” refer to Fusion Pharmaceuticals Inc. Capitalized terms used but not specifically defined in this Circular are defined in the section entitled “Glossary of Terms”.

The Companies

Fusion Pharmaceuticals Inc. Fusion is a clinical-stage oncology company focused on developing next-generation radioconjugates as precision medicines. Our Targeted Alpha Therapies, or TAT, platform enables us to connect alpha particle emitting isotopes to various targeting molecules to selectively deliver alpha particle payloads to tumors. Fusion is a corporation formed under the federal laws of Canada. Our principal executive offices are located at 270 Longwood Road South, Hamilton, Ontario, Canada L8P 0A6, and our telephone number at that address is (289) 799-0891.

Our website address is www.fusionpharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Circular. We have included our website address in this Circular solely as an inactive textual reference.

AstraZeneca AB. Parent is an indirect wholly owned subsidiary of AstraZeneca PLC (“AstraZeneca”), a global, science-led biopharmaceutical company that focuses on the discovery, development ,and commercialization of prescription medicines in Oncology, Rare Diseases, and BioPharmaceuticals, including Cardiovascular, Renal & Metabolism, and Respiratory & Immunology. Parent is a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden. Parent’s principal executive offices are located at 151 85 Södertälje, Sweden and its telephone number is +44 (0)20 3749-5000.

15863210 Canada Inc. Purchaser is a wholly owned subsidiary of Parent and was incorporated on March 14, 2023, solely for the purpose of engaging in the transactions contemplated by the Arrangement Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Arrangement Agreement. Purchaser is a corporation formed under the federal laws of Canada. Purchaser’s registered offices are located at 199 Bay Street, Suite 4000, Toronto ON M5L 1A9 and its telephone number is +1 (416) 863-2400.

The Arrangement (page 20)

Fusion entered into the Arrangement Agreement with Parent and Purchaser on March 18, 2024. A copy of the Arrangement Agreement is attached as Appendix A to this Circular. The Arrangement Agreement provides for the implementation of the Plan of Arrangement pursuant to which:

•	immediately following the Effective Time, Purchaser, a wholly-owned subsidiary of Parent, will acquire all of the issued and outstanding Shares; and

•	each Shareholder (other than Dissenting Shareholders) will be entitled to receive the Consideration in respect of each Share held by such Shareholder.

Upon closing of the Arrangement, Fusion will become a wholly-owned indirect subsidiary of Parent and will apply to cease to be a reporting issuer under applicable Canadian securities laws and to deregister its securities under the Exchange Act as soon as practicable following the completion of the Arrangement and the Common Shares will be delisted from NASDAQ. The Arrangement will be carried out pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement. For information regarding the treatment of Warrants, Restricted Stock Units and Options under the Plan of Arrangement, see the section entitled “The Arrangement—Arrangement Steps”.

The Meeting (page 54)

The Meeting will be held virtually through a live webcast on [●], 2024 starting at [●] [a.m./p.m.] (Eastern time). There will be no physical meeting location. The format of the virtual Meeting will ensure that Shareholders who attend the Meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. Accordingly, Shareholders that join the webcast of the Meeting will be able to listen and vote regardless of their respective location.

The purpose of the Meeting is for Shareholders to vote upon the Arrangement Resolution. To become effective, the Arrangement Resolution must be approved by: (1) an affirmative vote of not less than 66 2⁄3% of the votes cast on the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share; and (2) an affirmative vote of a majority of the votes cast by Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101.

In addition to the Arrangement Resolution, at the Meeting, holders of Shares also will be asked to consider and vote upon the Bylaw Proposal. In order for the Bylaw Amendment to be confirmed, the Bylaw Proposal must be approved by an affirmative vote of a majority of the votes cast by Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share.

As of the date of this Circular, we are not currently aware of any other business to come before the Meeting.

Quorum and Record Date (pages 14 and 56)

The Board has fixed the close of business on [●], 2024 as the Record Date for the determination of Shareholders entitled to receive notice of, and vote at, the Meeting. Only Shareholders will be entitled to receive notice of, and vote at, the Meeting. A quorum for the transaction of business at any meeting of Shareholders is not less than two Persons holding at least 25% of the shares of Fusion entitled to vote at the Meeting present in person or represented by proxy. If a quorum is not present at the time appointed for a Meeting, or within such reasonable time thereafter as the chairperson of the Board or Shareholders present may determine, the chairperson of the Board or Shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

Recommendation of the Board and Transaction Committee and Reasons for the Arrangement (page 31)

The Board, after careful review and consideration and consultation with its financial and legal advisors, and upon the unanimous recommendation of the Transaction Committee, unanimously (1) determined that the Arrangement is fair to the Shareholders (other than Parent and its affiliates); (2) determined that the Arrangement is in the best interests of Fusion; and (3) recommends that the Shareholders vote “FOR” the Arrangement Resolution.

For the reasons considered by the Board in reaching its decision to approve the Arrangement Agreement, see the sections entitled “The Arrangement—Recommendation of the Board and Transaction Committee and Reasons for the Arrangement”.

Opinion of Centerview Partners LLC (page 37)

Fusion retained Centerview Partners LLC (“Centerview”) as financial advisor to the Board in connection with the Arrangement and the other transactions contemplated by the Arrangement Agreement and the CVR Agreement (collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the section entitled “The Arrangement—Opinion of Centerview Partners LLC”). In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Shares (other than (1) any Shares held by Parent or any of its affiliates immediately prior to the Effective Time and (2) any Shares held by a Dissenting Shareholder that is ultimately entitled to be paid fair value by Purchaser for its Shares (collectively (1) and (2), the “Excluded Shares”) of the Consideration proposed to be paid to such holders pursuant to the Arrangement Agreement and the CVR Agreement. Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 18, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration proposed to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Arrangement Agreement and the CVR Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated March 18, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Appendix E and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Arrangement Agreement and the CVR Agreement. Centerview’s opinion did not address any other term or aspect of the Arrangement Agreement, the CVR Agreement or the Transaction and does not constitute a recommendation to any Shareholder or any other person as to how such Shareholder or other person should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Regulatory Approvals (pages 49 and 64)

Under the HSR Act, parties to a transaction that meets certain statutory jurisdictional tests and is not otherwise exempted must provide notice of that transaction to the Antitrust Division of the DOJ (the “Antitrust Division”), and to the FTC, and observe a statutory waiting period before that transaction can close. The Arrangement is subject to these notification and waiting period requirements. On March 22, 2024, the parties submitted to the DOJ and FTC the notifications required under the HSR Act. The statutory waiting period expires on April 22, 2024.

Additionally, the Arrangement is conditional on Competition Act Approval as defined in the Arrangement Agreement. Part IX of the Competition Act requires each of the parties to a transaction that exceeds the thresholds set out in Sections 109 and 110 of the Competition Act (a “notifiable transaction”) to provide the Commissioner with prescribed information in respect of the transaction (a “pre-merger notification”). The Arrangement constitutes a notifiable transaction under the Competition Act. On March 28, 2024, the parties filed their respective pre-merger notification filings pursuant to section 114 of the Competition Act and Purchaser submitted a request to the Commissioner for the issuance of an advance ruling certificate, or in the alternative, a no-action letter. The Arrangement is also conditional on Investment Canada Act Approval as defined in the Arrangement Agreement. Purchaser filed the applicable Investment Canada Act notification on March 25, 2024.

The Arrangement Agreement (page 57)

In the Arrangement Agreement, each of Fusion, Parent and Purchaser has agreed to certain covenants, including customary covenants relating to the operation of Fusion’s business in the ordinary course, to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and the Plan of Arrangement, and to obtain the regulatory approvals described in the Arrangement Agreement. A copy of the Arrangement Agreement and the Plan of Arrangement are each attached to this Circular as Appendix A and Appendix C, respectively. We urge you to read the full text of the Arrangement Agreement and the Plan of Arrangement because they are the legal documents that govern the Arrangement.

Restrictions on Solicitations of Other Offers (page 69)

Pursuant to the Arrangement Agreement, Fusion has agreed not to:

•

solicit, initiate, knowingly facilitate or knowingly encourage (including by furnishing non-public information or providing copies of, access to, or disclosure of, any confidential information of Fusion or any subsidiary, or enter into any form of agreement, arrangement or understanding) any inquiries or proposals or offers that constitute, or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

•

enter into or otherwise engage or participate in or knowingly encourage any discussions or negotiations with (or provide any information or data to) any Person (other than Parent) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

•	make a Change in Recommendation (as further described below); or

•

approve or recommend any Acquisition Proposal or accept, approve, endorse, enter into or recommend, or propose publicly to accept, approve, endorse or recommend, any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal.

However, if at any time prior to obtaining the Required Shareholder Approval at the Meeting, Fusion receives an unsolicited bona fide written Acquisition Proposal, Fusion may engage in or participate in discussions or negotiations with the relevant Persons regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information relating to the assets, properties, facilities, books and records of Fusion or any of its subsidiaries to such person making an Acquisition Proposal (in each case subject to Fusion entering into a customary confidentiality and standstill agreement with such Person having terms at least as onerous in all material respects as those set forth in the Confidentiality Agreement), if, among other things, the Board first determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal (disregarding any due diligence or access condition to which such Acquisition Proposal is subject).

In addition, the Board may not change its recommendation to Shareholders to vote in favour of the Arrangement Resolution, or cause or permit Fusion to enter into any agreement relating to or providing for an Acquisition Proposal (other than a confidentiality agreement permitted under the Arrangement Agreement). However, if the Board receives an unsolicited bona fide written Acquisition Proposal that constitutes a Superior Proposal, the

Board is permitted under certain circumstances to make a Change in Recommendation and/or enter into a definitive agreement with respect to such Superior Proposal, provided that, amongst other conditions Parent has first been provided with the opportunity to match any such Superior Proposal for a period of at least four Business Days.

Conditions to the Arrangement (page 74)

The obligations of Fusion, Parent and Purchaser, as applicable, to consummate the Arrangement are subject to the satisfaction or waiver of certain conditions, including the following:

•	the Arrangement Resolution has been approved and adopted by the Required Shareholder Approval at the Meeting and in accordance with the Interim Order;

•	the Interim Order and the Final Order have each been obtained on terms consistent with the Arrangement Agreement and have not been set aside or modified in a manner unacceptable to Fusion or Parent;

•	the Competition Act Approval, the HSR Approval and the Investment Canada Act Approval have been obtained and are in full force and effect, and have not been rescinded or modified;

•

no applicable law has been enacted, issued or promulgated that remains in effect as of immediately prior to the Effective Time that prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement;

•

no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction has been issued and remains in effect and no legal action or proceeding pending brought by any Governmental Entity that, in each case, prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement;

•

the accuracy of the representations and warranties of Fusion, Parent and Purchaser in the Arrangement Agreement, subject to certain materiality qualifiers (generally accurate other than where the failure or failures of any representations and warranties to be accurate in all respects as of the date of the Arrangement Agreement and at and as of the Effective Time, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect);

•	Fusion and Parent having fulfilled or complied in all material respects with each of their covenants contained in the Arrangement Agreement on or prior to the Effective Time;

•

subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in the Arrangement Agreement in its favour, Purchaser having deposited or caused to be deposited in escrow in accordance with the terms of the Arrangement Agreement, the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement, provided that Purchaser is not required to deposit any funds related to the CVR unless and until such deposit is required pursuant to the terms of the CVR Agreement;

•

since the date of the Arrangement Agreement, no Material Adverse Effect (see the section entitled “The Arrangement Agreement—Representations and Warranties”) with respect to Fusion has occurred and been continuing; and

•	the delivery of certain other customary closing deliverables and certificates.

Termination (page 75)

The Arrangement Agreement may be terminated prior to the Effective Time by:

•	the mutual written agreement of the parties;

•	either Fusion or Parent if:

•	the Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order;

•

after the date of the Arrangement Agreement, any law that is final and non-appealable is enacted, made, enforced or amended, or any injunction or other judgment, order or decree is issued by a court of competent jurisdiction or other Governmental Entity, as applicable, in each case, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement, and such law, injunction or other judgment, order or decree has, if applicable, become final and non-appealable (provided that the restraint or illegality was not materially caused by the party seeking to terminate the Arrangement Agreement by failing to fulfill any of its obligations under the Arrangement Agreement); or

•

the Effective Time does not occur on or prior to the Outside Date (provided that the failure of the Effective Time to so occur has not been materially caused by a breach of the Arrangement Agreement by the party seeking to terminate the Arrangement Agreement);

•	Fusion if:

•

Parent or Purchaser has breached any representation or warranty or failed to perform any covenant or agreement in the Arrangement Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured or is incapable of being cured on or prior to the earlier of the Outside Date and the date that is 20 Business Days following receipt by Parent of a termination notice from Fusion with respect to such breach or failure;

•

prior to obtaining the Required Shareholder Approval, the Board authorizes Fusion to enter into a definitive written agreement with respect to any Superior Proposal, subject to Fusion being in compliance in all material respects with the non-solicitation covenants in the Arrangement Agreement and payment of a termination fee by Fusion; or

•

upon the satisfaction or waiver by the applicable party(ies) of the closing conditions contained in the Arrangement Agreement, Parent has failed to comply with its obligations under the Arrangement Agreement to provide the Depositary sufficient funds in order to satisfy the aggregate Consideration payable to Shareholders as provided for in the Plan of Arrangement;

•	Parent if:

•

Fusion has breached any representation or warranty or failed to perform any covenant or agreement in the Arrangement Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured or is incapable of being cured on or prior to the earlier of the Outside Date and the date that is 20 Business Days following receipt by Fusion of a termination notice from Parent with respect to such breach or failure;

•

prior to obtaining the Required Shareholder Approval: (1) the Board makes a Change in Recommendation; (2) the Board approves or recommends any Acquisition Proposal; (3) the Board approves, recommends or authorizes Fusion to enter into a written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted under the Arrangement Agreement); or (4) Fusion publicly announces the intention to do any of the foregoing; or

•	since the date of the Arrangement Agreement, there has occurred a Material Adverse Effect with respect to Fusion that is continuing and incapable of being cured on or prior to the Outside Date.

Termination Fee (page 76)

If certain events occur as set out in the Arrangement Agreement that result in the termination of the Arrangement Agreement, Fusion will be required to pay a termination fee of $71,680,000.

If certain events occur as set out in the Arrangement Agreement that result in the termination of the Arrangement Agreement, Parent will be required to pay a termination fee of $102,400,000.

Interests of Fusion’s Directors and Officers in the Arrangement (page 44)

In considering the recommendation of the Board to vote in favour of the Arrangement Resolution, Shareholders should be aware that certain of Fusion’s directors and executive officers have interests in the Arrangement that are different from, and/or in addition to, the interests of Shareholders generally. These interests include severance and retention arrangements covering our executive officers, acceleration of unvested equity awards held by our directors and executive officers, and indemnification of our directors and executive officers following the completion of the Arrangement. The Board was aware of and considered these interests, among other matters, in reaching its decision to approve the Arrangement and the Arrangement Agreement. For more information, see “The Arrangement—Interests of Fusion’s Directors and Officer’s in the Arrangement.”

Voting and Support Agreements (pages 52 and 59)

On March 18, 2024, in connection with the execution of the Arrangement Agreement, Perceptive Advisors, LLC, Avidity Master Fund LP, Avidity Private Master Fund I LP, Federated Hermes Kaufmann Fund, Federated Hermes Kaufmann Fund II, Federated Hermes Kaufmann Small Cap Fund, HealthCap VII LP and each director and executive officer of Fusion (collectively, the “Supporting Shareholders”) entered into Voting and Support Agreements with Parent. Under the terms of the Voting and Support Agreements, the Supporting Shareholders have agreed, among other things, to vote their Shares in favour of the approval and authorization of the Arrangement Resolution at the Meeting and, subject to certain exceptions, not to transfer any of their Shares. As of March 18, 2024, the date of the Arrangement Agreement, the Supporting Shareholders beneficially owned an aggregate of approximately 31% of the outstanding Shares entitled to vote at the Meeting. Any Shares of which a Supporting Shareholder acquires beneficial ownership after March 18, 2024, will be subject to the terms and conditions of the Voting and Support Agreement to the same extent as if they were owned by such Supporting Shareholder as of March 18, 2024. The Voting and Support Agreements will terminate upon termination of the Arrangement Agreement and certain other specified events.

Contingent Value Rights Agreement (page 78)

Pursuant to the Arrangement Agreement, at or prior to the Effective Time, Parent, Purchaser and the Rights Agent will enter into the CVR Agreement, in the form included as Exhibit A to Appendix A to this Circular, governing the terms of the CVRs issued pursuant to the Arrangement Agreement. The Rights Agent will keep a register of the holders of CVRs. Holders of CVRs will not be permitted to transfer CVRs (subject to certain limited exceptions).

Each CVR represents the right to receive $3.00, in cash, without interest, subject to any applicable withholding taxes, with such payment conditioned upon the achievement of the following milestone (the “Milestone”) on or prior to August 31, 2029: (1) the submission of a new drug application (an “NDA”) that, if approved, would grant the right to market, distribute and sell any product, in any dosage form, formulation, presentation or package configuration, that contains or comprises, including in combination with any other active ingredient(s), the product candidate referred to by Fusion as of the Effective Time as “FPI-2265” (Ac225-PSMA I&T) (the “Product”) for the treatment of metastatic castration resistant prostate cancer in the United States and (2) the FDA’s confirmation of acceptance of the filing of such NDA, in each case of clauses (1) and (2), in accordance with 21 C.F.R., Part 314.101 or 21 C.F.R. Section 601.2 (as applicable). Such Milestone may be achieved by Parent, Purchaser, any of their permitted assignees, any of their respective affiliates, or any entity that has obtained rights to file an NDA for the Product.

Parent is obligated to use certain specified efforts and resources to achieve the foregoing Milestone until the earlier of achievement or August 31, 2029. However, there can be no assurance that the Milestone will be achieved or that the $3.00 Milestone Payment will be made.

Certain Canadian Federal Income Tax Considerations (page 83)

Shareholders should carefully read the information in this Circular under “Certain Canadian Federal Income Tax Considerations” which qualifies the information set out below and should consult their own tax advisors to determine the particular tax consequences to them of the Arrangement.

Shareholders who are residents of Canada for purposes of the Tax Act will generally realize a taxable disposition of their Shares under the Arrangement. The Canadian income tax consequences in respect of the receipt, holding and disposition of the CVRs, including the tax consequences of the receipt of payment pursuant to the CVRs, are not entirely clear, and Shareholders should carefully read the information in this Circular under the heading “Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada”. Shareholders are urged to consult their own tax advisors having regard to their own particular circumstances.

Shareholders who are not residents of Canada for purposes of the Tax Act and who do not hold their Shares as “taxable Canadian property” (as defined in the Tax Act) will generally not be subject to tax under the Tax Act on the disposition of their Shares under the Arrangement. See “Certain Canadian Federal Income Tax Considerations—Holders Not Resident in Canada”.

Certain U.S. Federal Income Tax Considerations (page 89)

Holders of Shares should read carefully the information in the section entitled “Certain U.S. Federal Income Tax Considerations”, which sets out a general summary of certain U.S. federal income tax considerations that may be relevant to the owners of the Shares that are U.S Shareholders (as defined in such section). Such summary is not intended to be legal or tax advice to any particular Shareholder.

Risks Relating to the Arrangement (page 95)

There are numerous risks relating to the Arrangement, all of which should be carefully considered by Shareholders. A number of the risk factors that Shareholders should consider in connection with the Arrangement are described in the section entitled “Risk Factors”.

Dissent Rights (page 100)

Pursuant to the Plan of Arrangement and the Interim Order, only registered Shareholders may exercise their Dissent Rights in connection with the Arrangement Resolution, pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. There can be no assurance that a Shareholder that dissents will receive consideration for their Shares of value equal to or greater than the Consideration that such Shareholder would have received on completion of the Arrangement if such Shareholder did not exercise their Dissent Rights.

Only registered Shareholders are entitled to dissent. Shareholders should carefully read the section in this Circular titled “Dissent Rights” if they wish to exercise Dissent Rights and seek their own legal advice as failure to strictly comply with the dissent procedures in Section 190 of the CBCA, as modified and supplemented by the Interim Order and the Plan of Arrangement, will result in the loss or unavailability of the right to dissent. See Appendix D and F to this Circular for a copy of the Interim Order and the provisions of Section 190 of the CBCA, respectively. For more information, see the section entitled “Dissent Rights”.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE ARRANGEMENT

The following questions and answers are intended to briefly address some commonly asked questions regarding the Arrangement Agreement, the Arrangement and the Meeting. These questions and answers do not address all questions that may be important to you as a Shareholder. Please refer to the section entitled “Summary” and the more detailed information contained elsewhere in this Circular, the appendices to this Circular, and the documents referred to in this Circular, which you should read carefully.

The Arrangement

Q:	What is this document?

A:

This document is the Circular that is being sent in advance of the Meeting. This Circular provides information regarding the business of the Meeting, the Arrangement, Fusion, Parent and Purchaser. A form of proxy or voting instruction form, as applicable, and a Letter of Transmittal accompany this Circular. For ease of reference, a glossary of capitalized terms used but not specifically defined in this Circular can be found under the section entitled “Glossary of Terms”.

Q:	Why is the Meeting being held?

A:	It is a condition to the completion of the Arrangement that the Arrangement Resolution be approved at the Meeting by:

•

an affirmative vote of not less than 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share; and

•

an affirmative vote of a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101.

The Meeting is being held so that such approval can be obtained, as well as to vote on the other matters described in the notice for the Meeting and this Circular. These related matters include the Bylaw Proposal, which must be approved by a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share.

Q:	What is the Arrangement?

A:	The Arrangement is the transaction contemplated under the Arrangement Agreement entered into by Fusion, Parent and Purchaser under which, among other things:

•	Purchaser, a wholly-owned subsidiary of Parent, will acquire all of the issued and outstanding Shares immediately following the Effective Time; and

•	each Shareholder other than the Dissenting Shareholders will be entitled to receive the Consideration in respect of each Share held by such Shareholder.

On closing of the Arrangement, Fusion will become a wholly-owned indirect subsidiary of Parent and will apply to cease to be a reporting issuer under applicable Canadian securities laws and to deregister its securities under the Exchange Act as soon as practicable following the completion of the Arrangement, and the Shares will be delisted from the NASDAQ. The Arrangement will be carried out pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement. For information regarding the treatment of Warrants, Restricted Stock Units and Options in the Arrangement see the section entitled “The Arrangement—Arrangement Steps”.

Q:	What will I receive in the Arrangement?

A:

If the Arrangement is completed, you will be entitled to receive the Consideration in respect of each Share, which is equal to $21.00 in cash per Share and one CVR per Share, subject to applicable withholdings and other source deductions. If you are a registered Shareholder, you must complete and follow the instructions in the Letter of Transmittal to receive the Consideration. If you are a Beneficial Shareholder, you should contact your Intermediary to arrange for your Intermediary to complete the necessary transmittal documents (including the Letter of Transmittal) and make such other arrangements with your Intermediary as are necessary to receive the Consideration.

Q:	What is a CVR?

A:

Each CVR is a form of contingent consideration that will entitle the holder thereof to a payment from Purchaser equal to $3.00 per CVR, without interest, subject to any applicable withholding taxes, if the Milestone is achieved by August 31, 2029. If the Milestone is not achieved by such date, no payment will made with respect to the CVR.

Parent is obligated to use certain specified efforts and resources to achieve the Milestone until the earlier of achievement or August 31, 2029. However, there can be no assurance that the Milestone will be achieved or that the $3.00 Milestone Payment will be made.

The right to payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights, will not represent any equity or ownership interests in Fusion, Parent or Purchaser and will not be transferable except in limited circumstances. No interest will accrue or be payable in respect of any of the amounts that maybe payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent or Purchaser than those accorded to general, unsecured creditors with respect to the amounts that may be payable with respect to the CVR.

For more information see the section entitled “The Arrangement—CVR Agreement”.

Q:	What does the Board Recommend?

A:

The Board, after careful review and consideration and consultation with its financial and legal advisors, and upon the unanimous recommendation of the Transaction Committee, unanimously (1) determined that the Arrangement is fair to the Shareholders (other than Parent and its affiliates); (2) determined that the Arrangement is in the best interests of Fusion; and (3) recommends that the Shareholders vote “FOR” the Arrangement Resolution.

For more information, you should also review the sections entitled “The Arrangement—Recommendation of the Board and Transaction Committee and Reasons for the Arrangement”.

Q:	How do the directors and executive officers of Fusion intend to vote?

A:

The directors and executive officers of Fusion have each entered into a Voting and Support Agreement with Parent pursuant to which each has agreed to vote or cause to be voted all Shares owned or controlled by them in favour of the Arrangement Resolution. As of March 18, 2024, the date of the Arrangement Agreement, the Shares held by all Supporting Shareholders represent in the aggregate approximately 31% of the outstanding Shares entitled to vote at the Meeting. Any Shares of which a Supporting Shareholder acquires beneficial ownership after March 18, 2024, will be subject to the terms and conditions of the Voting and Support Agreement to the same extent as if they were owned by such Supporting Shareholder as of March 18, 2024.

For more information see the section entitled “The Arrangement —Voting and Support Agreements”.

Q:	Why is Fusion proposing the Arrangement?

A:

The Board is proposing the Arrangement because, after consultation with its financial and legal advisors and careful consideration of various factors, and upon the unanimous recommendation of the Transaction Committee, the Board has unanimously determined that the Arrangement is fair to the Shareholders (other than Parent and its affiliates) and that the Arrangement is in the best interests of Fusion.

In reaching these determinations, the Transaction Committee and the Board each considered numerous factors, including, among other things, the potential benefits and risks of the Arrangement and also the elements of the Arrangement which provide protection to Shareholders.

For details regarding the process followed by, and reasons for the recommendation of, the Board, see the sections entitled “The Arrangement —Background of the Arrangement”, “The Arrangement —Recommendation of the Board and Transaction Committee and Reasons for the Arrangement”.

Q:	When does Fusion expect the Arrangement to be effective?

A:

The completion of the Arrangement is conditional upon, among other things, receipt of the Required Shareholder Approval, the granting of the Final Order, receipt of the Regulatory Approvals, and such other conditions to completion as set forth in the Arrangement Agreement. Accordingly, the exact timing of completion of the Arrangement cannot be predicted. As required by the terms of the Arrangement Agreement, Fusion is holding the Meeting as soon as reasonably practicable in order to obtain the Required Shareholder Approval of the Arrangement Resolution.

For more information, see the sections entitled “The Arrangement Agreement —Closing Conditions” and “The Arrangement —Covenants—Regulatory Approvals”.

Q:	Has Fusion received a fairness opinion in connection with the Arrangement?

A:

Fusion retained Centerview as financial advisor to the Board in connection with the Arrangement and the other transactions contemplated by the Arrangement Agreement and the CVR Agreement. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Shares (other than Excluded Shares) of the Consideration proposed to be paid to such holders pursuant to the Arrangement Agreement and the CVR Agreement. On March 18, 2024, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 18, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration proposed to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Arrangement Agreement and the CVR Agreement was fair, from a financial point of view, to such holders.

For more information, see the section entitled “The Arrangement —Opinion of Centerview Partners LLC”. The full text of Centerview’s written opinion, dated March 18, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Appendix E and is incorporated herein by reference.

Q:	How will the Arrangement affect my ownership and voting rights as a Shareholder?

A:

Following the completion of the Arrangement, Shareholders will not have any interest in Fusion or its securities, assets, future revenues or profits. On completion of the Arrangement, it is intended that the Shares will be de-listed from the NASDAQ and Fusion will apply to cease to be a reporting issuer under applicable securities laws as soon as practicable after the Effective Date.

Q:	What happens if the Arrangement is not completed?

A:

If the Arrangement is not completed, Shareholders will retain their Shares and will not receive the Consideration. If the Arrangement is not completed, the Shares will continue to be listed for trading on the NASDAQ. Failure to complete the Arrangement may have a material negative effect on the trading price of the Shares. In addition, Shareholders will continue to be subject to the same or similar risks and uncertainties currently facing Fusion and disclosed in Fusion’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC and available on EDGAR and SEDAR+, as updated by Fusion’s continuous disclosure filings, copies of which are available at www.sec.gov and at www.sedarplus.com.

For more information, see the sections entitled “Risk Factors” and “Where You Can Find More Information”.

Q:	Are there risks I should consider in connection with the Arrangement?

A:

Yes. Particulars of the Arrangement are described in this Circular and a copy of the Arrangement Agreement is attached as Appendix A. A number of the risk factors that you should consider in connection with the Arrangement are described in the section entitled “Risk Factors”.

Q:	What will holders of Warrants, Options, and Restricted Stock Units receive in the Arrangement?

A:	Immediately following the Effective Time and pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement:

•

each Warrant outstanding immediately prior to the Effective Time will be assigned and transferred from the holder thereof to Fusion and cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares into which such Warrant is then exercisable multiplied by the amount, if any, by which the Cash Consideration exceeds the exercise price per Share of such Warrant, and (2) one CVR with respect to each Share into which such Warrant is then exercisable, in each case subject to applicable tax withholdings and other source deductions;

•

each Option with an exercise price per Share that is less than the Cash Consideration and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares into which such Option is then exercisable multiplied by the amount, if any, by which the Cash Consideration exceeds the exercise price per Share of such Option and (2) one CVR with respect to each Share into which such Option is then exercisable, in each case subject to applicable tax withholdings and other source deductions;

•

each Option with an exercise price per Share that is greater than or equal to the Cash Consideration and less than the Cash Consideration plus the Milestone Payment (an “Underwater Option”) and outstanding immediately prior to the Effective Time, whether vested or unvested, will be surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for one CVR with respect to each Share then subject to such Underwater Option, in each case subject to applicable tax withholdings and other source deductions, provided that, each CVR issued to a holder in respect of an Underwater Option will only entitle the holder thereof to an amount in cash equal to the amount by which the Cash Consideration plus the Milestone Payment exceeds the exercise price per Share of such Underwater Option, if payable and as otherwise determined in accordance with the CVR Agreement;

•

each Option with an exercise price per Share that is greater than or equal to the Cash Consideration plus the Milestone Payment and outstanding immediately prior to the Effective Time will be cancelled without any consideration payable therefor;

•

each Restricted Stock Unit held by a Canadian Incentive Holder (as defined in the Plan of Arrangement) and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for one Share for each Share underlying such Restricted Stock Unit, subject to applicable tax withholdings and other source deductions, and each Share shall be subject to the same treatment as other Shares outstanding immediately prior to the Effective Time as described herein; and

•

each Restricted Stock Unit held by a Non-Canadian Incentive Holder (as defined in the Plan of Arrangement) and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares underlying such Restricted Stock Unit multiplied by the Cash Consideration and (2) one CVR in respect of each Share underlying such Restricted Stock Unit, in each case subject to applicable tax withholdings and other source deductions.

Q:	What happens if Shareholders do not approve the Bylaw Proposal?

A:

The approval of the Bylaw Proposal is not a condition to the completion of the Arrangement. If Shareholders do not approve the Bylaw Proposal, the Bylaw Amendment will cease to be effective as of the date of the Meeting.

Voting Rights and Solicitation of Proxies

Q:	Who is soliciting my proxy?

A:

This Circular is furnished in connection with the solicitation of proxies by and on behalf of management of Fusion to be used at the Meeting. Solicitations of proxies will be primarily by mail, but may also be by newspaper publication, in person or by telephone, fax, email or oral communication by directors, officers, employees or agents of Fusion.

Fusion has also retained Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with communicating to Shareholders in respect of the Arrangement. In connection with these services, Innisfree is expected to receive a fee of $40,000 and will be reimbursed for its reasonable out-of-pocket expenses. The entire cost of the solicitation will be borne by Fusion.

Q:	How do I attend the Meeting?

A:

The Meeting will be held virtually. Shareholders may attend the Meeting virtually by registering at https://www.proxydocs.com/FUSN, where you will be able to vote electronically and submit questions, subject to the registration procedures set forth below.

In order to attend the meeting online, vote your Shares electronically during the meeting and submit questions before the Meeting, Shareholders must register in advance at https://www.proxydocs.com/FUSN using the control number located on your proxy card or in the body of the e-mail notification you received.

Most Shareholders do not hold shares directly in their own name but instead are non-registered Shareholders who beneficially own shares that are held by an Intermediary, such as their bank, trust company, securities broker, trustee or other nominee. If you are a Beneficial Shareholder and wish to vote your shares electronically during the Meeting, you must appoint yourself as your proxyholder following the procedures provided to you by your intermediary and register in advance at https://www.proxydocs.com/FUSN.

Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Meeting and will permit you to submit questions. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

The Meeting will start at [●] [a.m./p.m.], Eastern Time, on [●], 2024.

Should you encounter any difficulties accessing the online Meeting platform, including any difficulties voting, we will have technicians ready to assist you. You may call the technical support number that will be posted in your instructional email. Please note that you or your proxyholder can only access the Meeting via your unique link to the Meeting that will be emailed to you or your proxyholder if registration was properly submitted.

Q:	Who is eligible to vote?

A:

To be entitled to vote, you must have been a Shareholder of record at the close of business on [●], 2024, the Record Date for the Meeting. A total of [●] Shares were outstanding and entitled to vote at the Meeting as of the Record Date.

Q:	What is a quorum?

A:

A quorum for the transaction of business at any meeting of Shareholders is not less than two Persons holding at least 25% of the Shares of Fusion entitled to vote at the Meeting present in person or represented by proxy. If a quorum is not present at the time appointed for a Meeting, or within such reasonable time thereafter as chairperson of the Board or Shareholders present may determine, the chairperson of the Board or Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

Q:	How do I vote if I am a registered Shareholder?

A:

If you are the “record holder” of your Shares, meaning that your Shares are registered in your name in the records of our Transfer Agent, you may vote your Shares at the Meeting in person or by proxy as follows:

•

Via the internet prior to the Meeting: To vote over the internet prior to the Meeting, please go to the following website: www.proxypush.com/FUSN and follow the instructions at that site for submitting your proxy electronically. If you vote your proxy over the internet prior to the Meeting, you do not need to complete and mail your proxy card or vote your proxy by telephone.

•

By Telephone: To vote by telephone, please call 1-866-834-5856, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet.

•

By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote over the internet or by telephone. If you return your proxy card but do not specify how you want your Shares voted on any particular matter, they will be voted in accordance with the recommendations of the Board.

•

Via the internet during the Meeting: In order to vote during the Meeting, you must register in advance at https://www.proxydocs.com/FUSN. You may then attend the Meeting virtually and vote online by logging into the virtual meeting platform using the unique link provided to you via email following the completion of your registration at https://www.proxydocs.com/FUSN. If you vote your proxy prior to the Meeting and choose to attend the Meeting online, there is no need to vote again during the Meeting unless you wish to change your vote.

If you are a Shareholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Meeting, your Shares will not be voted.

If you are a Beneficial Shareholder because your Shares are held in “street name”, meaning they are held for your account by an intermediary, such as a broker, bank or other nominee, then your intermediary that actually holds the Shares for you is the record holder and is required to vote the Shares it holds on your behalf according to your instructions. You will receive the proxy materials, as well as voting and revocation instructions, from your intermediary or its agent. You may vote your Shares at the Meeting by proxy by following the instructions that your broker, bank or other nominee provides you. If you wish to vote your Shares virtually at the Meeting, you must:

•	Appoint yourself as your proxyholder:

•

Beneficial Shareholders — If you plan to vote at the Meeting, print your name in the blank space provided for appointing a proxyholder on the voting instruction form and follow the instructions provided by your Intermediary for mailing your voting instructions. Your Intermediary may allow you to do this online or by telephone instead. Do not complete the voting section because you will vote in real time at the Meeting. You need to act promptly to allow enough time for your Intermediary to receive your instructions and to forward them so that you can register to vote at the Meeting.

•	Register your proxyholder: After you have appointed yourself as proxyholder, you must register in advance at www.proxydocs.com/FUSN.

•

Log in to the virtual Meeting: Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will permit you to submit questions. You may attend the Meeting virtually and vote online by logging into the virtual meeting platform using the unique link provided to you via email.

If you do not give instructions to your broker, bank or other nominee, and your Intermediary does not have discretionary authority to vote the Beneficial Shareholder’s Shares on the matter, or elects not to vote in the absence of instructions from the Beneficial Shareholder, no votes will be cast on your behalf with respect to such item.

Q:	If I change my mind, can I take back my proxy once I have given it?

A:

A registered Shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by such registered Shareholder or by his or her attorney, authorized in writing, or if the registered Shareholder is a corporate body, under its corporate seal (if applicable) or by an officer or attorney thereof duly authorized, to Fusion’s corporate secretary, by delivery to Fusion Pharmaceuticals Inc., Attn: Corporate Secretary, 270 Longwood Road South, Hamilton, Ontario, Canada L8P 0A6 before the Meeting.

Additionally, a registered Shareholder may revoke a previously provided proxy by logging into the Meeting with its control number and submitting a new proxy at the Meeting, or by timely submitting a later-dated proxy by mail or courier, delivery, telephone or internet. Any votes cast by such registered Shareholder on a ballot at the Meeting will be counted and the previously submitted proxy will be disregarded. If a registered Shareholder does not wish to revoke a previously submitted vote, then they should not vote by ballot at the Meeting.

If you are a Beneficial Shareholder, please contact your Intermediary for instructions on how to revoke your voting instructions.

Q:	How will my Shares be voted if I give my proxy or voting instruction?

A:

Your Shares represented by a duly submitted proxy or voting instruction form will be voted at the Meeting by your validly named proxyholder or the named proxyholders in accordance with the instructions you set forth in your completed form of proxy or voting instruction form.

In the absence of such instructions: (a) your validly named proxyholder may decide how to vote your Shares at the Meeting in lieu of the named proxyholders; and (b) if your proxyholder is one of the named proxyholders, such named proxyholder will vote “FOR” the Arrangement Resolution and the other matters set forth in the Notice for the Meeting.

Signing the enclosed form of proxy or voting instruction form gives authority to your validly named proxyholder or the named proxyholders to vote your Shares at the Meeting in accordance with your instructions.

Q:	What happens if I sell my Shares before completion of the Arrangement?

A:

If you transfer your Shares, you will have transferred your right to receive the applicable consideration for your Shares in the Arrangement. In order to receive the applicable consideration, you must hold your Shares through completion of the Arrangement.

The Record Date for Shareholders entitled to vote at the Meeting is earlier than the closing of the Arrangement. So, if you transfer your Shares after the Record Date but before the closing of the Arrangement, you will have transferred your right to receive the applicable consideration in the Arrangement, but retained the right to vote at the Meeting.

Q:	Am I entitled to Dissent Rights?

A:	Only registered Shareholders are entitled to exercise Dissent Rights with respect to the Arrangement Resolution.

A Beneficial Shareholder desiring to exercise its Dissent Rights must make arrangements for the Shares beneficially owned by such Beneficial Shareholder to be registered in the Beneficial Shareholder’s name prior to the time the written objection to the Arrangement Resolution is required to be received by Fusion or, alternatively, make arrangements for the registered holder of such Shares to dissent on the Beneficial Shareholder’s behalf. A registered Shareholder wishing to exercise Dissent Rights may only dissent with respect to all of the Shares held on behalf of any one Beneficial Shareholder and registered in the name of such Shareholder.

For more information, see the section entitled “Dissent Rights”.

Q:	Who should I contact if I have further questions?

A:	If you have any questions or require more information with respect to voting your Shares, please contact:

Innisfree M&A Incorporated

501 Madison Ave Floor 20

New York, NY 10022

Shareholders in the US and Canada may call toll free:

(877) 687-1866

Shareholders outside the US and Canada may call:

+1 (412) 232-3651

Banks and Brokers may call collect:

(212) 750-5833

If you have any questions about depositing your Shares to the Arrangement including with respect to completing the Letter of Transmittal, please contact Equiniti Trust Company, LLC, who is acting as Depositary under the Arrangement, by telephone at 877-248-6417 (toll free in North America) or 718-921-8317 (outside North America).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

To the extent any statements made in this Circular, and the documents to which we refer you in this Circular, may contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act, and Section 21E of the Exchange Act, and forward-looking information and/or forward-looking statements under Canadian securities laws (collectively, “forward-looking statements”).

Certain statements in this Circular may constitute forward-looking statements, which reflect the expectations of Fusion’s management regarding the business prospects and opportunities of Fusion and the Arrangement. These statements, which are based on certain assumptions and describe Fusion’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “intends”, “anticipates”, “believes”, “projects”, “estimates”, “predicts”, “potential” or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. In addition, any statements that refer to forecasts or projections of our future financial performance, trends in our business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict and could cause the actual results to differ materially from such forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

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the occurrence of any event, change or other circumstance that could give rise to the termination of the Arrangement Agreement, including in circumstances that would require payment by Fusion of a termination fee;

•	the failure to obtain the required vote of Shareholders to approve the Arrangement Resolution;

•	the inability of the parties to satisfy the other conditions to, and to complete, the Arrangement;

•	risks related to disruption of management’s attention from Fusion’s ongoing business operations due to the pendency of the Arrangement;

•	the effect of the announcement of the Arrangement on Fusion’s operating results and business generally and Fusion’s relationships with employees, customers, suppliers, partners and regulators;

•	the outcome of any legal proceedings that may be instituted against Fusion and others relating to the Arrangement Agreement;

•	the inherent uncertainty with financial or other forecasts or projections;

•	the impact of the Arrangement not being completed on Fusion and its business and shareholders;

•	the impact of the CVR Agreement not being entered into;

•	uncertainties related to Fusion’s, Parent’s or their affiliates ability to achieve the milestone set forth in the CVR Agreement;

•	the failure to obtain approval under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Competition Act (Canada), and the Investment Canada Act, each as amended;

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uncertainties related to general economic, financial, regulatory and political conditions, as well as potential changes in law and regulatory interpretations and the competitive environment in which Fusion operates; and

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other risks and uncertainties pertaining to Fusion, including the risks and uncertainties discussed in Fusion’s filings with the Canadian Securities Administrators and the SEC, including the “Risk Factors” sections of Fusion’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q,

Current Reports on Form 8-K, and other continuous disclosure documents filed with the Canadian Securities Administrators and the SEC, copies of which are available at www.sedarplus.com and at www.sec.gov.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Circular are based on the information available to us as of the date of this Circular, and you should not assume that the statements made in this Circular remain accurate as of any future date. These forward-looking statements are made as of the date of this Circular and, except as expressly required by applicable law, Fusion assumes no obligation to update or revise them to reflect new events or circumstances.

CURRENCY

Except as otherwise indicated, all dollar amounts in this Circular are expressed in U.S. dollars. On [●], 2024, the rate published by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was US$1.00 = CDN$[●] and of Canadian dollars into U.S. dollars was CDN$1.00 = US$[●].

THE ARRANGEMENT

Summary of the Arrangement

Fusion entered into the Arrangement Agreement with Parent and Purchaser on March 18, 2024. A copy of the Arrangement Agreement is attached as Appendix A to this Circular. The Arrangement Agreement provides for the implementation of the Plan of Arrangement pursuant to which, among other things, Shareholders (other than Dissenting Shareholders) will receive the Consideration for each Share, Option, Restricted Stock Unit or Warrant held immediately prior to the Effective Time in accordance with the Plan of Arrangement.

The Arrangement will be implemented by way of a court approved Plan of Arrangement under Section 192 of the CBCA pursuant to the terms of the Arrangement Agreement. Upon completion of the Arrangement, Fusion will become an indirect, wholly-owned subsidiary of Parent.

The principal features of the Arrangement are summarized under the section entitled “Arrangement Steps” below.

The completion of the Arrangement contemplated by the Arrangement Agreement is subject to certain conditions, including, but not limited to, the receipt of the Required Shareholder Approval, the granting of the Final Order, receipt of Regulatory Approvals, and such other conditions to completion as set forth in the Arrangement Agreement.

The Plan of Arrangement is attached to this Circular as Appendix C. We encourage you to read each of the Arrangement Agreement and the Plan of Arrangement in its entirety.

Arrangement Steps

The following summarizes the steps that will occur under the Plan of Arrangement immediately after the Effective Time, if all conditions to the completion of the Arrangement have been satisfied or waived. The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement attached as Appendix C to this Circular.

Pursuant to the Plan of Arrangement, commencing immediately following the Effective Time, the following events or transactions will occur, and be deemed to have occurred and be taken and effected, in the following order, without any further act or formality required on the part of any person, except as may be expressly provided in the Plan of Arrangement, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

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Each Warrant outstanding immediately prior to the Effective Time will be assigned and transferred from the holder thereof to Fusion in consideration for (1) a cash payment by or on behalf of Fusion equal to (A) the number of Shares into which such Warrant is then exercisable multiplied by (B) the amount by, if any, by which the Cash Consideration exceeds the exercise price per Share of such Warrant and (2) one CVR (to be delivered by or on behalf of Fusion) with respect to each Share into which such Warrant is then exercisable, in each case subject to applicable tax withholdings and other source deductions, and such Warrant will be cancelled immediately after its transfer to Fusion.

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Each Option with an exercise price per Share that is less than the Cash Consideration and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares into which such Option is then exercisable multiplied by the amount, if any, by which the Cash Consideration exceeds the exercise price per Share of such Option and (2) one CVR with respect to each Share into which such Option is then exercisable, in each case subject to applicable tax withholdings and other source deductions.

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Each Underwater Option outstanding immediately prior to the Effective Time, whether vested or unvested, will be surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for one CVR with respect to each Share then subject to such Underwater Option, in each case subject to applicable tax withholdings and other source deductions; provided that, each CVR issued to a holder in respect of an Underwater Option will only entitle such holder to an amount in cash equal to the amount by which the Cash Consideration plus the Milestone Payment exceeds the exercise price per Share of such Underwater Option, if payable and as otherwise determined in accordance with the CVR Agreement.

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Each Option with an exercise price per Share that is greater than or equal to the Cash Consideration plus the Milestone Payment and outstanding immediately prior to the Effective Time will be cancelled without any consideration payable therefor.

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Each Restricted Stock Unit held by a Canadian Incentive Holder and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for one Share for each Share underlying such Restricted Stock Unit, subject to applicable tax withholdings and other source deductions, and each Share shall be subject to the same treatment as other Shares outstanding immediately prior to the Effective Time as described below

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Each Restricted Stock Unit held by a Non-Canadian Incentive Holder and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares underlying such Restricted Stock Unit multiplied by the Cash Consideration and (2) one CVR in respect of each Share underlying such Restricted Stock Unit, in each case subject to applicable tax withholdings and other source deductions.

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(1) Each Incentive Holder will cease to be a holder of any Options or Restricted Stock Units and each Warrant Holder will cease to be a holder of any Warrants, (2) such Incentive Holder’s or Warrant Holder’s name will be removed from each applicable register, (3) the Stock Option Plans or Inducement Grant award agreements, the Warrants and all agreements and other arrangements relating to the Options, Restricted Stock Units, and Warrants will be terminated and will be of no further force and effect and (4) such holder will thereafter have only the right to receive the consideration to which it is entitled pursuant to the applicable terms of the Plan of Arrangement.

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Each Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been assigned and transferred without any further act or formality to Purchaser (free and clear of all liens) in consideration for a debt claim against Purchaser for the amount determined pursuant to Article 5 of the Plan of Arrangement, and (1) such Dissenting Shareholders will cease to be the holders of such Shares and to have any rights as holders of such Shares, other than the right to be paid fair value for such Shares, as set out in Article 5 of the Plan of Arrangement, (2) such Dissenting Shareholders’ names will be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of Fusion and (3) Purchaser will be deemed to be the transferee of such Shares (free and clear of all liens) and will be entered in the registers of the Shares maintained by or on behalf of Fusion.

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Each Share (including Shares issued in consideration for Restricted Stock Units held by any Canadian Incentive Holders as set forth in the fifth bullet above), other than Shares held by a Dissenting Shareholder who has validly exercised such holder’s Dissent Right, will, without any further action by or on behalf of a holder of Shares, be deemed to be assigned and transferred by the holder thereof to Purchaser (free and clear of all liens) in exchange for the Consideration for each Share held, and (1) the holders of such Shares will cease to be the holders thereof and to have any rights as holders of such Shares other than the right to be paid the Consideration in accordance with the Plan of Arrangement, (2) such holders’ names will be removed from the registers of the Shares maintained by or on behalf of Fusion and (3) Purchaser will be deemed to be the transferee of such Shares (free and clear of all liens) and will be entered in the registers of the Shares maintained by or on behalf of Fusion.

Background of the Arrangement

The Board frequently reviews, with Fusion’s senior management and the assistance of outside advisors, Fusion’s long-term plans and strategic opportunities to increase long-term shareholder value, including accessing the U.S. public markets and seeking partnership and collaboration opportunities to fund the clinical development of its product candidates, the research and development of future product candidates and the possible acquisition of new product candidates. As part of this process, from time to time, Fusion’s senior management has engaged in business development and/or strategic partnering discussions with participants in the biopharmaceutical industry and has regularly reviewed with the Board such potential partnering and collaboration opportunities.

In October 2020, Fusion entered into a collaboration agreement (the “Collaboration Agreement”) with AstraZeneca UK Limited, an affiliate of AstraZeneca (“AstraZeneca UK”) to jointly discover, develop and commercialize next-generation alpha-emitting radioconjugates and combination therapies for the treatment of cancer. Under the collaboration agreement, Fusion and AstraZeneca UK are jointly developing certain pre-clinical and clinical candidates. As a part of their ongoing collaboration, from time to time, members of Fusion’s senior management and representatives of AstraZeneca, including Dr. Susan Galbraith, Executive Vice President, Oncology Research & Development, have discussed the collaboration and more generally non-confidential aspects of Fusion’s and AstraZeneca’s respective businesses.

On August 23, 2023, Fusion entered into a mutual non-disclosure agreement, which included customary non-disclosure provisions, but which did not contain a standstill provision, to facilitate preliminary discussions with a biopharmaceutical company, which we refer to as “Party A”, in connection with the exploration of a potential strategic transaction.

On September 10, 2023, Mohit Rawat, President and Chief Business Officer of Fusion, met with representatives of Party A at the EANM 2023 Congress during which representatives of Party A expressed interest in exploring a potential collaboration or other strategic transaction with Fusion. Discussions between the parties ceased, however, without any proposal being made.

On December 26, 2023, representatives of AstraZeneca contacted Dr. John Valliant, the Chief Executive Officer of Fusion to schedule a meeting during the 2024 JPMorgan Healthcare Conference (the “JPM Conference”).

On January 5, 2024, in connection with the anticipated meeting at the JPM Conference, Fusion and AstraZeneca entered into a mutual non-disclosure agreement which included customary non-disclosure provisions, but which did not contain a standstill provision.

At the JPM Conference, members of senior management of Fusion met numerous third parties to discuss Fusion’s business generally and to determine whether there were potential opportunities for partnership and/or strategic collaborations. As part of those meetings, on January 8, 2024, representatives of senior management of Fusion, including Dr. Valliant, John Crowley, Chief Financial Officer of Fusion and Mr. Rawat met with representatives of AstraZeneca, including Dr. Galbraith, to discuss the current status of the Collaboration Agreement as well as a potential expansion of such collaboration. At the meeting, the representatives of each of Fusion and AstraZeneca agreed to continue exploratory discussions regarding the potential expansion of the Collaboration Agreement. To that end, the parties made arrangements for representatives of AstraZeneca to visit Fusion’s manufacturing site in Hamilton, Ontario later in January 2024. No economic terms of any potential expansion of the existing collaboration or other strategic opportunity were discussed at this meeting.

On January 22, 2024, representatives of AstraZeneca, including Dr. Puja Sapra, Senior Vice President, Biologics Engineering & Oncology Targeted Delivery, and Dr. Dan Freeman, Vice President of Early Development Oncology, both of whom sit on the joint steering committee established in connection with the Collaboration Agreement, met with representatives of Fusion at Fusion’s manufacturing facility in Hamilton,

Ontario during which meeting the representatives of both companies further discussed the Collaboration Agreement and other potential strategic opportunities but not an acquisition of Fusion. No economic terms of any new potential strategic opportunity were discussed at this meeting.

On January 26, 2024, Dr. Galbraith contacted Dr. Valliant via telephone and informed him of AstraZeneca’s interest in exploring a potential acquisition of Fusion and intent to send a non-binding written indication of interest to this effect. Neither party made any proposals during this meeting or otherwise discussed the specific terms or value to be offered in such indication of interest.

Later on January 26, 2024, Dr. Valliant informed Ms. Barbara Duncan, the chairperson of the Board, of these preliminary discussions with Dr. Galbraith. Dr. Valliant also informed representatives of Centerview Partners LLC (“Centerview”) of these preliminary discussions with Dr. Galbraith. The Board had previously identified Centerview as a financial advisor who could provide assistance to Fusion in its evaluation of ongoing strategic matters based on the Board’s and senior management’s previous experience working with Centerview and Centerview’s knowledge and transaction experience in the life sciences sector.

On January 29, 2024, Dr. Valliant and Ms. Duncan discussed via telephone AstraZeneca’s potential interest in proposing an acquisition of Fusion. During this discussion, Dr. Valliant and Ms. Duncan agreed that it would be prudent for Centerview, together with members of Fusion’s senior management team, to contact a limited group of pharmaceutical and biotechnology companies that, based on each company’s strategic fit and financial and administrative capacity, would be most likely to have an interest in pursuing a potential strategic transaction with Fusion. This group of companies consisted of four pharmaceutical and biotechnology companies that had previously expressed general interest in Fusion and its business, including Party A, and three other parties, which we refer to as “Party B”, “Party C” and “Party D”.

On January 30, 2024, Dr. Valliant and Mr. Rawat, met with representatives of Party A to discuss a potential strategic partnership between the two companies. At this meeting, Party A proposed exploring a potential business combination transaction between Party A and Fusion which would likely include significant or all-stock consideration, however no other specific timeline, terms or value to be offered in such transaction was discussed at this meeting or subsequent to it.

On February 2, 2024, Mr. Rawat had a discussion with a representative of Party D regarding Party D’s interest in a potential strategic partnership with Fusion. However, no economic terms of any potential strategic opportunity were discussed at this meeting.

On February 7, 2024, Mr. Rawat and Dr. Eric Hoffman, Senior Vice President, Business Development of Fusion, met with representatives of AstraZeneca as part of a previously scheduled meeting between the collaboration partners, including Mr. Duncan Young, Executive Director, Oncology R&D Business Development, and during this discussion, Mr. Young indicated that a proposal with respect to a potential acquisition of Fusion would be forthcoming.

On February 8, 2024, representatives of Centerview contacted Party B to inquire as to whether Party B would be interested in a potential strategic transaction involving Fusion. Party B indicated that they would like to enter into a confidentiality agreement with Fusion to facilitate the review of certain priority due diligence items to determine their level of interest and whether they would like to proceed with discussions regarding a potential strategic transaction. Following this conversation, representatives of Centerview, at the direction of Fusion, provided a form of confidentiality agreement to Party B.

Also on February 8, 2024, in connection with potential strategic partnership discussions to be held between the parties, Fusion and Party D entered into a mutual non-disclosure agreement, which included customary non-disclosure provisions, but which did not contain a standstill provision.

On February 12, 2024, Mr. Rawat and Dr. Hoffman met with representatives of Party C to discuss a potential collaboration regarding the evaluation of Party C’s pharmaceutical product with a Fusion clinical candidate.

On February 14, 2024, Dr. Galbraith contacted both Dr. Valliant and Mr. Rawat to notify them that AstraZeneca would be delivering a written non-binding offer to acquire Fusion. Following these discussions, representatives of AstraZeneca delivered to Dr. Valliant a written non-binding offer (the “February 14 Proposal”) to acquire Fusion at a price of $20.00 per share in cash. The February 14 Proposal indicated that AstraZeneca was prepared to move expeditiously to complete its due diligence and execute definitive agreements by March 15, 2024, conditioned upon Fusion entering into an exclusivity agreement that granted AstraZeneca exclusivity until 5:00 p.m. (U.S. Eastern Time) on March 14, 2024, which draft exclusivity agreement was provided with the February 14 Proposal.

Later on February 14, 2024, Mr. Pascal Soriot, the Executive Director and Chief Executive Officer of AstraZeneca and Dr. Galbraith contacted Dr. Valliant via telephone to reiterate the offer in the February 14 Proposal and reaffirm AstraZeneca’s continuing interest in a transaction with Fusion.

On February 15, 2024, the Board held a meeting via videoconference, at which members of senior management and representatives of Centerview, Goodwin Procter LLP, Fusion’s outside U.S. legal counsel (“Goodwin”) and Osler, Hoskin & Harcourt LLP, Fusion’s outside Canadian legal counsel (“Osler”), were present. At the meeting, representatives of Goodwin reviewed with members of the Board their fiduciary duties in the context of an offer to acquire Fusion and discussed certain process considerations in the event that the Board decided to engage with AstraZeneca regarding the February 14 Proposal. The representatives of Centerview discussed the terms of the February 14 Proposal. The Board then discussed the February 14 Proposal and potential responses to AstraZeneca, including whether to engage with AstraZeneca with respect to a potential transaction. Following this discussion, the Board directed Centerview to inform AstraZeneca that the February 14 Proposal was inadequate for the Board to grant exclusivity and that AstraZeneca would need to materially improve its offer in order to continue to explore a potential strategic transaction, but directed senior management to continue discussions with AstraZeneca regarding a potential acquisition transaction. The Board also had a discussion regarding whether other pharmaceutical and biotechnology companies might have interest in a potential strategic transaction with Fusion, specifically discussing prior outreach conducted with Party A, B, C and D, and weighing the potential benefits of further outreach to these and other potential counterparties against the potential risks, including the risk of leaks inherent in such a process and the potential impact on Fusion’s business of such leaks. As part of this discussion, the Board considered the prior recent interactions between Fusion’s senior management and other industry participants including Party A, B, C and D. Members of senior management indicated that based on recent discussions with Party A, that Party A indicated that it was still in preliminary stages of considering a potential transaction with Fusion and that such transaction would likely be structured as a stock-for-stock combination if it were to be pursued at all. At the conclusion of this discussion, the Board determined that additional outreach should include only those parties that would be most likely to have interest in Fusion, be able to move decisively and have the ability to consummate a transaction of this size and nature, and therefore, directed Centerview to continue discussions with Party B, Party C and Party D and to also contact an additional pharmaceutical company, which we refer to as “Party E”. Thereafter, following the departure of the representatives of Centerview from the meeting, representatives of Goodwin reviewed with the Board the key terms, including all economic terms, of the proposed formal engagement letter with Centerview as well as Centerview’s customary disclosures regarding Centerview’s prior relationships with Fusion and its affiliates and AstraZeneca. The Board concluded that such relationships would not interfere with Centerview’s ability to provide financial advisory services to Fusion. After discussion, the Board authorized Fusion to execute and deliver the engagement letter with Centerview on the terms presented at the meeting and formally engage Centerview as Fusion’s financial advisor in connection with the review of strategic alternatives. Also at the meeting, the Board determined to form a Transaction Committee of independent directors to (1) manage day-to-day matters related to the transaction process in order to provide an efficient manner in which to actively supervise the process, (2) have the ability to meet as often as needed and direct the process and procedures related to the review and evaluation of any proposals received by Fusion with respect to a potential strategic transaction, (3) participate in and direct negotiations, (4) consider strategic alternatives (including the status quo) and (5) make a recommendation to the Board regarding the advisability of any such transaction. The Board noted that the Transaction Committee was being formed for expediency of process, and not in response to any actual or potential conflict of interest concerns, and the other members of the Board would be free to participate in any Transaction Committee meetings and the Board reserved the authority to approve any potential strategic transaction. The Transaction Committee consisted of independent directors Pablo Cagnoni, Barbara Duncan and David Meek.

Later on February 15, 2024, Fusion entered into the engagement letter with Centerview.

Also on February 15, 2024, Party B executed a confidentiality agreement with Fusion. The confidentiality agreement with Party B included customary non-disclosure provisions and a standstill provision that prohibited Party B, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring Fusion, and from taking certain other actions, including soliciting proxies, without the prior consent of Fusion. The confidentiality agreement provided for the termination of the standstill provision upon Fusion’s entry into a definitive agreement with a third party providing for a sale of Fusion, and also allowed Party B to make confidential acquisition proposals to the Board at any time.

Also on February 15, 2024, representatives of Centerview had a telephone call with representatives of Party B, during which the representatives of Party B requested review of certain data as a condition to submitting a preliminary offer to acquire Fusion.

Subsequent to this, as directed by the Board, representatives of Centerview contacted Party C, Party D and Party E to inquire whether Party C, Party D or Party E, as applicable, would be interested in a potential strategic transaction involving Fusion. Party C, Party D and Party E each subsequently indicated that they were not interested in engaging with Fusion at this time with respect to a potential strategic transaction.

On February 17, 2024, Dr. Valliant and Dr. Galbraith had a telephone call during which Dr. Valliant informed Dr. Galbraith that the Board was not prepared to enter into an exclusivity agreement on the basis of the offer set forth in the February 14 Proposal.

On February 19, 2024, Dr. Valliant and Mr. Shaun Grady, Vice President, Business Development Operations of AstraZeneca had a telephone call in which Mr. Grady advised that AstraZeneca would not consider submitting a revised offer, without Fusion first providing a counterproposal.

Later on February 19, 2024, the Board held a meeting via videoconference, at which members of senior management and representatives of Centerview, Goodwin and Osler were present. At the meeting, Dr. Valliant reported to the Board his recent conversations with Dr. Galbraith and Mr. Grady regarding the February 14 Proposal and AstraZeneca’s request that Fusion make a counterproposal. In addition, representatives of Centerview reported on their recent conversations with Party C, Party D and Party E, including that all three parties declined to engage with Fusion with respect to a potential strategic transaction and also reported that Party B would require certain data in advance of making a preliminary acquisition proposal. The Board discussed the commercial risks of sharing such data with Party B and the regulatory risks of a potential acquisition transaction with Party B and based on this information, determined not to proceed further in discussions with Party B. The meeting participants also discussed management’s preliminary long-range plan, including the related methodology, the underlying assumptions and related risks, and the preliminary financial forecasts prepared based on such long-range plan. The Board also discussed and considered Fusion’s standalone prospects generally and its programs for FPI-2265 and Fusion’s other product candidates. Following discussion of these matters, the Board approved the Forecasts (as defined and summarized in the section entitled “Certain Prospective Financial Information”). For a detailed discussion of the Forecasts, please see below under the heading “Certain Prospective Financial Information”. The representatives of Centerview then reviewed certain preliminary financial analyses related to the February 14 Proposal. The Board then discussed certain potential responses to AstraZeneca regarding its proposal and related process considerations. Following this discussion, the Board authorized Centerview to make a counteroffer to AstraZeneca of $25.00 per share in cash.

On February 20, 2024, at the direction of the Board, the representatives of Centerview contacted Mr. Grady and communicated the Board’s counteroffer.

On February 22, 2024, Mr. Grady contacted Dr. Valliant to preview and discuss the terms of a forthcoming revised offer letter. Following this discussion, representatives of AstraZeneca delivered to Dr. Valliant a written non-binding offer (the “February 22 Proposal”) to acquire Fusion at a price of $21.00 per share in upfront cash, plus a $2.00 per share CVR payable upon achievement of AstraZeneca’s first submission of a new drug application to the FDA for FPI-2265 by a milestone achievement end date of December 31, 2027. The February 22 Proposal was conditioned upon Fusion entering into an exclusivity agreement that granted AstraZeneca exclusivity until 5:00 p.m. (U.S. Eastern Time) on March 14, 2024, which draft exclusivity agreement was provided with the February 22 Proposal.

Later on February 22, 2024, the Board held a meeting via videoconference, at which members of senior management of Fusion and representatives of Centerview, Goodwin and Osler were present. At the meeting, Dr. Valliant reviewed the February 22 Proposal and provided an update on communications with AstraZeneca since the last meeting. Representatives of Centerview reviewed with the Board preliminary financial analyses with respect to February 22 Proposal, including an illustrative risk-adjusted net present value analysis of the CVR based on the assumptions included in the Forecasts. After discussion, the Board determined that the upfront payment and CVR proposed in the February 22 Proposal were still inadequate, but authorized senior management and representatives of Centerview to make a counteroffer to AstraZeneca consisting of (1) an increase in the upfront cash amount to $23.00 and (2) an extension in the milestone achievement end date for the $2.00 per share CVR from December 31, 2027 to June 30, 2028.

On February 23, 2024, at the direction of the Board, the representatives of Centerview contacted Mr. Grady and communicated the Board’s counteroffer.

On February 24, 2024, Mr. Grady contacted Dr. Valliant to preview and discuss the terms of a forthcoming revised offer letter, which Mr. Grady noted was AstraZeneca’s best and final offer. Following this discussion, representatives of AstraZeneca delivered to Dr. Valliant a written non-binding offer (the “February 24 Proposal”) to acquire Fusion at a price of $21.00 per share in upfront cash, plus a $3.00 per share CVR payable upon achievement of the acceptance of AstraZeneca’s first submission of a new drug application to the FDA for FPI-2265 by a milestone achievement end date of August 31, 2028. The February 24 Proposal was conditioned upon Fusion entering into an exclusivity agreement that granted AstraZeneca exclusivity until 5:00 p.m. (U.S. Eastern Time) on March 14, 2024, which draft exclusivity agreement was provided with the February 24 Proposal.

Later on February 24, 2024, the Board held a meeting via videoconference, at which members of senior management and representatives of Centerview, Goodwin and Osler were present. At the meeting, Dr. Valliant updated the Board on discussions with AstraZeneca regarding the February 24 Proposal and reviewed its terms, including the CVR, and the improvement in value over the course of discussions with AstraZeneca. Representatives of Centerview reviewed with the Board preliminary financial analyses with respect to the February 24 Proposal, including an illustrative risk-adjusted net present value analysis of the CVR based on the assumptions included in the Forecasts. Representatives of Osler then reviewed with the members of the Board their fiduciary duties in the context of AstraZeneca’s February 24 Proposal. The Board then discussed the status of discussions with each of the other parties that had been contacted, and that all such parties had either declined to proceed in the process or presented preliminary terms that were not as favorable as a potential transaction with AstraZeneca. After carefully considering the relevant factors, including (1) the Board’s belief that Fusion had obtained AstraZeneca’s best offer, (2) the substantial risk of losing AstraZeneca’s final offer of $21.00 per share in upfront cash, plus a $3.00 per share CVR if Fusion pursued a higher price or did not reach agreement with AstraZeneca on the timeline specified in the February 24 Proposal and (3) that, based on the fact that each of the other parties that had been contacted in the process declined to submit a proposal, the February 24 Proposal represented the highest price reasonably obtainable by Fusion under the circumstances, the Board directed Dr. Valliant to communicate to Dr. Galbraith that the Board was supportive of the February 24 Proposal, including entering to an exclusivity agreement with AstraZeneca expiring at 5:00 p.m. (U.S. Eastern Time) on March 14, 2024, and also authorized representatives of Centerview to inform AstraZeneca of the Board’s decision.

Following the meeting, on February 24, 2024, representatives of Centerview delivered to representatives of AstraZeneca a draft non-disclosure agreement, including a standstill provision, which would supersede the non-disclosure agreement entered into between the parties on January 5, 2024, together with a revised draft of the exclusivity agreement.

On February 26, 2024, Fusion provided representatives of AstraZeneca and its advisors with access to comprehensive due diligence materials in Fusion’s data room, and over the course of the following weeks, senior management and the advisors of each of Fusion and AstraZeneca discussed and exchanged additional due diligence information. Fusion also organized a number of due diligence calls among the parties and their advisors to discuss numerous customary diligence matters.

Also, on February 26, 2024, representatives of Goodwin delivered an initial draft of the arrangement agreement to Freshfields Bruckhaus Deringer US LLP, AstraZeneca’s outside U.S. legal counsel (“Freshfields”), which provided, among other things, (1) for the transaction to be implemented through a court approved plan of arrangement under Canadian law, (2) customary conditions to consummate the plan of arrangement, including U.S. and Canadian antitrust approvals, (3) an obligation on the part of Parent to use reasonable best efforts to obtain antitrust approval, including undertaking certain remedial actions such as divestitures, and a reverse termination fee payable by Parent related to failure to obtain such antitrust approvals and (4) a termination fee equal to 2.5% of the aggregate upfront cash transaction equity value in the transaction, payable by Fusion to Parent upon the termination of the Arrangement Agreement under certain circumstances, including to accept and enter into a definitive agreement with respect to an unsolicited superior offer (the “Corporation Termination Fee”).

On February 29, 2024, Fusion and AstraZeneca entered into a mutual non-disclosure agreement, which superseded the mutual non-disclosure agreement that the parties entered into on January 5, 2024, and included customary non-disclosure provisions and a standstill provision that prohibited AstraZeneca, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring Fusion, and from taking certain other actions, including soliciting proxies, without the prior consent of Fusion. The non-disclosure agreement provided for the termination of the standstill provision upon Fusion’s entry into a definitive agreement with a third party providing for a sale of Fusion, and also allowed AstraZeneca to make confidential acquisition proposals to the Board at any time. Fusion and AstraZeneca also entered into an exclusivity agreement providing for exclusive negotiations between the parties until the first to occur of (1) the execution of a definitive acquisition agreement between the parties with respect to the proposed transaction, (2) 5:00 p.m. (U.S. Eastern Time) on March 14, 2024, and (3) the time at which AstraZeneca reduces, or proposes a reduction in, the February 24 Proposal purchase price of $21.00 per share in upfront cash, plus a $3.00 per share CVR, including any reduction in the $21.00 per share in upfront cash.

Also, on February 29, 2024, representatives of Goodwin delivered an initial draft of the disclosure letter to Freshfields.

On March 4, 2024, representatives of Freshfields provided an initial draft of the CVR agreement to Goodwin. Thereafter, during the period between March 4 until March 18, representatives of Goodwin and Osler, on behalf of Fusion, and representatives of Freshfields and Blake, Cassels & Graydon LLP, AstraZeneca’s

outside Canadian legal counsel (“Blakes”), on behalf of AstraZeneca, conducted a number of conference calls and exchanged drafts of the CVR agreement. Among other items, the parties discussed and negotiated (1) the definition of the milestone, (2) the outside date for Parent’s obligation to achieve the milestone, and (3) the commercially reasonable efforts standard that Parent is obligated to take to achieve the milestone.

On March 5, 2024, representatives of Freshfields sent a revised draft of the arrangement agreement to Goodwin, that, among other things, (1) accepted the transaction structure proposed by Fusion in its draft Arrangement Agreement, including triggers for payment of the Corporation Termination Fee (but proposing that the fee equal 4% of the aggregate upfront cash transaction equity value in the transaction), (2) removed the affirmative requirement for Parent to undertake any divestitures or take certain other remedial actions in order to obtain U.S. and Canadian antitrust approvals, (3) proposed a reverse termination fee equal to 4% of the aggregate upfront cash transaction equity value, which reverse termination fee would be payable by Parent to Fusion in the event of a termination of the Arrangement Agreement as a result of certain conditions related to the receipt of applicable antitrust approvals not being satisfied and (4) proposed that certain directors, officers and unspecified significant shareholders execute voting and support agreements in favor of the Arrangement.

Thereafter, during the period between March 5 until March 18, representatives of Goodwin and Osler, on behalf of Fusion, and representatives of Freshfields and Blakes, on behalf of AstraZeneca, conducted a number of conference calls and exchanged drafts of the arrangement agreement and drafts of the corresponding disclosure letter. Among other items, the parties negotiated (1) the definition of “Company Material Adverse Effect”, which generally defines the standard for closing risk, (2) Fusion’s representations, warranties and interim operating covenants, (3) the provisions relating to the rights of the Board to change its recommendation to shareholders with respect to the transaction with AstraZeneca and to accept a “superior proposal”, (4) the efforts required by Parent to obtain required regulatory approvals, (5) the amount and terms of the Corporation Termination Fee payable in the event that Fusion were to terminate the arrangement agreement to accept a superior proposal and in certain other related circumstances, (6) the amount and terms of the reverse termination fee payable by Parent in the event Parent or Fusion were to terminate the arrangement agreement for failure to obtain the required regulatory approvals prior to the Outside Date, (7) the request by AstraZeneca for certain directors, officers and significant shareholders to execute voting and support agreements in favor of the Arrangement and (8) the covenants regarding employee benefit matters applicable to Fusion’s employees. In addition, representatives of Fusion and AstraZeneca negotiated a transaction bonus pool and severance guidelines for non-executive employees to be honored by AstraZeneca.

On March 8, 2024, the Transaction Committee held a meeting via videoconference at which members of senior management and representatives of Centerview, Goodwin and Osler were present. At the meeting, representatives of Goodwin provided an overview of the initial draft CVR agreement received from representatives of Freshfields and Blakes and the related areas of negotiation, including (1) requesting a later outside date for Parent’s obligation to achieve the milestone and (2) seeking a commercially reasonable efforts standard that Parent is obligated to take to achieve the milestone and also discussed the status of negotiations on certain employee compensation matters, including AstraZeneca’s request for retention agreements to be entered into concurrently with execution of the arrangement agreement with Dr. Valliant and Dr. Burak. In addition, representatives of Centerview provided a report on the status of AstraZeneca’s due diligence process, which was substantially complete. Representatives of Goodwin then reviewed the potential timeline to signing and announcement of the transaction and expected next steps.

On March 10, 2024, Dr. Galbraith contacted Dr. Valliant via telephone to inform Dr. Valliant of AstraZeneca’s request for Dr. Valliant and Dr. Eric Burak, Chief Technology Officer of Fusion, to remain employed with Fusion following the closing of the transactions contemplated by the Arrangement Agreement (the “Closing”) and to enter into retention agreements with AstraZeneca in connection therewith concurrently with announcement that would become effective upon the closing of the Arrangement. No form of retention agreements or any terms were provided or discussed at this time.

On March 12, 2024, Dr. Valliant and Dr. Galbraith had a telephone call to discuss the progression of the negotiations of the arrangement agreement and CVR agreement. During this call, Dr. Galbraith raised to possibility of extending the exclusivity period to allow for additional time to finalize the definitive documentation and accommodate AstraZeneca’s scheduled board meeting on March 18, 2024, which Dr. Valliant noted and indicated that he would discuss with the Board.

Later on March 12, 2024, the Transaction Committee held a meeting via videoconference at which members of senior management and representatives of Centerview, Goodwin and Osler were present. At the meeting, representatives of Goodwin provided an update on key transaction negotiation points, including an overview of the draft CVR agreement received from AstraZeneca’s counsel and the related areas of negotiation, including (1) the outside date for Parent’s obligation to achieve the milestone, (2) the commercially reasonable efforts standard that Parent is obligated to take to achieve the milestone, (3) AstraZeneca’s request for retention agreements to be entered into concurrently with execution of the arrangement agreement with Dr. Valliant and Dr. Burak and (4) AstraZeneca’s request that voting and support agreements be obtained from certain unspecified significant shareholders of Fusion concurrently with the execution of the Arrangement Agreement. In addition, Dr. Valliant reported on his recent conversation with Dr. Galbraith during which Dr. Galbraith raised the possibility of extending the exclusivity period to allow for additional time to finalize the definitive agreements and accommodate AstraZeneca’s scheduled board meeting to consider, and potentially approve the transaction on March 18, 2024. The Transaction Committee discussed next steps and agreed that representatives of Fusion and AstraZeneca should have additional conversations regarding the open areas of negotiation.

Also, on March 12, 2024, Freshfields sent an initial draft voting and support agreement to Goodwin, which provided that certain significant shareholders would agree to vote their Shares in support of the Arrangement. Thereafter, from March 12 to March 17, representatives of Goodwin and Osler, on behalf of Fusion, and representatives of Freshfields and Blakes, on behalf of AstraZeneca, conducted a number of conference calls and exchanged drafts of the voting and support agreement.

In addition, on March 12, 2024, representatives of AstraZeneca sent each of Dr. Valliant and Dr. Burak an initial draft of their respective retention agreements. Over the course of March 12 until March 16, Dr. Valliant and Dr. Burak and their respective counsel reviewed their respective retention agreements, and concurrently with the execution of the Arrangement Agreement on March 18, 2024, each of Dr. Valliant and Dr. Burak executed and delivered retention agreements to AstraZeneca.

On March 13, 2024, Dr. Valliant and Mr. Grady discussed, among other things, (1) the status of internal AstraZeneca governance processes, (2) open negotiation points, (3) certain due diligence findings, and (4) the status of AstraZeneca’s request for retention agreements to be entered into concurrently with execution of the arrangement agreement with Dr. Valliant and Dr. Burak. Mr. Grady requested that the Board consider extending the exclusivity period to 5:00 p.m. (U.S. Eastern Time) on March 18, 2024, which Dr. Valliant noted and indicated that he would discuss with the Board.

On March 14, 2024, the Board held a meeting via videoconference, at which members of senior management and representatives of Centerview, Goodwin and Osler, were present. At the meeting, Dr. Valliant reported on his recent conversation with Mr. Grady regarding AstraZeneca’s request for an extension of the exclusivity period until 5:00 p.m. (U.S. Eastern Time) on March 18, 2024 to allow for additional time to finalize the definitive agreements and accommodate AstraZeneca’s scheduled board meeting on March 18, 2024. In addition, Dr. Valliant provided an update on the open negotiation points in the arrangement agreement and CVR agreement, including (1) the outside date for Parent’s obligation to achieve the milestone, (2) the commercially reasonable efforts standard that Parent is obligated to take to achieve the milestone, (3) AstraZeneca’s request for retention agreements to be entered into concurrently with execution of the arrangement agreement with Dr. Valliant and Dr. Burak and (4) that voting and support agreements would be obtained from certain significant shareholders of Fusion. Following discussion of the open negotiation points and considering the risk of potential leaks and extended timeline of the potential transaction with AstraZeneca, the Board directed Dr. Valliant to inform AstraZeneca that Fusion would not request voting and support agreements from any of its significant shareholders. The Board discussed the request to extend the exclusivity period and in light of the status of the remaining negotiation points in the arrangement agreement and CVR agreement, the Board authorized senior management to only enter into a letter agreement to extend the exclusivity period until 5:00 p.m. (U.S. Eastern Time) on March 18, 2024 upon the satisfactory resolution of such remaining negotiation points.

On March 15, 2024, Mr. Grady and Dr. Valliant discussed via telephone certain open negotiation points. During this discussion, Mr. Grady informed Dr. Valliant that, as a condition to the execution of the arrangement agreement, AstraZeneca would require that Fusion obtain voting and support agreements from certain significant shareholders prior to its board meeting on March 18, 2024. Mr. Grady subsequently informed representatives of Centerview of the same condition.

Later on March 15, 2024, the Board held a meeting via videoconference, at which members of senior management and representatives of Centerview, Goodwin and Osler were present. At the meeting, Dr. Valliant and representatives of Centerview reported on their respective conversations with representatives of AstraZeneca regarding their request to obtain voting and support agreements from certain significant shareholders prior to March 18, 2024. The Board discussed the process for outreach to the significant shareholders and following this discussion, the Board authorized senior management to contact each of the significant shareholders, subject first to execution of a confidentiality agreement, and use reasonable efforts to obtain voting and support agreements from such shareholders.

Following the meeting, after market close on March 15, 2024, members of senior management of Fusion contacted each of the significant shareholders, and subject to execution of a confidentiality agreement, discussed and negotiated a voting and support agreement to be entered into concurrently with the execution of the Arrangement Agreement.

On March 17, 2024, representatives of Freshfields sent a draft letter agreement, which provided for the extension of the exclusivity period until 5:00 p.m. (U.S. Eastern Time) on March 18, 2024.

On March 18, 2024, representatives of Goodwin, Osler, Freshfields and Blakes finalized the open items in the transaction documentation, including the Arrangement Agreement, the CVR Agreement and the Voting and Support Agreement.

Later on March 18, 2024, the Transaction Committee, the Compensation Committee and the Board held a joint meeting via videoconference, at which members of senior management and representatives of Centerview, Goodwin and Osler, were present, to consider approval of the proposed transaction with AstraZeneca. At the meeting, representatives of Centerview reviewed with the Board, including all members of the Transaction Committee, Centerview’s financial analysis of the Consideration, and rendered to the Board, including all members of the Transaction Committee, an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 18, 2024 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration to be paid to the holder of Shares (other than as specified in such opinion) pursuant to the Arrangement Agreement and the CVR Agreement was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “Opinion of Centerview Partners LLC.” Representatives of Osler reviewed the fiduciary duties of the Board in this context. Representatives of Goodwin then reviewed the terms of the final proposed Arrangement Agreement, CVR Agreement and Voting and Support Agreement with Parent and Purchaser. Following additional discussion and consideration of the Arrangement Agreement, the Arrangement and the other transactions contemplated by the Arrangement Agreement, including the CVR Agreement (including the factors described in the section entitled “Reasons for the Arrangement”), the Transaction Committee unanimously adopted resolutions: (1) determining that the Arrangement was in the best interests of Fusion and the Consideration was fair to the Shareholders (other than Parent and its affiliates), (2) recommending to the Board that Fusion enter into the Arrangement Agreement and (3) recommending to the

Board that the Board recommend that the Shareholders vote in favor of the Arrangement Resolution. Thereafter, the Compensation Committee adopted resolutions approving various compensation arrangements. Thereafter, the Board, based upon the unanimous recommendation of the Transaction Committee, adopted resolutions: (1) determining that the Arrangement was in the best interests of Fusion and the Consideration was fair to the Shareholders (other than Parent and its affiliates), (2) approving the Arrangement Agreement, the Arrangement, the CVR Agreement and Fusion’s performance of its obligations under the Arrangement Agreement, (3) recommending that the Shareholders vote in favor of the Arrangement Resolution and (4) approving the amendment to the bylaws to change the exclusive forum for securities law claims to the U.S. District Court for the District of Delaware.

Later during the evening of March 18, 2024, Fusion, Parent and the Purchaser executed and delivered the Arrangement Agreement (which included as an exhibit the form of the CVR Agreement), and contemporaneously therewith, the Voting and Support Agreements and Retention Agreements were each executed and delivered by the parties thereto.

Thereafter, in the early hours of the day in New York and London, before the opening of trading of the United Kingdom and United States stock markets on March 19, 2024, Fusion and AstraZeneca each issued a press release announcing the execution and delivery of the Arrangement Agreement.

Recommendation of the Board and Transaction Committee and Reasons for the Arrangement

The Board, after careful review and consideration and consultation with its financial and legal advisors, and upon the unanimous recommendation of the Transaction Committee, unanimously (1) determined that the Arrangement is fair to the Shareholders (other than Parent and its affiliates); (2) determined that the Arrangement is in the best interests of Fusion; and (3) recommends that the Shareholders vote “FOR” the Arrangement Resolution.

In evaluating the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement, including the Arrangement, each of the Transaction Committee and the Board consulted with Fusion’s senior management and legal and financial advisors. In the course of reaching its determination that the terms of the Arrangement are fair to the Shareholders and in the best interests of Fusion and to recommend that the Shareholders vote in favor of the Arrangement Resolution, each of the Transaction Committee and the Board reviewed, evaluated, and considered a significant amount of information and numerous factors and benefits of the Arrangement, each of which the Transaction Committee and the Board believed supported its determination and recommendation. As a result, for the reasons set forth below, the Board unanimously recommends, upon the unanimous recommendation of the Transaction Committee, that the Shareholders vote in favor of the Arrangement Resolution:

Premium to Market Price. Each of the Transaction Committee and the Board considered:

•	the historical market prices, volatility and trading information with respect to the Shares; and

•	the recent historical trading prices of the Shares on NASDAQ, as compared to the Consideration, including the fact that

•	(1) the upfront Cash Consideration represents:

•	a 97% premium to the closing price of $10.64 on March 18, 2024, the last trading day before the public announcement of the Arrangement Agreement;

•	an 85% premium to the trailing volume-weighted average price of $11.37 for the 30-day period ended on March 18, 2024; and

•	a 106% premium to the trailing volume-weighted average price of $10.17 for the 60-day period ended on March 18, 2024;

•	(2) the aggregate Consideration represents:

•	a 126% premium to the closing price of $10.64 on March 18, 2024, the last trading day before the public announcement of the Arrangement Agreement;

•	a 111% premium to the trailing volume-weighted average price of $11.37 for the 30-day period ended on March 18, 2024; and

•	a 136% premium to the trailing volume-weighted average price of $10.17 for the 60-day period ended on March 18, 2024.

Certainty of Upfront Value. Each of the Transaction Committee and the Board considered that the consideration to be paid in the Arrangement will consist primarily of upfront cash, which provides liquidity and certainty of value to the Shareholders. Taking into account the various risks that Fusion would face by continuing to pursue its current business and financial plans, each of the Transaction Committee and the Board believed that this certainty of value was compelling compared to the uncertain long-term value creation potential of Fusion’s business.

Opportunity to Realize Additional Value. Each of the Transaction Committee and the Board considered the fact that, in addition to the Cash Consideration, the Shareholders have an opportunity to realize additional value if the Milestone set forth in the CVR Agreement is achieved within the time period prescribed therein, through an additional cash payment of $3.00 per CVR. Each of the Transaction Committee and the Board considered that Parent and its affiliates (i) are obligated to use commercially reasonable efforts to achieve the milestone until August 31, 2029 and (ii) have extensive resources, capabilities and experience in biopharmaceutical product late-stage development and commercialization, particularly as such experience, capabilities and resources relate to the potential achievement of the milestone, allowing for the potential to significantly accelerate FPI-2265 regulatory approval compared to Fusion’s standalone capabilities.

Fusion’s Operating and Financial Condition and Prospects. Each of the Transaction Committee and the Board considered Fusion’s operating and financial performance and its prospects, including certain financial forecasts for Fusion prepared by Fusion’s management, which reflect an application of various assumptions of management, as further discussed below under the heading titled “Certain Prospective Financial Information”. Each of the Transaction Committee and the Board considered Fusion’s business and financial plans, including the risks and uncertainties associated with achieving and executing on Fusion’s business and financial plans in the short- and long-term, as well as the general risks of market conditions that could reduce the price of the Shares. Among the potential risks and uncertainties identified by the Transaction Committee and the Board were:

•

the challenges associated with Fusion’s need for additional capital to support the development and commercialization of FPI-2265 and its other pipeline product candidates, taking into account the current financing environment for biopharmaceutical companies, the uncertainty that Fusion would be able to raise sufficient cash to fund its business through to positive cash flow and the significant associated dilution that would be experienced by the Shareholders if Fusion were to sell significant additional Shares;

•	the fact that Fusion may not be able to achieve profitability;

•

the significant risks, challenges and uncertainties associated with continued development and regulatory approval efforts with respect to FPI-2265, including the challenges associated with designing and conducting future clinical trials for FPI-2265, the outcome of which is inherently uncertain and may not support regulatory approval and the challenges associated with obtaining approvals from regulatory authorities, which can take years to complete and the receipt of which are not guaranteed;

•	the challenges faced by the biopharmaceutical industry, which could impact Fusion, including macroeconomic trends and the fact that the industry is subject to complex regulatory and political regimes and evolving pricing environment, particularly with respect to generating revenue and profitability in light of the increasing scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals;

•

achieving Fusion’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the biopharmaceutical industry generally;

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assuming Fusion was successful in commercializing any product candidate, Fusion’s ability to achieve revenue growth in the future and improve profitability and the execution risks of achieving those goals; and

•	other risks and uncertainties discussed in Fusion’s public filings with the SEC.

Potential Strategic Alternatives. Each of the Transaction Committee and the Board reviewed the possible alternatives to the Arrangement, including the possibility of continuing to operate Fusion as an independent company, the potential benefits and risks of these alternatives to Fusion and its Shareholders and the timing and likelihood of effecting such alternatives. Taking into account the risks of execution as well as business, competitive, industry and market risks, each of the Transaction Committee and the Board considered that none of the possible alternatives were reasonably likely to present superior opportunities for Fusion to create greater value for the Shareholders.

Negotiation Process. Each of the Transaction Committee and the Board considered the fact that the terms of the Arrangement Agreement were the result of robust arm’s-length negotiations conducted by Fusion with the knowledge and at the direction of the Board (including through the Transaction Committee) and with the assistance of its financial and legal advisors. Each of the Transaction Committee and the Board also considered the enhancements that Fusion and its advisors were able to obtain as a result of robust arm’s-length negotiations with AstraZeneca, including the increase in the valuation offered by AstraZeneca from the time of its initial expression of interest to the entry into exclusivity and the inclusion of provisions in the Arrangement Agreement that Fusion believes increase the likelihood of completing the Arrangement. Each of the Transaction Committee and the Board believes, based on Fusion’s negotiations with AstraZeneca and input from senior management, that the Consideration was the highest amount of consideration per Share that AstraZeneca was willing to pay and that the Arrangement Agreement contained the most favorable terms on significant points to Fusion to which AstraZeneca was willing to agree.

Potentially Interested Counterparties. Each of the Transaction Committee and the Board considered the process conducted by Fusion, with the assistance of representatives of Centerview, to identify potential buyers taking into account the expected interest of such parties in radiopharmaceuticals generally, their financial capability to consummate a transaction of this size, regulatory considerations and their ability to move quickly and efficiently in a process. In particular, each of the Transaction Committee and the Board considered the recent discussions conducted by Fusion with other industry participants and the outcome of those discussions. Each of the Transaction Committee and the Board also considered that should any potential counterparty be interested in pursuing a transaction on terms more favorable to Fusion and its Shareholders than those contemplated by the Arrangement Agreement, such counterparty would be able to pursue such an offer for Fusion despite Fusion’s entry into an Arrangement Agreement with Parent and Purchaser.

Business Reputation of AstraZeneca and Parent. Each of the Transaction Committee and the Board considered the business reputation and capabilities of AstraZeneca and its management and the substantial financial resources of AstraZeneca and, by extension, Parent and Purchaser, which the Transaction Committee and the Board believed supported the conclusion that a transaction with AstraZeneca, Parent and Purchaser was likely to be completed in a timely and orderly manner.

Support Agreements. Each of the Transaction Committee and the Board considered that the Shareholders that held, in the aggregate, approximately 31% of the outstanding Shares as of March 18, 2024, entered into

Voting and Support Agreements obligating each of them during the term of such agreement, among other things, to vote their Shares in favor of the Arrangement Agreement, the Arrangement and the other transactions contemplated by the Arrangement Agreement, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Voting and Support Agreements.

Opinion of Financial Advisor. The Board considered the oral opinion of Centerview rendered to the Board, including all members of the Transaction Committee, on March 18, 2024, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration to be paid to the holders of Shares (other than as specified in such opinion) pursuant to the Arrangement Agreement and the CVR Agreement was fair, from a financial point of view, to such holders, as more fully described below under the heading “Opinion of Centerview Partners LLC.”

The Arrangement Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals; Receive a Reverse Termination Fee in the Event the Arrangement Agreement is Terminated Under Certain Circumstances. Each of the Transaction Committee and the Board considered the provisions of the Arrangement Agreement, including (1) the ability of Fusion under certain circumstances to entertain unsolicited proposals for an acquisition that constitute or would reasonably be expected to lead to an offer that is superior to the Arrangement, (2) the ability of the Board under certain circumstances to withdraw or modify its recommendation that Shareholders vote in favor of the Arrangement Resolution and to terminate the Arrangement Agreement in order to accept a Superior Proposal and enter into a definitive agreement with respect to such Superior Proposal, (3) the $71,680,000 termination fee payable by Fusion under certain circumstances, which the Transaction Committee and the Board believed was reasonable relative to termination fees in transactions of a similar size, would not likely preclude competing bids, and would not likely be payable unless Fusion entered into a definitive agreement for a Superior Proposal, and (4) the $102,400,000 reverse termination fee payable by Parent in the event the Arrangement Agreement is terminated as a result of certain conditions related to antitrust laws not being satisfied.

Conditions to the Consummation of the Arrangement; Likelihood of Completion. Each of the Transaction Committee and the Board considered the likelihood of completing the Arrangement, particularly in light of the terms of the Arrangement Agreement, including (1) the conditions to the Arrangement being specific and limited, (2) the exceptions contained within the “Material Adverse Effect” definition, which generally defines the standard for closing risk, and (3) the likelihood of obtaining the Interim Order, the Final Order and Regulatory Approvals and (4) the Outside Date under the Arrangement Agreement, which is anticipated to allow for sufficient time to consummate the Arrangement. Each of the Transaction Committee and the Board also considered the fact that there is no financing condition to the completion of the Arrangement.

Dissent Rights. Each of the Transaction Committee and the Board considered the availability of statutory dissenters’ rights to the Shareholders who object to the Arrangement and otherwise comply with all required procedures under the CBCA.

Product Development and Commercialization Risks. The Transaction Committee’s and the Board’s assessment of Fusion’s ability to execute as a standalone company in order to create shareholder value in excess of the Consideration, given the risks and uncertainties in Fusion’s business, including:

•	Fusion has never commercialized a product and the fact that neither FPI-2265 nor any of Fusion’s other product candidates has obtained regulatory approvals;

•

the status and the prospects for Fusion’s product candidates in Fusion’s current pipeline, including the fact that Fusion is heavily dependent on the success of FPI-2265, which still requires completion of phase 2 and phase 3 clinical studies before Fusion may seek regulatory approval and begin commercialization;

•

the significant risks and challenges associated with commercializing Fusion’s existing programs, including FPI-2265, FPI-1434, FPI-2059 and FPI-2068, platform technologies and future product candidates, including product development and pre-commercial operations, the costs associated with successfully scaling commercial operations globally, the possible failure or delays of current or future preclinical studies or clinical trials and, even if successfully developed and approved, the risk that Fusion is unable to generate adequate product revenue or achieve profitability;

•

the risk of Fusion being able to successfully enter into and monetize its assets through license, collaboration or co-promotion agreements or partnerships with industry members with comparable resources, commitment to research and development and track record of successfully commercializing product candidates, and the risks associated with any such agreements or partnerships;

•	the reliance on third parties or partners to conduct clinical trials and the risks and costs of hiring additional personnel as Fusion’s pre-commercial and clinical activities increases;

•

there are few radiopharmaceutical therapeutic products (“RPTs”) that have received marketing approval and there is limited historical clinical trial experience with RPTs, resulting in additional risk and uncertainty regarding the design and conduct of clinical trials for Fusion’s RPTs;

•

the risk that adverse side effects or other safety risks associated with FPI-2265 or Fusion’s other product candidates could delay or preclude approval, result in the suspension or discontinuation of clinical trials or the abandonment of further development of such product candidates, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any;

•

the risks inherent in obtaining regulatory approvals from regulatory authorities and in obtaining adequate reimbursement from regulatory authorities and other third-party payors to be able to sell FPI-2265 or any other product candidates; and

•	the outcome, timing and costs of seeking regulatory approval and marketing approvals for Fusion’s product candidates and other product development programs.

Stakeholders. In the view of the Transaction Committee and the Board, the terms of the Arrangement Agreement treat stakeholders of Fusion fairly and equitably, including the applicable covenants in the Arrangement Agreement related to the treatment of outstanding Options, Restricted Stock Units and Warrants, Fusion’s outstanding indebtedness, and employment related matters.

Independence. The Transaction Committee consists solely of independent and disinterested directors of the Board. None of members of the Transaction Committee were or are officers or employees of Fusion.

Shareholder Approval. The Arrangement Resolution must be approved by (1) an affirmative vote of not less than 66 2/3% of the votes cast on the Arrangement Resolution by Shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, and (2) an affirmative vote of a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101.

Determination of Fairness by the Court. Completion of the Arrangement is subject to the approval of the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Fusion’s unaffiliated security holders and certain others are entitled to be heard.

In the course of its deliberations, each of the Transaction Committee and the Board also considered a variety of material risks and other countervailing factors related to entering into the Arrangement Agreement, including, but not limited to, the following:

•

the Cash Consideration, while providing relative certainty of value, would not allow Shareholders to participate in future earnings or growth of Fusion, other than any payments in respect of the CVR, or to benefit from any other appreciation in value of Fusion;

•

although there is an obligation for Parent and its affiliates to use certain efforts to achieve the Milestone specified in the CVR Agreement, such Milestone might not be achieved at all or prior to August 31, 2029, such that no payment would be made with respect to any CVR;

•	the effect of the public announcement of the Arrangement Agreement, including effects on Fusion’s business relationships and Fusion’s ability to attract and retain key management and personnel;

•

the Arrangement Agreement precludes Fusion from soliciting alternative acquisition proposals and requires payment by Fusion of a $71,680,000 termination fee under certain circumstances, including in the event that the Arrangement Agreement is terminated by Fusion to accept a Superior Proposal;

•

the possibility that the Arrangement might not be consummated, and the fact that if the Arrangement is not consummated, Fusion’s directors, management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Arrangement, Fusion will have incurred significant transaction costs, and Fusion’s relationships with its partners, employees and other third parties may be adversely affected;

•

the risks associated with the need to obtain the Interim Order and the Final Order and to make antitrust filings and obtain antitrust consents and approvals in the United States and Canada as further described under the heading “Regulatory Approvals”;

•

the restrictions imposed by the Arrangement Agreement on the conduct of Fusion’s business prior to completion of the Arrangement which could delay or prevent Fusion from undertaking some business opportunities that may arise during that time;

•	the risk of litigation;

•

the interests that certain directors and executive officers of Fusion may have with respect to the Arrangement that may be different from, or in addition to, their interests as Shareholders generally, as described under the heading titled “Interests of Directors and Officers in the Arrangement”;

•	the treatment of the Consideration to be received by the holders of Shares in the Arrangement as taxable to the holders of such Shares for Canadian and U.S. federal income tax purposes; and

•	the other risks set forth under the heading titled “Risk Factors”.

The foregoing discussion of the information and factors considered by the Transaction Committee and the Board in reaching its conclusions and recommendations is not intended to be exhaustive but includes the material reasons and factors considered by the Transaction Committee and the Board. In view of the wide variety of reasons and factors considered, each of the Transaction Committee and the Board did not find it practicable to, and did not, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. In addition, each of the Transaction Committee and the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, each of the Transaction Committee and the Board conducted an overall review of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the Arrangement.

The foregoing discussion of the reasoning of the Board (including the Transaction Committee) and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” For the reasons described above, and in light of other factors that the Transaction Committee and the Board believed were appropriate to consider, the Board approved the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, and recommends that the Shareholders vote in favor of the Arrangement Resolution.

Opinion of Centerview Partners LLC

On March 18, 2024, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Arrangement Agreement and the CVR Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated March 18, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Appendix E and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Appendix E. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Arrangement Agreement and the CVR Agreement. Centerview’s opinion did not address any other term or aspect of the Arrangement Agreement, the CVR Agreement or the Transaction and does not constitute a recommendation to any Shareholder or any other person as to how such Shareholder or other person should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•

a draft of the Arrangement Agreement and a draft of the form of the CVR Agreement attached to the Arrangement Agreement, each such draft dated as of March 18, 2024 (collectively referred to in this summary of Centerview’s opinion as the “Draft Agreements”);

•	Annual Reports on Form 10-K of Fusion for the years ended December 31, 2022, December 31, 2021, and December 31, 2020;

•	certain interim reports to Shareholders and Quarterly Reports on Form 10-Q of Fusion;

•	certain publicly available research analyst reports for Fusion;

•	certain other communications from Fusion to its Shareholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Fusion, including certain financial forecasts, analyses and projections relating to Fusion, including the probability of realizing the Milestone under the CVR Agreement, prepared by management of Fusion and furnished to Centerview by Fusion for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”

Centerview also participated in discussions with members of senior management and representatives of Fusion regarding their assessment of the Internal Data, and conducted such financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Fusion’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Fusion’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of Fusion management as to the matters covered thereby and Centerview relied, at Fusion’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at Fusion’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Fusion, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Fusion. Centerview assumed, at Fusion’s direction, that the final executed Arrangement Agreement and the final form of CVR Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreements reviewed by Centerview. Centerview also assumed, at Fusion’s direction, that the Transaction will be consummated on the terms set forth in the Arrangement Agreement and the CVR Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Fusion, or the ability of Fusion to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Fusion’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Fusion or in which Fusion might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Arrangement Agreement and the CVR Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Arrangement Agreement, the CVR Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Arrangement Agreement or the CVR Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of Fusion or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Fusion or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to the Arrangement Agreement and the CVR Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any Shareholder or any other person as to how such Shareholder or other person should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated March 18, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Fusion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fusion or any other parties to the Transaction. None of Fusion, Parent, Purchaser or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Fusion do not purport to be appraisals or reflect the prices at which Fusion may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 18, 2024 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

Analysis of Consideration

Centerview conducted an analysis of the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Arrangement Agreement and the CVR Agreement. Such Consideration consists of, for each Share (other than Excluded Shares) held by such holders, (i) an amount in cash equal to $21.00 per Share plus (ii) one CVR, representing the right to receive a contingent payment in cash equal to $3.00 per Share, subject to applicable withholding, without interest, upon the achievement of the Milestone, as described more fully in the section entitled, “Contingent Value Rights Agreement”.

For analytical purposes, assuming that CVR holders receive an aggregate payment of $3.00 per CVR upon the achievement of the Milestone based on the probability of success of 71% as estimated by Fusion management in, and at the time implied by, the Internal Data and further assuming a discount rate of 15%, the midpoint of a range of discount rates from 14.0% to 16.0% based on Centerview’s analysis of Fusion’s weighted average cost of capital, Centerview calculated an illustrative net present value for one CVR of $1.27.

Solely for purposes of the financial analyses summarized below, the term “Implied Consideration Value” refers to an aggregate assumed implied per Share value of the Consideration of $22.27 per Share, equal, on a per Share basis, to (1) $21.00 of cash consideration payable at closing of the Transaction plus (2) the illustrative estimated risk-adjusted net present value of the CVR of $1.27, based on the midpoint of the range of discount rates, as set forth above. However, there is no guarantee that the conditions for the Milestone pursuant to the CVR Agreement will be satisfied within the time assumed in the Forecasts or at all.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Fusion based on the Forecasts, which reflect certain assumptions as described under the section entitled, “Certain Prospective Financial Information”. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of equity values for the Shares by (1) discounting to present value as of March 31, 2024 using discount rates ranging from 14.0% to 16.0% (based on Centerview’s analysis of Fusion’s weighted average cost of capital and considerations that Centerview deemed relevant based on its experience and professional judgment) and using a mid-year convention: (A) the forecasted risk-adjusted, after-tax unlevered free cash flows of Fusion over the period beginning on April 1, 2024 and ending on December 31, 2045, as set forth in the Forecasts, utilized by Centerview at the direction of Fusion management and as approved by the Board for use by Centerview as set forth in the section entitled “Background of the Arrangement”, (B) an implied terminal value of Fusion, calculated by Centerview by assuming that unlevered free cash flows would decline in perpetuity after December 31, 2045 at a rate of free cash flow decline of 30% year over year, as set forth in the Internal Data, (C) tax savings from usage of Fusion’s net operating losses of $235 million as of December 31, 2023 and Fusion’s estimated future losses, as set forth in the Forecasts and (D) the net present value of the estimated costs of a $250 million equity raise in each of 2025, 2026, 2027, 2028, 2029 and 2030, as set forth in the Internal Data, and (2) adding to the foregoing results Fusion’s estimated net cash of $226 million, as set forth in the Internal Data.

Centerview then calculated a range of implied equity values per Share by dividing the result of the foregoing calculations by the number of fully diluted outstanding Shares (determined using the treasury stock method and taking into account outstanding in the money options, in the money warrants and restricted stock units) as of March 15, 2024, as set forth in the Internal Data. The resulting range of implied equity values per Common Share was $17.05 to $22.60, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $22.27 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Arrangement Agreement and the CVR Agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for reference and informational purposes only, including, among other things, the following:

•

Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of the Shares during the 52-week period ended March 18, 2024, which reflected low and high stock closing prices for Fusion during such period of $2.37 to $13.46 per Share.

•

Analyst Price Target Analysis. Centerview reviewed stock price targets for the Shares in publicly available Wall Street research analyst reports as of March 18, 2024, which indicated low and high stock price targets for Fusion ranging from $10.00 to $20.00 per Share.

•

Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected biopharma transactions involving companies for which premium data was available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 55% to 105% to Fusion’s closing stock price on March 18, 2024 (the last trading day before the public announcement of the Transaction) of $10.64, which resulted in an implied price range of approximately $16.50 to $21.80 per Share, rounded to the nearest $0.05.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board (including the Transaction Committee) in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board (including the Transaction Committee) or Fusion management with respect to the Consideration or as to whether the Board (including the Transaction Committee) would have been willing to determine that a different consideration was fair. The Consideration was determined through arm’s-length negotiations between Fusion and Parent and was approved by the Board (including the Transaction Committee). Centerview provided advice to Fusion during these negotiations. Centerview did not, however recommend any specific amount of consideration to Fusion or the Board (including the Transaction Committee) or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, it had not been engaged to provide financial advisory or other services to Fusion, and did not receive any compensation from Fusion during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Parent, and did not receive any compensation from Parent during such period. Centerview may provide financial advisory and other services to or with respect to Fusion or Parent or their respective affiliates in the future, for which it may receive compensation. Certain (1) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (2) of Centerview’s affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Fusion, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

The Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Board, Fusion has agreed to pay Centerview an aggregate fee of approximately $54 million, $1 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the Transaction, including achievement of the Milestone in accordance with the terms of the CVR Agreement. In addition, Fusion has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Prospective Financial Information

Fusion does not yet have any marketed products and does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other financial results due to the inherent unpredictability of projections and their underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with its strategic planning process and at the direction of the Board, Fusion’s senior management prepared long-range projections reflecting the best currently available estimates and judgments of the senior management of Fusion on a risk adjusted basis for fiscal years 2024 through 2045 of Fusion on a stand-alone basis (the “Forecasts”). These Forecasts reflect a risk-adjusted outlook and were based on certain internal assumptions about the probability of technical success and regulatory approval, epidemiology, timing of commercial launch, sales ramp, market size, market share, pricing, reimbursement, duration of therapy, competition, partnering arrangements, market exclusivity, estimated costs and expenses, effective tax rate and utilization of net operating losses, ability to raise future capital, and other relevant factors all of which are difficult to predict and many of which are beyond Fusion’s control, relating to Fusion and its product candidates. The Forecasts were developed solely using the information available to Fusion management at the time the Forecasts were created and are based on estimates, assumptions and judgments made by Fusion management at the time of their preparation and speak only as of such time.

The Forecasts were provided to and considered by the Board and the Transaction Committee in connection with their respective evaluations of the Arrangement in comparison to Fusion’s other strategic alternatives. The Forecasts also were provided to Centerview, and the Board directed Centerview to use the Forecasts in its evaluation of the fairness of the Consideration to the holders of Shares (as summarized above under “Fairness Opinion of Centerview Partners LLC”). The Forecasts were the only financial projections with respect to Fusion used by Centerview in performing its financial analysis.

Cautionary Note About the Forecasts

The Forecasts, while necessarily presented with numerical specificity, are necessarily based on numerous variables and assumptions that are inherently uncertain, including as a result of Fusion not currently having any marketed products, and many of which are beyond Fusion’s control. The Forecasts reflect numerous estimates and assumptions made by Fusion, based on information available to Fusion at the time the Forecasts were developed, with respect to industry performance and competition, regulatory conditions, general business, economic, market and financial conditions, and matters specific to Fusion’s product candidates, all of which are difficult to predict and many of which are beyond Fusion’s control. As a result, there can be no assurance that the Forecasts accurately reflect future trends or accurately estimate the future market for any of Fusion’s product candidates. The Forecasts also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and result in the Forecasts not being achieved include, but are not limited to: (1) the success of clinical trials (including the funding therefor, anticipated patient enrollment, clinical outcomes, timing or associated costs); (2) regulatory approvals and related timelines; (3) the market acceptance of Fusion’s products; (4) Fusion’s development of such products and product candidates for different indications; (5) the impact of competitive products and pricing; (6) the effect of regulatory actions; (7) the availability of partnering arrangements on favorable terms or at all; (8) the effect of global economic conditions; (9) conditions in the financing markets and access to sufficient capital; (10) changes in applicable laws, rules and regulations; (11) accuracy of certain accounting assumptions; (12) changes in actual or projected cash flows; and (13) other risk factors described in Fusion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent Quarterly Reports filed on Form 10-Q and Current Reports on Form 8-K, as well as the section titled “Cautionary Note Regarding Forward-Looking Statements” in this Circular. In addition, the Forecasts may be affected by Fusion’s ability to achieve strategic goals, objectives and targets over the applicable period. Further, the Forecasts cover multiple years and, by their nature, become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the Forecasts will be realized, and actual results may vary materially from those shown.

Modeling and forecasting the future development and commercialization of drug candidates by a clinical-stage company is a highly speculative endeavor. In addition to the various limitations described above, there can be no assurance of the approval, or timing of approval, of any of Fusion’s product candidates, and it is possible that other therapeutic scenarios will be preferable. There also can be no assurance that Fusion will obtain the regulatory approvals necessary for the commercialization of its product candidates, or that Fusion’s competitors will not commercialize products that are safer, more effective, or more successfully marketed and sold than any product that Fusion may market or commercialize. Since the Forecasts cover a long period of time, the Forecasts by their nature are unlikely to anticipate each circumstance that will have an effect on Fusion’s product candidates. The Forecasts were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Fusion’s independent registered public accounting firm nor any other independent accountant, has audited, reviewed, compiled or performed any procedures with respect to the Forecasts or expressed any opinion or any form of assurance related thereto.

The Forecasts were not prepared with a view toward public disclosure. The inclusion of the Forecasts in this Circular should not be regarded as an indication that Fusion or any of its affiliates, advisors, officers, directors or representatives considered or consider the Forecasts to be predictive of actual future events, and the Forecasts should not be relied upon as such or construed as financial guidance. Neither Fusion nor any of its affiliates assumes any responsibility for the accuracy of this information. Neither Fusion nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error. Neither Fusion nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any Shareholder or other person regarding the ultimate performance of Fusion compared to the information contained in the Forecasts, the likelihood that the Forecasts will be achieved, the results of Fusion’s clinical trials, the timing and approval of commercial launch of any of Fusion’s products, the effectiveness or marketability of Fusion’s product candidates, or the overall future performance of Fusion. The Forecasts were prepared based on Fusion’s continued operation as a stand-alone company and do not take into account the Arrangement, including the potential synergies that may be achieved by the combined company as a result of the Arrangement or the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Arrangement Agreement. The Forecasts are subjective in many respects and, thus, are subject to interpretation.

Certain of the measures included in the Forecasts, including unlevered free cash flow, are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Arrangement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Board or Centerview in connection with the Arrangement. Accordingly, Fusion has not provided a reconciliation of the financial measures included in the Forecasts to the relevant GAAP financial measures.

The summary of the information below is included solely to give Shareholders access to the information that was made available to Centerview and the Board, and is not included in this Circular in order to influence any Shareholder to make any investment decision with respect to the Arrangement.

In light of the foregoing factors and uncertainties inherent in the Forecasts, Shareholders are cautioned not to place undue, if any, reliance on the summary of the Forecasts set forth below. In addition, solely based on the Forecasts, Fusion’s unlevered free cash flow was calculated as set forth below for the fiscal years 2024 to 2045, which were approved by the Board for use by Centerview in connection with rendering of its opinion to the Board and in performing the related financial analysis as described above in the section titled “Fairness Opinion of Centerview Partners LLC”. The unlevered free cash flows used by Centerview in connection with its opinion to the Board were calculated as EBIT minus tax expense minus capital expenditures plus depreciation and amortization minus change in net working capital, in each case, as included in the Forecasts.

	Fiscal Year Ending December 31,
(US$ in millions)	2024E			2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue		—		—	—	—	—	$110	$352	$742	$1,113	$1,428	$1,791
EBIT(1)		$(136)		$(183)	$(207)	$(186)	$(154)	$(139)	$(20)	$227	$553	$806	$1,082
Unlevered Free Cash Flow	$ $	(103 (137	)(2) / )(3)	$(184)	$(208)	$(186)	$(154)	$(142)	$(32)	$147	$387	$576	$776

	Fiscal Year Ending December 31,
(US$ in millions)	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Net Revenue	$2,270	$2,755	$3,172	$3,436	$3,662	$3,893	$4,068	$3,610	$2,949	$1,974	$1,155
EBIT(1)	$1,436	$1,780	$2,119	$2,300	$2,452	$2,606	$2,725	$2,528	$2,046	$1,443	$823
Unlevered Free Cash Flow	$1,030	$1,283	$1,535	$1,676	$1,791	$1,904	$1,994	$1,882	$1,538	$1,111	$648

(1)	“EBIT” is a non-GAAP financial measure defined as earnings before interest and taxes.
(2)	Reflects Unlevered Free Cash Flow for Q2’24-Q4’24.
(3)	Reflects Unlevered Free Cash Flow for Full Year 2024.

FUSION DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE NO LONGER APPROPRIATE.

Interests of Fusion’s Directors and Officers in the Arrangement

Incentive Awards. Certain directors and executive officers of Fusion hold outstanding Options and/or outstanding Restricted Stock Units. Immediately following the Effective Time and pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement:

•

each Option with an exercise price per Share that is less than the Cash Consideration and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares into which such Option is then exercisable multiplied by the amount, if any, by which the Cash Consideration exceeds the exercise price per Share of such Option and (2) one CVR with respect to each Share into which such Option is then exercisable, in each case subject to applicable tax withholdings and other source deductions;

•

each Underwater Option outstanding immediately prior to the Effective Time, whether vested or unvested, will be surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for one CVR with respect to each Share then subject to such Underwater Option, in each case subject to applicable tax withholdings and other source deductions; provided that, each CVR issued to a holder in respect of an Underwater Option will only entitle such holder to an amount in cash equal to the amount by which the Cash Consideration plus the Milestone Payment exceeds the exercise price per Share of such Underwater Option, if payable and as otherwise determined in accordance with the CVR Agreement;

•

each Option with an exercise price per Share that is greater than or equal to the Cash Consideration plus the Milestone Payment and outstanding immediately prior to the Effective Time will be cancelled at the Effective Time without any consideration payable therefor;

•	each Restricted Stock Unit held by a Canadian Incentive Holder and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assigned, transferred and surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for one Share for each Share underlying such Restricted Stock Unit, subject to applicable tax withholdings and other source deductions, and each such Share shall be subject to the same treatment as other Shares outstanding immediately prior to the Effective Time as described herein; and

•

each Restricted Stock Unit held by a Non-Canadian Incentive Holder and outstanding immediately prior to the Effective Time, whether vested or unvested, will be surrendered by the holder thereof to Fusion and thereafter cancelled in consideration for (1) a cash payment by or on behalf of Fusion equal to the number of Shares underlying such Restricted Stock Unit multiplied by the Cash Consideration and (2) one CVR in respect of each Share underlying such Restricted Stock Unit, in each case subject to applicable tax withholdings and other source deductions.

Quantification of Equity Awards Held by Fusion’s Directors and Executive Officers

The chart below sets forth, as of April 3, 2024, for each person who has been a director and executive officer of Fusion, as applicable, since the beginning of the last fiscal year: (1) the number of Shares underlying Options held by each such director or executive officer; (2) the value of or the amount of cash payable pursuant to the Arrangement for Options held by each such director or executive officer; (3) the value of or the amount of cash that may become payable pursuant to the CVRs issued for Options held by each such director or executive officer; (4) the number of Restricted Stock Units held by each such director or executive officer; (5) in respect of each such director or executive director who is a Non- Canadian Incentive Holder, (a) the value of or the amount of cash payable pursuant to the Arrangement for Restricted Stock Units held by each such director or executive officer and (b) the value of or the amount of cash that may become payable pursuant to the CVRs issued for Restricted Stock Units held by each such director or executive officer, and (6) in respect of each such director or executive director who is a Canadian Incentive Holder, (a) the value of or the amount of cash payable pursuant to the Arrangement for Shares that each such director or executive officer will hold immediately after the Effective Time as consideration for each Share underlying the Restricted Stock Units held by each such director or executive officer immediately prior to the Effective Time; and (b) the value of or the amount of cash that may become payable pursuant to the CVRs issued for such Shares held by each such director or executive officer. The chart below assumes no vested Options are exercised between April 3, 2024 and the Effective Time, and no Restricted Stock Units are settled in accordance with their terms between April 3, 2024 and the Effective Time.

	Number of Shares Underlying Options (#)(1)	Value of Closing Consideration for Options ($)	Value of CVR Consideration for Options ($)	Number of Restricted Stock Units (#)	Value of Closing Consideration Related to Restricted Stock Units ($)	Value of CVR Consideration Related to Restricted Stock Units ($)
Executive Officers:
John F. Valliant, Ph.D.	3,726,133	53,924,978	11,178,399	192,200	4,036,200	576,600
Dmitri Bobilev, M.D.	701,700	12,366,352	2,105,100	91,000	1,911,000	273,000
Eric Burak, Ph.D.	1,261,929	17,666,617	3,785,787	63,700	1,337,700	191,100
John Crowley	1,100,844	16,062,078	3,302,532	63,700	1,337,700	191,100
Christopher Leamon, Ph.D.	574,100	8,677,496	1,722,300	63,700	1,337,700	191,100
Mohit Rawat	770,400	11,187,130	2,311,200	81,300	1,707,300	243,900
Non-Employee Directors:
Jeremy Bender, Ph.D. M.B.A.	34,000	572,560	102,000	0	0	0
Donald Bergstrom, M.D., Ph.D	85,000	1,146,310	255,000	0	0	0
Teresa Bitetti,M.B.A	34,000	572,560	102,000	0	0	0

	Number of Shares Underlying Options (#)(1)	Value of Closing Consideration for Options ($)	Value of CVR Consideration for Options ($)	Number of Restricted Stock Units (#)	Value of Closing Consideration Related to Restricted Stock Units ($)	Value of CVR Consideration Related to Restricted Stock Units ($)
Pablo Cagnoni, M.D.	222,011	3,542,225	666,033	0	0	0
Barbara Duncan	81,000	1,050,370	243,000	0	0	0
Steve Gannon	222,011	3,542,225	666,033	0	0	0
Philina Lee, Ph.D.	81,000	1,069,870	243,000	0	0	0
David Meek	34,000	572,560	102,000	0	0	0
Johan Christenson, M.D., Ph.D.	0	0	0	0	0	0
Chau Khuong	30,000	120,000	90,000	0	0	0
Heather Preston, M.D.	81,000	912,370	243,000	0	0	0

(1)

Represents outstanding Options that are subject to time-based vesting, and for Dr. Burak, also represents Options subject to performance-based vesting that are anticipated to vest in full in connection with the Arrangement.

Transaction Bonuses

Pursuant to the terms of the Arrangement Agreement, Fusion is permitted to implement a one-time transaction bonus program in an aggregate pool of up to $1.0 million for which all Fusion employees (including Fusion’s executive officers) are eligible to participate. All bonuses payable under the transaction bonus program will be allocated by Fusion’s Chief Executive Officer, in consultation with the Parent and in good faith and, with respect to any bonuses allocated to Fusion’s executive officers, as approved by the Board or the Compensation Committee of the Board. All bonuses payable under the transaction bonus program shall be payable on or as soon as practicable following the Effective Time, subject to the applicable employee’s continued employment through the Effective Time, or as otherwise mutually agreed between Fusion and Parent. As of the date of this Circular, the participants and the amounts each participant will be eligible to receive under the transaction bonus program have yet to be determined.

Existing Arrangements with Fusion’s Executive Officers

Fusion has existing employment agreements with each of its executive officers, which provide termination payments in certain circumstances as summarized below. Such termination payments are contingent on the executive officers entering into an effective separation agreement and general release of claims in a form and manner satisfactory to Fusion.

John F. Valliant, Ph.D.

In June 2020, Fusion entered into a restated employment agreement with Dr. Valliant, as amended by that certain Amendment No. 1 to Employment Agreement, dated February 19, 2021 (the “Valliant Employment Agreement”). The Valliant Employment Agreement provides that if Dr. Valliant is terminated without “cause” or if Dr. Valliant resigns for “good reason” (each as defined in the Valliant Employment Agreement), in each case, within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Valliant Employment Agreement), Dr. Valliant will be entitled to (1) 18 months of continued base salary, (2) accrued but not yet paid annual bonus earned in the year preceding the year of termination, (3) prorated annual bonus at target in the year of termination, (4) a lump-sum payment equal to 150% of his annual bonus at target in the year of termination, and (5) employer-paid premiums for benefit plans for up to 18 months.

In addition, pursuant to a Memorandum of Understanding (the “MOU”) between Fusion, Dr. Valliant, and McMaster University (the “University”), dated July 1, 2023, Dr. Valliant remains on the University’s payroll and remains eligible for University benefits. In addition, Fusion will reimburse the University for 75% of the University’s payment of Dr. Valliant’s salary and benefits annually (including as Dr. Valliant’s base salary is increased) and correspondingly deduct such payments of base salary from us to Dr. Valliant. In the event Dr. Valliant’s services with Fusion are terminated, Fusion and Dr. Valliant will provide the University with not less than six weeks of advance written notice and Fusion is responsible for reimbursing the University for 75% of the University’s payment of Dr. Valliant’s salary and benefits during such six-week notice period, including any associated costs, fees and expenses.

Dmitri Bobilev, M.D.

Fusion entered into an employment agreement with Dr. Bobilev, dated November 7, 2022 (the “Bobilev Employment Agreement”). The Bobilev Employment Agreement provides that if Dr. Bobilev is terminated without “cause” or if Dr. Bobilev resigns for “good reason” (each as defined in the Bobilev Employment Agreement), in each case, within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Bobilev Employment Agreement), Dr. Bobilev will be entitled to (1) 12 months of base salary, (2) accrued but not yet paid bonus earned in the year preceding the year of termination, (3) a lump-sum payment equal to 100% of his annual bonus at target in the year of termination, and (4) employer-paid premiums for benefit plans for up to 12 months.

Eric Burak, Ph.D.

Fusion entered into a restated employment agreement with Dr. Burak, dated December 18, 2023, as amended by that certain Amendment to Employment Agreement, dated March 18, 2024 (collectively, the “Burak Employment Agreement”). The Burak Employment Agreement provides that if Dr. Burak is terminated without “cause” (as defined in the Burak Employment Agreement) within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Burak Employment Agreement), Dr. Burak will be entitled to (1) 12 months of continued base salary, (2) accrued but not yet paid bonus earned in the year preceding the year of termination, (3) a lump-sum payment equal to 100% of his annual bonus at target in the year of termination, and (4) employer-paid premiums for benefit plans for up to 12 months.

John Crowley

In June 2020, Fusion entered into a restated employment agreement with Mr. Crowley (the “Crowley Employment Agreement”). The Crowley Employment Agreement provides that if Mr. Crowley is terminated without “cause” or if Mr. Crowley resigns for “good reason” (each as defined in the Crowley Employment Agreement), in each case, within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Crowley Employment Agreement), Mr. Crowley will be entitled to (1) 12 months of base salary, (2) accrued but not yet paid bonus earned in the year preceding the year of termination, (3) a lump-sum payment equal to 100% of his annual bonus at target in the year of termination, and (4) employer-paid premiums for benefit plans for up to 12 months.

Christopher Leamon, Ph.D.

Fusion entered into an employment agreement with Dr. Leamon, dated November 1, 2021 (the “Leamon Employment Agreement”). The Leamon Employment Agreement provides that if Dr. Leamon is terminated without “cause” or if Dr. Leamon resigns for “good reason” (each as defined in the Leamon Employment Agreement), in each case, within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Leamon Employment Agreement), Dr. Leamon will be entitled to (1) 12 months of base salary, (2) accrued but not yet paid bonus earned in the year preceding the year of termination, (3) a lump-sum payment equal to 100% of his annual bonus at target in the year of termination, and (4) employer-paid premiums for benefit plans for up to 12 months.

Mohit Rawat

Fusion entered into an employment agreement with Mr. Rawat, dated September 27, 2021 (the “Rawat Employment Agreement”). The Rawat Employment Agreement provides that if Mr. Rawat is terminated without “cause” or if Mr. Rawat resigns for “good reason” (each as defined in the Rawat Employment Agreement), in each case, within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Rawat Employment Agreement), Mr. Rawat will be entitled to (1) 12 months continued base salary, (2) accrued but not yet paid bonus earned in the year preceding the year of termination, (3) a lump-sum payment equal to 100% of his annual bonus at target in the year of termination, and (4) employer-paid premiums for benefit plans for up to 12 months.

Retention Agreements

In connection with the execution of the Arrangement Agreement, Parent entered into retention agreements with each of Drs. Valliant and Burak (the “Retention Agreements”). The Retention Agreements set forth the terms and conditions of Drs. Valliant’s and Burak’s continued employment with Parent and its affiliates from and after the closing of the Arrangement. The effectiveness of the Retention Agreements is contingent on the closing of the Arrangement. Except to the extent modified in the Retention Agreements, Drs. Valliant’s and Burak’s current employment agreements will remain in full force and effect.

The Retention Agreements provide that, following the closing of the Arrangement, Dr. Valliant’s annual rate of base salary will remain unchanged immediately following the closing of the Arrangement, Dr. Burak’s annual rate of base salary will be increased to CAD$707,721 and the respective annual target bonus opportunities for Drs. Valliant and Burak will remain unchanged immediately following the closing of the Arrangement. Drs. Valliant and Burak will be eligible for (1) long-term incentive awards under the AstraZeneca PLC Performance Share Plan, with an initial target award expected value of 75% of annual base salary and 60% of annual base salary, respectively, and (2) one-time special long-term incentive awards under the AstraZeneca PLC Restricted Share Plan with a value of CAD$2 million and CAD$1 million, respectively. Such long-term incentive awards will be subject to the terms and conditions of the Performance Share Plan and Restricted Share Plan (as applicable) and the applicable award agreement.

The Arrangement Agreement - Employee Matters

Pursuant to the terms of the Arrangement Agreement, Fusion’s directors and executive officers may benefit from certain post-closing covenants related to employee benefit arrangements. See the section entitled “The Arrangement Agreement—Covenants—Employee Matters” for a description of such post-closing covenants related to employee benefit arrangements.

2024 Annual Bonuses

With respect to eligible employees of Fusion or its subsidiaries who are employed by Parent, Fusion or their respective affiliates after the Effective Time (each, a “Continuing Employee”), calendar year 2024 annual bonuses shall be paid in the ordinary course of business consistent with past practice in first quarter of calendar year 2025, subject to the achievement of applicable performance goals and each eligible Continuing Employee’s continued employment through the applicable payment date; provided, however, that if an eligible Continuing Employee experiences a Change in Control Termination (as defined in Fusion’s U.S. Employee Change in Control Severance Policy or Canadian Employee Change in Control Severance Policy, as applicable) following the Effective Time and before the date on which 2024 annual bonuses are paid, such Continuing Employee will be paid a 2024 annual bonus based on target achievement of performance goals and prorated based on the number of days elapsed between January 1, 2024 and the termination date; provided that if the termination date occurs on or following January 1, 2025, such amount shall not be subject to proration, as soon as practicable and in no event more than 60 days following such termination; provided, further, that in no event shall a Continuing

Employee be eligible for a pro rata target bonus if such Continuing Employee is entitled to a pro rata target bonus in respect of calendar year 2024 under the terms of such Continuing Employee’s employment agreement with Fusion or one of its subsidiaries.

Indemnification and Insurance

Pursuant to the terms of the Arrangement Agreement, Fusion’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Arrangement Agreement —Covenants—Insurance and Indemnification” for a description of such ongoing indemnification and insurance coverage obligations.

Sources of Funds for the Arrangement

Purchaser is expected to pay approximately $2 billion upfront to acquire all of the outstanding Shares, assuming that no Shareholder validly exercises their Dissent Rights, and subject to the achievement of the Milestone under the CVR Agreement, approximately $400 million to the holders of CVRs in addition to the upfront payment. Purchaser and Parent have represented and warranted to Fusion under the Arrangement Agreement that, as of the Effective Date, Purchaser shall have sufficient funds available to satisfy the aggregate Consideration for the Shares and any other amounts payable to Securityholders pursuant to the Arrangement and the CVR Agreement, and to pay all related expenses and fees for which Purchaser is responsible under the terms of the Arrangement Agreement and the Plan of Arrangement.

Regulatory Approvals

HSR Approval. Under the HSR Act, parties to a transaction that meets certain statutory jurisdictional tests and is not otherwise exempted must provide notice of that transaction to the DOJ and the FTC, and observe a statutory waiting period before that transaction can close. The Arrangement is subject to these notification and waiting period requirements. On March 22, 2024, the parties submitted to the DOJ and FTC the notifications required under the HSR Act. The statutory waiting period expires on April 22, 2024.

At any time before or after consummation of the Arrangement, notwithstanding clearance under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Arrangement or seeking divestiture of substantial assets of Fusion or Purchaser or an affiliate of Purchaser. At any time before or after the consummation of the Arrangement, and notwithstanding clearance under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Arrangement or seeking divestiture of substantial assets of Fusion or Purchaser or an affiliate of Purchaser. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Competition Act (Canada). Part IX of the Competition Act defines certain transactions that exceed the thresholds set out in Sections 109 and 110 of the Competition Act as “notifiable transactions.” Subject to certain limited exceptions, the parties to a notifiable transaction cannot complete the transaction until the applicable waiting period set out in the Competition Act has expired or been terminated or an appropriate waiver has been provided by the Commissioner.

The waiting period is 30 days after the day on which the parties to the notifiable transaction have submitted their respective complete notifications in prescribed form. Absent any agreement between the parties and the Commissioner to the contrary, the parties are entitled to complete their notifiable transaction at the end of the 30-day period, unless the Commissioner notifies the parties, pursuant to subsection 114(2) of the Competition Act, that the Commissioner requires additional information that is relevant to the Commissioner’s assessment of the notifiable transaction (a “supplementary information request”). In the event that the Commissioner issues a supplementary information request, the notifiable transaction cannot be completed until 30 days after compliance with such supplementary information request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time and absent any agreement between the parties and the Commissioner to the contrary. The Commissioner’s substantive assessment of a notifiable transaction may extend beyond the statutory waiting period.

In addition or as an alternative to filing notifications containing the prescribed information, a party to a notifiable transaction may comply with Part IX of the Competition Act requesting and receiving: (1) an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act; or (2) a no-action letter (together with a waiver of the notification requirement if necessary) provided by the Commissioner.

The Arrangement constitutes a notifiable transaction under the Competition Act. It is a condition to closing of the Arrangement that a Competition Act Approval be obtained and has not been rescinded or modified. Competition Act Approval means, either one of the following events shall have occurred: (1) an advance ruling certificate has been issued by the Commissioner of Competition pursuant to Section 102(1) of the Competition Act; or (2) both (A) a No Action Letter shall have been issued by the Commissioner of Competition, unless waived by Parent for the purpose of proceeding to complete the Arrangement, and (B) the applicable waiting period under Section 123 of the Competition Act has expired or been terminated or a waiver has been provided by the Commissioner of Competition under paragraph 113(c) of the Competition Act.

On March 28, 2024, the parties filed their respective pre-merger notification filings pursuant to section 114 of the Competition and Purchaser submitted a request to the Commissioner for the issuance of an advance ruling certificate, or in the alternative, a no-action letter, pursuant to section 102 of the Competition Act.

Investment Canada Act. Subject to certain limited exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds the applicable financial threshold prescribed in Part IV of the Investment Canada Act is subject to a “net benefit to Canada” review by the responsible Minister under the Investment Canada Act and cannot be consummated unless the responsible Minister is satisfied that the acquisition is likely to be of net benefit to Canada. Where an acquisition of control of a Canadian business by a non-Canadian does not constitute a transaction, subject to a pre-closing “net benefit to Canada” review, the non-Canadian investor must submit a notification to acquire control of an existing Canadian business with the Minister designated under the Investment Canada Act at any time prior to, or not later than 30 days following closing.

The threshold for pre-closing “net benefit to Canada” review and approval under the Investment Canada Act in the case of an acquisition by a non-Canadian trade agreement investor that is not a state-owned enterprise of a Canadian-incorporated publicly-traded entity that does not carry on a cultural business in Canada is currently CAD$1.989 billion or more in enterprise value of the Canadian business being acquired, based on the entity’s market capitalization, plus its total liabilities excluding its operating liabilities, minus its cash and cash equivalents. Market capitalization is calculated by using the average daily closing price of the target’s quoted equity securities on the entity’s principal market over the most recent 20 days of trading ending before the first day of the month that immediately precedes the month in which the application for review or notification is filed. Total liabilities, excluding operating liabilities, cash and cash equivalents are determined based on the most recent quarterly financial statements. Any currency conversions in respect of market capitalization, liabilities, and cash and cash equivalents values are calculated in accordance with the Investment Canada Act’s regulations. The Arrangement does not meet the requisite threshold to constitute a transaction subject to a pre-closing “net benefit to Canada” review.

The Investment Canada Act also provides for a broad right of review in the case of transactions that potentially raise national security concerns. During the 45 day period following receipt of a complete application for review or notification, if the responsible Minister under the Investment Canada Act has reasonable grounds to believe that the transaction could be injurious to national security, the Minister can either send the non-Canadian a notice that an order for review of the transaction (1) may be made (a “Notice of Potential Review”) or (2) has been made (a “Notice of Review”). If a Notice of Potential Review or Notice of Review is received within the initial 45-day period and the transaction has not yet closed, the transaction cannot be implemented until (1) a further notice is received confirming no order for review will be made, (2) a further notice is received indicating no further action will be taken in respect of the investment, or (3) a copy of an order is received authorizing the transaction. If a full review process is initiated, the entire process can last up to 200 days (or longer upon consent).

On March 25, 2024, Purchaser filed a “Notification to Acquire Control of an Existing Canadian Business” under the Investment Canada Act. By way of letter dated April 9, 2024, the Purchaser was advised, pursuant to section 13(1) of the Investment Canada Act, that a complete notice of the transaction had been received on March 25, 2024, and that the transaction is not subject to a net benefit review. As of the time of mailing of this Circular, the 45 day period following receipt of the complete notification has not yet elapsed.

It is a condition to completion of the Arrangement that the Investment Canada Act Approval shall have been obtained, which means that Parent submitted a notification under the Investment Canada Act and (1) forty-five (45) calendar days, as calculated under the Investment Canada Act, have elapsed from the date of certification of the notification and (2) (a) the Minister of Innovation, Science and Industry has not sent to Parent a notice under subsection 25.2(1) of the Investment Canada Act within the prescribed time period and the Governor in Council has not made an order under subsection 25.3(1) of the Investment Canada Act in respect of the transactions contemplated by the Arrangement Agreement within the prescribed time period; or (b) if such a notice has been sent or such an order has been made, Parent has subsequently received (A) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the transactions contemplated by the Arrangement Agreement on grounds of national security will not be commenced, (B) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by the Arrangement Agreement, or (C) a copy of an order under paragraph 25.4(1)(b) authorizing the transactions contemplated by the Arrangement Agreement.

Procedure for the Arrangement Becoming Effective

The Arrangement will be implemented by way of a court approved arrangement under Section 192 of Part 9 of the CBCA pursuant to the terms of the Arrangement Agreement. Upon completion of the Arrangement, Fusion will become an indirect, wholly-owned subsidiary of Parent. The following procedural steps must be taken for the Arrangement to become effective:

•	the Arrangement must be approved by the Required Shareholder Approval;

•	the Court must grant the Final Order approving the Arrangement; and

•	all other conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived in accordance with the terms thereof.

Shareholder Approval

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to, if deemed advisable, approve the Arrangement Resolution. Each Shareholder as of the close of business on the Record Date shall be entitled to vote on the Arrangement Resolution.

As a condition to the completion of the Arrangement and in accordance with the Interim Order and the CBCA (as modified by the Interim Order), the Arrangement Resolution must be approved at the Meeting by: (1) an affirmative vote of not less than 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share and (2) an affirmative vote of a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101. The Arrangement Resolution must receive the Required

Shareholder Approval in order for Fusion to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the terms of the Final Order and the Arrangement Agreement.

Court Approval of the Arrangement

The Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of this Circular, Fusion obtained the Interim Order providing for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached hereto as Appendix D of this Circular. A copy of the Notice of Application in respect of the hearing of Fusion’s application for the Final Order is attached hereto as Appendix H.

Subject to obtaining the Required Shareholder Approval at the Meeting and the terms of the Interim Order, the hearing of Fusion’s application for the Final Order is expected to take place on [●], 2024 via a judicial videoconference at the Court located 330 University Avenue, Toronto, Ontario M5G 1R7, or at any other date and time and by any method as the Court may direct and the parties agree. Any Shareholders wishing to appear in person or to be represented by counsel at the hearing of the application for the Final Order may do so but must comply with certain procedural requirements described in the Notice of Application, including filing a notice of appearance with the Court and serving same upon Fusion and Purchaser via their respective counsel as soon as reasonably practicable and, in any event, no less than four Business Days before the date of the hearing of the application for the Final Order (as it may be rescheduled from time to time). The Court has broad discretion under the CBCA when making orders with respect to arrangements.

The Court, when hearing the application for the Final Order, will consider, among other things, whether the Arrangement is fair and reasonable. The Court may approve the Arrangement in any manner it may direct and determine appropriate. If any such amendments are made, depending on the nature of the amendments, the parties to the Arrangement Agreement may not be obligated to complete the transactions contemplated in the Arrangement Agreement. For more information, see the section entitled “The Arrangement Agreement—Termination”.

Voting and Support Agreements

On March 18, 2024, in connection with the execution of the Arrangement Agreement, the Supporting Shareholders entered into Voting and Support Agreements with Parent. Under the terms of the Voting and Support Agreements, the Supporting Shareholders have agreed, among other things, to vote their Shares in favour of the approval and authorization of the Arrangement Resolution at the Meeting and, subject to certain exceptions, not to transfer any of their Shares. As of March 18, 2024, the date of the Arrangement Agreement, the Supporting Shareholders beneficially owned an aggregate of approximately 31% of the outstanding Shares, collectively, entitled to vote at the Meeting. Any Shares of which a Supporting Shareholder acquires beneficial ownership after March 18, 2024, will be subject to the terms and conditions of the Voting and Support Agreement to the same extent as if they were owned by such Supporting Shareholder as of March 18, 2024. The Voting and Support Agreements will terminate upon termination of the Arrangement Agreement and certain other specified events.

Timing

Assuming that the Final Order is granted, and the other conditions precedent to closing are satisfied or waived to the extent legally permissible, the Arrangement will become effective as promptly as practicable and in any event within three Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set forth in the Arrangement Agreement.

Although Fusion’s, Parent’s and Purchaser’s objective is to have the Effective Date occur as soon as possible after the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in satisfying the other conditions to the completion of the Arrangement, including obtaining applicable regulatory approvals and clearances.

Delisting and Deregistration

It is expected that the Shares will be delisted from NASDAQ following the completion of the Arrangement. It is also expected that Fusion will make an application to terminate its status as a reporting issuer under applicable Canadian securities laws and to deregister its securities under the Exchange Act as soon as practicable following the completion of the Arrangement.

Expenses

Fusion estimates that expenses incurred by it in connection with the Arrangement, including legal, financial advisory, accounting, filing fees and costs, the cost of preparing, printing and mailing this Circular and fees in respect of the Fairness Opinion and other matters are not expected to exceed $[●] million. Except as expressly provided in the Arrangement Agreement, the parties to the Arrangement Agreement agreed that all out-of-pocket expenses of the parties incurred in connection with the Arrangement, or the transactions contemplated by the Arrangement are to be paid by the party incurring such expenses.

THE MEETING

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution, the full text of which is outlined in Appendix B of this Circular, and such other business as may properly come before the Meeting. See the section entitled “The Arrangement—Shareholder Approval” for a description of the Required Shareholder Approval required to effect the Arrangement.

Date, Time and Place of the Meeting

The Meeting will be held on [●], 2024 at [●] [a.m./p.m.], Eastern Time, virtually through a live webcast. There will be no physical meeting location. In order to attend the meeting online, vote your Shares electronically during the meeting and submit questions before the Meeting, registered Shareholders must register in advance at https://www.proxydocs.com/FUSN using the control number on your proxy card or in the body of the e-mail notification you received.

Participation in the Meeting

All Shareholders, regardless of geographic location, will have an equal opportunity to participate at the Meeting. Shareholders will not be able to attend the Meeting in person. Registered Shareholders and duly appointed proxyholders will be able to attend, participate or vote at the Meeting online. Guests and Beneficial Shareholders (being shareholders who hold their Shares through an Intermediary) must duly appoint themselves as proxyholder in order to be able to vote or ask questions at the Meeting. The online Meeting will ensure that Shareholders who attend the Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

How to Vote

In order to attend the meeting online, you must register in advance at https://www.proxydocs.com/FUSN. You or your proxyholder may attend the Meeting online by following the instructions you or your proxyholder receive once registration is complete. The meeting will start at [●] [a.m./p.m.], Eastern Time, on [●], 2024.

Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Meeting and will permit you to submit questions. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

Should you encounter any difficulties accessing the online Meeting platform, including any difficulties voting, we will have technicians ready to assist you. You may call the technical support number that will be posted in your instructional email.

Registered Shareholders

If you are the “record holder” of your Shares, meaning that your Shares are registered in your name in the records of our Transfer Agent, you may vote your Shares at the Meeting in person or by proxy as follows:

•

Via the internet prior to the Meeting: To vote over the internet prior to the Meeting, please go to the following website: https://www.proxypush.com/FUSN and follow the instructions at that site for submitting your proxy electronically. If you vote your proxy over the internet prior to the Meeting, you do not need to complete and mail your proxy card or vote your proxy by telephone.

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By Telephone: To vote by telephone, please call 1-866-834-5856, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet.

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By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote over the internet or by telephone. If you return your proxy card but do not specify how you want your Shares voted on any particular matter, they will be voted in accordance with the recommendations of our Board.

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Via the internet during the Meeting: In order to vote during the Meeting, you must register in advance at https://www.proxydocs.com/FUSN. You may then attend the Meeting virtually and vote online by logging into the virtual meeting platform using the unique link provided to you via email following the completion of your registration at https://www.proxydocs.com/FUSN. If you vote your proxy prior to the Meeting and choose to attend the Meeting online, there is no need to vote again during the Meeting unless you wish to change your vote.

If you are Shareholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Meeting, your Shares will not be voted.

Changing Your Vote

A registered Shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by such registered Shareholder or by his or her attorney, authorized in writing, or if the registered Shareholder is a body corporate, under its corporate seal (if applicable) or by an officer or attorney thereof duly authorized, to Fusion’s corporate secretary, by delivery to Fusion Pharmaceuticals Inc., Attn: Corporate Secretary, 270 Longwood Road South, Hamilton, Ontario, Canada L8P 0A6 before the Meeting.

Additionally, a registered Shareholder may revoke a previously provided proxy by logging into the Meeting with its control number and submitting a new proxy at the Meeting, or by timely submitting a later-dated proxy by mail or courier, delivery, telephone or internet. Any votes cast by such registered Shareholder on a ballot at the Meeting will be counted and the previously submitted proxy will be disregarded. If a registered Shareholder does not wish to revoke a previously submitted vote, then they should not vote by ballot at the Meeting.

Beneficial Shareholders

If you are a Beneficial Shareholder because your shares are held in “street name”, meaning they are held for your account by an Intermediary, then your Intermediary that actually holds the Shares for you is the record holder and is required to vote the Shares it holds on your behalf according to your instructions. You will receive the proxy materials, as well as voting and revocation instructions, from your Intermediary or its agent. You may vote your Shares at the Meeting by proxy by following the instructions that your broker, bank or other nominee provides you. If you wish to vote your Shares virtually at the Meeting, you must:

•	Appoint yourself as your proxyholder:

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If you plan to vote at the Meeting, print your name in the blank space provided for appointing a proxyholder on the voting instruction form and follow the instructions provided by your Intermediary for mailing your voting instructions. Your Intermediary may allow you to do this online or by telephone instead. Do not complete the voting section because you will vote in real time at the Meeting. You need to act promptly to allow enough time for your Intermediary to receive your instructions and to forward them so that you can register to vote at the Meeting.

•	Register your proxyholder: After you have appointed yourself as proxyholder, you must register in advance at https://www.proxydocs.com/FUSN.

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Log in to the virtual Meeting: Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will permit you to submit questions. You may attend the Meeting virtually and vote online by logging into the virtual meeting platform using the unique link provided to you via email.

If you do not give instructions to your broker, bank or other nominee, and your Intermediary does not have discretionary authority to vote the Beneficial Shareholder’s Shares on the matter, or elects not to vote in the absence of instructions from the Beneficial Shareholder, no votes will be cast on your behalf with respect to such item. If you have not completed the steps outlined above, you may still attend the Meeting as a guest. However, you will not be able to vote your Shares at the Meeting.

See the section entitled “General Proxy Matters” for more information on the solicitation of proxies.

Record Date

Shareholders entitled to vote at the Meeting are those holders of Shares as of the close of business on [●], 2024, or the Record Date.

THE ARRANGEMENT AGREEMENT

The following is a summary of the material terms of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, including the Plan of Arrangement. A copy of the Arrangement Agreement is attached as Appendix A to this Circular, and a copy of the Plan of Arrangement is attached as Appendix C to this Circular. We urge you to read the full text of the Arrangement Agreement and Plan of Arrangement because they are the legal documents that govern the Arrangement.

The Arrangement Agreement has been included to provide Shareholders with information regarding its terms and is not intended to provide any other factual information about Fusion, Parent, Purchaser or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Arrangement Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Arrangement Agreement, and unless required by applicable law, Fusion does not undertake any obligation to update such information.

Effective Date of the Arrangement

The Arrangement will become effective no later than three Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set forth in the Arrangement Agreement. See the section entitled “The Arrangement Agreement—Conditions to the Arrangement”.

Although Fusion’s, Parent’s and Purchaser’s objective is to have the Effective Date occur as soon as possible after the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in satisfying the other conditions to the completion of the Arrangement, including obtaining applicable regulatory approvals and clearances.

For more information on the Arrangement, including Court processes, Consideration and treatment of any outstanding equity, see the section entitled “The Arrangement”.

Covenants

Conduct of Business of Fusion

Until the earlier to occur of the Effective Time and the valid termination of the Arrangement Agreement in accordance with its terms, except (1) as required by applicable law, (2) as required or expressly permitted by the Arrangement Agreement, (3) as set forth in Fusion’s confidential disclosure letter to the Arrangement Agreement or (4) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), Fusion will, and will cause its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice; and

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use commercially reasonable efforts to maintain and preserve the current business organization, goodwill, assets and properties of Fusion and its subsidiaries, keep available the services of and maintain its relationships with its employees, and maintain good relationships with suppliers, customers, landlords, creditors, distributors, joint venture partners and all other persons having business relationships with Fusion and its subsidiaries.

In addition, until the earlier to occur of the Effective Time and the valid termination of the Arrangement Agreement in accordance with its terms, except (1) as required by applicable law, (2) as required or expressly permitted by the Arrangement Agreement, (3) as set forth in Fusion’s confidential disclosure letter to the Arrangement Agreement or (4) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), Fusion will not, and will not permit its subsidiaries to, directly or indirectly:

•	amend or otherwise change or modify its organizational documents;

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reduce the stated capital or adjust, split, reverse split, subdivide, combine, reclassify or amend any terms of any shares of capital stock or securities of Fusion, including any debt securities, options, equity or equity-based compensation, restricted stock, restricted stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities;

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declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any class of securities of Fusion or any of its subsidiaries, except for any permitted distributions;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any securities of Fusion (subject to certain exceptions);

•	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, or winding up of Fusion or any of its subsidiaries;

•	reorganize, amalgamate, merge or combine with any other person;

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make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital or otherwise (subject to certain exceptions);

•	acquire (by merger, consolidation, acquisition of shares or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person;

•	purchase any assets of any other person other than in the ordinary course consistent with past practice for consideration in excess of $500,000;

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enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement, profit-sharing arrangement, co-development agreement or similar relationship;

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other than in the ordinary course consistent with past practice, engage in any transaction with any of Fusion’s employees, or any directors or contractors of Fusion or any of its subsidiaries or any of their respective affiliates or associates that would be required to be disclosed under Item 404 of Regulation S-K;

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issue, grant, transfer, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge, encumbrance or create any derivative interest in any Shares or other securities of Fusion or its subsidiaries, other than issuances of Shares upon the exercise or settlement of its currently outstanding Options, Restricted Stock Units and Warrants or pursuant to Fusion’s 2020 Employee Share Purchase Plan (the “Fusion ESPP”), in each case, as required by the terms governing such Options, Restricted Stock Units and Warrants or the Fusion ESPP, as applicable, as in force on the date of the Arrangement Agreement;

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make any capital expenditures or incur any obligations, liabilities or indebtedness in respect thereof during the remaining portion of the current fiscal year which in the aggregate exceed $500,000 or commit to make any capital expenditures or incur any obligations, liabilities or indebtedness in respect thereof beyond the current fiscal year which individually or in the aggregate exceed $500,000 (subject to certain exceptions);

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commence, cancel, waive, release, assign, settle or compromise any legal proceeding or action (including any insurance claim), in whole or in part (1) relating to assets or the business of Fusion or any of its subsidiaries, other than as results solely in monetary obligations involving payment (without admission of guilt or wrongdoing) by Fusion or any subsidiary of an amount not greater than $150,000 (net of insurance proceeds) in the aggregate, or (2) brought by any present, former or purported holder of securities of Fusion or its subsidiaries in connection with the transactions contemplated by the Arrangement Agreement or the Arrangement;

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prepay, discharge or satisfy any indebtedness for borrowed money in excess of $500,000 in the aggregate before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

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(1) before due and owing, pay, discharge or satisfy, or (2) waive, release, assign, settle or compromise, any material claims or material liabilities (including any litigation, proceedings or investigations by any Governmental Entity);

•	make any loan or advance to, or any capital contribution or investment in, any other Person (in excess of $50,000) (subject to certain exceptions);

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assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) with respect to any material liabilities or obligations of any other person in excess of $500,000 in the aggregate (subject to certain exceptions);

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enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course consistent with past practice;

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make any material change in Fusion’s or any of its subsidiaries’ methods, policies or procedures of accounting, except as required by GAAP or pursuant to written instructions, comments or orders of a Governmental Entity;

•	except as required by law or pursuant to the terms of any Employee Plan:

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adopt, enter into, amend or terminate any compensation or benefit arrangement (or any plan, policy, program, contract, arrangement or agreement that would constitute an Employee Plan if it were in effect on the date of the Arrangement Agreement) (subject to certain exceptions);

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grant, accelerate, increase or decrease or otherwise amend any payment, award, compensation or other benefit payable to, or for the benefit of, any current or former employee or non-employee service provider, other than as required pursuant to an existing Employee Plan as in force on the date of the Arrangement Agreement;

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hire, engage, promote or terminate (other than a termination for cause) the employment or engagement of any employee, other than in the ordinary course consistent with past practice for individuals below the level of vice president;

•	engage or terminate any consultant (other than a termination for cause or due to a material breach under the applicable consulting agreement for such consultant) (subject to certain exceptions);

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grant any rights of indemnification, or grant or pay any retention, severance or termination entitlements, change of control, bonus or termination pay or similar payment to, or enter into any employment agreement, indemnity agreement, deferred compensation or bonus compensation agreement (or amend such existing agreement (subject to certain exceptions)) with, any current or former employee or non-employee service provider, except as required by the terms of an existing Employee Plan or contract as in force on the date of the Arrangement Agreement;

•	make any loan to any current or former employee or non-employee service provider; or

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communicate with any employee or non-employee service provider with respect to the compensation, benefits or other treatment they will receive following the Effective Time (subject to certain exceptions);

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negotiate or enter into any union recognition agreement, collective bargaining agreement, union agreement or similar contract or legally binding commitment with any trade union or representative body other than as required by applicable law;

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negotiate, amend, extend, renew or modify in any material respect, terminate, waive any material right under, release or assign any material rights under any material contract, or enter into any contract that would be a material contract if in effect on the date of the Arrangement Agreement in excess of $500,000 (subject to certain exceptions); provided, however, that Fusion is not permitted to enter into of any contract for the supply of any radioisotope, including Actinium-225, or the provision of nuclear or related regulatory services;

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enter into any contract to lease, sublease, license or otherwise acquire any real property (including any contract to purchase or any option agreement to purchase real property), or to grant any third party the right to occupy any real property leased by Fusion;

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enter into an agreement that could result in the payment by Fusion or any of its subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Arrangement or the other transactions contemplated by the Arrangement Agreement, other than any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement;

•	make, amend or rescind any material tax election or designation;

•	settle or compromise any material tax claim, action, litigation, proceeding, investigation, audit, controversy, assessment, reassessment or liability;

•	amend any tax return in any material respect;

•	surrender any right to claim a material tax abatement, reduction, deduction, exemption, credit or refund;

•	consent to the extension or waiver of the limitation period applicable to any material tax matter;

•	fail to pay any material tax that became due and payable, except for taxes being disputed in good faith for which adequate reserves have been set aside in accordance with GAAP;

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materially amend or change any of its methods of reporting income, deductions or accounting for income tax purposes, other than in the ordinary course consistent with past practice or as required by applicable law;

•	make a request for a tax ruling or enter into or terminate any material agreement with a Governmental Entity with respect to taxes;

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make any “investment” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of Fusion other than an investment occurring in the ordinary course consistent with past practice to fund such foreign affiliate;

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knowingly enter into any transaction, other than in the ordinary course consistent with past practice or in connection with any Pre-Closing Reorganization, that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act, that would otherwise be available, in respect of the securities of any of Fusion’s subsidiaries and other non-depreciable capital property owned by Fusion or any of its subsidiaries, upon an amalgamation or winding up of Fusion or any of its subsidiaries (or any of their respective successors);

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sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer any material tangible assets of Fusion or its subsidiaries, except for sales or dispositions of obsolete assets in the ordinary course consistent with past practice and permitted liens under the Arrangement Agreement;

•	sell, transfer, assign or dispose of any right in any of Fusion’s intellectual property or any intellectual property material to any of its products;

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other than non-exclusive licenses in the ordinary course consistent with past practice that are terminable by Fusion without consent, material penalty or material payment, lease or grant a license of any right in any of its intellectual property or any intellectual property material to any of its products;

•	assign or grant a license of any material right in any other intellectual property;

•	waive, amend or voluntarily terminate any inbound license in favour of Fusion with respect to any of its intellectual property or any intellectual property material to its products;

•	amend any contract with respect to the use of any of Fusion’s intellectual property material to any of its products;

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amend or waive any rights under any material contract, or enter into any contract that would be a material contract or enter into any in-license of intellectual property, in each case with respect to Fusion’s products;

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except where such action is required by law or a Governmental Entity or is deemed necessary by an existing Institutional Review Board process, commence (other than planning) or terminate (alone or with any third party) any research or development program, phase I, phase II, phase III or phase IV human clinical trial, including initiation of a new Institutional Review Board process, involving any of Fusion’s products;

•

except where such action is required by law or a Governmental Entity or is deemed necessary by an existing Institutional Review Board process, make any material changes to, or to discontinue, terminate or suspend any ongoing research and development program relating to one of Fusion’s products;

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waive or materially amend (except in the course of using reasonable efforts to prosecute Fusion’s intellectual property) Fusion’s rights in or to, or fail to use reasonable efforts to prosecute or maintain, any of its intellectual property that is registered or the subject of an application for registration in the name of Fusion or one of its subsidiaries;

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except as contemplated in the Arrangement Agreement and except for scheduled renewals in the ordinary course consistent with past practice, amend, modify or voluntarily terminate, or fail to use commercially reasonable efforts to maintain in effect, any material insurance (or re-insurance) policy of Fusion or any of its subsidiaries, unless simultaneously with any such termination, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated policy for substantially similar premium are in full force and effect;

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waive, release or condition any non-compete, non-solicit, non-disclosure, confidentiality or other restrictive covenant owed to Fusion or its subsidiaries, or enter into any contract which creates any non-competition or material non-solicit obligations for Fusion or its subsidiaries (other than employee non-solicitation obligations in the ordinary course consistent with past practice);

•	make or forgive any loans or advances to any of its officers, directors, employees or agents other than making advances of business expenses in the ordinary course consistent with past practice;

•	materially change the nature of its business or the business of any of its subsidiaries; or

•	authorize, agree, resolve or otherwise commit to do any of the foregoing.

In addition, until the earlier to occur of the Effective Time and the valid termination of the Arrangement Agreement in accordance with its terms, Fusion will, and will cause its subsidiaries to, in each case to the extent reasonably practicable and permitted under applicable law:

•

consult with Parent in connection with any proposed meeting with any regulatory authority (including any such meetings requested by a regulatory authority) (or the necessity for a meeting with a regulatory authority) relating to its product candidates;

•

promptly inform Parent of, and provide Parent with a reasonable opportunity to review (at least three Business Days), any material filing proposed to be made by or on behalf of Fusion or any of its subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted, to any regulatory authority by or on behalf of Fusion or its subsidiaries, relating to its product candidates;

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promptly inform Parent within three Business Days following receipt of any material communication (written or, to the knowledge of Fusion, oral) with or from any regulatory authority relating to its product candidates;

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promptly inform Purchaser and provide Purchaser with a reasonable opportunity (at least three Business Days) to comment prior to making any material change to any study, protocol, trial, manufacturing plan or development timeline relating to any of its product candidates (subject to certain exceptions);

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use reasonable best efforts to obtain certain waivers in relation to certain contracts disclosed to Parent and Purchaser as part of the Arrangement Agreement, as soon as reasonably practicable and in any event within 30 days of the date of the Arrangement Agreement, each on terms reasonably acceptable to Parent;

•	use reasonable best efforts to provide Parent and Purchaser with all statements of work and purchase orders for or related to each material contract;

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use reasonable best efforts to provide Parent and Purchaser with any contract with any clinical research organization or other agreement with a third party which is conducting one or more clinical studies on behalf of Fusion or any subsidiary that was not specifically disclosed to Parent and Purchaser as set forth in Fusion’s confidential disclosure letter to the Arrangement Agreement; and

•	take certain other actions disclosed to Parent and Purchaser as set forth in Fusion’s confidential disclosure letter to the Arrangement Agreement.

Pre-Closing Reorganization

The Arrangement Agreement provides that Fusion will, and will cause each of its subsidiaries to, upon request of Parent, use commercially reasonable efforts to perform such reorganizations of their respective corporate structure, capital structure, business, operations and assets or such other transactions as Parent may request, acting reasonably (a “Pre-Closing Reorganization”), and cooperate with Parent and its advisors to determine the nature of the Pre-Closing Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken. However, Fusion and its subsidiaries will not be obligated to participate in any Pre-Closing Reorganization unless such Pre-Closing Reorganization:

•

can be unwound in the event the Arrangement is not consummated (and by the time the Plan of Arrangement would otherwise have been consummated) without adversely affecting Fusion and its subsidiaries (taken as a whole) or Shareholders (taken as a whole), in any material manner;

•	in the reasonable opinion of Fusion, is not prejudicial to Fusion and its subsidiaries (taken as a whole) or Shareholders (taken as a whole);

•	does not reduce the Consideration or change the form of Consideration to be received by Shareholders or affect or modify the timing of payment of the Consideration by Parent;

•

would not result in any taxes being imposed on, or any adverse tax consequences to, Shareholders or Incentive Holders greater than the taxes to Shareholders or Incentive Holders in connection with the Arrangement in the absence of any Pre-Closing Reorganization;

•	does not interfere with the ongoing operations of Fusion or any of its subsidiaries in any material respect;

•	does not result in any breach by Fusion or a subsidiary of any existing contract or commitment by Fusion or a subsidiary or a breach of any applicable law;

•	does not impair the ability of Fusion or a subsidiary, as applicable, to consummate, and will not delay the consummation of, the Plan of Arrangement;

•	does not prevent or delay the consummation of the Arrangement;

•	is effected immediately prior to, contemporaneously with, or one Business Day prior to the Effective Time;

•	does not require Fusion to obtain approval of Shareholders (other than in respect of the Arrangement Resolution); and

•	is requested by Parent by written notice to Fusion at least 15 days prior to the Effective Date.

The completion of any Pre-Closing Reorganization is not a condition to the completion of the Arrangement. Parent will be responsible for all reasonable out-of-pocket costs and expenses of Fusion in connection with any Pre-Closing Reorganization to be carried out at its request, and if the Arrangement is not completed, will indemnify Fusion for any costs or liabilities in connection with, arising from or as a result of effecting all or any part of or the reversal or unwinding of any Pre-Closing Reorganization.

Regarding the Arrangement

Pursuant to the Arrangement Agreement, each of Fusion and Parent have agreed to specific covenants relating to the Arrangement, including using reasonable best efforts to:

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satisfy all of its conditions to closing and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable law on it or, in the case of Fusion, any of its subsidiaries, with respect to the Arrangement Agreement or the Arrangement;

•	effect all necessary registrations, filings and submissions of information required by Governmental Entities relating to the Arrangement; and

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other than in connection with any regulatory approvals required to consummate the Arrangement, upon reasonable consultation with the other party, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it or its subsidiaries is a party or brought against it or any of its directors or officers, or, in the case of Fusion, its subsidiaries or any of their directors or officers, challenging the Arrangement or the Arrangement Agreement.

In addition, Fusion agreed to:

•

use its reasonable best efforts to provide all required notifications and obtain and maintain all third-party consents, waivers or approvals that are required to be provided or obtained under certain material contracts in connection with the Arrangement or in order to maintain such material contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to Parent; and

•

use its reasonable best efforts to not take any action or refrain from taking any action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise materially impede the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement (including the satisfaction of any condition to the Arrangement Agreement or any regulatory approval), other than as required or permitted under the Arrangement Agreement.

Parent has also agreed:

•

to not and cause its affiliates not to, enter into or agree to enter into any transaction (including by merger, consolidation, acquisition of shares or assets, license or intellectual property, pharmaceutical or scientific collaboration, or otherwise) that (1) results in Parent acquiring any material interest in any person, or substantial portion of the assets of any person, in each case, related to the development or commercialization of (A) prostate-specific membrane antigen (PSMA)-targeted radiopharmaceutical therapies for the treatment of tumors expressing PSMA, (B) insulin-like growth factor 1 receptor (IGF-1R)-targeted radiopharmaceutical therapies for the treatment of solid tumors expressing IGF-1R, or (C) neurotensin receptor type 1 (NTSR1)-targeted radiopharmaceutical therapies for the treatment of solid tumors expressing NTSR1 and (2) would reasonably be expected to prevent, materially delay or otherwise materially impede the receipt of any regulatory approval or consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement; and

•

with respect to the tax year of Fusion beginning on the Effective Date, not take or permit to be taken any action, make any filing, or enter into any transaction or series of transactions that would cause or result in such tax year to end on or before August 31, 2024.

Regulatory Approvals

Fusion and Parent agreed to make appropriate filings (1) under the HSR Act as promptly as practicable (and in event within five Business Days after the date of the Arrangement Agreement) and under the Competition Act as promptly as practicable (and in event within ten Business Days after the date of the Arrangement Agreement) with respect to the transactions contemplated by the Arrangement Agreement. In addition, Parent agreed to cooperate with Fusion in preparation of a notification under Section 11 of the Investment Canada Act, which Purchaser agreed to submit within five Business Days following the date of the Arrangement Agreement (together with the HSR Act Approval and Competition Act Approval, the “Regulatory Approvals”). Fusion and Parent will, among other things, cooperate in good faith and use their respective reasonable efforts to obtain all of the Regulatory Approvals in accordance with the terms of the Arrangement Agreement, and promptly inform the other party of any material communications received in respect of obtaining or concluding the Regulatory Approvals.

Solely with respect to obtaining the Regulatory Approvals, Parent, on behalf of the parties, has the right to determine, direct and control the strategy and timing for and make all decisions relating to and will take the lead in all meetings and communications with any Governmental Entity relating to any required submissions, responses to information requests and filings to any Governmental Entity or other person and obtaining any consent or approval of any Governmental Entity or other person, and, to the extent permissible, Fusion will use its reasonable best efforts to act consistently with such strategy, provided that, Parent consulting with, and giving reasonable consideration to the views of Fusion. No party may (1) extend any waiting period under any applicable antitrust or foreign investment regulation or (2) enter into an agreement with any Governmental Entity not to consummate the transactions contemplated by the Arrangement Agreement, except with the prior consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing or anything else to the contrary in the Arrangement Agreement, Parent and its affiliates (including Purchaser) are not obligated to (1) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Entity; (2) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of Fusion, Parent or their respective affiliates; (3) commit to terminate, amend or replace any existing relationships or contractual rights and obligations of Fusion, Parent or their respective affiliates; (4) terminate any relevant venture or other arrangement of Fusion, Parent or any of their respective affiliates; (5) effectuate any other change or restructuring of Fusion, Parent or any their respective affiliates; (6) contest or resist any action under any antitrust, competition or similar law or have vacated, lifted, reversed or overturned any injunction or other judgment, order or decree that may result from such action, whether temporary, preliminary or permanent; or (7) commit to provide prior notice or seek prior approval from any Governmental Entity of any future transaction.

Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all regulatory approvals, including HSR Approval and Competition Act Approval. Parent will be responsible for payment of the applicable filing fees associated with such regulatory approvals.

Access to Information; Confidentiality

Until the earlier to occur of the Effective Time and the valid termination of the Arrangement Agreement in accordance with its terms, subject to applicable laws and the confidentiality obligations pursuant to the confidentiality and standstill agreement between Fusion and Parent, Fusion will, and will cause its subsidiaries, to give to Parent and its affiliates and its representatives, upon reasonable notice and at Parent’s expense, reasonable access to its and its Subsidiaries personnel, assets, properties, books and records, contracts and financial and operating data or other information with respect to the personnel, assets or business of Fusion or its subsidiaries as Parent or its representatives may from time to time reasonably request in connection with strategic and integration planning, confirmatory due diligence, or for any other reasons reasonably relating to the transactions contemplated by the Arrangement Agreement. Fusion will not be required to permit any access or to disclose any information, that in the reasonable judgment of Fusion, would result in the disclosure of trade secrets of third parties, jeopardize any attorney-client or other legal privilege, violate any obligation with respect to confidentiality, non-disclosure or privacy, or unduly interfere with the conduct of Fusion’s business.

Investigations made by or on behalf of Parent, whether under the terms of the Arrangement Agreement or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by Fusion in the Arrangement Agreement.

Disclosed Canadian Personal Information

With respect to any personal information in the control of Fusion or any of its Subsidiaries prior to Closing that is disclosed to Parent or Purchaser in connection with the Arrangement Agreement and that is governed by applicable Canadian privacy laws (the “Disclosed Canadian Personal Information”) prior to Closing, Parent and Purchaser will (1) not collect, use or disclose the Disclosed Canadian Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by the Arrangement Agreement, the performance of Arrangement Agreement, or the consummation of the transactions contemplated by the Arrangement Agreement, and (2) protect the confidentiality of the Disclosed Canadian Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.

Following Closing, the parties: (1) will not collect, use or disclose the Disclosed Canadian Personal Information for any purposes other than the purposes for which the information was initially collected, used or disclosed, or for which additional consent was or is obtained or as otherwise permitted or required by applicable laws; (2) will protect the confidentiality of all Disclosed Canadian Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (3) will give effect to any withdrawal of consent with respect to the Disclosed Canadian Personal Information.

If the transactions contemplated by the Arrangement Agreement do not proceed, Parent and Purchaser will return to Fusion or, at Fusion’s request, destroy in a secure manner, the Disclosed Canadian Personal Information (and any copies) within a reasonable period of time.

Public Communications

Fusion, Parent and Purchaser will cooperate in the preparation of presentations, if any, to the Securityholders regarding the Arrangement. Except as otherwise contemplated by the Arrangement Agreement, no party will issue any press release or make any other public statement or disclosure with respect to the Arrangement Agreement or the Arrangement without the consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed), and no party will make any filing with any Governmental Entity (other than as contemplated in certain sections of the Arrangement Agreement or as required under applicable laws) with respect to the Arrangement Agreement or the Arrangement without the consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed). Any party that is required to make disclosure by law with respect to the Arrangement or the Arrangement Agreement will, to the extent legally permissible, use its commercially reasonable efforts to give the other party prior oral or written notice and a reasonable opportunity for it and its legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information of the disclosing party contained in such disclosure or filing). The party making such disclosure required by applicable law will give reasonable consideration to any comments made by the other party or its legal counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing. Subject to the other terms of the Arrangement Agreement, Fusion will have no obligation to consult with Parent prior to making any disclosure related to an Acquisition Proposal or a Change in Recommendation.

Notice and Cure Provisions

Each party will promptly notify the other party of the occurrence, or failure to occur, of any event or state of facts that would, or would be reasonably expected to:

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cause any of the representations or warranties of such party contained in the Arrangement Agreement to be untrue or inaccurate in any material respect (or in all respects if already qualified by reference to “material”, “Material Adverse Effect” or other concept of materiality) prior to the earlier of the Effective Time or termination of the Arrangement Agreement; or

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result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party prior to or at the Effective Time under the Arrangement Agreement.

Notification provided under these covenants will not be deemed to cure any breach of or otherwise affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Arrangement Agreement.

Neither Parent nor Fusion will be permitted to exercise its right to terminate the Arrangement Agreement pursuant to its terms, unless the party seeking to terminate the Arrangement Agreement has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, or incorrect or inaccurate representations and warranties or other matters which the terminating party asserts as the basis for termination. After delivering such a notice, provided the breaching party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the terminating party may not exercise such termination right if such matter has been cured prior to the earlier of (1) the Outside Date, and (2) the date that is 20 Business Days following receipt of such notice by the breaching party.

Insurance and Indemnification

Prior to the Effective Date, Fusion will purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection for not less than six years after the Effective Date and with protection that is no less favourable to the directors and officers in the aggregate to the protection provided by the policies maintained by Fusion and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date, and Parent will, or will cause Fusion and its subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date. However, none of Parent, Purchaser or any of their respective affiliates will be required to expend for any such insurance policies in an aggregate amount in excess of 300% of the annual premiums for policies currently maintained by Fusion and its subsidiaries for directors’ and officers’ liability insurance in effect as of the date of the Arrangement Agreement.

Furthermore, the Arrangement Agreement provides that Parent will, and will cause Fusion and its subsidiaries to, from and after the Effective Date, honor all rights to indemnification or exculpation existing as of the date of the Arrangement Agreement in favour of present and former employees, officers and directors of Fusion and its subsidiaries to the extent that they are now existing and contained in their organizational documents or disclosed to Purchaser and Parent in Fusion’s confidential disclosure letter to the Arrangement Agreement. Such rights will not be amended or rescinded in a manner adverse to the applicable officer or director and will survive the completion of the Plan of Arrangement and will continue in full force and effect in accordance with their terms for a period of at least six years from the Effective Date.

NASDAQ Delisting

Subject to applicable law, Parent and Fusion will use their commercially reasonable efforts to cause the Shares to be delisted from NASDAQ and de-registered under the Exchange Act, with effect as soon as reasonably practicable following the Effective Time.

Rule 16b-3 Matters

Prior to the Effective Time, Fusion will take all actions reasonably necessary or advisable to cause any dispositions of Shares and derivative securities with respect to any such Shares resulting from the transactions contemplated by the Arrangement Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Fusion immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by law.

Director Resignations

Prior to the Effective Time, unless otherwise directed by Parent, Fusion will use commercially reasonable efforts to cause each of its and its subsidiaries’ directors to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of Fusion or any of its subsidiaries, as applicable.

Section 338(g) Elections

Parent and Fusion will cooperate fully prior to the Effective Date, as and to the extent reasonably requested by the other party, to determine whether any elections under Section 338(g) of the Code (or any similar provision under state, local or non-U.S. law) will be made with respect to the acquisition of Fusion and its subsidiaries pursuant to the Arrangement Agreement. However, Parent (or any of its affiliates) will not make such election if Fusion reasonably determines, in consultation with its accountants, that such election would be likely to be materially adverse to Shareholders or Fusion and if such election is made by Parent or any of its affiliates, Parent will provide a draft of such election to Fusion for review and approval (not to be unreasonably conditioned, delayed or withheld) no later than ten Business Days prior to the Effective Date. If Fusion has not provided its consent to the filing of any election under Section 338(g) of the Code, no election will be made by Parent with respect to the transactions contemplated by the Arrangement Agreement. See “Certain U.S. Federal Income Tax Considerations – Section 338(g) Election”.

Qualified Electing Fund Election

Within 90 days after the end of Fusion’s taxable year that includes the Effective Date, Parent will, in consultation with its accountants, use commercially reasonable efforts to (1) determine whether Fusion is a “passive foreign investment company” as defined in Section 1297(a) of the Code (a “PFIC”) with respect to such taxable year, (2) determine the PFIC status of any subsidiaries of Fusion with respect to such taxable year, (3) make such PFIC determinations available to Shareholders electronically (including by posting such information on an investor relations tab of AstraZeneca’s website), and (4) provide a PFIC Annual Information Statement to allow existing Shareholders (or their direct or indirect beneficial owners) to make an election to treat Fusion or any of its subsidiaries as a “qualified electing fund” under Section 1295 of the Code. Parent may elect to provide such information on Fusion’s website at https://ir.fusionpharma.com/documents-charters.

Employee Matters

With respect to each Continuing Employee, for a period commencing on the Effective Time and ending 12 months after the Effective Time (or the date the applicable Continuing Employee’s employment terminates, if sooner) Parent has agreed to, or to cause its applicable affiliate to, provide each Continuing Employee:

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the annual base salary or wage rate, as applicable, and an annual target cash incentive opportunity, that are, taken as a whole, no less favourable in the aggregate to the annual base salary or wage rate, as applicable, and annual target cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time; and

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retirement and health and welfare benefits at levels that are, taken as a whole, substantially comparable in the aggregate to either (1) those in effect for the Continuing Employee immediately prior to the

Effective Time or (2) those provided to similarly situated employees of Parent or its affiliates in the same jurisdiction as such Continuing Employee (excluding severance, defined benefit pension, post retirement medical, nonqualified deferred, equity or equity-based (including with respect to the Fusion ESPP), long-term incentive, retention, change in control and other special or non-recurring compensation or benefits).

In addition, Parent will assume liability for, honor and comply with, and will cause Fusion and its affiliates to assume liability for, honor and comply with, all Employee Plans applicable to Continuing Employees and in effect immediately prior to the Effective Time in accordance with their terms, including all severance, change in control and separation pay plans, agreements, policies and arrangements and employment agreements, and provide the severance payments and benefits required thereunder to any applicable Continuing Employee that experiences a qualifying termination of employment pursuant to the terms thereunder following the Effective Time; provided that Parent may amend, modify, replace or terminate any such Employee Plans in accordance with their respective terms.

In addition, Parent has agreed that Parent or its applicable affiliate will treat, and cause the applicable benefit plans to treat, the service of each Continuing Employee with Fusion, any of its subsidiaries or any affiliate of Fusion attributable to any period before the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate, vesting and benefit accrual under the vacation policy, severance, health or welfare plan(s) and defined contribution plans maintained by Parent or any of its affiliates, in each case, in which the applicable Continuing Employee participates and which are analogous to Employee Plans the applicable Continuing Employee participated in as of immediately prior to the Effective Time, except where credit would result in duplication of benefits under any pension plan that is not a defined contribution plan or under any retiree medical program or other retiree welfare benefit program. To the extent that any Continuing Employee participates in any health or other group welfare benefit plan of Parent or any of its affiliates following the Effective Time, Parent or its applicable affiliate will use commercially reasonable efforts to cause (1) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Parent to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Continuing Employees participated immediately prior to the Effective Time, and (2) any amounts paid by a Continuing Employee under any of Fusion’s health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any of its affiliates to the extent that any such amounts were recognized prior to the Effective Time under the analogous Employee Plan.

2020 Employee Share Purchase Plan

With respect to the Fusion ESPP, (1) no Offering (as defined in the Fusion ESPP) will commence or be extended following the date of the Arrangement Agreement, (2) for each Offering that would otherwise have an Exercise Date (as defined in the Fusion ESPP) that occurs following the anticipated Effective Time, (A) such Exercise Date will instead occur no later than seven Business Days prior to the anticipated Effective Time, and (B) each participant’s accumulated contributions under the Fusion ESPP will be used to purchase Shares in accordance with the Fusion ESPP as of such Exercise Date, (3) the applicable purchase price for Shares (as a percentage of the fair market value of Shares) will not be decreased below the levels set forth in the Fusion ESPP as of the date of the Arrangement Agreement, (4) no participant in the Fusion ESPP may increase his or her rate of payroll deductions used to purchase Shares under the Fusion ESPP following the date of the Arrangement Agreement, (5) only participants in the Fusion ESPP as of the date of the Arrangement Agreement may continue to participate in the Fusion ESPP after the date of the Arrangement Agreement, and (6) the Fusion ESPP will terminate in its entirety as of the Effective Time and no further rights will be granted or exercised under the Fusion ESPP thereafter.

Termination of Employee Plans

If Parent directs in writing at least 10 Business Days prior to the Effective Time, Fusion or its subsidiaries will (1) terminate any and all Employee Plans intended to be qualified under Section 401(a) of the Code, effective no later than the Business Day immediately preceding the Effective Time and (2) make all employee and employer contributions to such Employee Plans on behalf of all participants under such Employee Plans for all periods of service prior to the Effective Date, including such contributions that would have been made on behalf of such participants had the transactions contemplated by the Arrangement Agreement not occurred.

Guarantee of Parent

Parent has agreed to unconditionally and irrevocably guarantee in favour of Fusion the due and punctual payment and performance by Purchaser of each and every obligation of Purchaser under the Arrangement Agreement, including the payment of the Consideration payable to the Securityholders and the indemnification obligations, each in accordance with the terms of and subject to the conditions set forth in the Arrangement Agreement and the Plan of Arrangement. Parent has agreed to cause Purchaser to comply with all of such person’s obligations under or relating to the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated therein. Finally, Parent has agreed that Fusion will not have to proceed first against Purchaser for such performance before exercising its rights under the guarantee against Parent, and Parent has agreed to be jointly and severally liable with Purchaser for all such guaranteed obligations as if it were the principal obligor of such obligations.

Debt Payoff

Fusion will deliver to Parent at least one Business Day prior to the Effective Time, an executed customary payoff letter and lien terminations with respect to the Loan and Security Agreement, dated as of April 4, 2022 (as amended by that certain Consent and First Amendment to Loan and Security Agreement, dated as of August 23, 2022, that certain Second Amendment to Loan and Security Agreement, dated as of September 21, 2022, and that certain Third Amendment to Loan and Security Agreement, dated as of March 30, 2023), by and among, inter alia, Fusion, and Fusion Pharmaceuticals US Inc., a Delaware corporation, as borrowers, and Oxford Finance LLC, a Delaware limited liability company, as collateral agent, and the lenders party thereto from time to time (the “Existing Credit Agreement”), in each case, in form and substance reasonably acceptable to Parent, subject to receipt by the lenders of the applicable payoff amount, for the release of all liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under the Existing Credit Agreement (other than claims that expressly survive termination of the Existing Credit Agreement) subject to the occurrence of the Effective Time.

Restrictions on Solicitations of Other Offers

Fusion has agreed not to, and to cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

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solicit, initiate, knowingly facilitate or knowingly encourage (including by furnishing non-public information or providing copies of, access to, or disclosure of, any confidential information of Fusion or any subsidiary, or enter into any form of agreement, arrangement or understanding) any inquiries or proposals or offers that constitute, or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

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enter into or otherwise engage or participate in or knowingly encourage any discussions or negotiations with (or provide any information or data to) any person (other than Parent) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

•	make a Change in Recommendation; or

•

approve or recommend any Acquisition Proposal or accept, approve, endorse, enter into or recommend, or propose publicly to accept, approve, endorse or recommend, any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal.

In addition, Fusion agreed to, and to cause its subsidiaries and their respective representatives to, immediately cease and cause to be terminated any solicitation, knowing encouragement, discussion, negotiation or other activities with any person (other than Parent, Purchaser and their respective representatives) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal.

Neither Fusion nor any of its subsidiaries nor any of their respective representatives will, without the prior written consent of Parent, release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Fusion, or any of its subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Fusion or any of its subsidiaries is a party. However, Fusion will not be required to enforce, and will be permitted to waive, any provision of any such agreement that prohibits or purports to prohibit the submission or making of a confidential Acquisition Proposal to the Board if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

If Fusion or any of its subsidiaries or any of their respective representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Fusion or any of its subsidiaries, including information, access or disclosure relating to the assets, properties, facilities, books and records of Fusion or any of its subsidiaries, Fusion will promptly notify Parent, at first orally, and then (and in any event within 24 hours or, if first received on a Saturday, within 48 hours, following receipt) in writing, provide Parent with unredacted copies of all documents, substantive correspondence and other materials received from or on behalf of such person and keep Parent fully informed on a current basis of the status of developments and (to the extent permitted under the Arrangement Agreement) negotiations.

If at any time prior to obtaining the Required Shareholder Approval at the Meeting, Fusion receives an unsolicited bona fide written Acquisition Proposal, Fusion may engage in discussions or negotiations with, or provide copies of, access to or disclosure of information relating to the assets, properties, facilities, books or records of Fusion or any of its subsidiaries to such person making an Acquisition Proposal, if and only if:

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the Board first determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal (disregarding any due diligence or access condition to which such Acquisition Proposal is subject);

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such Acquisition Proposal did not arise as a result of a violation by Fusion directly or indirectly through its subsidiaries or its or their respective representatives of the covenants regarding non-solicitation contained in the Arrangement Agreement in any material respect, and Fusion has been and continues to be in compliance with its obligations under the additional covenants regarding non-solicitation contained in the Arrangement Agreement, in all material respects;

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Fusion enters into a customary confidentiality and standstill agreement with such person having terms at least as onerous in all material respects as those set forth in the confidentiality and standstill agreement between Fusion and Parent (however, such confidentiality agreement need not prohibit the making of an Acquisition Proposal confidentially to the Board);

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Fusion has provided Parent with (1) written notice stating Fusion’s intention to participate in such discussions or negotiations and to provide all such copies, access or disclosure relating to the Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and (2) a copy of the confidentiality and standstill agreement referenced in the bullet above; and

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Fusion provides Parent with any non-public information provided to such other person which was not previously provided to Parent substantially concurrently with such information being provided to such person.

The Arrangement Agreement provides that if at any time prior to obtaining the Required Shareholder Approval at the Meeting, Fusion receives an unsolicited bona fide written Acquisition Proposal that constitutes a Superior Proposal, the Board may authorize Fusion to make a Change in Recommendation or enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

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such Superior Proposal did not arise as a result of a violation by Fusion directly or indirectly through its subsidiaries or their respective Representatives of the non-solicitation covenants contained in the Arrangement Agreement in any material respect, and Fusion has been and continues to be in compliance with its obligations under the non-solicitation covenants contained in the Arrangement Agreement in all material respects;

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Fusion has provided Parent with written notice detailing the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement;

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Fusion has provided Purchaser with an unredacted copy of the proposed definitive agreement for the Superior Proposal and all schedules and exhibits thereto, together with any financing documents supplied to Fusion in connection therewith;

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at least four Business Days have elapsed from the date that is the later of the date on which Purchaser received the notice of the Superior Proposal and the date on which Parent received all of the materials set forth above (it being understood that Fusion will promptly, and in any event within 24 hours, inform Parent of any amendment to the financial or other material terms of such Superior Proposal during such period);

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after such period and subject to Fusion’s compliance with the matching conditions contained in the Arrangement Agreement, the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal, and that failure of the Board to make a Change in Recommendation or to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

•	prior to or concurrently with entering into a definitive agreement with respect to such Superior Proposal, Fusion validly terminates the Arrangement Agreement and pays a termination fee.

During the period of four Business Days described above, or such longer period as Fusion may approve:

•	Fusion will negotiate (and direct its representatives to negotiate) in good faith with Parent and its Representatives (to the extent Parent desires to negotiate);

•	Purchaser will have the right, but not the obligation, to propose revisions to the terms of the Arrangement Agreement and the Arrangement; and

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the Board will review any such proposed revisions of the Arrangement Agreement and the Arrangement in good faith in order to determine, in consultation with its financial and outside legal advisors, whether such revisions, if given effect, would cause the Superior Proposal giving rise to the Matching Period to cease to be a Superior Proposal.

Each successive modification to any Acquisition Proposal that results in an increase to, or a modification of, the amount or form of consideration to be received by Shareholders or other amendment to the material terms or conditions thereof will constitute a new Acquisition Proposal for purposes of the requirements under the matching rights described above and Purchaser will be afforded a new two Business Day period from the later of the date on which Purchaser received the notice of the Superior Proposal and the date on which Purchaser received all of the materials as described above.

Upon the written request of Purchaser, the Board will promptly reaffirm its unanimous determination that (1) the Arrangement is fair to the Shareholders (other than Parent and its affiliates); (2) the Arrangement is in the best interest of Fusion and (3) it will recommend that Shareholders vote in favour of the Arrangement Resolution (together, the “Board Recommendation”) by press release (but on no more than two occasions per Acquisition Proposal) after any Acquisition Proposal which is not determined by the Board to be a Superior Proposal is publicly announced or the Board determines that a proposed revision to the terms of the Arrangement Agreement as contemplated above would result in an Acquisition Proposal no longer being a Superior Proposal. Fusion publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than ten Business Days following the formal announcement of such Acquisition Proposal, including a customary “stop-look-and-listen” or similar communication, will not be considered to be in violation of the Arrangement Agreement if the Board has reaffirmed the Board Recommendation before the end of such ten Business Day period.

If Fusion provides a notice of a Superior Proposal to Parent after a date that is less than five Business Days before the Meeting, Fusion may, and will if directed by Parent, postpone or adjourn the Meeting to a date that is not more than ten Business Days after the scheduled date of the Meeting, but in any event to a date that is not less than three Business Days prior to the Outside Date.

Representations and Warranties

The Arrangement Agreement contains customary representations and warranties made by each of Fusion, Parent and Purchaser. The assertions embodied in those representations and warranties are solely for the purposes of the Arrangement Agreement. Many of the parties’ representations and warranties are qualified by knowledge, materiality and/or a “Material Adverse Effect” standard.

The Arrangement Agreement contains customary representations and warranties of Fusion relating to, among other things: corporate existence and power; corporate authorization; execution and delivery of the Arrangement Agreement; governmental authorizations; non-contravention; capitalization; subsidiaries; shareholders’ and similar agreements; Canadian and U.S. securities laws matters; financial statements; disclosure/internal controls, auditors; no undisclosed material liabilities; absence of certain changes; non-arm’s length transactions; no “collateral benefit”; compliance with laws and authorizations; litigation; taxes; employee and labor matters; hostile workplace; employee plans; environmental matters; leased real property; personal property; material contracts; regulatory compliance; intellectual property; patents and patent applications; product liabilities; computer systems; cybersecurity; privacy and security; insurance; books and records; restrictions on conduct of business; funds available on termination; no shareholder rights plan; anti-money laundering and anti-corruption; customs and international trade laws; and financial advisors.

In addition, the Arrangement Agreement contains customary representations and warranties of Parent and Purchaser, including with respect to, among other things; organization and qualification; corporate authorization; execution and delivery of the Arrangement Agreement; governmental authorizations; non-contravention; litigation; available funds; finders’ fees; ownership of Fusion; and the Investment Canada Act.

Many of Fusion’s representations and warranties are qualified by a “Material Adverse Effect” standard. For purposes of the Arrangement Agreement, “Material Adverse Effect” means any fact, state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to (1) prevent, materially delay or materially impair the ability of Fusion to complete the Arrangement in accordance with the terms of the Arrangement Agreement or (2) have a material adverse effect on the business, assets financial condition or results of operations of Fusion and its subsidiaries, taken as a whole, except, with respect to (2) above, any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from or arising in connection with the following (alone or in combination) will not be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•	any fact, state of facts, change, event, occurrence, effect or circumstance generally affecting the industry in which Fusion and its subsidiaries operate;

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any change in (1) global, national or regional political conditions (including the outbreak or escalation of war, acts of terrorism or cyberterrorism, or military actions, including any acts of war or sanctions imposed in connection with the current disputes involving the Russian Federation and Ukraine as well as Israel and Palestine), (2) in general economic, business, political, regulatory or market conditions or in national or global financial or capital markets, or (3) interest rates or currency exchange rates;

•	any change in GAAP (or the implementation of GAAP by any Governmental Entity);

•	any adoption, proposal, implementation or change in law, or in any interpretation of law, by any Governmental Entity;

•	any natural or man-made disaster or act of God (including epidemics, pandemics, disease outbreak or other health crisis or public health event), or any escalation or worsening of any of the foregoing;

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the failure by Fusion or any of its subsidiaries to meet any internal, third party or public projections, forecasts, budgets, guidance or estimates of revenues, earnings, cash flow, cash position, or other financial or operating metrics (however, the cause underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred if such underlying cause does not otherwise fall within any of the exceptions to this definition);

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the execution, announcement or pendency of the Arrangement Agreement and the transactions contemplated thereby, the identity of Purchaser or Parent, or the consummation of the transactions contemplated thereby or the Arrangement, including, the impact of any of the foregoing on the relationships, contractual or otherwise, with employees, contractors, suppliers, vendors, partners, licensors, licensees, Governmental Entities or other third parties (however, this exception will not apply with respect to any representation or warranty expressly intended to address the consequences of the execution, announcement, pendency or consummation of, or compliance with, the Arrangement Agreement and the other transactions contemplated thereby or the closing conditions with respect to the representations and warranties of Fusion);

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any action taken (or omitted to be taken) (1) with the express written consent of Parent, or (2) the failure to take any action that is expressly prohibited by the terms of the Arrangement Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor;

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any change in the market price or trading volumes of any securities of Fusion or any suspension of trading of Fusion’s securities (it being understood that the causes underlying such change in market price or trading volumes may constitute or be taken into account in determining whether a Material Adverse Effect has occurred if such underlying cause does not otherwise fall within any of the exceptions to this definition);

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any action brought by, or made by, or on behalf of, any current or former stakeholder of Fusion against Purchaser or Parent, Fusion, their affiliates, or any of their directors and officers arising out of the Arrangement Agreement or the transactions contemplated thereby including actions arising out of the exercise by any person of dissent rights; or

•

any regulatory, preclinical or clinical, pricing, reimbursement or manufacturing change, event, occurrence or effect relating to or affecting any Fusion product or product candidate (other than, in each case, if related to safety), any product or product candidate competitive with any of Fusion’s products or product candidates (including (1) any suspension, rejection, refusal of, or request to refile any regulatory application, filing or approval or delay in obtaining, making or maintaining any such regulatory application, filing or approval with respect to any Fusion product or product candidate or product or product candidate competitive with any Fusion product or product candidate, (2) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Entity related to any product or product candidate competitive with any Fusion product or product candidate, (3) any delay, hold or termination of any preclinical or clinical study, trial or test related to any Fusion product or product candidate, any product or product candidate competitive with any Fusion product or product candidate, (4) any results, outcomes, data, adverse events, side effects arising from any preclinical or clinical studies, trials or tests related to any product or product candidate competitive with any Fusion product or product candidate, (5) any market entry or threatened market entry by any product or product candidate competitive with any Fusion product or product candidate, (6) any long-term production or supply chain disruption affecting the manufacture of any Fusion product or product candidate, and (7) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of any of the foregoing related to any Fusion product or product candidate or product or product candidate competitive with any Fusion product or product candidate).

With respect to the first five bullets above, if such matter has a disproportionate effect on Fusion and its subsidiaries, taken as a whole, relative to other comparable companies or entities operating in the industries in which Fusion and its subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

Conditions to the Arrangement

Mutual Conditions Precedent

The parties to the Arrangement Agreement are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of each of the parties to the Arrangement Agreement:

•	The Arrangement Resolution has been approved and adopted by the Required Shareholder Approval at the Meeting and in accordance with the Interim Order.

•

The Interim Order and the Final Order have each been obtained on terms consistent with the Arrangement Agreement and have not been set aside or modified in a manner unacceptable to either Fusion or Parent, each acting reasonably, on appeal or otherwise.

•	Each of the Investment Canada Act Approval, the Competition Act Approval and the HSR Approval has been obtained, and is in full force and effect, and has not been rescinded or modified.

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No applicable law has been enacted, issued or promulgated that remains in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement.

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No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree has been issued by a court of competent jurisdiction and remains in effect which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement.

•

No action has been taken by any Governmental Entity of competent jurisdiction which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement.

Conditions Precedent to the Obligations of Parent and Purchaser

Parent and Purchaser are not required to consummate and complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of Parent and may only be waived, in whole or in part, by Parent in its sole discretion:

•

The representations and warranties of Fusion made in the Arrangement Agreement are accurate at and as of the date of the Arrangement Agreement and as of the Effective Time (except for representations and warranties made as of a specified date, which need only be accurate as of such specified date), except that, subject to certain exceptions, any inaccuracies in Fusion’s representations and warranties will be disregarded if such inaccuracies (disregarding materiality and Material Adverse Effect qualifiers in the related representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

•

Fusion has fulfilled or complied in all material respects with each of the covenants of Fusion contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

•	Since the date of the Arrangement Agreement, no Material Adverse Effect has occurred and been continuing.

•	The delivery by Fusion of certain other customary closing deliverables and certificates.

Conditions Precedent to the Obligations of Fusion

Fusion is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of Fusion and may be waived, in whole or in part, by Fusion in its sole discretion:

•

The representations and warranties of Purchaser and Parent made in the Arrangement Agreement are accurate at and as of the date of the Arrangement Agreement and as of the Effective Time (except for representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that, subject to certain exceptions, any inaccuracies in such representations and warranties will be disregarded if such inaccuracies (disregarding materiality qualifiers in the related representations and warranties), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent to complete the Arrangement in accordance with the terms of the Arrangement Agreement.

•	Parent has fulfilled or complied in all material respects with each of the covenants of Parent contained in the Arrangement Agreement.

•

Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in the Arrangement Agreement in its favour, Purchaser having deposited or caused to be deposited in escrow in accordance with the terms of the Arrangement Agreement, the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement, provided that Purchaser is not required to deposit any funds related to the CVR unless and until required pursuant to the terms of the CVR Agreement.

•	The CVR Agreement shall be in full force and effect.

•	The delivery by Parent of certain other customary closing deliverables and certificates.

Termination

The Arrangement Agreement may be terminated prior to the Effective Time by the mutual written agreement of the parties.

Termination by Either Fusion or Parent

In addition, either Fusion, on the one hand, or Parent, on the other hand, on written notice to the other parties if:

•	the Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order;

•

after the date of the Arrangement Agreement, any law is enacted, made, enforced or amended, or any injunction or other judgment, order or decree is issued by a court of competent jurisdiction or other Governmental Entity, as applicable, in each case, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins Fusion, Parent or Purchaser from consummating the Arrangement, and such law, injunction or other judgment, order or decree has, if applicable, becomes final and non-appealable (however, the party seeking to terminate the Arrangement Agreement will not have the right to terminate if such party’s failure to fulfill any obligation under the Arrangement Agreement will have been a material cause of the occurrence or continuation of such restraint or illegality); or

•

the Effective Time does not occur on or prior to the Outside Date (however, a party may not terminate the Arrangement Agreement if a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements required to be performed under the Arrangement Agreement was a material cause of the failure of the Effective Time to occur).

Termination by Fusion

Fusion may also terminate the arrangement agreement, on written notice to Parent if:

•

a breach of any representation or warranty of, or failure to perform any covenant or agreement by, Parent or Purchaser under the Arrangement Agreement occurs that would cause any conditions of the relevant sections of the Arrangement Agreement not to be satisfied, and the breach or failure is incapable of being cured on or prior to the earlier of the Outside Date and the date that is twenty Business Days following receipt by Parent of a termination notice from Fusion with respect to such breach or failure subject to the applicable provisions of the Arrangement Agreement (provided that Fusion is not then in breach of the Arrangement Agreement so as to directly or indirectly cause any condition in the relevant sections of the Arrangement Agreement not to be satisfied);

•

prior to obtaining the Required Shareholder Approval, the Board authorizes Fusion to enter into a definitive written agreement (other than a confidentiality agreement permitted under the Arrangement Agreement) with respect to any Superior Proposal, subject to Fusion being in compliance in all material respects with the non-solicitation covenants in the Arrangement Agreement and, prior to or concurrent with such termination, paying the termination fee in accordance with the Arrangement Agreement; or

•

the conditions in the Arrangement Agreement have been satisfied or waived by the applicable party or parties (excluding the condition for Purchaser to deposit the Consideration with the Depositary and the conditions that, by their terms, cannot be satisfied until the Effective Date, in which case, there is no state of facts or circumstances then existing that would cause such conditions not to be satisfied) and Parent has failed to comply with its obligations under the Arrangement Agreement to provide the Depositary sufficient funds in order to satisfy the aggregate Consideration payable to Shareholders as provided for in the Plan of Arrangement;

Termination by Parent

Parent may also terminate the arrangement agreement, on written notice to Fusion if:

•

a breach of any representation or warranty of, or failure to perform any covenant or agreement by, Fusion under the Arrangement Agreement occurs that would cause any conditions of the relevant sections of the Arrangement Agreement not to be satisfied, and such breach or failure is incapable of being cured on or prior to the earlier of the Outside Date and the date that is twenty Business Days following receipt by Fusion of a termination notice from Parent with respect to such breach or failure subject to the applicable provisions of the Arrangement Agreement (provided that Parent is not then in breach of the Arrangement Agreement so as to directly or indirectly cause any conditions of the relevant sections of the Arrangement Agreement not to be satisfied);

•

prior to obtaining the Required Shareholder Approval: (1) the Board makes a Change in Recommendation (which includes Fusion publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of more than ten Business Days after public announcement of an Acquisition Proposal); (2) the Board approves or recommends any Acquisition Proposal; (3) the Board approves, recommends or authorizes Fusion to enter into a written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted under the Arrangement Agreement); or (4) Fusion publicly announces the intention to do any of the foregoing; or

•	since the date of the Arrangement Agreement, there has occurred a Material Adverse Effect that is continuing and incapable of being cured on or prior to the Outside Date.

Termination Fee

Fusion will be required to pay a termination fee of $71,680,000 if the Arrangement Agreement is terminated: (1) pursuant to the provisions described in the second bullet described above in the section of this Circular entitled

“Termination of the Merger Agreement—Termination by Fusion,” (2) pursuant to the provisions described in the third bullet described above in the section of this Circular entitled “Termination of the Merger Agreement—Termination by Parent” or (3) pursuant to the provisions described in the third bullet described above in the section of this Circular entitled “Termination of the Merger Agreement—Termination by Either Fusion or Parent” (but in the case of a termination by Fusion, only if the right to terminate the Arrangement Agreement pursuant to that section is then available to Parent) or by Parent pursuant to pursuant to the provisions described in the first bullet described above in the section of this Circular entitled “Termination of the Merger Agreement—Termination by Parent” and if: (A) at the time of such termination, Fusion is not entitled to terminate the Arrangement Agreement pursuant to the provisions described in the third bullet described above in the section of this Circular entitled “Termination of the Merger Agreement—Termination by Fusion”; (B) prior to the date of such termination, an Acquisition Proposal is made or publicly announced by any person and such Acquisition Proposal is not subsequently publicly and unconditionally withdrawn at least three Business Days before the Meeting; and (C) within 12 months of such termination, Fusion completes or enters into a definitive written agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (B) above) (provided that, for the purpose of clause (C) above, references to “20%” in the definition of “Acquisition Proposal” will be deemed to be “50%”).

Parent will be required to pay a termination fee of $102,400,000 if the Arrangement Agreement is terminated (1) pursuant to the provisions described in the second bullet described above in the section of this Circular entitled “Termination of the Merger Agreement—Termination by Either Fusion or Parent” (solely if the applicable law, injunction, judgment, order or decree relates to the HSR Act Approval and Competition Act Approval) or (2) pursuant to the provisions described in the third bullet described above in the section of this Circular entitled “Termination of the Merger Agreement—Termination by Either Fusion or Parent” if all conditions of (A) both Fusion and Parent and (B) Parent and Purchaser have been satisfied other than (x) the conditions described in the third bullet described above in the section of this Circular entitled “Conditions to the Arrangement—Mutual Conditions” (provided the Investment Canada Act Approval has been obtained) or (y) the conditions described in the fourth and fifth bullet described above in the section of this Circular entitled “Conditions to the Arrangement—Mutual Conditions” (solely as it relates to the Regulatory Approvals, other than the Investment Canada Act Approval).

In the event that either party is obligated to pay the termination fee and the termination fee is paid, such party will not have any further liability to the other party relating to or arising out of the Arrangement Agreement or the failure to complete the Arrangement (subject to certain exceptions).

Fees and Expenses

Except as otherwise provided in the Arrangement Agreement, each party will pay all out-of-pocket third party transaction expenses incurred by such party in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated therein, including fees, costs and expenses incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, whether or not the Arrangement is completed.

Injunctive Relief

Fusion, Parent and Purchaser have agreed that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of the Arrangement Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Fusion, Parent and Purchaser are entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled at law or in equity, to specific performance of the terms of the Arrangement Agreement and an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the Arrangement Agreement and to specifically enforce compliance with the terms of the Arrangement Agreement. Fusion, on the one hand, and Parent and Purchaser, on the other hand have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Arrangement Agreement by such party or parties. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to such party may be entitled including the right to pursue remedies for liabilities or damages incurred or suffered by a party in case of breach of the Arrangement Agreement involving fraud or willful breach.

Amendments

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the parties, subject to the Plan of Arrangement, the Interim Order and the Final Order, and any such amendment may:

•	change the time for performance of any obligations or acts of the parties;

•	waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

•	waive any inaccuracies or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the parties; or

•	modify conditions contained in the Arrangement Agreement.

However, no such amendment may reduce or materially adversely affect the Consideration to be received by Shareholders without approval of the affected Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

Governing Law

The Arrangement Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

CVR Agreement

Pursuant to the Arrangement Agreement, at or prior to the Effective Time, Parent, Purchaser and the Rights Agent will enter into the CVR Agreement governing the terms of the CVRs issued pursuant to the Arrangement Agreement. The Rights Agent will keep a register of the holders of CVRs.

Each CVR represents the right to receive $3.00, in cash, without interest, subject to any applicable withholding taxes, with such payment conditioned upon the achievement of the following milestone on or prior to August 31, 2029: (1) the submission of an NDA that, if approved, would grant the right to market, distribute and sell the Product for the treatment of metastatic castration resistant prostate cancer in the United States and (2) the FDA’s confirmation of acceptance of the filing of such NDA, in each case of clauses (1) and (2), in accordance with 21 C.F.R., Part 314.101 or 21 C.F.R. Section 601.2 (as applicable).

Such Milestone may be achieved by Parent, Purchaser, any of their permitted assignees, any of their respective affiliates, or any entity that has obtained rights to file an NDA for the Product (including any acquirer or successor-in-interest to Parent or Purchaser). Parent is obligated to use certain specified efforts and resources to achieve the Milestone until the earlier to occur of the date on which the milestone is achieved and August 31, 2029. However, there can be no assurance that the Milestone will be achieved or that the $3.00 Milestone Payment will be made.

The right to payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights, will not represent any equity or ownership interests in Parent, Purchaser or Fusion and will not be transferable except in limited circumstances. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent and Purchaser than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable.

Voting and Support Agreements

On March 18, 2024, in connection with the execution of the Arrangement Agreement, the Supporting Shareholders entered into Voting and Support Agreements with Parent. Under the terms of the Voting and Support Agreements, the Supporting Shareholders have agreed, among other things, to vote their Shares in favour of the approval and authorization of the Arrangement Resolution at the Meeting and, subject to certain exceptions, not to transfer any of their Shares. As of March 18, 2024, the date of the Arrangement Agreement, the Supporting Shareholders beneficially owned an aggregate of approximately 31% of the outstanding Shares entitled to vote at the Meeting. Any Shares of which a Supporting Shareholder acquires beneficial ownership after March 18, 2024, will be subject to the terms and conditions of the Voting and Support Agreement to the same extent as if they were owned by such Supporting Shareholder as of March 18, 2024. The Voting and Support Agreements will terminate upon termination of the Arrangement Agreement and certain other specified events.

PRINCIPAL LEGAL MATTERS

Court Approval and Completion of the Arrangement

An arrangement under the CBCA requires sanction by the Court. On [●], 2024, Fusion obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order and the Notice of Application for the Final Order are attached to this Circular as Appendix D and Appendix H, respectively.

If the Arrangement Resolution is approved by Shareholders at the Meeting in the manner required by the Interim Order, Fusion will apply to the Court to obtain the Final Order. The hearing in respect of the Final Order is scheduled to take place via a judicial videoconference at the Court located 330 University Avenue, Toronto, Ontario M5G 1R7 on [●] , 2024, at [●] [a.m./p.m.] (Eastern Time), or as soon after such time as counsel may be heard. Any Shareholders wishing to appear in person or to be represented by counsel at the hearing of the application for the Final Order may do so but must comply with certain procedural requirements described in the Notice of Application for the Final Order, including filing a notice of appearance with the Court and serving same upon Fusion and Purchaser via their respective counsel as soon as reasonably practicable and, in any event, no less than two Business Days before the hearing of the application for the Final Order (as it may be rescheduled from time to time).

The Court has broad discretion under the CBCA when making orders with respect to arrangements. The Court, when hearing the application for the Final Order, will consider, among other things, the fairness of the Arrangement to Shareholders. The Court may approve the Arrangement in any manner it may direct and determine appropriate.

Once the Final Order is granted on terms consistent with the Arrangement Agreement, and the other conditions contained in the Arrangement Agreement are satisfied or waived to the extent legally permissible, the Articles of Arrangement will be filed with the Director under the CBCA for issuance of the Certificate of Arrangement giving effect to the Arrangement.

Canadian Securities Law Matters

Fusion is a reporting issuer in all provinces in Canada other than Quebec, and, accordingly, is subject to applicable securities laws in all such provinces, including MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure fair treatment of shareholders in transactions which raise the potential for conflicts of interest, generally requiring enhanced disclosure, approval by a majority of shareholders excluding interested or related parties, and, in certain instances, formal valuations. The protections of MI 61-101 apply to a reporting issuer proposing to carry out, among other transactions, a “business combination” (as defined in MI 61-101) which are transactions that can result in the interests of holders of equity securities being terminated without their consent.

Since the Arrangement constitutes a “business combination”, MI 61-101 requires that the Arrangement Resolution be approved by a majority of the minority of Shareholders present virtually or represented by proxy at the Meeting, each being entitled to one vote per Share. In determining minority approval for a business combination, Fusion is required to exclude the votes attached to Shares that, to the knowledge of Fusion or any interested party or their respective directors or senior officers, after reasonable inquiry, are beneficially owned or over which control or direction is exercised by an “interested party”, a “related party of an interested party” and each of their “joint actors”, all as defined in MI 61-101. This approval is in addition to the requirement that the Arrangement Resolution must be approved by at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders present virtually or represented by proxy at the Meeting, each being entitled to one vote per Share.

A transaction, such as the Arrangement, constitutes a “business combination” for purposes of MI 61-101 if, at the time the Arrangement is agreed to, a “related party” of Fusion, such as a director or senior officer or a holder of 10% or more of the voting rights attached to the Shares, is entitled to receive, as a consequence of the transaction, a “collateral benefit” (as defined in MI 61-101).

For the purposes of MI 61-101, a “collateral benefit” means, subject to certain specified exclusions set out below, any benefit that a related party of the issuer is entitled to receive, directly or indirectly, as a consequence of the transaction, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of the issuer or of another person, regardless of the existence of any offsetting costs to the related party or whether the benefit is provided, or agreed to, by the issuer or another party to the transaction. The definition of “collateral benefit” contains certain exclusions. In that regard, a benefit received by a related party of Fusion is not considered to be a collateral benefit if the benefit is received solely in connection with the related party’s services as an employee, director or consultant of Fusion or an affiliated entity and: (1) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the Arrangement; (2) the conferring of the benefit is not, by its terms, conditional on the related party supporting the Arrangement in any manner; (3) full particulars of the benefit are disclosed in this Circular; and (4) either (A) at the time the Arrangement was agreed to, the related party and its associated entities beneficially own or exercise control or direction over less than 1% of each class of equity securities of Fusion, or (B) (x) if the transaction is a “business combination”, the related party discloses to an independent committee of the Board the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the Arrangement, in exchange for equity securities beneficially owned by the related party, and (y) such independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in (x), and (z) the independent committee’s determination is disclosed in this Circular.

Collateral Benefit

In accordance with the terms of the Arrangement Agreement and the Arrangement, each Option and each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested), shall be surrendered to Fusion for cancellation in exchange for the consideration set forth in the Plan of Arrangement. By virtue of such acceleration of Options and Restricted Stock Units, certain directors and officers of Fusion may be considered to be receiving a “collateral benefit”.

To the knowledge of Fusion, other than Dr. John F. Valliant and Dr. Eric Burak, no related party of Fusion, within the meaning of MI 61-101, together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares.

As the Chief Executive Officer and a director of Fusion, Dr. John F. Valliant is a related party of Fusion. As of April 3, 2024, he beneficially owns or exercises control or direction over approximately 3.76% of the Shares as calculated in accordance with MI 61-101 on a partially diluted basis. As of April 3, 2024, he is also the holder of 960,795 unvested Options, and 192,200 Restricted Stock Units. Dr. Valliant is deemed to be receiving a “collateral benefit” as the foregoing exceptions do not apply, given that: (1) he beneficially owns or exercises control or direction over more than 1% of the outstanding Shares and (2) the aggregate value of the collateral benefits that he will be entitled to receive in connection with the Arrangement is greater than 5% of the value of the consideration that he will receive under the Arrangement in respect of the Shares that he beneficially owns. As a result, the Shares beneficially owned by Dr. Valliant will be excluded in respect of the “minority approval” described below under “Minority Approval Requirements”.

As the Chief Technology Officer of Fusion, Dr. Eric Burak is a related party of Fusion. As of April 3, 2024, he beneficially owns or exercises control or direction over approximately 1.11% of the Shares as calculated in accordance with MI 61-101 on a partially diluted basis. As of April 3, 2024, he is also the holder of 440,411 unvested Options, and 63,700 Restricted Stock Units. Dr. Burak is deemed to be receiving a “collateral benefit” as the foregoing exceptions do not apply, given that: (1) he beneficially owns or exercises control or direction over more than 1% of the outstanding Shares and (2) the aggregate value of the collateral benefits that he will be entitled to receive in connection with the Arrangement is greater than 5% of the value of the consideration that he will receive under the Arrangement in respect of the Shares that he beneficially owns. As a result, the Shares beneficially owned by Dr. Burak will be excluded in respect of the “minority approval” described below under “Minority Approval Requirements”.

Minority Approval Requirements

As a result of the foregoing analysis, the “minority approval” requirements of MI 61-101 will apply in connection with the Arrangement. This means that, in addition to obtaining approval of the Arrangement Resolution by at least 66 2⁄3% of the votes cast by the Shareholders present in person or virtually or represented by proxy and entitled to vote at the Meeting, approval by a simple majority of the votes cast by the Shareholders present in person or virtually or represented by proxy and entitled to vote at the Meeting will also be sought, excluding the votes of the “interested parties”, any “related parties of interested parties” and each of their “joint actors” whose votes may not be included in determining “minority approval” of a “business combination” under MI 61-101.

The only votes of interested parties (or related parties of interested parties and joint actors) excluded for purposes of determining “minority approval” in accordance with MI 61-101, will be those attached to the [●] Shares beneficially owned by Dr. John F. Valliant and the [●] Shares beneficially owned by Dr.  Eric Burak, which together represent approximately [●]% of the total voting rights attached to all Shares as of the Record Date.

Formal Valuation

Fusion is not required to obtain a formal valuation under MI 61-101 because no “interested party” (1) will, as a consequence of the Arrangement, directly or indirectly acquire Fusion or the business of Fusion, or combine with Fusion, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, or (2) is a party to any “connected transaction” (as defined in MI 61-101) to the business combination.

Prior Valuations and Prior Offers

To the knowledge of Fusion and its directors and officers, after reasonable enquiry, there have been no “prior valuations” (as defined in MI 61-101) prepared in respect of Fusion within the 24 months prior to the date of this Circular. Fusion has not received any bona fide prior offer during the 24 months before the date of the Arrangement Agreement that relates to the subject matter or is otherwise relevant to the Arrangement.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations under the Tax Act relating to the Arrangement. This summary is generally applicable to a beneficial owner of Shares who, for the purposes of the Tax Act and at all relevant times, (1) deals at arm’s length with Fusion and Purchaser, (2) is not affiliated with Fusion or Purchaser, (3) disposes of Shares under the Arrangement, and (4) holds Shares as capital property (a “Holder”).

Generally, the Shares will be considered capital property to a Holder for purposes of the Tax Act unless the Holder acquires or holds such shares in the course of carrying on a business of buying and selling securities or in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary does not address the tax consequences of the Arrangement to holders of Options, Warrants or Restricted Stock Units. Such holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act in force as at the date hereof, the regulations thereunder, and an understanding of the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is not applicable to a Holder (1) that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market property” rules contained in the Tax Act; (2) that is a “specified financial institution” as defined in the Tax Act; (3) who has acquired Shares on the exercise of an option, warrant, or through any equity-based employment compensation arrangement or otherwise in the course of employment; (4) an interest in which is a “tax shelter investment” (as defined in the Tax Act); (5) that is exempt from tax under Part I of the Tax Act; (6) who reports its “Canadian tax results” within the meaning of section 261 of the Tax Act in a currency other than Canadian currency; (7) that has entered into or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” (as defined in the Tax Act) in respect of the Shares or the CVRs; (8) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada. Such Holders should consult their own tax advisors with respect to the income tax consequences applicable to the Arrangement.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders should consult their own tax advisors with respect to the tax consequences of the Arrangement and any other consequences to them of such transactions under Canadian federal, provincial, territorial, local and foreign tax laws, having regard to their own particular circumstances.

The Canadian federal income tax consequences to a Holder of the receipt, holding and disposition of CVRs and the reporting of amounts in respect thereof for Canadian federal income tax purposes are not entirely clear. The description in this summary of the consequences under the Tax Act of the receipt, holding and disposition of CVRs is therefore not free from doubt. Shareholders are urged to consult their own tax advisors regarding such consequences.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares and CVRs must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into

Canadian dollars using the appropriate exchange rate on the date such amounts arise (as determined in accordance with the detailed rules contained in the Tax Act).

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder deemed to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Such Resident Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances. The CVRs will not be Canadian securities for this purpose.

Disposition of Shares under the Arrangement

Generally, a Resident Holder (other than a Resident Dissenting Shareholder (as defined below)) who disposes of Shares under the Arrangement will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received by the Resident Holder under the Arrangement, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Shares to the Resident Holder immediately before the disposition. For this purpose, the proceeds of disposition of each Share will be an amount equal to the sum of (i) the Cash Consideration and, (ii) subject to the application of the “cost recovery method” discussed below (see “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Receipt, Holding and Disposition of CVRs” below), the fair market value of the CVR at the time of the Closing.

Each Resident Holder is urged to consult its own advisor regarding the fair market value of the CVRs and the related tax consequences.

Receipt, Holding and Disposition of CVRs

Subject to the discussion below regarding the application of the “cost recovery method,” the cost to a Resident Holder of a CVR received pursuant to the Arrangement should be equal to the fair market value of the CVR at the time of the Arrangement.

If the “cost-recovery method,” discussed below, is not applicable, a Resident Holder who disposes of a CVR, including pursuant to the termination of the CVR when all of the payment obligations under the CVR have been satisfied, should realize a capital gain (or capital loss) to the extent that the proceeds of disposition received by such Holder, which should include, although not free from doubt, the payments received pursuant to the CVR, if any, net of any reasonable costs of disposition, exceed (or are less than) the Holder’s adjusted cost base in its CVR immediately before the disposition. Where the “cost-recovery method” is not applicable and no payment on the CVR is to be made, a Resident Holder should be considered to have disposed of its CVR for no proceeds and should realize a capital loss equal to the adjusted cost base of such CVR.

Notwithstanding the above, if the cost recovery method does not apply, there is a risk that the CRA may characterize any amounts payable under the CVR as amounts received on account of income, instead of proceeds of disposition of the CVR, and accordingly such amount would be fully included in the Resident Holder’s income in the year of receipt.

The CRA’s administrative position, outlined in Interpretation Bulletin IT-426R, regarding the use of the “cost recovery method” of reporting capital gains or capital losses on the sale of shares subject to an earnout agreement may apply to the disposition of Shares by Resident Holders. If the conditions to benefit from the cost recovery method are met and the CRA accepts its application, a Resident Holder should (1) not be required to include the fair market value of the CVR as part of its proceeds of disposition of a Share and (2) reduce its adjusted cost base in each Share by the Cash Consideration received at Closing and the payment receivable under the CVR when it becomes determinable. Once any such amount on account of the sale price exceeds the adjusted cost base of the Share sold (as reduced by any previous such amounts) and any reasonable costs of disposition, the excess is considered to be a capital gain that is realized by the Resident Holder at the time that the amount becomes determinable. A capital loss may be recognized by a Resident Holder under the cost recovery method at the time of Closing only to the extent the maximum amount payable to the Resident Holder for each Share (being the aggregate of the Cash Consideration and the maximum amount ultimately determined to be payable under the CVR) is less than the Resident Holder’s adjusted cost base of the Share sold at such time and any reasonable costs of disposition.

A capital loss may also be recognized when the amount payable under the CVR becomes determinable, to the extent such amount is less than the balance of the adjusted cost base of the Share at such time.

The use of the cost recovery method by a Resident Holder will only be accepted by the CRA if certain conditions specified in Interpretation Bulletin IT-426R are met, which include complying with certain compliance requirements. The availability of the cost recovery method to Resident Holders is not entirely free from doubt. The determination of whether the conditions are met will be the sole responsibility of the Resident Holder. Accordingly, the Resident Holders are urged to consult their own tax advisors with respect to the “cost recovery method.”

The Canadian federal income tax consequences to a Resident Holder of the receipt, holding and disposition of a CVR, including the tax consequences of the receipt of payment pursuant to the CVR, where the cost recovery method is not applicable is not entirely free from doubt. Resident Holders should consult their own tax advisors to determine the tax consequences and corresponding reporting in relation to the receipt, holding and disposition of a CVR and, in particular, whether the receipt of the CVRs and payments received under the CVRs should be reported in an alternative manner to those described above.

Resident Dissenting Shareholders

A Resident Holder who validly exercises a Dissent Right under the Arrangement and is entitled to be paid fair value for their Shares in accordance with the Arrangement (a “Resident Dissenting Shareholder”) will be deemed to have transferred such Resident Dissenting Shareholder’s Shares to Purchaser in consideration for a payment of an amount equal to the fair value of such Resident Dissenting Shareholder’s Shares.

A Resident Dissenting Shareholder who is entitled to be paid the fair value of their Shares by Purchaser will be considered to have disposed of such Shares for proceeds of disposition equal to the amount received by the Resident Dissenting Shareholder (other than any portion thereof that is interest awarded by a court). In general, a Resident Dissenting Shareholder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such Shares to the Resident Dissenting Shareholder. See “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses” below.

Any interest awarded by a court to a Resident Dissenting Shareholder is required to be included in the Resident Dissenting Shareholder’s income under the Tax Act.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in that year. Subject to, and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in that taxation year. Allowable capital losses in excess of taxable capital gains in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in such years, to the extent and under the circumstances specified in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Share may, to the extent and under the circumstances described in the Tax Act, be reduced by the amount of any dividends received (or deemed to have been received) by it on such Share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such Share, directly or indirectly through a partnership or trust. Resident Holders to whom these rules may apply are urged to consult their own tax advisors.

Other Taxes

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) or that at any time in the year is a “substantive CCPC” (as defined in those Proposed Amendments released November 28, 2023 in Bill C-59, An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023), may be liable to pay an additional tax on its “aggregate investment income” (as defined in the Tax Act), which includes amounts in respect of taxable capital gains and interest income. Such additional tax may be refundable in certain circumstances. Resident Holders should consult their own tax advisors regarding the possible implication of the Proposed Amendments regarding “substantive CCPCs” in their particular circumstances.

Capital gains realized by an individual or a trust, other than certain trusts, may give rise to a liability for alternative minimum tax under the Tax Act. Proposed Amendments were released on August 4, 2023, which, if enacted, may affect the liability of a Resident Holder for alternative minimum tax. Resident Holders should consult their own advisors with respect to the potential application of alternative minimum tax having regard to their own particular circumstances.

Eligibility for Investment

The CVRs will not be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered disability savings plan, a registered education savings plan, a tax-free savings account, or a first home savings account. As a result, such trusts holding CVRs or, in certain cases, the annuitant, holder or subscriber thereof may be subject to penalty taxes as a result of the trust holding CVRs. Other negative tax consequences may also result. Resident Holders should consult their own tax advisors for advice as to any actions to be taken to avoid such adverse tax consequences.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, Shares or CVRs in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

Disposition of Shares under the Arrangement

A Non-Resident Holder should not be subject to tax under the Tax Act on any capital gain, or be entitled to deduct any capital loss, realized on the disposition of Shares or CVRs under the Arrangement unless the Shares or CVRs constitute “taxable Canadian property” and do not constitute “treaty-protected property” (each as defined in the Tax Act) of the Non-Resident Holder for purposes of the Tax Act at the time of disposition. It is not anticipated that the CVRs will constitute taxable Canadian property to Non-Resident Holders.

Generally, provided that the Shares are listed on a designated stock exchange as defined in the Tax Act (which currently includes the NASDAQ) at the time of disposition, the Shares will not constitute “taxable Canadian property” to a Non-Resident Holder at that time unless at any particular time during the 60-month period immediately preceding the time of disposition, (1) one or any combination of (A) the Non-Resident Holder, (B) persons with whom the Non-Resident Holder did not deal at arm’s length, and (C) partnerships in which the Non-Resident Holder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of shares of the Company, and (2) more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Tax Act), (C) “timber resource properties” (as defined in the Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property to the Non-Resident Holder. Non-Resident Holders whose Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if the Shares were to be considered to be taxable Canadian property to a Non-Resident Holder as described above, a taxable capital gain or an allowable capital loss resulting from the disposition of the Shares will not be taken into account in computing the Non-Resident Holder’s taxable income earned in Canada for purposes of the Tax Act if, at the time of the disposition, the Shares constitute “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. Shares will generally be considered “treaty-protected property” of a Non-Resident Holder for purposes of the Tax Act at the time of their disposition if any gain realized would, because of an applicable income tax treaty between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty and in respect of which the Non-Resident Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act. Non-Resident Holders should consult their own tax advisors with respect to the availability of relief under the terms of any applicable income tax treaty.

In the event that the Shares constitute taxable Canadian property and are not treaty-protected property to a Non-Resident Holder, then the tax consequences described above under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Shares under the Arrangement” and “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses” will generally apply. However, the “cost recovery method” described above for Resident Holders would not be applicable to a Non-Resident Holder who disposes of Shares under the Arrangement. A Non-Resident Holder who disposes of taxable Canadian property that is not treaty-protected property may have to file a Canadian income tax return for the year in which the disposition occurs. Non-Resident Holders whose Shares are, or may be, taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Shares constitute treaty-protected property and as to any related tax compliance requirements and procedures.

Based on the current provisions of the Tax Act and the administrative policies and assessing practices of the CRA, Purchaser intends to take the position that Canadian withholding tax under Part XIII of the Tax Act should not apply to either the receipt of a CVR or payments thereunder.

Non-Resident Dissenting Shareholders

A Non-Resident Holder who has validly exercised that Non-Resident Holder’s Dissent Rights and is entitled to be paid fair value for their Shares in accordance with the Arrangement (a “Non-Resident Dissenting Shareholder”) will be deemed to transfer such Non-Resident Dissenting Shareholder’s Shares to Purchaser in consideration for a payment of an amount equal to the fair value of such Non-Resident Dissenting Shareholder’s Shares.

In general, a Non-Resident Dissenting Shareholder will not be subject to tax under the Tax Act on any capital gain, or be entitled to deduct any capital loss, realized by such Non-Resident Dissenting Shareholder on the disposition of Shares unless the Shares are “taxable Canadian property” to the Non-Resident Dissenting Shareholder and do not constitute “treaty-protected property” of the Non-Resident Dissenting Shareholder (each as defined in the Tax Act). In general, the tax consequences as described above under “Holders Not Resident in Canada – Disposition of Shares under the Arrangement” should apply to a Non-Resident Dissenting Shareholder.

The amount of any interest awarded by a court to a Non-Resident Dissenting Shareholder will not be subject to Canadian withholding tax provided that such interest is not “participating debt interest” (as defined in the Tax Act).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the Arrangement that may be relevant to U.S. Shareholders, as defined below, whose Shares are exchanged for cash and CVRs in the Arrangement. This summary is for general information only and is not tax advice. This summary is based on the Code, U.S. Treasury regulations (“Regulations”) promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to differing interpretation and to change, possibly with retroactive effect. This summary assumes that a Shareholder holds its Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all of the U.S. federal income tax considerations that may be relevant to specific Shareholders in light of their particular circumstances or to Shareholders subject to special treatment under U.S. federal income tax law, such as banks or other financial institutions, insurance companies, dealers in securities or other Shareholders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities (including private foundations), retirement plans, regulated investment companies, real estate investment trusts, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes and persons who hold Shares through such partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, certain former citizens or residents of the United States, Shareholders that hold Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 10% or more of the outstanding Shares, Shareholders that exercise their Dissent Rights, U.S. Shareholders that have a “functional currency” other than the U.S. dollar or persons who acquired their Shares pursuant to or in connection with options or other compensation arrangements. This summary also does not address certain U.S. federal income tax considerations that may be relevant to U.S. Warrant Holders. U.S. Warrant Holders should consult their tax advisors regarding the U.S. federal income tax considerations relating to the Arrangement. This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this section, the term “U.S. Person” means: (1) a citizen or individual resident of the United States; (2) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (A) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all of its substantial decisions or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. Person.

As used in this section, the term “U.S. Shareholder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is a U.S. Person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax considerations relating to the Arrangement generally will depend upon the status and activities of such entity and the particular partner. Any such entity should consult its tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the Arrangement.

No ruling has been or will be sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Consequences of the Transaction

Subject to the discussion below under the heading “Passive Foreign Investment Company Considerations” (including if (1) a Shareholder has made a timely and effective QEF election or (2) if Fusion has not been a PFIC during the entire period of a Shareholder’s ownership), the receipt of cash or CVRs by a U.S. Shareholder in exchange for Shares pursuant to the Arrangement will be a taxable transaction.

The amount of gain or loss a U.S. Shareholder recognizes, and the timing and potential character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to significant uncertainty. The installment method of reporting any gain attributable to the receipt of or payments on the CVRs will not be available because common shares are traded on an established securities market. The receipt of the CVRs pursuant to the Arrangement may be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below.

There is no legal authority expressly addressing whether contingent payment rights with characteristics similar to the rights under the CVRs should be treated as received as part of either a closed transaction or an open transaction, and this determination is inherently factual in nature. Accordingly, U.S. Shareholders are urged to consult their tax advisors regarding this issue. The receipt of the CVRs would generally be treated as an “open transaction” if the value of the CVRs cannot be “reasonably ascertained.” Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable and, therefore, be subject to the open transaction method. Under Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is reasonably ascertainable, a U.S. Shareholder should treat the transaction as a closed transaction and include the fair market value of the CVRs as additional consideration received in the Arrangement for purposes of determining gain or loss. It is possible that the CVRs may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization and assumes that the CVRs are not treated as debt instruments for U.S. federal income tax purposes.

The following sections discuss the possible tax treatment if the receipt of cash and CVRs in the Arrangement is treated as a closed transaction or, alternatively, as an open transaction. As a non-U.S. entity, Parent does not intend to take a position on whether the receipt of a CVR is a closed transaction or an open transaction, and with respect to the receipt of payments with respect to a CVR.

U.S. Shareholders are urged to consult their tax advisors regarding the proper characterization, method of tax accounting and tax reporting with respect to receipt of a CVR under the closed transaction method or open transaction method, as applicable in their respective case.

Treatment as a Closed Transaction. If the receipt of a CVR is part of a closed transaction for U.S. federal income tax purposes, then a U.S. Shareholder who sells or exchanges Shares pursuant to the Arrangement will generally, subject to the PFIC rules discussed below under “PFIC Considerations,” recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received plus the fair market value (determined as of the Effective Time) of the CVRs received and (2) the U.S. Shareholder’s adjusted tax basis in common shares sold or exchanged. No express guidance under current U.S. federal income tax law is available regarding the proper method for determining the fair market value of the CVRs. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Shareholder’s holding period for such common shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of common shares (that is, common shares acquired at the same cost in a single transaction) exchanged pursuant to the Arrangement.

The character of any gain, income or loss recognized with respect to a payment on a CVR is uncertain. Such payments may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, including in part as imputed interest, as described more fully below. If any payment received by a U.S. Shareholder in respect of a CVR (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) is treated as an amount realized on the disposition of the applicable CVR by the U.S. Shareholder, the U.S. Shareholder should recognize gain equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the

U.S. Shareholder’s adjusted tax basis in the applicable CVR and, if the CVR expires without the milestone being achieved, as described in the CVR Agreement, loss equal to the U.S. holder’s adjusted tax basis in the applicable CVR. A U.S. Shareholder’s adjusted basis in a CVR generally will equal the CVR’s fair market value when the CVR was received pursuant to the Arrangement. The gain or loss will generally be long-term capital gain or loss if the U.S. Shareholder has held the applicable CVR for more than one year at the time of such payment or expiry. The deductibility of capital losses is subject to limitations.

Treatment as an Open Transaction. If the receipt of a CVR pursuant to the Arrangement is treated as an open transaction for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for common shares at the time the CVR is received, and the U.S. Shareholder will not have any tax basis in the CVR. Instead, the U.S. Shareholder will take payments under a CVR into account when made or deemed made in accordance with the U.S. Shareholder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for common shares. Although not entirely clear, and subject to the PFIC rules discussed below under “PFIC Considerations,” the cash consideration and the portion of payment on any CVR that is not treated as imputed interest will generally be applied first against a U.S. Shareholder’s adjusted tax basis in common shares and any excess thereafter treated as capital gain. A U.S. Shareholder will recognize capital loss with respect to any common shares to the extent that the holder’s adjusted tax basis in such common shares exceeds the cash consideration plus the payment (other than imputed interest), if any, in respect of the CVR, and a U.S. Shareholder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Shareholders’ holding period in common shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of common shares (that is, common shares acquired at the same cost in a single transaction) exchanged pursuant to the Arrangement.

Imputed Interest. If the Arrangement Agreement and CVR provide for payments to be made more than one year after the Effective Time, a portion of any such payments made more than 6 months after the Effective Time may be treated as imputed interest that is ordinary income to a U.S. Shareholder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the payment in respect of the CVR over (2) the present value of such amount as of the Effective Time, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Arrangement Agreement was signed, or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Arrangement. A U.S. Shareholder must include in its taxable income imputed interest using such holder’s regular method of accounting for U.S. federal income tax purposes. U.S. Shareholders are urged to consult their tax advisors regarding the application of the imputed interest rules to the receipt of payments made with respect to a CVR.

Passive Foreign Investment Company Considerations

A non-U.S. corporation is considered to be a passive foreign investment company for any taxable year if either at least 75% of its gross income is passive income or at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. If Fusion is classified as a PFIC in any year with respect to which a U.S. Shareholder owns Shares, Fusion will continue to be treated as a PFIC with respect to such U.S. Shareholder in all succeeding years during which the U.S. Shareholder owns the Shares, regardless of whether Fusion continues to meet the tests described above, unless Fusion ceases to be a PFIC and the U.S. Shareholder has made a “qualified electing fund” election (a “QEF Election”) along with a “deemed sale” election under the PFIC rules. If such a deemed sale election is made, a U.S. Shareholder will be deemed to have sold the Shares at their fair market value on the last day of the taxable year Fusion satisfied the PFIC tests described above, and any gain from such deemed sale would be subject to the rules applicable to U.S. Shareholders who have made a QEF Election described below. After the deemed sale election, so long as Fusion does not become a PFIC in a subsequent taxable year, the U.S. Shareholder’s Shares with respect to which such election was made will not be treated as shares in a PFIC, and the U.S. Shareholder will not be subject to the rules described below with any gain from the Arrangement.

Fusion believes that it was classified as a PFIC for the taxable years ended December 31, 2023, 2022, and 2021. Our PFIC status is based on our income, assets, and activities for the entire taxable year, and it is therefore not possible to finally determine whether Fusion will satisfy the PFIC income or asset test discussed above for the taxable year of the Arrangement until after the close of such year. Furthermore, as discussed below under the heading “Section 338(g) Election,” it is possible that Parent will make a Section 338(g) Election (as defined below), in which case, any income deemed earned by Fusion as a result of Parent making a Section 338(g) Election would be taken into account for purposes of the PFIC income test for its taxable year that ends on the Effective Date.

If Fusion is or was a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Shareholder, and the U.S. Shareholder did not make either a timely QEF Election for Fusion’s first taxable year as a PFIC in which the U.S. Shareholder held (or was deemed to hold) such Shares, a QEF Election along with a deemed sale election, or a mark-to-market election, such U.S. Shareholder generally will be required to report any gain recognized in the Arrangement as ordinary income, rather than as capital gain, and to compute the tax liability on any gain recognized in respect of the Shares as if such items had been earned ratably over each day in the U.S. Shareholder’s holding period (or a portion thereof) for the Shares. The amounts allocated to the taxable year of the Arrangement and to years before Fusion became a PFIC would be taxed as ordinary income. The amount allocated to prior taxable years in which Fusion was classified as a PFIC would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. U.S. Shareholders would not be able to offset any gain recognized in the Arrangement with capital losses.

QEF Election

A U.S. Shareholder may avoid the PFIC tax consequences described above in respect to the Shares by making a timely and valid QEF Election (or a QEF Election along with a deemed sale election). A U.S. Shareholder that has made a valid QEF Election generally will be required to include in income its pro rata share of net capital gains of Fusion (as capital gain) and Fusion’s other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Shareholder in which or with which Fusion’s taxable year ends if Fusion is treated as a PFIC for that taxable year. As a result, except as described below, if a U.S. Shareholder has made a valid QEF Election, such U.S. Shareholder generally will recognize capital gain or loss on the disposition of its Shares pursuant to the Arrangement.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. Under the Arrangement Agreement, within 90 days after the end of Fusion’s taxable year that includes the Effective Date, Parent will, in consultation with its accountants, use commercially reasonable efforts to (1) determine whether Fusion is a PFIC with respect to such taxable year, (2) determine the PFIC status of any subsidiaries of Fusion with respect to such taxable year, (3) make such PFIC determinations available to Shareholders electronically (including by posting such information on an investor relations tab of AstraZeneca’s website), and (4) provide a PFIC Annual Information Statement to allow a U.S. Shareholder (or their direct or indirect beneficial owners) to make a QEF Election with respect to Fusion or any of its subsidiaries. Parent may elect to provide such information on Fusion’s website at https://ir.fusionpharma.com/documents-charters.

Mark-to-Market Election

A U.S. Shareholder may make a mark-to-market election with respect to its Shares only if our Shares are marketable stock. Our Shares generally will be “marketable stock” if our Shares are regularly traded on (1) a national securities exchange that is registered with the SEC, (2) the national market system established pursuant to Section 11A of the Exchange Act, or (3) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (A) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (B) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Our Shares are currently traded on NASDAQ, a national securities exchange in the United States which is registered with the SEC. We believe that our Shares were “regularly traded” in the first and second calendar quarters of 2021 and we expect that our Shares will be “regularly traded” up and until the Effective Date. U.S. Shareholders should consult their own tax advisors regarding the marketable stock rules.

A U.S. Shareholder that makes a mark-to-market election with respect to its Shares generally will not be subject to PFIC rules discussed above with respect to such Shares. However, if a U.S. Shareholder does not make a mark-to-market election beginning in the first tax year of such U.S. Shareholder’s holding period for our Shares for which we are a PFIC or such U.S. Shareholder has not made a timely QEF Election, the PFIC rules discussed above will apply to certain dispositions of, and distributions on, our Shares.

A U.S. Shareholder that makes a mark-to-market election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (1) the fair market value of our Shares, as of the close of such tax year over (2) such U.S. Shareholder’s adjusted tax basis in such Shares. A U.S. Shareholder that makes a mark-to-market election will be allowed a deduction in an amount equal to the excess, if any, of (A) such U.S. Shareholder’s adjusted tax basis in our Shares, over (B) the fair market value of such Shares (but only to the extent of the net amount of previously included income as a result of the mark-to-market election for prior tax years).

A U.S. Shareholder that makes a mark-to-market election generally also will adjust such U.S. Shareholder’s tax basis in our Shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Upon a sale or other taxable disposition of our Shares, a U.S. Shareholder that has a valid mark-to-market election in effect will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (1) the amount included in ordinary income because of such mark-to-market election for prior tax years over (2) the amount allowed as a deduction because of such mark-to-market election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Regulations.

Section 338(g) Election

The Arrangement Agreement permits Parent to make an election under Section 338(g) of the Code (a “Section 338(g) Election”) with respect to its acquisition of Shares, provided that no such election shall be made by Parent (or any of its affiliates) if Fusion reasonably determines, in consultation with its accountants, that such election would be likely to be materially adverse to Shareholders or Fusion. If Parent were to make such a Section 338(g) Election, Fusion would be treated, for U.S. federal income tax purposes, as if it had sold all of its assets to Parent. For U.S. federal income tax purposes, Fusion would recognize income gain or loss on such deemed sale of its assets and its taxable year would end as of the Effective Date.

The gross income, gain or loss, caused by a Section 338(g) election would be taken into account for purposes of the PFIC income test for the taxable year ended on the Effective Date. Depending on the amount and nature of the gain recognized, such inclusion could result in Fusion no longer being considered a PFIC with respect to U.S. Shareholders who have made a QEF Election and deemed sale election. If Fusion satisfies the PFIC income or asset test for the taxable year ending on the Effective Date after taking into account the deemed asset sale, a U.S. Shareholder with a valid QEF Election and deemed sale election would be required to include in its income any ordinary earning and net capital gain resulting from the deemed sale of Fusion’s assets (in addition to any other ordinary earnings and net capital gain recognized by Fusion for the taxable year ending on the Effective Date). Any amounts so included under a U.S. Shareholder’s QEF Election would increase the adjusted tax basis of such U.S. Shareholder’s Shares for purposes of determining the amount of gain or loss recognized on the receipt of cash for Shares under the Arrangement.

Each U.S. Shareholder should consult its tax advisor regarding the U.S. federal income tax consequences of Purchaser making a Section 338(g) Election with respect to the Arrangement.

Medicare Tax

In addition to regular U.S. federal income tax, certain U.S. Shareholders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include payments made to a U.S. Shareholder pursuant to the Arrangement. The computation of net investment income for shareholders who dispose of shares of a PFIC or who have made a QEF election for a PFIC is complicated and each U.S. Shareholder should consult their own tax advisor regarding the U.S. federal income tax consequences to them in light of their particular circumstances.

Information Reporting Backup Withholding

Information reporting and backup withholding generally will apply to payments to a Shareholder pursuant to the Arrangement, unless such Shareholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Shareholder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Shareholder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Shareholder’s U.S. federal income tax liability if the required information is furnished by such U.S. Shareholder on a timely basis to the IRS.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE ARRANGEMENT. EACH SHAREHOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE ARRANGEMENT IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

RISK FACTORS

In evaluating whether to approve the Arrangement Resolution, Shareholders should carefully consider the following risk factors. Additional risks and uncertainties, including those currently unknown to or considered immaterial by Fusion may also adversely affect the Arrangement. The following risk factors are not a definitive list of all risk factors associated with the Arrangement. See also “Cautionary Note Regarding Forward-Looking Statements”.

Completion of the Arrangement is subject to a number of conditions that must be satisfied or waived.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of the control of Fusion, Parent or Purchaser, including, without limitation, approval of the Shareholders, receipt of the required Regulatory Approvals, and the granting of the Final Order. In addition, the completion of the Arrangement by Parent and Purchaser is conditional on, among other things, no material adverse effect having occurred and continuing since the date of the Arrangement Agreement. There can be no certainty, nor can Fusion, Parent or Purchaser provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. Moreover, a substantial delay in obtaining the required approvals (including the Regulatory Approvals) could result in the Arrangement not being completed. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of substantial resources of Fusion to the completion of the Arrangement could have a negative impact on Fusion’s current business relationships and could have a material adverse effect on Fusion’s current and future operations, financial condition and prospects. In addition, failure to complete the Arrangement for any reason could negatively impact the trading price of the Shares. If the Arrangement is not completed and the Board decides to seek an alternative transaction, there can be no assurance that it will be able to find a party willing to pay consideration for the Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

The Arrangement Agreement may be terminated in certain circumstances, in which case an alternative transaction may not be available.

Each of Fusion and Parent has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty that the Arrangement Agreement will not be terminated by Fusion or Parent before the completion of the Arrangement. Failure to complete the Arrangement could materially negatively impact the trading price of the Shares. If the Arrangement Agreement is terminated and the Board decides to seek an alternative transaction, there is no guarantee that it will be able to find a party willing to pay consideration for the Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

Fusion will incur costs and may have to pay a termination fee.

Certain costs relating to the Arrangement, such as certain legal, accounting and financial advisor fees, must be paid by Fusion even if the Arrangement is not completed. If the Arrangement is not completed for certain reasons, Fusion may also be required to pay a termination fee of $71,680,000 to Parent. See “The Arrangement Agreement - Termination Fee”. If Fusion is required to pay this termination fee under the Arrangement Agreement, the financial condition and ability of Fusion to fund current operations could be materially adversely affected.

The termination fee may discourage other parties from proposing a significant business transaction with Fusion.

Fusion is required to pay a termination fee in the event that the Arrangement Agreement is terminated in circumstances related to a possible alternative transaction to the Arrangement. The termination fee may discourage other parties from attempting to propose a business transaction, even if such a transaction could provide better value to Shareholders than the Arrangement.

Shareholders will no longer hold an interest in Fusion following the Arrangement.

Following the Arrangement, Shareholders will no longer hold any of the Shares and other than potential value in connection with the CVR, Shareholders will forego any future increase in value that might result from future growth and the potential achievement of Fusion’s long-term plans.

Shareholders may not receive any payments under the CVRs.

Under the Arrangement Agreement, Shareholders have the right to receive a CVR in respect of each Share owned immediately prior to the Effective Time. Shareholders have an opportunity to realize additional value if the Milestone is achieved in accordance with the terms of the CVR Agreement within the time period prescribed therein, through an additional cash payment of $3.00 per CVR. Therefore, Shareholders’ right to receive any future payment with respect to the CVRs will be contingent upon whether the Milestone is achieved following the Effective Time by August 31, 2029. If the Milestone is not achieved by August 31, 2029, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value at all.

CVRs may not be assigned or transferred except in very limited circumstances, limiting the ability for Holders to monetize the CVRs.

The CVRs will not be listed on any securities exchange and may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part other than (1) upon the death of a Holder, by will or intestacy; (2) by instrument to an inter vivos or testamentary trust, (3) pursuant to a court order; (4) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability corporation, partnership or other entity; (5) in the case of CVRs held through book-entry or other similar nominee form, from a nominee to the beneficial owner and, if applicable, through an Intermediary, to the extent allowable by DTC; or (6) pursuant to a Holder’s right to abandon a CVR or the deemed acquisition of CVRs by Purchaser. This means that a Holder may not have any ability to recognize the value of any payment to be made in accordance with the CVR Agreement prior to the receipt of such a payment, if any.

The Canadian federal income tax treatment of the CVRs is unclear.

The Canadian federal income tax consequences to a Shareholder in respect of the receipt, holding and disposition of the CVRs and the receipt of payments under the CVRs are not entirely clear. Shareholders are urged to consult their own tax advisors regarding the Canadian federal income tax consequences to them of the receipt, holding and disposition of the CVRs and the receipt of payments thereunder, and to review the discussion under the heading “Certain Canadian Federal Income Tax Considerations”.

Fusion’s business relationships may be subject to disruption due to uncertainty associated with the Arrangement.

Parties with which Fusion currently does business or may do business in the future may experience uncertainty associated with the Arrangement, including with respect to current or future business relationships with Fusion, Parent or Purchaser. Such uncertainty could be materially adverse to the business, financial condition, results of operations or prospects of Fusion.

While the Arrangement is pending, Fusion is restricted from taking certain actions.

The Arrangement Agreement restricts Fusion from taking specified actions without the consent of Parent until the Arrangement is completed. These restrictions may prevent Fusion from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement. Such restrictions include those items detailed in the section entitled “The Arrangement Agreement—Covenants—Conduct of Business of Fusion” and “The Arrangement Agreement—Covenants—Restrictions on Solicitation of Other Offers”.

Certain directors and executive officers of Fusion may have interests in the Arrangement that may be different from, or in addition to, the interests of Shareholders generally.

Certain directors and officers of Fusion may have interests in the Arrangement that may be different from, or in addition to, the interests of Shareholders generally, including those interests discussed under the heading “The Arrangement —Interests of Fusion’s Directors and Officers in the Arrangement”. In considering the recommendation of the Board to vote in favour of the Arrangement Resolution, Shareholders should consider these interests.

Completion of the Arrangement is subject to the Required Shareholder Approval.

There can be no certainty, nor can Fusion provide assurance, that the Required Shareholder Approval will be obtained. If such approval is not obtained and the Arrangement is not completed, the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Arrangement will be completed. If the Arrangement is not completed and the Board decides to seek another arrangement or alternative transaction, there can be no assurance that it will be able to find a party willing to pay an equivalent or greater price for the Shares than the Consideration to be paid pursuant to the Arrangement.

Applicable tax authorities may not agree with the discussion regarding tax matters included in this Circular.

There can be no assurance that the Canada Revenue Agency, the U.S. tax authorities or other applicable taxing authorities will agree with the disclosure regarding Canadian federal income tax and the U.S. tax consequences of the Arrangement, as applicable, as set forth in this Circular.

Fusion will continue to face a number of risks regarding its business and prospects if the Arrangement is not completed.

If the Arrangement is not completed, Fusion will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risks include those set forth and described in the “Risk Factors” sections of Fusion’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Qs, and other documents filed with the SEC and the Canadian Securities Administrators, copies of which can be found under Fusion’s profile on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov/edgar.

PROCEDURES FOR SURRENDER OF SHARES AND RECEIPT OF CONSIDERATION

Procedures for Surrender of Certificates by Shareholders

From and after the Effective Time, all certificates or book-entry holdings that represented the Shares immediately prior to the Effective Time will cease to represent any rights with respect to such Shares, and will only represent the right to receive the Consideration or, in the case of the Dissenting Shareholders, the right to receive fair value for their Shares.

Enclosed with this Circular is a form of Letter of Transmittal which, when properly completed and duly executed and returned together with any certificate or certificates representing Shares and all other required documents, will enable each registered Shareholder (other than Dissenting Shareholders) to obtain the Consideration that such registered Shareholder is entitled to receive under the Arrangement.

The form of Letter of Transmittal contains complete instructions on how to exchange the certificate(s) representing the Shares for the Consideration under the Arrangement. A registered Shareholder will not receive Consideration under the Arrangement until after the Arrangement is completed and the registered Shareholder has returned their properly completed documents, including the Letter of Transmittal and any certificate(s) representing the Shares to the Depositary.

Only registered Shareholders are required to submit a Letter of Transmittal. A Beneficial Shareholder holding Shares through an Intermediary should contact that Intermediary for instructions and assistance in depositing their Shares and carefully follow any instructions provided by such Intermediary.

Upon the surrender by a registered Shareholder to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall deliver to such registered Shareholder a cheque, wire or other form of immediately available funds representing the Consideration which such registered Shareholder has the right to receive under the Plan of Arrangement for such Shares less any amounts withheld pursuant to the Plan of Arrangement, and any certificate so surrendered shall forthwith be cancelled. Upon receipt of a customary “agent’s message” by the Depositary with respect to book-entry Shares, and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall deliver to the holder of such book-entry Shares, a cheque, wire or other form of immediately available funds representing the Consideration that such holder has the right to receive under the Arrangement for such book-entry Shares, less any amounts withheld pursuant to the Plan of Arrangement, and any book-entry Shares so surrendered shall forthwith be cancelled.

No registered Shareholder shall be entitled to receive any consideration with respect to such Shares other than any cash payment to which such holder is entitled to receive in accordance with the Plan of Arrangement and no such registered Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the registered Shareholder depositing their Shares. Any use of mail to transmit certificate(s) representing Shares and the Letter of Transmittal is at each registered Shareholder’s risk and documents so mailed shall be deemed to have been received by Fusion upon actual receipt by the Depositary. Fusion recommends that such certificate(s) and other documents be delivered by hand to the Depositary and a receipt therefore be obtained or that registered mail be used (with proper acknowledgment) and appropriate insurance be obtained.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to the Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque, wire or other form of immediately available funds for the Consideration that such Shareholder has the right to receive in accordance with the Plan of Arrangement and such Shareholder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall as a condition precedent to the delivery of such payment, give a bond satisfactory to Purchaser and the Depositary (each acting reasonably) in such sum as Purchaser may direct, or otherwise indemnify Purchaser and Fusion in a manner satisfactory to Purchaser and Fusion (each acting reasonably) against any claim that may be made against Purchaser and Fusion with respect to the certificate alleged to have been lost, stolen or destroyed.

Cancellation of Rights

Until surrendered to the Depositary in accordance with the Plan of Arrangement, each certificate that immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration which the holder is entitled to receive in lieu of such certificate, less any amounts withheld in accordance with the Plan of Arrangement. Any such certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in Fusion. On such date, the Consideration to which such former holder was entitled shall be deemed to have been surrendered to Purchaser or Fusion, as applicable, and shall be paid over by the Depositary or the Rights Agent, as applicable, to Purchaser or as directed by Purchaser.

Any payment made by way of cheque by the Depositary (or Fusion, if applicable) pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary (or Fusion) or that otherwise remains unclaimed, in each case, on the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Purchaser or Fusion, as applicable, for no consideration.

Payment of Consideration by Purchaser

Purchaser and Parent will, prior to the Effective Time, provide or cause to be provided to the Depositary with sufficient cash (to be held in escrow until the Effective Time (the terms and conditions of such escrow to be satisfactory to Fusion and Parent, each acting reasonably)) to satisfy the aggregate Consideration payable pursuant to the Plan of Arrangement and, pursuant to a depositary agreement with the Depositary, by wire transfer to be initiated prior to the Effective Time.

Depositary Services

The Depositary will formally be appointed to act as depositary for the Arrangement for the receipt of certificates representing Shares and the Letter of Transmittal and for the purposes of delivering the Consideration payable to Shareholders. The terms and conditions of such appointment will be set out in an agreement to be entered into prior to the Effective Date. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by Fusion, Parent and Purchaser against certain liabilities and expenses in connection therewith.

DISSENT RIGHTS

The following description of the rights of Shareholders wishing to exercise Dissent Rights is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of its Shares and is qualified in its entirety by the reference to the full text of Section 190 of the CBCA, which is set forth in Appendix F of this Circular, as modified by the Interim Order, a copy of which is attached to this Circular as Appendix D and the Plan of Arrangement, a copy of which is attached as Appendix C to this Circular. The statutory procedures dealing with the right of dissent are technical and complex. A Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement and seek legal advice. Failure to comply with the provisions of the CBCA, as so modified by the Interim Order and the Plan of Arrangement, and to adhere to the procedures established therein may result in the loss of all rights thereunder.

Pursuant to the Plan of Arrangement and the Interim Order, registered Shareholders who comply with the procedures set out in Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, are entitled to dissent in respect of the Arrangement Resolution. Set out below is a summary of the provisions of Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, relating to a Shareholder’s Dissent Rights.

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

The Interim Order expressly provides registered Shareholders with the right to dissent with respect to the Arrangement Resolution. Each Dissenting Shareholder will be entitled to be paid the fair value for Shares held by such Dissenting Shareholder, which fair value, notwithstanding anything to the contrary contained in the CBCA shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Meeting. The Dissenting Shareholder will not be entitled to the Consideration that would have been payable to such Shareholder if such Shareholder had not exercised their Dissent Rights in respect of such Shares.

A registered Shareholder who wishes to dissent must ensure that a written notice of objection to the Arrangement Resolution is received by Fusion at its office located at 270 Longwood Road South, Hamilton, Ontario, Canada, L8P 0A6, Attention: Chief Legal Officer, with a copy to Fusion’s Canadian legal counsel, Osler, Hoskin & Harcourt LLP, 100 King Street West, Suite 6200, P.O. Box 50, Toronto, Ontario, Canada, M5X 1B8, Attention: Alex Gorka and Brett Anderson, not later than [●] [a.m./p.m.] (Eastern time) on the day that is two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Any Dissenting Shareholder should seek independent legal advice, as failure to comply strictly with the provisions of Section 190, as modified by the Plan of Arrangement and Interim Order, may result in the loss of all Dissent Rights.

Dissenting Shareholders who validly withdraw their Dissent Rights or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Shares will be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Shareholder and shall be entitled to receive (1) a cash payment of $21.00 for each Share and (2) one CVR per Share formerly held by them in accordance with the Plan of Arrangement. In addition to any other restrictions under Section 190 of the CBCA, (1) Shareholders who vote in favour of the Arrangement Resolution or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution, or (2) a Shareholder who seeks to exercise Dissent Rights with respect to less than all of the Shares held by such Shareholder, shall not be entitled to exercise Dissent Rights and shall be deemed to have not exercised Dissent Rights in respect of such Shares.

In no circumstances shall Fusion, Purchaser, Parent or any of their respective successors or any other person be required to recognize a person exercising Dissent Rights unless such person (1) is the registered holder of those Shares in respect of which such rights are sought to be exercised, (2) has voted, or instructed a proxyholder to vote, such Shares against the Arrangement Resolution, and (3) has strictly complied with the procedure for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time. In no case shall Fusion, Purchaser, Parent, the Transfer Agent, the Depositary or any other person be required to recognize a Dissenting Shareholder as a holder of Shares after the completion of the transfer contemplated by the Plan of Arrangement, and the name of each Dissenting Shareholder shall be deleted from the register of holders of Shares as at the time those Shares are so transferred and such Shares will be cancelled.

Section 190 of the CBCA

A brief summary of the provisions of Section 190 of the CBCA as modified by the Interim Order and Plan of Arrangement is set out below. This summary is qualified in its entirety by the provisions of Section 190 of the CBCA, the Interim Order and the Plan of Arrangement, the full text of which are set forth in Appendix F, D, and C to this Circular, respectively.

Registered Shareholders may exercise a Dissent Right in respect of the Arrangement and require Fusion to purchase the Shares held by such Shareholders at the fair value of such Shares.

The exercise of Dissent Rights does not deprive a registered Shareholder of the right to vote at the Meeting. However, a Shareholder is not entitled to exercise Dissent Rights in respect of the Arrangement Resolution if such holder votes any of the Shares beneficially held by such holder in favour of the Arrangement Resolution.

A Dissenting Shareholder is required to send a written objection to the Arrangement Resolution to Fusion prior to the Meeting, in accordance with the dissent procedure set forth above. The execution or exercise of a proxy against the Arrangement Resolution, a vote against the Arrangement Resolution or not voting on the Arrangement Resolution does not constitute a written objection for purposes of the right to dissent under Section 190 of the CBCA. Within 10 days after the Arrangement Resolution is approved by Shareholders, Fusion must send to each Dissenting Shareholder a notice that the Arrangement Resolution has been adopted, setting out the rights of the Dissenting Shareholder and the procedures to be followed on exercise of those rights. The Dissenting Shareholder is then required, within 20 days after receipt of such notice (or if such Shareholder does not receive such notice, within 20 days after learning of the adoption of the Arrangement Resolution), to send to Fusion a written notice containing the Dissenting Shareholder’s name and address, the number of Shares in respect of which the Dissenting Shareholder dissents and a demand for payment of the fair value of such Shares and, within 30 days after sending such written notice, to send to Fusion or the Transfer Agent the appropriate certificate(s) representing the Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights. A Dissenting Shareholder who fails to send to Fusion within the required periods of time the required notices or the certificates representing the Shares in respect of which the Dissenting Shareholder has dissented may forfeit its Dissent Rights.

If the matters provided for in the Arrangement Resolution become effective, then Fusion will be required to send, not later than seven days after the later of: (1) the Effective Date; or (2) the day the demand for payment is received by Fusion, to each Dissenting Shareholder whose demand for payment has been received, a written offer to pay for the Shares of such Dissenting Shareholder in such amount as the trustees of Fusion consider to be the fair value thereof accompanied by a statement showing how the fair value was determined unless there are reasonable grounds for believing that Fusion is, or after the payment would be, unable to pay its liabilities as they become due or the realizable value of Fusion assets would thereby be less than the aggregate of its liabilities. Under the Plan of Arrangement, Fusion will be required to pay the fair value of such Shares held by a Dissenting Shareholder and to offer and pay the amount to which such holder is entitled. Such payment is to be made, pursuant to Section 190 of the CBCA, within ten days after an offer made as described above has been accepted by a Dissenting Shareholder, but any such offer lapses if Fusion does not receive an acceptance thereof within 30 days after such offer has been made. If such offer is not made or accepted within 50 days after the Effective Date, Fusion may apply to a court of competent jurisdiction to fix the fair value of such Shares. There is no obligation of Fusion to apply to the court. If Fusion fails to make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days.

PROPOSALS SUBMITTED FOR CONSIDERATION AT THE MEETING

Proposal 1: The Arrangement Resolution

Fusion is asking its Shareholders to approve the Arrangement Resolution, a copy of which is attached as Appendix B to this Circular. For a summary and detailed information regarding this proposal, see the information about the Arrangement Agreement and the Arrangement throughout this Circular, including the information in the sections entitled “The Arrangement” and “The Arrangement Agreement”. Copies of the Arrangement Agreement and the Plan of Arrangement are attached as Appendix A and Appendix C, respectively, to this Circular. We urge you to read the full text of the Arrangement Agreement and Plan of Arrangement.

Pursuant to the CBCA and the Interim Order, in order for the Arrangement Resolution to become effective, the Arrangement Resolution must be passed by (1) an affirmative vote of not less than 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share and (2) an affirmative vote of a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101.

Abstentions, the failure to vote and broker non-votes, if any, will have no effect on the outcome of this proposal. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at a meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you sign and return a proxy and do not indicate how you wish to vote on the Arrangement Resolution, your Shares will be voted in favour of the proposal.

The Board unanimously recommends that Shareholders vote “FOR” the Arrangement Resolution.

Proposal 2: The Bylaw Proposal

Shareholders are being asked to cast a confirmatory vote on an amendment to Fusion’s bylaws (the “Bylaw Proposal”). On March 18, 2024, the Board adopted an amendment (the “Bylaw Amendment”) to Fusion’s bylaws (as may be amended from time to time, the “Bylaws”) that amended and restated Section 10.8 of the Bylaws to specify that, unless Fusion consents in writing to the selection of an alternative forum, (1) the sole and exclusive forum for certain legal actions involving Fusion will be the courts of the Province of Ontario and (2) the sole and exclusive forum for certain legal actions filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended, will be the United States District Court for the District of Delaware.

Pursuant to the CBCA, the Bylaw Amendment became effective immediately upon the adoption by the Board; provided that the Bylaw Amendment be submitted to the Shareholders for confirmation at the next meeting of the Shareholders, and if the Shareholders reject the Bylaw Amendment at such meeting, the Bylaw Amendment will cease to be effective upon the conclusion of such meeting.

The Bylaw Amendment is intended to provide a streamlined, efficient and organized process for resolution of disputes. Additionally, the background and experience of the U.S. federal district courts in Delaware resolving issues under the U.S. Securities Act, place these courts in the best positions to resolve claims arising under the applicable bodies of law. Accordingly, the Board believes that the exclusive forum provisions are a prudent and proactive means for managing these types of potential litigation and promote efficient and consistent resolutions in the event these types of litigation arise. Although some plaintiffs might prefer to litigate these matters in different jurisdictions, the Board believes that the substantial benefits to Fusion and its shareholders outweigh these concerns.

Accordingly, Shareholders are being asked to cast a confirmatory vote at the Meeting to adopt of the following resolution:

“BE IT RESOLVED THAT:

The amendment to Section 10.8 of Fusion’s by-laws providing that, unless Fusion consents in writing to the selection of an alternative forum, (1) the sole and exclusive forum for certain legal actions involving Fusion will be the courts of the Province of Ontario and (2) the sole and exclusive forum for certain legal actions filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended, will be the United States District Court for the District of Delaware, as adopted by the Board on March 18, 2024, is hereby confirmed.”

The vote on the Bylaw Proposal is a vote separate and apart from the vote on the Arrangement Resolution, and such Bylaw Proposal is not a condition to the completion of the Arrangement. Accordingly, you may vote to approve the Arrangement Resolution and vote not to approve the Bylaw Proposal, and vice versa.

Approval of the Bylaw Proposal requires the affirmative vote of a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share. Abstentions, the failure to vote your Shares and broker non-votes, if any, will have no effect on the outcome of the Bylaw Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the named Bylaw Proposal, your Shares will be voted in favour of the proposal.

The Board unanimously recommends that holders of Shares vote “FOR” the Bylaw Proposal.

INFORMATION CONCERNING FUSION

General

We are a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. We have developed our Targeted Alpha Therapies, or TAT, platform to enable us to connect alpha particle emitting isotopes to various targeting molecules to selectively deliver the alpha particle payloads to tumors. Our TAT platform is underpinned by our ability to radiolabel various classes of targeting molecules (including antibodies, small molecules and peptides), our research and insights into the underlying chemistry and biology of alpha emitting radiopharmaceuticals, our differentiated capabilities in target identification, candidate generation, manufacturing and supply chain, our proprietary Fast-ClearTM linker technology used in conjunction with antibody-based targeting molecules, and development of imaging agents. Fusion is incorporated under the federal laws of Canada. Our principal executive offices are located at Fusion Pharmaceuticals Inc., 270 Longwood Road South, Hamilton, ON, L8P 0A6 Canada, and our telephone number at that address is (289) 799-0891.

Fusion’s website address is www.fusionpharma.com. Information contained on, or that can be accessed through, Fusion’s website does not constitute a part of this Circular. Fusion’s website address is included in this Circular solely as an inactive textual reference.

For additional information, see the section entitled “Where You Can Find More Information”.

Market Prices of Shares

The Shares trade on NASDAQ under the symbol “FUSN”. As of the Record Date, there were [●] Shares issued and outstanding.

The closing sale price of the Shares on NASDAQ on March 18, 2024, the last trading day prior to the announcement of the Arrangement Agreement, was $10.64 per share.

The following table shows the closing high and low prices and trading volumes on NASDAQ of the Shares for each of the period of the periods indicated below:

Calendar Period	High	Low	Volume
October 2023	4.61	2.48	7,404,503
November 2023	5.54	3.94	3,950,377
December 2023	9.65	4.97	22,258,190
January 2024	11.62	7.90	27,596,781
February 2024	13.46	10.59	25,602,909
March 2024	21.32	9.34	82,138,682

Dividends

Fusion has not declared or paid any cash dividends since its inception. Should the Arrangement not be completed, Fusion anticipates that it will retain future cash, if any, for the development, operation, and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to pay dividends would be at the discretion of the Board and would depend upon a number of factors, including Fusion’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors the Board deems relevant.

Commitments to Acquire Securities of Fusion

Except as disclosed in this Circular, there are no agreements, commitments or understandings to acquire securities of Fusion by (1) Fusion, (2) any directors or officers of Fusion or (3) to the knowledge of the directors and officers of Fusion, after reasonable enquiry, by any insider of Fusion (other than a director or officer) or any associate or affiliate of such insider or any associate or affiliate of Fusion or any person or company acting jointly or in concert with Fusion.

Material Changes in the Affairs of Fusion

Except as disclosed in this Circular, the directors and officers of Fusion are not aware of any plans or proposals for material changes in the affairs of Fusion.

Prior Sales

The following table summarizes all issuances and grants of Shares, Warrants, Restricted Stock Units and Options, including issuances upon the exercise of Warrants and Options, during the 12-month period preceding the date of this Circular.

Date	Type of Security	Number of Securities	Issuance/Exercise Price ($)
May 15, 2023	Shares Issued	4,784,689	$4.18
May 17, 2023	Options Exercised	1,400	$3.75
May 24, 2023	Options Exercised	857	$2.99
June 5, 2023	Options Granted	68,000	$5.30
June 6, 2023	Options Exercised	864	$3.75
June 7, 2023	Options Exercised	100	$3.75
June 14, 2023	Options Granted	119,000	$4.64
July 3, 2023	Options Granted	38,000	$4.63
July 14, 2023	Options Exercised	625	$3.75
July 26, 2023	Options Granted	65,000	$3.47
August 7, 2023	Options Granted	171,000	$3.02
August 30, 2023	Options Exercised	9,500	$2.36
September 1, 2023	Options Granted	90,000	$2.93
October 16, 2023	Options Granted	102,000	$4.16
November 6, 2023	Options Granted	86,000	$4.31
November 9, 2023	Options Exercised	3,999	$2.83
November 9, 2023	Options Exercised	22,333	$3.75
November 13, 2023	Options Exercised	2,375	$2.36
November 13, 2023	Options Exercised	1,937	$3.75
November 15, 2023	Options Exercised	13,541	$3.06
November 15, 2023	Options Exercised	8,187	$3.75
November 22, 2023	Options Exercised	8,458	$2.13
November 22, 2023	Options Exercised	15,003	$2.35
November 27, 2023	Options Exercised	20,000	$2.19
November 27, 2023	Options Exercised	6,151	$2.99
November 27, 2023	Options Exercised	875	$3.47
November 27, 2023	Options Exercised	865	$3.75
November 28, 2023	Options Exercised	5,000	$2.19
November 29, 2023	Options Exercised	4,200	$2.83
November 30, 2023	Options Exercised	13,000	$2.19
November 30, 2023	Options Exercised	6,384	$2.83
November 30, 2023	Options Exercised	1,937	$3.75
December 8, 2023	Options Exercised	791	$2.36
December 8, 2023	Options Exercised	4,296	$3.75
December 11, 2023	Options Exercised	781	$2.06
December 11, 2023	Options Exercised	1,134	$3.75
December 12, 2023	Options Exercised	781	$2.06
December 12, 2023	Options Exercised	2,129	$3.75

Date	Type of Security	Number of Securities	Issuance/Exercise Price ($)
December 15, 2023	Options Exercised	7,500	$2.19
December 15, 2023	Options Exercised	5,110	$3.75
December 26, 2023	Options Exercised	17,000	$3.60
December 26, 2023	Options Exercised	3,000	$7.70
December 27, 2023	Options Exercised	4,500	$7.70
December 27, 2023	Options Exercised	3,000	$8.23
December 28, 2023	Options Exercised	1,500	$7.70
December 28, 2023	Options Exercised	1,500	$8.23
December 29, 2023	Options Exercised	17,000	$8.15
January 4, 2024	Options Granted	1,209,300	$8.44
January 4, 2024	Restricted Stock Units Granted	1,667,300
January 10, 2024	Options Exercised	675	$7.70
January 10, 2024	Options Exercised	1,000	$8.23
January 11, 2024	Warrants Issued	33,818	$8.87
January 16, 2024	Options Exercised	6,000	$9.51
January 18, 2024	Options Exercised	7,000	$9.51
January 22, 2024	Options Exercised	1,083	$8.23
January 23, 2024	Options Exercised	1,000	$8.23
January 24, 2024	Options Exercised	1,000	$7.70
February 1, 2024	Options Exercised	792	$2.36
February 1, 2024	Options Exercised	194	$3.75
February 2, 2024	Options Exercised	3,506	$3.75
February 2, 2024	Options Exercised	6,650	$7.70
February 2, 2024	Options Exercised	10,850	$10.59
February 5, 2024	Options Granted	343,500	$10.59
February 20, 2024	Options Exercised	7,425	$11.90
March 4, 2024	Options Granted	245,300	$10.79
March 19, 2024	Options Exercised	9,500	$3.20
March 20, 2024	Warrants Exercised	16,626	$7.66
March 20, 2024	Warrants Exercised	146,310	$2.94
April 8, 2024	Options Exercised	30,000	$17.00
April 9, 2024	Options Exercised	17,000	$3.60
April 9, 2024	Options Exercised	17,000	$8.15
April 9, 2024	Options Exercised	30,000	$17.00

Previous Distribution

On May 15, 2023, Fusion distributed 4,784,689 Shares at a price of $4.18 per share pursuant to a private placement transaction and received aggregate proceeds of approximately $20,000,000, before deducting placement agent fees and other offering expenses payable by Fusion.

On February 13, 2023, Fusion distributed 17,648,596 Shares at a price of $3.40 per Share to certain accredited institutional investors in a private placement in public equity financing and received aggregate proceeds of approximately $60,000,000, before deducting placement agent fees and other offering expenses payable by Fusion.

Between February 25, 2022 and February 5, 2024, Fusion distributed 18,504,652 Shares at a volume weighted average price of $7.23 per Share pursuant to Fusion’s at-the-market program and received aggregate, net proceeds of approximately $119.7 million.

On June 30, 2020, Fusion distributed 14,375,000 Shares at a price of $17.00 per Share pursuant to its initial public offering and received aggregate proceeds of $244,375,000, before deducting underwriting discounts and commissions and other offering expenses paid by Fusion.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of the Shares as of April 3, 2024 by:

•	each of our directors;

•	each of our named executive officers;

•	our directors and executive officers as a group; and

•	each Person, group or affiliated Persons, who is known by us to beneficially own greater than 5.0% of the Shares.

The column entitled “Number of Shares Beneficially Owned” is based on a total of 84,865,021 Shares outstanding as of April 3 2024.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Shares. The Shares subject to Options that are currently exercisable or exercisable within 60 days of April 3, 2024 are considered outstanding and beneficially owned by the Person holding the Options for the purpose of calculating the percentage ownership of that Person but not for the purpose of calculating the percentage ownership of any other Person. Except as otherwise noted, the Persons and entities in this table have sole voting and investment power with respect to all of the Shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated in the footnotes below, the address of the beneficial owner is c/o Fusion Pharmaceuticals, Inc., 270 Longwood Road South, Hamilton, Ontario, Canada L8P 0A6.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Shareholders
Entities affiliated with Federated Hermes, Inc.(1)	10,811,153	12.74%
Entities affiliated with Avidity Capital(2)	6,500,328	7.66%
Entities affiliated with Deerfield Mgmt, L.P.(3)	6,401,000	7.54%
FMR LLC(4)	5,313,294	6.26%
Perceptive Advisors LLC(5)	4,737,194	5.58%
Directors and Named Executive Officers
John Valliant, Ph.D.(6)	3,172,756	3.62%
John Crowley(7)	750,039	*
Mohit Rawat(8)	340,908	*
Jeremy Bender, Ph.D., M.B.A. (9)	6,611	*
Donald Bergstrom, M.D., Ph.D.(10)	68,000	*
Teresa Bitetti, M.B.A. (11)	6,611	*
Pablo Cagnoni, M.D.(12)	205,011	*
Barbara Duncan (13)	64,000	*
Steven Gannon(14)	261,411	*
Philina Lee, Ph.D.(15)	64,000	*
David Meek(16)	6,611	*
All executive officers and directors as a group (14 persons)	6,302,194	6.95%

*	Represents beneficial ownership of less than one percent.
(1)

Consists of 10,811,153 Shares owned by Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (together, the “Investment Advisers”). The Investment Advisers are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of Parent’s outstanding voting shares is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees. The principal business address of Parent is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779. The information presented here is based on a Schedule 13G/D filed with the SEC by Federated Hermes, Inc. on March 25, 2024 and April 8, 2024, reporting ownership as of March 18, 2024 and March 31, 2024, respectively.

(2)

Consists of (a) 3,700,878 Shares owned by Avidity Master Fund LP (“Avidity Master”) and (b) 2,799,450 Shares owned by Avidity Private Master Fund I LP (“APF1”). The general partner of each of Avidity Master and APF1 is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP, is the investment manager of each of Avidity Master and APF1. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of each of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Mr. Witzke and Mr. Gregory may be deemed to have shared voting and investment power of the securities held by Avidity Master and APF1. Each of Mr. Witzke and Mr. Gregory disclaim beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The principal business address of Avidity Master and APF1 is 2828 N. Harwood Street, Suite 1220, Dallas, TX 75201. The information presented here is based on a Schedule 13G filed with the SEC by Avidity Partners Management LP on February 13, 2024.

(3)

Consists of 6,401,000 Shares owned by Deerfield Partners, L.P., a Delaware limited partnership (“Deerfield Partners”). Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., each Delaware limited partnerships, are the general partners of Deerfield Partners. J.E. Flynn Capital, LLC is the general partner of Deerfield Mgmt, L.P., and Flynn Management LLC is the general partner of Deerfield Management Company, L.P. James E. Flynn may be deemed to have shared voting and investment power of the securities held by Deerfield Partners, Deerfield Mgmt, L.P. And Deerfield Management Company, L.P. The address for each of the individual and entities listed above is 345 Park Avenue South, 12th Floor, New York, NY 10010. The information presented here is based on a Schedule 13G filed with the SEC by James E. Flynn on December 18, 2023.

(4)

FMR LLC has the sole voting and dispositive power of 5,313,294 of our Shares, all of which are held by funds or accounts managed by direct or indirect subsidiaries of FMR LLC and all of which Shares are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting Shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B Shareholders have entered into a Shareholders’ voting agreement under which all Series B voting Shares will be voted in accordance with the majority vote of Series B voting Shares. Accordingly, through their ownership of voting Shares and the execution of Shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for each of the individuals and entities listed above is 245 Summer Street, Boston, MA 02210. This information is based on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2024.

(5)

Consists of 4,737,194 Shares owned by Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). Perceptive Advisors LLC (“Perceptive Advisors”), a Delaware limited liability company, serves as the investment manager to the Master Fund. Joseph Edelman is the managing member of Perceptive Advisors. The principal business address of each of the individual and entities listed above is 51 Astor Place, 10th Floor, New York, NY 10003. This information is based on a Schedule 13G filed by Perceptive Advisors LLC with the SEC on January 19, 2024.

(6)

Consists of (a) 318,147 Shares held by Valliant Consulting and Management Inc., of which Dr. Valliant is the beneficial owner and (b) 2,854,609 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.

(7)	Consists of (a) 10,410 Shares and (b) 739,629 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(8)	Consists of (a) 12,843 Shares and (b) 328,065 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(9)	Consists of 6,611 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(10)	Consists of 68,000 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(11)	Consists of 6,611 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(12)	Consists of 205,011 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(13)	Consists of 64,000 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(14)	Consists of (a) 56,400 Shares and (b) 205,011 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(15)	Consists of 64,000 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.
(16)	Consists of 6,611 Shares issuable upon the exercise of Options exercisable within 60 days of April 3, 2024.

Auditor

PricewaterhouseCoopers LLP is the external auditor of Fusion and has served as Fusion’s independent auditor since August 2019.

Other Matters

Other Matters for Action at the Meeting. As of the date of this Circular, the Board knows of no matters that will be presented for consideration at the Meeting other than as described in this Circular.

Adjournments or Postponements of the Meeting. Subject to the terms of the Arrangement Agreement, the Meeting may be adjourned from time to time and from place to place by the chair of the Meeting or the chairperson of the Board. Under Fusion’s Bylaws, if the Meeting is adjourned for less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by announcement at the time of an adjournment. If the Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

Future Shareholder Proposals. If the Arrangement is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Arrangement is not completed, we expect to hold a 2024 Annual Meeting of Shareholders. In addition to complying with the advanced notice provisions included in our Articles, which required that proposals be received no later than January 29, 2024, which is 90 days before the anniversary date of the notice of meeting for the 2023 Annual Meeting of Shareholders, a Shareholder who would like to have a proposal considered for inclusion in our 2024 proxy statement must have submitted the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it was received by us no later than December 29, 2023, which is 120 days prior to the first anniversary of the mailing date of the proxy statement for our 2023 Annual Meeting of Shareholders. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from the anniversary of our 2023 Annual Meeting of Shareholders, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2024 Annual Meeting of Shareholders. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. In addition, shareholders who would like to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 15, 2024. Shareholder proposals should be addressed to Fusion Pharmaceuticals Inc., 270 Longwood Road South, Hamilton, ON, L8P 0A6 Canada, Attention: Chief Legal Counsel and Secretary.

Householding of Special Meeting Materials. The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for information circular and proxy statements with respect to two or more shareholders sharing an address by delivering a single information circular and proxy statement, as applicable, addressed to those shareholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of Shares held through brokerage firms. If your family has multiple accounts holding Shares, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Fusion at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by writing to: Fusion Pharmaceuticals Inc., 270 Longwood Road South, Hamilton, ON, L8P 0A6 Canada, Attention: Chief Legal Officer and Secretary. Requests can also be made by calling (289) 799-0891.

Additional Information

Additional financial and other information relating to Fusion is included in its audited annual and unaudited quarterly consolidated financial statements, annual and quarterly management discussion and analysis, annual information form, annual report on Form 10-K for the year ended December 31, 2023, and other continuous disclosure documents, which are available on the SEC’s website at www.sec.gov or on SEDAR+ at www.sedarplus.com. In addition, copies of Fusion’s most recent annual report, financial statements and management information circular and proxy statement, as filed with the SEC and available on EDGAR and SEDAR+, may be obtained without charge from Fusion upon request.

GENERAL PROXY MATTERS

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by and on behalf of Fusion’s management to be used at the Meeting. Solicitations of proxies will be primarily by mail, but may also be by telephone, e-mail, facsimile and in person communication by directors, officers or employees of Fusion.

Fusion has also retained Innisfree to assist it in connection with communicating to Shareholders in respect of the Arrangement. In connection with these services, Innisfree is expected to receive a fee of $40,000 and will be reimbursed for its reasonable out-of-pocket expenses. The entire cost of the solicitation will be borne by Fusion. See Appendix G “Voting Information” for additional information.

Appointment and Revocation of Proxies

If you are a registered Shareholder and are unable to attend the Meeting, please vote your shares prior to the meeting. Instructions on how to complete and return your proxy are included in the form of proxy and in this Circular. You may choose the named proxyholders named in the accompanying form of proxy to be your proxyholder or, alternatively, you may appoint another person or company to be your proxyholder. To exercise such right, the names of the named proxyholders should be crossed out and the name of the registered Shareholder’s appointee should be legibly printed in the blank space provided. The form of proxy must be executed by the registered Shareholder or his or her attorney authorized in writing, or if the registered Shareholder is a corporation, under its corporate seal by a duly authorized officer or attorney of Fusion. If the Shares are registered in more than one name, all registered persons must sign the proxy form. If the Shares registered in a company’s name or any name other than your own, you must provide documents showing your authorization to sign the proxy form for that company or name.

The proxy form must be completed and returned in accordance with the instructions on the proxy card. If you plan to vote during the meeting through the internet, you must register in advance at the site https://www.proxydocs.com/FUSN and log into the virtual meeting platform during the Meeting using the unique link provided to you via email following the completion of your registration. If you plan to vote by telephone, you can call 1-866-834-5856. It is recommended to vote your Shares in advance of the meeting by following the instructions on https://www.proxydocs.com/FUSN. Late proxies may be accepted or rejected by the Chair of the Meeting in his or her discretion, and the Chair of the Meeting is under no obligation to accept or reject any later proxy. Late proxies may be accepted or rejected by the Chair of the Meeting in his or her discretion, and the Chair of the Meeting is under no obligation to accept or reject any later proxy.

Unless you choose another person or company to be your proxyholder, you are giving the named proxyholders named on the form of proxy the authority to vote your Shares at the Meeting or at any adjournments or postponements of the Meeting.

If a registered Shareholder who has submitted a proxy attends the virtual Meeting and submits a new proxy at the Meeting, any votes cast by such registered Shareholder on a ballot at the Meeting will be counted and the previously submitted proxy will be disregarded.

A registered Shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by such registered Shareholder or by his or her attorney, authorized in writing, or if the registered Shareholder is a corporate body, under its corporate seal (if applicable) or by an officer or attorney thereof duly authorized, to Fusion’s corporate secretary, by delivery to Fusion Pharmaceuticals Inc., Attn: Corporate Secretary, 270 Longwood Road South, Hamilton, Ontario, Canada L8P 0A6 before the Meeting.

Additionally, a registered Shareholder may revoke a previously provided proxy by logging into the Meeting with its control number and submitting a new proxy at the Meeting, or by timely submitting a later-dated proxy by mail or courier, delivery, telephone or internet. Any votes cast by such registered Shareholder on a ballot at the Meeting will be counted and the previously submitted proxy will be disregarded. If a registered Shareholder does not wish to revoke a previously submitted vote, then they should not vote by ballot at the Meeting.

Signature of Proxy

The form of proxy must be executed by the registered Shareholder or his or her attorney authorized in writing, or if the registered Shareholder is a corporation, under its corporate seal by a duly authorized officer or attorney of Fusion. If the Shares are registered in more than one name, all registered persons must sign the proxy form. If the Shares are registered in a company’s name or any name other than your own, you must provide documents showing your authorization to sign the proxy form for that company or name.

A proxy signed by a person acting as attorney, executor, administrator or trustee, or in some other representative capacity, should reflect such person’s full title as such.

Voting of Proxies

The Shares represented by a duly submitted proxy or voting instruction form will be voted at the Meeting by a validly named proxyholder or the named proxyholders in accordance with the instructions set forth in the completed form of proxy or voting instruction form.

In the absence of such instructions: (1) the named proxyholder may decide how to vote the Shares at the Meeting in lieu of the named proxyholders; and (2) if your proxyholder is one of the named proxyholders, such named proxyholder will vote “FOR” the Arrangement Resolution and the other proposals set forth in the Notice for the Meeting.

Signing the enclosed form of proxy or voting instruction form gives authority to the validly named proxyholder or the named proxyholders to vote the Shares governed by such proxy at the Meeting in accordance with the instructions provided therein.

Exercise of Discretion of Proxy

The persons named in your proxy or voting instruction form will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Special Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any such amendments, variations or other matters which are not now known to management should properly come before the Meeting, the persons named in the form of proxy will vote on such other business in accordance with their best judgment.

Voting Shares and Principal Holders Thereof

As of the Record Date, there were [●] Shares outstanding.

To the knowledge of the directors and officers of Fusion, as at the date hereof, no person or company beneficially owns, directly or indirectly, or exercises control or direction, over more than 10% of the voting rights attached to any class of voting securities of Fusion.

Advice for Beneficial Shareholders

The information set forth in this section is provided to Beneficial Shareholders. Beneficial Shareholders should note that only proxies deposited by registered Shareholders whose names appear on our records as the registered holders of Shares can be recognized and acted upon at the Meeting. If the Shares are listed in an account statement provided to a Beneficial Shareholder by an Intermediary, then in almost all cases those Shares will not be registered in the Beneficial Shareholder’s name on the records maintained by Fusion or the Transfer Agent. Such Shares will more likely be registered under the name of the Beneficial Shareholder’s Intermediary or an agent of that Intermediary. In Canada, the vast majority of such Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). In the U.S., these Shares are registered under the name of Cede & Co. (the nominee of the Depository Trust Company (“DTC”), which processes transfers of stock certificates on behalf of the DTC). Shares held by Intermediaries or their nominees can only be voted upon the instructions of the Beneficial Shareholder. Without specific instructions, the Intermediaries or nominees are generally prohibited from voting securities for their clients. Fusion does not know for whose benefit the Shares registered in the name of Cede & Co. are held. Therefore, Beneficial Shareholders cannot be recognized at the Meeting for the purposes of voting the Shares in person or by way of proxy except as set forth below.

Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Shareholders in advance of meetings in which they are able to vote. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its Intermediary is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the Intermediary how to vote on behalf of the Beneficial Shareholder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communication Solutions (Broadridge) in the United States and Canada. Broadridge typically applies a special sticker to proxy forms, mails those forms to the Beneficial Shareholders and requests the Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy from Broadridge cannot use that proxy to vote Shares directly at the Meeting as the proxy must be returned as directed by Broadridge well in advance of the Meeting in order to have the Shares voted at the Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of his, her or its Intermediary (or agent of the Intermediary), a Beneficial Shareholder may attend at the Meeting as proxyholder for the Intermediary (likely the registered Shareholder) and vote Shares in that capacity.

Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Shares as proxyholder for the registered Shareholder should enter their own name in the blank space on the form of proxy provided to them and return the same to their Intermediary (or the Intermediary’s agent) in accordance with the instructions provided by such Intermediary (or agent), well in advance of the Meeting.

Beneficial Shareholders should contact their Intermediary through which they hold Shares and obtain instructions regarding the procedure for the revocation of any voting or proxyholder instructions previously provided to that Intermediary.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed under “The Arrangement – Interests of Fusion’s Directors and Officers in the Arrangement”, or in other continuous disclosure documents made available on SEDAR+ at www.sedarplus.com and on EDGAR at www.sec.gov/edgar, no informed person (as defined in National Instrument 51-102 - Continuous Disclosure Obligations) of Fusion, or any associate or affiliate of any informed person, has had any material interest, direct or indirect, in any transaction, or proposed transaction, which has materially affected or would materially affect Fusion or its subsidiaries since the commencement of the most recently completed financial year of Fusion.

EFFECTS ON FUSION IF THE ARRANGEMENT IS NOT COMPLETED

If the Arrangement is not completed, Shareholders will retain their Shares and will not receive the Consideration. If the Arrangement is not completed, Fusion will remain a public company and its Shares will continue to be listed for trading on NASDAQ. Failure to complete the Arrangement may have a material negative effect on the trading price of the Shares. In addition, Shareholders will continue to be subject to the same or similar risks and uncertainties currently facing Fusion and disclosed in Fusion’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC, as updated by Fusion’s continuous disclosure filings, copies of which are available at www.sec.gov and at www.sedarplus.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC and the Canadian securities commissions. You can obtain copies from the SEC or SEDAR+, through the SEC’s or the SEDAR+ websites, www.sec.gov and www.sedarplus.com, respectively, or on Fusion’s website, fusionpharma.com. Information contained on these websites does not constitute part of this Circular and therefore is not, and shall not be deemed to be, incorporated by reference. These documents are also available from Fusion without charge, excluding any exhibits to such documents, upon written request to Fusion Pharmaceuticals Inc., 270 Longwood Road South, Hamilton, Ontario, Canada, L8P 0A6, Attention: Investor Relations.

GLOSSARY OF TERMS

Capitalized terms used but not specifically defined in this “Glossary of Terms” are defined in the Circular.

“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement or any transactions involving only Fusion and its subsidiaries, any bona fide offer or proposal (written or oral) from any Person or group of Persons “acting jointly or in concert” within the meaning of Multilateral Instrument 62-104 – Take Over Bids and Issuer Bids, other than Parent, Purchaser (or any of their respective affiliates) (including a “group” within the meaning of Section 13(d) of the Exchange Act) relating to: (1) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving Fusion and/or any of its subsidiaries pursuant to which such Person or group would acquire 20% or more of the consolidated assets of Fusion (based on the fair market value thereof, as determined in good faith by the Board or a duly authorized committee thereof); (2) any direct or indirect sale or disposition (or any license, lease or other arrangement having the same economic effect as a sale or disposition) in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets of Fusion (based on the fair market value thereof, as determined in good faith by the Board or a duly authorized committee thereof), or 20% or more of the voting securities of Fusion (including securities convertible into or exchangeable or exercisable for such voting securities assuming, if applicable, the conversion, exchange or exercise of such securities convertible, into or exchangeable or exercisable for such voting securities); or (3) any direct or indirect take over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons (or the stockholders or equityholders of such Person or group of Persons) beneficially owning 20% or more of the voting securities of Fusion (including securities convertible into or exchangeable or exercisable for such voting securities assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting securities or rights or interests therein or thereto), or owning 20% or more of the consolidated assets of Fusion; provided that, in each case, the consolidated assets of Fusion shall be deemed to include its subsidiaries;

“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

“Arrangement” means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement, the Plan of Arrangement and the Interim Order or made at the direction of the Court in the Final Order with the prior written consent of Fusion and Parent, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement, dated March 18, 2024, by and among Parent, Purchaser and Fusion (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Arrangement Resolution” means the resolution of the Shareholders approving the Plan of the Arrangement to be considered at the Meeting, substantially in the form attached as Appendix B to this Circular;

“Beneficial Shareholder” means a non-registered beneficial holder of Shares as of the Record Date, whose Shares are held in the name of an Intermediary;

“Board” means the board of directors of Fusion, as constituted from time to time;

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banks are required or authorized to remain closed in Toronto, Ontario, Canada, New York, New York, United States or London, United Kingdom;

“Bylaw Proposal” means the resolution confirming Amendment No. 1 to the General Bylaws of Fusion;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Change in Recommendation” means, that prior to obtaining the Required Shareholder Approval: (1) the Board (A) withdraws, withholds, qualifies or modifies in a manner adverse to Parent or the consummation of the Arrangement the Board Recommendation; (B) fails to include the Board Recommendation in the Circular; or (C) fails to reconfirm (without qualification) within 10 Business Days after written request by Parent (and on not more than two occasions), its approval and recommendation of the Arrangement or the Arrangement Resolution, it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of more than 10 Business Days after public announcement of an Acquisition Proposal shall be considered an adverse modification; (2) the Board approves or recommends any Acquisition Proposal; (3) the Board approves, recommends or authorizes Fusion to enter into a written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.3(1)(c) of the Arrangement Agreement); or (4) Fusion publicly announces the intention to do any of the foregoing;

“Circular” means the notice of the Meeting and accompanying proxy statement and management information circular, including all schedules, appendices and exhibits thereto, to be sent or otherwise made available to the Shareholders in connection with the Meeting and to such other Persons as may be required by the Court pursuant to the Interim Order, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement and the Interim Order;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;

“Competition Act” means the Competition Act (Canada), as amended;

“Competition Act Approval” means, in respect of the transactions contemplated by the Arrangement Agreement, either: (1) the issuance of an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act; or (2) both of (A) the receipt of a No Action Letter, unless waived by Parent in its discretion for the purposes of proceeding to complete the Arrangement, and (B) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated or the Commissioner of Competition, or his authorized representative, shall have waived the obligation under Part IX of the Competition Act to notify the Commissioner of Competition in respect of the transactions contemplated by the Arrangement Agreement;

“Consideration” means for each Share, (1) $21.00 in cash per Share (the “Cash Consideration”) and (2) one CVR, subject to adjustment in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“CVR” means a contingent value right representing the right to receive a contingent payment of up to $3.00 in cash, without interest;

“CVR Agreement” means the contingent value rights agreement to be dated the date of the Effective Date between Parent, Purchaser and the Rights Agent, substantially in the form attached to the Arrangement

Agreement as Exhibit A, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR;

“Depositary” means Equiniti Trust Company, LLC, in its capacity as depositary for the Arrangement, or such other Person as Fusion and Parent agree to engage as depositary for the Arrangement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissenting Shareholder” means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the Effective Time;

“DOJ” means the U.S. Department of Justice, or any successor entity;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system;

“Effective Date” means the date upon which the Arrangement becomes effective in accordance with the Arrangement Agreement and the Final Order;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time on the Effective Date as Parent and Fusion may agree in writing;

“Employee Plan” means (1) each “employee pension benefit plan” (as defined in Section 3(2) of the ERISA whether or not subject to ERISA), other than any Employee Plans that are “multiemployer plans” (as such term is defined in Sections 3(37) or 4001(a)(3) of the ERISA), (2) each “employee welfare benefit plan” (as defined in Section 3(1) of the ERISA whether or not subject to ERISA), and (3) each other employee benefit, health, welfare, supplemental unemployment benefit, profit sharing, option, stock appreciation, savings, insurance, deferred compensation, share purchase, share or share-based compensation, phantom stock, disability, pension, supplemental retirement, post-employment or post-retirement, employment, offer letter, individual consulting, non-employee service provider, severance, termination pay, bonus, commission or other incentive, change in control, retention, vacation or other paid time-off, fringe benefit, welfare or other compensation or benefit plan, program, policy, trust, contract, arrangement, agreement or fund that is maintained, sponsored, contributed to or required to be contributed to, or funded by or binding upon Fusion or any of its subsidiaries or in respect of which Fusion or any of its subsidiaries has any actual or potential liability (including the Stock Option Plans, Inducement Grants and Employee Share Purchase Plan), other than (A) any government-sponsored plans to which Fusion or any of its subsidiaries is required to contribute under applicable laws and (B) any employment offer letter, employment agreement or individual consulting agreement that is terminable upon no more than 30 days’ notice with no liability (or no greater notice period provided except as required by applicable law) and does not provide any retention, change in control or severance payments or benefits;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Excluded Shares” means (1) any Shares held by Parent or any of its affiliates immediately prior to the Effective Time and (2) any Shares held by a Dissenting Shareholder;

“FDA” means the United States Food and Drug Administration, or any successor entity;

“Final Order” means the final order of the Court approving the Arrangement pursuant to Section 192(4) of the CBCA, as such order may be varied by the Court (with the written consent of both Fusion and Parent, each acting reasonably) at any time prior to the Effective Date;

“FTC” means the Federal Trade Commission, or any successor entity;

“GAAP” means United States generally accepted accounting principles;

“Government or Governmental Entity” means (1) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (2) any subdivision, agent or authority of any of the foregoing; (3) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (4) any Securities Authority or stock exchange, including NASDAQ;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“HSR Approval” means the expiration or termination of the waiting period applicable to the Arrangement, including any extensions thereof and including any voluntary agreements with a Governmental Entity not to consummate the Arrangement for any period of time, in accordance with the HSR Act;

“Incentive Holder” means a holder of Options and/or Restricted Stock Units;

“Inducement Grants” means the inducement stock option grants made by Fusion pursuant to NASDAQ Listing Rule 5635(c)(4) outside of the Stock Option Plans;

“Interim Order” means the interim order of the Court pursuant to Section 192(4) of the CBCA in a form acceptable to Fusion and Parent, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be varied by the Court with the prior written consent of Fusion and Parent, each acting reasonably (or once interim order is in hand);

“Intermediary” means, collectively, a broker, investment dealer, bank, trust company, nominee or other intermediary;

“Investment Canada Act” means the Investment Canada Act, as amended;

“Investment Canada Act Approval” means Parent has submitted a notification under the Investment Canada Act and (1) forty-five (45) calendar days, as calculated under the Investment Canada Act, have elapsed from the date of certification of the notification and (2) (A) the Minister of Innovation, Science and Industry has not sent to Parent a notice under subsection 25.2(1) of the Investment Canada Act within the prescribed time period and the Governor in Council has not made an order under subsection 25.3(1) of the Investment Canada Act in respect of the transactions contemplated by the Arrangement Agreement within the prescribed time period; or (B) if such a notice has been sent or such an order has been made, Parent has subsequently received (x) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the transactions contemplated by the Arrangement Agreement on grounds of national security will not be commenced, (y) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by the Arrangement Agreement, or (z) a copy of an order under paragraph 25.4(1)(b) authorizing the transactions contemplated by the Arrangement Agreement;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Fusion to Shareholders together with the Circular or such other equivalent form of letter of transmittal acceptable to Parent acting reasonably;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by Parent, acting reasonably and in accordance with the Arrangement Agreement;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions;

“Milestone Payment” means $3.00 payable pursuant and subject to the CVR Agreement;

“Minister” means the responsible Minister under the Investment Canada Act;

“NASDAQ” means the Nasdaq Stock Market;

“Option” means an option to purchase Shares issued pursuant to any of the Stock Option Plans or Inducement Grants or otherwise;

“OSC” means the Ontario Securities Commission;

“Outside Date” means (1) September 18, 2024; provided however that if, on such date (or any subsequent extension), any of the conditions set forth in Section 6.1(2) of the Arrangement Agreement, Section 6.1(3) of the Arrangement Agreement or Section 6.1(4) of the Arrangement Agreement (in the case of Section 6.1(4), solely as such conditions relate to the matters referenced in Section 6.1(3)) shall not have been satisfied but all other conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but provided that such conditions are then capable of being satisfied if the Effective Time were to occur on such date), then the Outside Date shall, without any action on the part of the parties, be extended on no more than two occasions, each time for a period of three months, and such extended date shall become the Outside Date for all purposes of the Arrangement Agreement, or (2) such other date as may be agreed to in writing by the parties;

“Parent” means AstraZeneca AB, a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden, having its official seat in Södertälje, Sweden, its registered office address at 151 85 Södertälje, Sweden and registered with the trade register of the Swedish Companies Registration Office under number 556011-7482;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, attached as Appendix C to this Circular, and any amendments, modifications, supplements or variations to such plan made in accordance with its terms, the terms of the Arrangement Agreement and the Interim Order or made at the direction of the Court in the Final Order or otherwise with the prior written consent of Fusion and Parent, each acting reasonably;

“Purchaser” means 15863210 Canada Inc., a corporation formed under the federal laws of Canada;

“Record Date” means [●], 2024;

“Restricted Stock Unit” means any restricted stock unit issued pursuant to any of the Stock Option Plans or otherwise;

“Rights Agent” means Equiniti Trust Company, LLC, in its capacity as rights agent under the CVR Agreement, or such other Person as Fusion, Parent and Purchaser may mutually agree to engage as rights agent under the CVR Agreement;

“SEC” means the U.S. Securities and Exchange Commission;

“SEDAR+” means the System of Electronic Document Analysis and Retrieval;

“Securities Authority” means the SEC, the OSC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or state of the United States;

“Shares” means the common shares in the capital of Fusion;

“Shareholders” means the holders of the Shares;

“Stock Option Plans” means the Fusion Pharmaceuticals Inc. 2020 Stock Option and Incentive Plan and the Fusion Pharmaceuticals Inc. 2017 Equity Incentive Plan;

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person or Person(s) (other than Parent and/or its affiliates) to acquire not less than a majority of the outstanding Shares or a majority of the assets of Fusion on a consolidated basis (based on the fair market value thereof, as determined in good faith by the Board or a duly authorized committee thereof) that:

(a) did not result from or involve a material breach of Article 5 of the Arrangement Agreement;

(b) the Board (or any relevant duly authorized committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal;

(c) the Board (or any relevant duly authorized committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to Shareholders (other than Parent and its affiliates) than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Parent pursuant to Section 5.4(2) of the Arrangement Agreement);

(d) is not subject to any financing condition and in respect of which the Board (or any relevant duly authorized committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that the required funds will be available to effect payment in full for the applicable Shares or assets, as the case may be; and

(e) is not subject to any due diligence or access condition;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Transaction Committee” means the transaction committee consisting of independent members of the Board formed to consider, among other things, the Arrangement and the other transactions contemplated by the Arrangement Agreement;

“Transfer Agent” means Equiniti Trust Company LLC;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Voting and Support Agreement” means, collectively, the Voting and Support Agreements entered into between Parent and each director, executive officer and certain holders of more than 5% of the Shares;

“Warrant” means a warrant issued in connection with the Existing Credit Agreement by Fusion to purchase or acquire Shares; and

“Warrant Holders” means registered or beneficial holders of Warrants, as the context requires.

APPROVAL OF INFORMATION CIRCULAR

The contents and the sending of this Circular have been approved by the Board and the Transaction Committee.

DATED the [●] day of [●], 2024.

BY ORDER OF THE BOARD OF DIRECTORS

John F. Valliant, Ph.D.
Director and Chief Executive Officer

APPENDIX A

[***] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

Execution Version

ASTRAZENECA AB

— and —

15863210 CANADA INC.

— and —

FUSION PHARMACEUTICALS INC.

ARRANGEMENT AGREEMENT

March 18, 2024

Execution Version

SCHEDULES

Schedule A	PLAN OF ARRANGEMENT

Schedule B	ARRANGEMENT RESOLUTION

Schedule C	REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Schedule D	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

EXHIBITS

Exhibit A	FORM OF CVR AGREEMENT

Execution Version

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of March 18, 2024.

AMONG:

ASTRAZENECA AB, a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden, having its official seat in Södertälje, Sweden, its registered office address at 151 85 Södertälje, Sweden and registered with the trade register of the Swedish Companies Registration Office under number 556011-7482 (the Parent)

— and —

15863210 CANADA INC., a corporation formed under the federal laws of Canada (the Purchaser)

— and —

FUSION PHARMACEUTICALS INC., a corporation formed under the federal laws of Canada (the Corporation).

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

Acquisition Proposal means, other than the transactions contemplated by this Agreement or any transactions involving only the Corporation and its Subsidiaries, any bona fide offer or proposal (written or oral) from any Person or group of Persons “acting jointly or in concert” within the meaning of Multilateral Instrument 62-104 – Take Over Bids and Issuer Bids, other than the Parent, the Purchaser (or any of their respective affiliates) (including a “group” within the meaning of Section 13(d) of the Exchange Act) relating to: (a) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving the Corporation and/or any of its Subsidiaries pursuant to which such Person or group would acquire twenty percent (20%) or more of the consolidated assets of the Corporation (based on the fair market value thereof, as determined in good faith by the Board or a duly authorized committee thereof); (b) any direct or indirect sale or disposition (or any license, lease or other arrangement having the same economic effect as a sale or disposition) in a single transaction or a series of related transactions, of assets representing twenty percent (20%) or more of the consolidated assets of the Corporation (based on the fair market value thereof, as determined in good faith by the Board or a duly authorized committee thereof), or twenty percent (20%) or more of the voting securities of the Corporation (including securities convertible into or exchangeable or exercisable for such voting securities assuming, if applicable, the conversion, exchange or exercise of such securities convertible, into or exchangeable or exercisable for such voting securities); or (c) any direct or indirect take over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons (or the stockholders or equityholders of such Person or group of Persons) beneficially owning twenty percent (20%) or more of the voting securities of the Corporation (including securities convertible into or exchangeable or exercisable for such voting securities assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting securities or rights or interests therein or thereto), or owning twenty percent (20%) or more of the consolidated assets of the Corporation; provided that, in each case, the consolidated assets of the Corporation shall be deemed to include its Subsidiaries.

Action means any litigation, legal action, lawsuit, claim, grievance, complaint, investigation, reassessment, audit or other proceeding (whether civil, administrative, quasi-criminal or criminal) by or before any Governmental Entity.

affiliate has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

Agreement means this arrangement agreement between the Parent, the Purchaser and the Corporation (including the Schedules hereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

Anti-Corruption Laws has the meaning specified in Section 41(b) of Schedule C.

Arrangement means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement, the Plan of Arrangement and the Interim Order (once issued) or made at the direction of the Court in the Final Order with the prior written consent of the Corporation and the Parent, each acting reasonably.

Arrangement Resolution means the special resolution of the Shareholders approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B.

associate has the meaning specified in the Securities Act (Ontario).

Authorization means, with respect to any Person, any order, permit, approval, registration, right, consent, waiver, license or similar authorization of any Governmental Entity, whether by expiry or termination of an applicable waiting period or otherwise, that is binding upon or applicable to such Person, or its business, assets or securities.

Board means the board of directors of the Corporation, as constituted from time to time.

Board Recommendation has the meaning specified in Section 2.2.

Books and Records means the books and records of the Corporation and its Subsidiaries, including books of account and Tax records, whether in written or electronic form.

Breaching Party has the meaning specified in Section 4.8(3).

Business Day means any day, other than a Saturday, a Sunday or a day on which banks are required or authorized to remain closed in Toronto, Ontario, Canada, New York, New York, United States or London, United Kingdom.

CARES Act means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, as amended (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto, including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, the Health and Economic Recovery

Omnibus Emergency Solutions Act, the American Rescue Plan Act and any related, successor or similar non-U.S. legislation, guidance, rules and regulations related to COVID-19 or intended to address the consequences of the COVID-19 pandemic.

CBCA means the Canada Business Corporations Act, as amended.

Change in Recommendation has the meaning specified in Section 7.2(4)(b).

Circular means the notice of the Meeting and accompanying proxy statement and management information circular, including all schedules, appendices and exhibits thereto, to be sent or otherwise made available to the Shareholders in connection with the Meeting and to such other Persons as may be required by the Court pursuant to the Interim Order, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Interim Order (once issued).

CNSC means the Canadian Nuclear Safety Commission.

Code means the Internal Revenue Code of 1986, as amended.

Common Shares means the common shares in the capital of the Corporation.

Competition Act means the Competition Act (Canada), as amended.

Competition Act Approval means, in respect of the transactions contemplated by this Agreement, either: (a) the issuance of an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act; or (b) both of (i) the receipt of a No Action Letter, unless waived by the Parent in its discretion for the purposes of proceeding to complete the Arrangement, and (ii) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated or the Commissioner of Competition, or his authorized representative, shall have waived the obligation under Part IX of the Competition Act to notify the Commissioner of Competition in respect of the transactions contemplated by this Agreement.

Computer Systems means all Software, hardware, databases, websites, computer equipment, networks, interfaces, platforms, systems and other information technology that are owned, operated, used in or necessary for the conduct of the business of the Corporation and its Subsidiaries.

Confidentiality Agreement means the nondisclosure agreement dated February 29, 2024 between the Corporation and the Parent.

Consideration has the meaning specified in the Plan of Arrangement.

Constating Documents means notices of articles, articles, articles of incorporation, amalgamation, or continuation, as applicable, by-laws, limited partnership agreement or other constating documents and all amendments thereto.

Continuing Employee has the meaning specified in Section 4.16(1).

Contract means any legally binding agreement, commitment, engagement, contract, subcontract, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, lease, sublease, obligation or undertaking to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound or affected, or to which any of their respective properties or their assets is subject.

Contractor means any consultant, dependent contractor under Canadian Law, independent contractor, or other service provider (including a non-employee director) providing services to the Corporation or any of its Subsidiaries and who is not a Corporation Employee.

Corporation has the meaning specified in the preamble to this Agreement.

Corporation Disclosure Letter means the disclosure letter dated the date of this Agreement and delivered by the Corporation to the Parent contemporaneously with the execution of this Agreement.

Corporation Employees means any employee, whether working on a part-time or full-time basis and whether or not on leave of absence, of the Corporation or any of its Subsidiaries, as the case may be.

Corporation Intellectual Property means all Intellectual Property, including Owned Intellectual Property, used in or necessary to conduct the Corporation or the Subsidiaries business as currently conducted.

Corporation Pharmaceutical Product means any pharmaceutical or medicinal compound or product developed, or currently being researched or developed, by or on behalf of the Corporation or its Subsidiaries.

Corporation SEC Documents means all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with, or furnished to, the SEC pursuant to the Exchange Act, the U.S. Securities Act or other applicable Law.

Corporation Termination Fee means $71,680,000.

Corporation Termination Fee Event has the meaning specified in Section 7.3(2).

Corporation’s Public Disclosure Record means all documents filed and publicly available under the profile of the Corporation on the System for Electronic Document Analysis and Retrieval (SEDAR) in Canada, and the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) in the United States, in each case, after December 31, 2021 and at least two (2) Business Days prior to the date of this Agreement.

Court means the Ontario Superior Court of Justice (Commercial List).

Customs & International Trade Laws means the applicable export control, sanctions, import, customs and trade, and anti-boycott Laws of any jurisdiction in which the Corporation or any Subsidiary is incorporated or does business, including the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with respect to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with respect to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); Executive Orders with respect to embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury; and the applicable Canadian Laws, including the Export and Import Permits Act (Canada), Export Control List SOR/89-202 (Canada), Special Import Measures Act (Canada), Nuclear Safety and Control Act (Canada), Special Economic Measures Act (Canada), and Laws and programs administered or enforced by the Canada Border Services Agency and Global Affairs Canada, including with respect to Persons on the Consolidated Canadian Autonomous Sanctions List.

CVR means a CVR, as defined in the CVR Agreement.

CVR Agreement means the contingent value rights agreement to be dated the date of the Effective Date between the Parent, the Purchaser and the Rights Agent, substantially in the form attached hereto as Exhibit A, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR.

Data Room means the material contained in the virtual data room established by the Corporation as at 11:59 p.m. on March 17, 2024.

Depositary means Equiniti Trust Company, LLC, in its capacity as depositary for the Arrangement, or such other Person as the Corporation and the Parent agree to engage as depositary for the Arrangement.

Depositary Agreement means the agreement to be entered into between the Depositary and the Parent prior to the Effective Date relating to, among other things, the deposit of Shares by the Shareholders, the terms and conditions of which must be satisfactory to the Corporation and the Parent, each acting reasonably.

Director means the Director appointed pursuant to the CBCA.

Disclosed Canadian Personal Information has the meaning specified in Section 4.6.

Disclosing Party has the meaning specified in Section 4.4(2).

Dissent Rights means the right of a Dissenting Shareholder to dissent to the Arrangement as provided in the Plan of Arrangement.

Dissenting Shareholder means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the Effective Time.

Effective Date means the date upon which the Arrangement becomes effective in accordance with this Agreement and the Final Order.

Effective Time has the meaning specified in the Plan of Arrangement.

Employee Plan means (a) each “employee pension benefit plan” (as defined in Section 3(2) of the ERISA whether or not subject to ERISA), other than any Employee Plans that are “multiemployer plans” (as such term is defined in Sections 3(37) or 4001(a)(3) of the ERISA), (b) each “employee welfare benefit plan” (as defined in Section 3(1) of the ERISA whether or not subject to ERISA), and (c) each other employee benefit, health, welfare, supplemental unemployment benefit, profit sharing, option, stock appreciation, savings, insurance, deferred compensation, share purchase, share or share-based compensation, phantom stock, disability, pension, supplemental retirement, post-employment or post-retirement, employment, offer letter, individual consulting, Contractor, severance, termination pay, bonus, commission or other incentive, change in control, retention, vacation or other paid time-off, fringe benefit, welfare or other compensation or benefit plan, program, policy, trust, contract, arrangement, agreement or fund that is maintained, sponsored, contributed to or required to be contributed to, or funded by or binding upon the Corporation or any of its Subsidiaries or in respect of which the Corporation or any of its Subsidiaries has any actual or potential liability (including the Stock Option Plans, Inducement Grants and Employee Share Purchase Plan), other than (i) any government-sponsored plans to which the Corporation or any of its Subsidiaries is required to contribute under applicable Laws and (ii) any employment offer letter, employment agreement or individual consulting agreement that is terminable upon no more than thirty (30) days’ notice with no liability (or no greater notice period provided except as required by applicable Law) and does not provide any retention, change in control or severance payments or benefits.

Employee Share Purchase Plan means the Fusion Pharmaceuticals Inc. 2020 Employee Share Purchase Plan.

Environmental Laws means all Laws relating to (a) protection of human health and/or the environment, including those relating to pollution, waste, emissions, discharges, or releases of Hazardous Substances or any other solid, liquid, gas, odour, heat, sound, vibration, or radiation, (b) protection and conservation of natural resources, including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic, terrestrial, avian or microbial species and vegetation, (c) the manufacture, generation, handling, transport, transfer, labelling, packaging, sale, distribution, import, export, use, processing, treatment, recycling, storage, destruction, or disposal of, or exposure to, Hazardous Substances, and/or (d) any other criminal, civil, equitable, or common law principle concerning any act or omission relating to the environment or Hazardous Substances.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any Person that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer” with the Corporation or any of its Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

Exchange Act means the Securities Exchange Act of 1934.

Existing Credit Agreement means that certain Loan and Security Agreement, dated as of April 4, 2022 (as amended by that certain Consent and First Amendment to Loan and Security Agreement, dated as of August 23, 2022, that certain Second Amendment to Loan and Security Agreement, dated as of September 21, 2022, and that certain Third Amendment to Loan and Security Agreement, dated as of March 30, 2023), by and among, inter alia, the Corporation, and Fusion Pharmaceuticals US Inc., a Delaware corporation, as borrowers, and Oxford Finance LLC, a Delaware limited liability company, as collateral agent, and the lenders party thereto from time to time.

Fairness Opinion means the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC, the financial advisor to the Corporation, addressed to the Board of Directors that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Consideration to be paid to the holders of Shares (other than Shares (a) held by the Parent or any of its affiliates immediately prior to the Effective Time and (b) held by a Dissenting Shareholder that is ultimately entitled to be paid fair value by the Purchaser for their Shares) is fair, from a financial point of view, to such holders.

FDA means the United States Food and Drug Administration, or any successor entity.

Final Order means the final order of the Court approving the Arrangement pursuant to Section 192(4) of the CBCA, as such order may be varied by the Court (with the written consent of both the Corporation and the Parent, each acting reasonably) at any time prior to the Effective Date.

GAAP means United States generally accepted accounting principles.

Good Clinical Practices means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, as applicable, and any substantially similar rules arising under applicable Law in other jurisdictions.

Good Laboratory Practices means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, and any substantially similar rules arising under applicable Law in other jurisdictions.

Good Manufacturing Practices means the FDA’s standards for the manufacture, processing, packing, or holding of a drug contained in 21 C.F.R. Parts 210 and 211, and any substantially similar rules arising under applicable Law in other jurisdictions.

Government or Governmental Entity means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; (c) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any Securities Authority or stock exchange, including NASDAQ.

Government Official means (a) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (b) any employee or person acting for or on behalf of a Government, a Government department or agency, an institution or entity owned or controlled by a Government (e.g., a person serving on a healthcare committee that advises a Government), or an enterprise or instrumentality performing a governmental function; (c) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (e) any member of a military or a royal or ruling family; and (f) any person otherwise categorized as a Government official under Law.

Hazardous Substances means any substance, chemical, mixture, or material, whether animate or inanimate, that is or may be harmful or hazardous to human, animal, or plant life, any property, any activity, or to the environment or any natural resources, and includes anything that is regulated under any Laws as a “contaminant”, “source of contaminant”, “pollutant”, “pesticide”, “fuel”, “deleterious substance”, “toxic substance”, “hazardous substance”, “designated substance”, “domestic substance”, “non-domestic substance”, “priority substance”, “prohibited substance”, “substance subject to notification or consent”, “restricted substance”, “ozone-depleting substance”, “nuclear substance”, “hazardous product”, “dangerous good”, “waste”, “hazardous waste”, or “hazardous recyclable material”.

Health Canada means the federal Governmental Entity having jurisdiction over pharmaceutical products in Canada.

Healthcare Laws means, to the extent related to the conduct of the Corporation’s or any of its Subsidiaries’ business, as applicable, as of the date of this Agreement, (a) all applicable federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), 42 U.S.C. §§ 1320a-7 and 1320a-7a, (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.), (c) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act, (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.), (e) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and applicable state, provincial or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry, (f) applicable Laws governing government pricing or price reporting programs, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any applicable state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), applicable federal, provincial and territorial Laws governing drug insurance and benefit plans, or any applicable state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, (g) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., (h) the Food and Drugs Act (Canada), and (i) any and all other health care Laws applicable to the Corporation or any Subsidiary or governing their respective businesses.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

HSR Approval means the expiration or termination of the waiting period applicable to the Arrangement, including any extensions thereof and including any voluntary agreements with a Governmental Entity not to consummate the Arrangement for any period of time, in accordance with the HSR Act.

Incentive Holder means a holder of Options and/or Restricted Stock Units.

Indemnified Persons has the meaning specified in Section 4.9(4).

Inducement Grants means the inducement stock option grants made by the Corporation pursuant to NASDAQ Listing Rule 5635(c)(4) outside of the Stock Option Plans.

Institutional Review Board means the entity defined in 21 C.F.R. § 50.3(i), or any other substantially equivalent entity in Canada.

Intellectual Property means domestic and foreign: (a) patents, applications for patents and reissues, re-examinations, divisionals, substitutions, revisions, supplementary protection certificates, term extensions, confirmations, utility models, certificates of inventions, continuations, renewals, extensions and continuations-in-part of patents or patent applications, and the equivalents of any of the foregoing, statutory invention registrations and invention disclosures; (b) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing (collectively, “Trade Secret”); (c) copyrights, original works of authorship, documentation, literary works, artistic works, graphical works which are fixed in any medium of expression, whether or not registered or the subject of an application for registration, or capable of being registered; (d) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications for mask work registrations; (e) industrial designs, industrial design registrations and applications, designs, design registrations and design registration applications; (f) trade names, business names, corporate names, domain names, social media accounts (including the rights to the content therein) and social media handles, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (g) Software; and (h) any other intellectual property and industrial property.

Interim Order means the interim order of the Court pursuant to Section 192(4) of the CBCA in a form acceptable to the Corporation and the Parent, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be varied by the Court with the prior written consent of the Corporation and the Parent, each acting reasonably.

Interim Period has the meaning specified in Section 4.1(1).

Investment Canada Act means the Investment Canada Act.

Investment Canada Act Approval means the Parent has submitted a notification under the Investment Canada Act and (a) forty-five (45) calendar days, as calculated under the Investment Canada Act, have elapsed from the date of certification of the notification and (b) (i) the Minister of Innovation, Science and Industry has not sent to the Parent a notice under subsection 25.2(1) of the Investment Canada Act within the prescribed time period and the Governor in Council has not made an order under subsection 25.3(1) of the Investment Canada Act in respect of the transactions contemplated by this Agreement within the prescribed time period; or (ii) if such a notice has been sent or such an order has been made, the Parent has subsequently received (A) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the transactions contemplated by this Agreement on grounds of national security will not be commenced, (B) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, or (C) a copy of an order under paragraph 25.4(1)(b) authorizing the transactions contemplated by this Agreement.

IT Systems means Computer Systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure.

Joint Venture means 1318577 B.C. Ltd.

Key Regulatory Approvals means Competition Act Approval, HSR Approval and Investment Canada Act Approval.

Law means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Entity or self-regulatory authority (including NASDAQ), and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are binding upon or applicable to such Person or its assets.

Licensed IP has the meaning specified in Section 30(b) of Schedule C.

Lien means any mortgage, charge, pledge, hypothec, security interest, prior claim, assignment, lien (statutory or otherwise), option, right of first refusal or first offer, occupancy rights, restrictive covenant, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind.

Mailing Deadline means the date that is five (5) Business Days following receipt of the Interim Order.

Matching Period has the meaning specified in Section 5.4(1)(d).

Material Adverse Effect means any fact, state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to (x) prevent, materially delay or materially impair the ability of the Corporation to complete the Arrangement in accordance with the terms of this Agreement or (y) have a material adverse effect on the business, assets, financial condition or results of operations of the Corporation and its Subsidiaries, taken as a whole, except, with respect to clause (y), any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from or arising in connection with the following (alone or in combination) shall not be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)	any fact, state of facts, change, event, occurrence, effect or circumstance generally affecting the industry in which the Corporation and its Subsidiaries operate;

(b)

any change in (i) global, national or regional political conditions (including the outbreak or escalation of war, acts of terrorism or cyberterrorism, or military actions, including any acts of war or sanctions imposed in connection with the current disputes involving (A) the Russian Federation and Ukraine and (B) Israel and Palestine), (ii) in general economic, business, political, regulatory or market conditions or in national or global financial or capital markets, or (iii) interest rates or currency exchange rates;

(c)	any change in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing by any Governmental Entity);

(d)	any adoption, proposal, implementation or change in Law, or in any enforcement or interpretation of Law, by any Governmental Entity;

(e)	any natural or man-made disaster or act of God (including epidemics, pandemics, disease outbreak or other health crisis or public health event), or any escalation or worsening of any of the foregoing;

(f)

the failure by the Corporation or any of its Subsidiaries to meet any internal, third party or public projections, forecasts, budgets, guidance or estimates of revenues, earnings, cash flow, cash position or other financial or operating metrics (it being understood that the cause underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred if such underlying cause does not otherwise fall within any of the exceptions to this definition);

(g)

the execution, announcement, or pendency of this Agreement and the transactions contemplated hereby, the identity of the Purchaser or the Parent, or the consummation of the transactions contemplated hereby or the Arrangement, including, the impact of any of the foregoing on the relationships, contractual or otherwise, with employees, contractors, suppliers, vendors, partners, licensors, licensees, Governmental Entities or other third parties; provided that this clause (g) shall not apply with respect to the representations or warranties set forth in Section 5 of Schedule C [Non-Contravention] or any other representation or warranty (or any certificate delivered with respect thereto) of the Corporation expressly intended to address the consequences of the execution, announcement, pendency or consummation of, or the compliance with, this Agreement or the transactions contemplated by this Agreement, or with respect to the conditions in Section 6.2(1).

(h)

(i) any action taken (or omitted to be taken) with the express written consent of the Parent or (ii) the failure to take any action that is expressly prohibited by the terms of this Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor;

(i)

any change in the market price or trading volumes of any securities of the Corporation (it being understood that the causes underlying such change in market price or trading volumes may constitute or be taken into account in determining whether a Material Adverse Effect has occurred if such underlying cause does not otherwise fall within any of the exceptions to this definition);

(j)

any Action brought by, or made by, or on behalf of, any current or former stakeholder of the Corporation against the Purchaser or the Parent, the Corporation, their affiliates, or any of their directors and officers arising out of this Agreement or the transactions contemplated hereby, including Actions arising out of the exercise by any Person of Dissent Rights; or

(k)

any regulatory, preclinical or clinical, pricing, reimbursement or manufacturing change, event, occurrence or effect relating to or affecting any Corporation Pharmaceutical Product (other than, in each case, if related to safety) or product or product candidate competitive with any Corporation Pharmaceutical Product (including (i) any suspension, rejection, refusal of, or request to refile any regulatory application, filing or approval or delay in obtaining, making or maintaining any such regulatory application, filing or approval with respect to any Corporation Pharmaceutical Product or product or product candidate competitive with any Corporation Pharmaceutical Product, (ii) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Entity related to any product or product candidate competitive with any Corporation Pharmaceutical Product, (iii) any delay, hold or termination of any preclinical or clinical study, trial or test related to any Corporation Pharmaceutical Product or any product or product candidate competitive with any Corporation Pharmaceutical Product, (iv) any results, outcomes, data, adverse events, side effects arising from any preclinical or clinical studies, trials or tests related to any Corporation Pharmaceutical Product or any product or product candidate competitive with any Corporation Pharmaceutical Product, (v) any market entry or threatened market entry by any product or product candidate competitive with any Corporation Pharmaceutical Product, (vi) any long-term production or supply chain disruption affecting the manufacture of any Corporation Pharmaceutical Product and (vii) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of any of the foregoing related to any Corporation Pharmaceutical Product or any product or product candidate competitive with any Corporation Pharmaceutical Product), provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a disproportionate effect on the Corporation and its Subsidiaries, taken as a whole, relative to other comparable companies or entities operating in the industries in which the Corporation and its Subsidiaries operate, in which case, the incremental disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

Material Contract means any Contract (except such Contract that is also an Employee Plan):

(a)

relating directly or indirectly to the guarantee of any liabilities or obligations of any third party or to indebtedness for borrowed money of the Corporation or its Subsidiaries, or owed to the Corporation or its Subsidiaries (whether outstanding or as may be incurred), other than any guarantee by the Corporation or one of its Subsidiaries of another Subsidiary or intercompany indebtedness among the Corporation and any of its Subsidiaries;

(b)

restricting the incurrence of indebtedness for borrowed money by the Corporation or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Corporation or any of its Subsidiaries, or restricting the payment of dividends by the Corporation;

(c)

that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other Contract or legally binding commitment with a union, employee association or similar entity;

(d)

under which the Corporation or any of its Subsidiaries is obligated to make to any Person or expects to receive from any Person payments in excess of $500,000 over any twelve (12) month period or $1,000,000 over the remaining life of the Contract;

(e)	with a Governmental Entity;

(f)

providing for the establishment, investment in, organization or formation of any joint venture, limited liability company, partnership, alliance, development arrangement, profit-sharing arrangement or any similar entities or arrangements with any Person;

(g)

that (i) obligates the Corporation or any of its Subsidiaries to conduct any business on an exclusive basis with any third Person, or upon the effectiveness of the Arrangement, will obligate the Parent or any of its Subsidiaries to conduct business with any third Person on an exclusive basis, (ii) creates a right of first offer, right of first refusal or right of first negotiation; (iii) contain any “most favoured nations” terms and conditions (including with respect to pricing) granted by the Corporation or any of its Subsidiaries or (iv) limits or restricts or, upon the completion of the Arrangement, will limit or restrict: (A) the ability of the Corporation or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Corporation or any of its Subsidiaries may sell products, deliver services or conduct business;

(h)

under which the Corporation or any Subsidiary assigns or obtains ownership in any Owned Intellectual Property (including any material Owned Intellectual Property that is used in, or is necessary to conduct, the Corporation’s or the Subsidiaries’ business as currently conducted);

(i)

pursuant to which the Corporation or any Subsidiary licenses or otherwise provides a right to practice any material Corporation Intellectual Property to third parties other than nonexclusive licenses of Corporation Intellectual Property granted to third Persons in the Ordinary Course;

(j)

under which the Corporation or any Subsidiary grants or obtains any license or other rights with respect to any material Corporation Intellectual Property (other than licenses of widely available commercial off-the-shelf software with total annual license, maintenance, support and other fees not in excess of $250,000 in the aggregate per vendor) or providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any Owned Intellectual Property;

(k)

is a Contract with any clinical research organization or other agreement with a third party which is conducting one or more clinical studies on behalf of the Corporation or any Subsidiary (excluding, for the avoidance of doubt, any agreements with third parties the primary purpose of which is to support clinical trials or analyze or handle clinical data);

(l)	is a Contract regarding an arrangement between the Corporation and any third party with respect to any combination trial;

(m)	is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate;

(n)	is a “single source” supply Contract, in accordance with which the Corporation or any Subsidiary procures goods or materials from one source, or any other material supply Contract;

(o)

any Contract pursuant to which the Corporation or any Subsidiary has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by the Corporation or any Subsidiary of more than $1,000,000 in the aggregate over a twelve (12)-month period or $2,000,000 over the remaining life of the Contract, in either milestone payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(p)

relating to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) pursuant to which the Corporation or any of its Subsidiaries has any outstanding obligations or rights as of the date of this Agreement (including any such Contract under which contemplated transactions were consummated but under which one or more of the parties thereto has executory indemnification, earn-out or other material liabilities);

(q)	settlement agreements, in excess of $500,000, or which creates or could create a Lien (other than a Permitted Lien) on any asset of the Corporation or any of its Subsidiaries;

(r)	under which the Corporation or any of its Subsidiaries is provided any services necessary to meet the requirements of any Authorization; and

(s)	that if terminated or if it ceased to be in effect would reasonably be expected to have a Material Adverse Effect.

Meeting means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Parent, acting reasonably and in accordance with this Agreement.

MI 61-101 means Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions.

Milestone Payment has the meaning specified in the CVR Agreement.

misrepresentation has the meaning specified in the Securities Act (Ontario) and other Securities Laws.

NASDAQ means the NASDAQ Stock Market.

No Action Letter means written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

OFAC has the meaning specified in the definition of “Customs & International Trade Laws”.

officer has the meaning specified in the Securities Act (Ontario).

Open Source Software means any software for which the original source code is made freely available and may be redistributed and modified, including software meeting the Open Source Definition of the Open Source Initiative (opensource.org) or software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), the Apache License (ASL), any “copyleft” license or any other license, that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

Option means an option to purchase Common Shares issued pursuant to any of the Stock Option Plans or Inducement Grants or otherwise.

Ordinary Course means, with respect to an action taken by the Corporation or its Subsidiaries, that such action is taken in the ordinary course of the normal operations of the business of, as applicable, the Corporation or any of its Subsidiaries, consistent with past practice.

OSC means the Ontario Securities Commission.

Outside Date means (a) September 18, 2024; provided however that if, on such date (or any subsequent extension), any of the conditions set forth in Section 6.1(2) [Interim and Final Order], Section 6.1(3) [Required Regulatory Approvals] or Section 6.1(4) [Illegality] (in the case of Section 6.1(4), solely as such conditions relate to the matters referenced in Section 6.1(3)) shall not have been satisfied but all other conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but provided that such conditions are then capable of being satisfied if the Effective Time were to occur on such date), then the Outside Date shall, without any action on the part of the Parties, be extended on no more than two (2) occasions, each time for a period of three (3) months, and such extended date shall become the Outside Date for all purposes of this Agreement, or (b) such other date as may be agreed to in writing by the Parties.

Owned Intellectual Property means the Intellectual Property owned or purported to be owned by the Corporation or its Subsidiaries. For clarity, Owned Intellectual Property includes solely owned, co-owned or jointly owned Intellectual property.

Owned Real Property means all the real and immovable property owned by the Corporation and its Subsidiaries.

Parent has the meaning specified in the preamble to this Agreement.

Parent Termination Fee means $102,400,000.

Parties means the Corporation, the Parent, the Purchaser and Party means any one of them.

Permitted Liens means, in respect of the Corporation or its Subsidiaries, any one or more of the following:

(a)

Liens for Taxes, assessments or governmental charges or levies that are not delinquent or the validity of which is being contested in good faith by proper legal proceedings if adequate provision has been made for their payment in the applicable financial statements in accordance with GAAP;

(b)

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)

the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Corporation or its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)

easements, servitudes, restrictions, restrictive covenants, rights of way, encroachments (including any encroachment from any subject property onto any neighbouring property), licenses, permits and other similar rights in real or immovable property that in each case do not materially detract from the value or marketability or materially interfere with the use of the real or immovable property subject thereto;

(e)

zoning, land use and building by-laws and ordinances, regulations made by public authorities that in each case do not materially detract from the value or marketability or materially interfere with the use of the real or immovable property subject thereto;

(f)

(i) reservations, exceptions, limitations, provisos and conditions contained in the original Crown grant or patent of any Owned Real Property; and (ii) any statutory limitations, exceptions, reservations and qualifications related thereto that in each case do not materially detract from the value or marketability or materially interfere with the use of the real or immovable property subject thereto;

(g)

such other imperfections or irregularities of title that, in each case, do not materially detract from the value or marketability or materially interfere with the use of the real or immovable property subject thereto;

(h)	Liens granted by the Corporation or any of its Subsidiaries in relation to the purchasing, leasing and/or licensing of personal property and equipment, in each case in the Ordinary Course; and

(i)	Liens listed and described in Section 1.1(a) of the Corporation Disclosure Letter.

Person includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

Personal Information means any data or information in any media that is used or is reasonably capable of being used alone or in combination with other information to identify an individual and includes any information that is regulated as personal data, personal information, health information or personal health information under any Law to which the Corporation or any of its Subsidiaries is subject.

Plan of Arrangement means the plan of arrangement, substantially in the form of Schedule A to this Agreement, and any amendments, modifications, supplements or variations to such plan made in accordance with its terms, the terms of this Agreement and the Interim Order (once issued) or made at the direction of the Court in the Final Order or otherwise with the prior written consent of the Corporation and the Parent, each acting reasonably.

PPSA means the Personal Property Security Act (Ontario).

Pre-Closing Reorganization has the meaning specified in Section 4.20(1).

Preferred Shares means the preferred shares in the capital of the Corporation.

Processing means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

Purchaser has the meaning specified in the preamble to this Agreement.

Receiving Party has the meaning specified in Section 4.4(2).

Regulatory Approvals means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Entities, in each case required to consummate the transactions contemplated by this Agreement, including, the Key Regulatory Approvals, but excluding the approval of the Arrangement by the Court.

Regulatory Authority means the FDA, Health Canada and any other applicable Governmental Entity responsible for the oversight and approval of the research, development or commercialization of pharmaceutical or medicinal products of the Corporation and its Subsidiaries.

Representative means, with respect to any Person, any officer, director, employee, representative (including any financial, legal or other advisor) or agent of such Person or of any of its affiliates.

Required Shareholder Approval means the requisite shareholder approval of the Arrangement Resolution as set forth in Section 2.3(4), together with any other vote required under the Interim Order.

Restricted Stock Unit means any restricted stock unit issued pursuant to any of the Stock Option Plans or otherwise.

Rights Agent means Equiniti Trust Company, LLC, in its capacity as rights agent under the CVR Agreement, or such other Person as the Corporation, the Parent and the Purchaser may mutually agree to engage as rights agent under the CVR Agreement.

Sanctioned Country means a country or territory which is itself the subject or target of comprehensive Sanctions (which, at the time of this Agreement, includes the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

Sanctioned Person means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, Global Affairs Canada or the Government of Canada, the UN Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Entity of any European Union Member State, (b) any Person located, organized or ordinarily resident in a Sanctioned Country, or (c) any Person fifty percent (50%) or more owned, directly or indirectly, or, as applicable, controlled by any such Person or Persons described in clauses (a) and (b) above.

Sanctions means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC, the U.S. Department of State, Global Affairs Canada or the Government of Canada, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom, or Switzerland.

Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002.

SEC means the U.S. Securities and Exchange Commission.

SEC Clearance Date means the earliest of (a) the date on which the Corporation is informed by the SEC, orally or in writing, that the Circular will not be reviewed by the SEC, (b) ten (10) calendar days after the initial filing of the Circular with the SEC if the SEC has not informed the Corporation that it intends to review the Circular and (c) in the event that the Corporation receives comments from the SEC on the Circular, the date the SEC informs the Corporation, orally or in writing, that the SEC staff has no further comments on the Circular.

Securities Authority means the SEC, the OSC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or state of the United States.

Securities Laws means (i) the U.S. Securities Act, the Exchange Act, and all other applicable state and federal securities laws, rules and regulations, (ii) the Securities Act (Ontario) and the rules, regulations and published policies thereunder, (iii) any other applicable Canadian provincial and territorial securities Laws, (iv) applicable securities Laws and regulations of other jurisdictions, all as now in effect and as they may be promulgated or amended from time to time and (v) the rules and policies of NASDAQ.

Security Breach means any (a) loss of Personal Information, (b) unauthorized, and/or unlawful Processing, corruption, or sale of Personal Information, or (c) other act or omission that has compromised privacy, confidentiality or security of Personal Information or the security or operation of the IT Systems.

Securityholders means, collectively, the Shareholders, Incentive Holders, and Warrant Holders.

Shareholders means the registered or beneficial holders of the Shares, as the context requires.

Shares means the Common Shares.

Software means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

Stock Option Plans means the Fusion Pharmaceuticals Inc. 2020 Stock Option and Incentive Plan and the Fusion Pharmaceuticals Inc. 2017 Equity Incentive Plan.

Subsidiary has the meaning specified in the CBCA; provided that the Joint Venture shall be deemed to be a Subsidiary of the Corporation for all purposes hereunder.

Superior Proposal means any unsolicited bona fide written Acquisition Proposal from a Person or Person(s) (other than the Parent and/or its affiliates) to acquire not less than a majority of the outstanding Shares or a majority of the assets of the Corporation on a consolidated basis (based on the fair market value thereof, as determined in good faith by the Board or a duly authorized committee thereof) that:

(a)	did not result from or involve a material breach of Article 5 of this Agreement;

(b)

the Board (or any relevant duly authorized committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal;

(c)

the Board (or any relevant duly authorized committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Shareholders (other than the Parent and its affiliates) than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Parent pursuant to Section 5.4(2) hereof);

(d)

is not subject to any financing condition and in respect of which the Board (or any relevant duly authorized committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that the required funds will be available to effect payment in full for the applicable Shares or assets, as the case may be; and

(e)	is not subject to any due diligence or access condition.

Superior Proposal Notice has the meaning specified in Section 5.4(1)(b).

Tax Act means the Income Tax Act (Canada).

Tax Returns means any and all returns (including amended returns and information returns), reports, declarations, elections, claims for refund, notices, forms, designations, schedules, attachments, filings, statements or similar submissions (including any attached schedules, supplements and additional or supporting material or amendments) filed or required to be filed with a Governmental Entity in respect of Taxes (whether in tangible, electronic or other form).

Taxes means: (a) any taxes, duties, fees, excises, premiums, assessments, imposts, levies and other similar charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee or employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; and (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b).

Terminating Party has the meaning specified in Section 4.8(3).

Termination Notice has the meaning specified in Section 4.8(3).

Transaction Litigation means any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against the Corporation or the Parent or the Purchaser, as applicable, their respective Subsidiaries and/or their and their respective Subsidiaries’ respective directors or officers relating to this Agreement, the Arrangement or any other transaction contemplated by this Agreement.

U.S. Securities Act means the Securities Act of 1933.

Warrant means a warrant issued in connection with the Existing Credit Agreement by the Corporation to purchase or acquire Common Shares.

Warrant Holders means registered or beneficial holders of Warrants, as the context requires.

Wilful breach means a material breach that is a consequence of an act or a failure to act undertaken by the breaching Party with the actual knowledge that such act or failure to act would cause a breach of this Agreement.

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1) Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, subsections, paragraphs, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(2) Currency. All references to dollars or to $ are references to United States dollars.

(3) Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4) Certain Phrases and References, etc. The words (a) “including,” “includes” and “include” mean “including (or includes or include) without limitation,” (b) “or” or “either” shall not be exclusive, and (c) “the aggregate of,” “the total of,” “the sum of,” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” The phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not merely mean “if”. Unless stated otherwise, “Article,” “Section,” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” as it relates to materials provided to the Parent means copies of the subject materials which were made available to the Parent or any of its affiliates or Representatives in either (i) the Data Room or (ii) otherwise in writing with respect to materials specifically referenced in the Corporation Disclosure Letter, in each cause of clauses (i) and (ii), at least twenty-four (24) hours prior to the date hereof.

(5) Capitalized Terms. Unless otherwise defined therein, all capitalized terms used in any Schedule or in the Corporation Disclosure Letter have the meanings ascribed to them in this Agreement.

(6) Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Corporation, it is deemed to refer to the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.2(6) of the Corporation Disclosure Letter.

(7) Statutes. Any reference to a statute refers to such statute and all rules and regulations made or promulgated under it, as it or they may have been or may from time to time be amended modified, supplemented or re-enacted, including by succession of comparable successor Laws, in each case unless expressly stated otherwise.

(8) Computation of Time. If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(9) Time References. Unless otherwise specified, all references to time herein mean local time, in Toronto, Ontario.

(10) Subsidiary. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Corporation, each such provision shall be construed as a covenant by the Corporation to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action and fulfill its obligations thereunder. To the extent any covenants or agreements relate to the Joint Venture, such covenants and agreements shall be construed as a covenant of the Corporation to cause such Joint Venture to perform the required action to the extent the Corporation is able to do so, taking into account the terms of any Contracts governing the Joint Venture and the rights of the other parties to the Contracts with respect to the Joint Venture.

Section 1.3 Schedules.

(1) The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2) The Corporation Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (a) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (b) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement.

The Corporation, the Parent and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Corporation Approval

The Corporation represents and warrants to the Parent and the Purchaser that, as of the date of this Agreement, the Board (a) has received the Fairness Opinion, and (b) the Board has unanimously determined that: (i) the Arrangement is fair to the Shareholders (other than the Parent and its affiliates); (ii) it will recommend that Shareholders vote in favour of the Arrangement Resolution; and (iii) the Arrangement is in the best interest of the Corporation ((i), (ii) and (iii) collectively being the Board Recommendation).

Section 2.3 Interim Order.

As soon as reasonably practicable (and in any event within ten (10) days) following the SEC Clearance Date, the Corporation shall apply, in a manner reasonably acceptable to the Parent, pursuant to Section 192(3) of the CBCA and, in cooperation with the Parent, prepare, file and diligently pursue an application for the Interim Order. The terms of the Interim Order shall be approved by the Parent, acting reasonably, and must provide, among other things:

(1) for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(2) that the Corporation is authorized to call and hold the Meeting to consider and, if thought advisable, pass the Arrangement Resolution;

(3) to fix the record date for the purpose of determining the Shareholders entitled to receive notice of, and to vote at, the Meeting;

(4) that the required level of approval for the Arrangement Resolution shall be not less than 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders, voting as a single class, present in person or represented by proxy at the Meeting, each being entitled to one vote per Share and if required under MI 61-101, by a majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting, after excluding the votes of those Persons whose votes are required to be excluded under MI 61-101;

(5) that, subject to the foregoing and in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Corporation’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(6) for the grant of Dissent Rights as contemplated in the Plan of Arrangement;

(7) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(8) that the Corporation and the Parent are authorized to make any revisions, amendments, or supplements to the Plan of Arrangement in accordance with the terms thereof;

(9) that the Meeting may be adjourned or postponed from time to time by the Corporation in accordance with the terms of this Agreement and without the need for additional approval of the Court;

(10) that the record date for the Shareholders entitled to notice of and to vote at the Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting, unless required by Law or the Court;

(11) that the deadline for the submission of proxies by Shareholders shall be forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in Toronto, Ontario) prior to the Meeting, subject to waiver by the Corporation in accordance with the terms of this Agreement;

(12) that upon approval by the Shareholders of the Arrangement Resolution, the Corporation will seek Court approval for the Plan of Arrangement; and

(13) for such other matters as the Parent or the Corporation (each with the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed) may reasonably require.

Section 2.4 The Meeting.

The Corporation shall:

(1) subject to the terms of this Agreement and the Interim Order and provided that this Agreement has not been validly terminated in accordance with its terms, establish a record date for, convene and conduct the Meeting in accordance with the Interim Order, the Corporation’s Constating Documents and applicable Law as soon as reasonably practicable, but, subject to the Corporation’s rights hereunder to adjourn or postpone the Meeting, in any event on or before the date that is forty (40) days after the date of the Interim Order (or such later date as may be consented to by the Parent in writing), for the purpose of considering and voting upon the Arrangement Resolution and for such other matters that may be set out in the Circular or required for the purposes of effecting the Arrangement and the other transactions contemplated by this Agreement, and not adjourn, postpone, cancel (or propose the adjournment, postponement or cancellation of), or modify the purposes of the Meeting without the prior written consent of the Parent not to be unreasonably withheld, conditioned or delayed, except:

(a)	in the case of an adjournment, as required for quorum purposes;

(b)	for a maximum of twenty (20) Business Days to solicit additional proxies in favour of the approval of the Arrangement Resolution if necessary to obtain the Required Shareholder Approval;

(c)	as required or permitted under Section 5.4(5); or

(d)	as required by applicable Law or a Governmental Entity.

(2) notwithstanding the receipt by the Corporation of a Superior Proposal in accordance with Section 5.4(1), a Change in Recommendation or any other intervening event and provided that this Agreement has not been validly terminated in accordance with its terms, unless otherwise agreed in writing by the Parent, the Corporation shall take all commercially reasonable steps to hold the Meeting and to cause the Arrangement Resolution to be voted on at the Meeting and shall not propose to adjourn or postpone the Meeting other than as contemplated by Section 2.4(1);

(3) subject to the terms of this Agreement, other than following a Change in Recommendation permitted by Section 5.4(1), use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including using commercially reasonable efforts to cooperate with any Persons engaged by the Parent to solicit proxies in favour of the approval of the Arrangement Resolution;

(4) as reasonably requested from time to time by the Parent and subject to the Confidentiality Agreement, provide the Parent with copies of or access to any lists of (a) the registered holders of Shares, participants and book-based nominee registrants such as The Depository Trust Company (DTC), and/or non-objecting beneficial owners of Shares prepared or delivered to the Corporation by any transfer agent, dealer or proxy solicitation services firm and in the possession of the Corporation, (b) the names and holdings of all Persons having rights to acquire Shares, including holders of Options, Restricted Stock Units and Warrants, (c) supplemental lists setting out changes to the foregoing, and (d) additional information regarding the Meeting generated by any transfer agent, dealer or proxy solicitation services firm and in the possession of the Corporation;

(5) consult in good faith with the Parent in fixing and publishing the record date and meeting date for the Meeting, and allow the Representatives of the Parent (including its outside legal counsel) to attend the Meeting;

(6) promptly advise the Parent, at such times as the Parent may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution) received by the Corporation in respect of the Arrangement Resolution;

(7) promptly advise the Parent of any substantive written or oral communication from any Shareholder in opposition to the Arrangement (or any material business partner of the Corporation who has petitioned or is threatening to petition the Court in opposition of the Arrangement) or any written notice of dissent or purported exercise by any Shareholder of Dissent Rights received by the Corporation in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Corporation and, subject to applicable Laws, any written communications sent by or on behalf of the Corporation to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution;

(8) not make any payment or settlement offer, or agree to any payment or settlement, prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Parent; and

(9) not change the record date for determining the Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by applicable Law or with the Parent’s prior written consent.

Section 2.5 The Circular.

(1) The Corporation shall, as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, prepare and complete, in consultation with the Parent, the Circular together with any other documents required by applicable Law in connection with the Meeting and the Arrangement, and file the Circular in preliminary form with the SEC, together with any such documents. As promptly as reasonably practicable following the SEC Clearance Date and receipt of the Interim Order, and in any event prior to the Mailing Deadline, cause the Circular and such other documents to be filed and sent to each Shareholder and other Persons as required by the Interim Order and applicable Law, in each case so as to permit the Meeting to be held by the date specified in Section 2.4(1).

(2) The Corporation shall ensure that the Circular complies in all material respects with applicable Law, does not contain a misrepresentation (other than, in each case, with respect to any information furnished by the Parent, its affiliates and their respective Representatives for inclusion in the Circular) and provides the Shareholders with sufficient information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, the Circular shall include:

(a)	a summary and copy of the Fairness Opinion; and

(b)	a statement that the Board has received the Fairness Opinion, and has, after receiving legal and financial advice made the Board Recommendation.

(3) The Corporation shall give the Parent and its outside legal counsel a reasonable opportunity to review and comment on drafts of the Circular and all documents required for Court approval of the Plan of Arrangement and the granting of the Interim Order and Final Order, and shall give reasonable consideration to any comments made by the Parent and its outside legal counsel, and agrees that all information relating to the Parent and its affiliates, and any information describing the terms of the Arrangement and/or the Plan of Arrangement, must be in a form and content satisfactory to the Parent, acting reasonably. The Corporation shall provide the Parent with all comments, written or oral, received from the SEC, promptly (and in any event within twenty-four (24) hours) upon receipt from the SEC, and give the Parent and its outside legal counsel a reasonable opportunity to review and comment on any responses, written or oral, submitted or proffered to the SEC. In addition, the Corporation shall provide the Parent with a final copy of the Circular prior to its mailing to the Shareholders.

(4) The Parent shall provide on a timely basis in writing to the Corporation all necessary information concerning the Parent and its affiliates that is required by applicable Law to be included by the Corporation in the Circular or other related documents, and shall ensure that such information does not contain any misrepresentations.

(5) Each Party shall promptly (and in any event within twenty-four (24) hours) notify the other Party if it becomes aware that the Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Corporation shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity.

Section 2.6 Final Order.

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order and as required by applicable Law, the Corporation shall, subject to the terms of this Agreement, take all steps necessary to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable and in any event no later than five (5)  Business Days after the Arrangement Resolution is passed at the Meeting.

Section 2.7 Court Proceedings.

Subject to the terms of this Agreement, the Parent shall reasonably cooperate with and assist the Corporation in seeking the Interim Order and the Final Order, including by providing to the Corporation on a timely basis any information required by applicable Law to be supplied by the Parent in connection therewith, as may be reasonably requested by the Corporation. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Corporation shall, subject to the terms and conditions of this Agreement:

(a)	diligently pursue, and cooperate with the Parent to obtain, the Interim Order and the Final Order;

(b)

provide the Parent and its outside legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court in connection with the Arrangement, including drafts of the notice of application, supporting affidavit(s), the Interim Order, the Final Order and the Circular, and consider in good faith all such comments of the Parent and its legal counsel;

(c)

provide outside legal counsel to the Parent on a timely basis with copies of any notice of appearance, evidence or other documents served on the Corporation or its outside legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(e)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided the Parent is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Parent’s or any of its affiliates’ obligations, or diminishes or limits the Parent’s or any of its affiliates’ rights, set forth in any such filed or served materials or under this Agreement;

(f)

oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, to do so only after notice to, and in consultation and cooperation with, the Parent; and

(g)

not unreasonably object to legal counsel to the Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Parent provides copies to the Corporation of any documents supporting such submissions in advance of the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.8 Arrangement and Effective Date.

Closing of the Arrangement shall occur, and the Arrangement shall become effective, no later than the third Business Day following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) or on such other time and date as may be agreed upon by the Parties in writing, and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Laws, including the CBCA. The closing of the transactions contemplated hereby shall take place via electronic document exchange or at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 or at such other location as may be agreed upon by the Parties.

Section 2.9 Payment of Consideration.

The Purchaser shall in accordance with the Depositary Agreement and in any event prior to the Effective Time, provide (or cause to be provided) to the Depositary sufficient funds to be held in escrow to satisfy the aggregate Consideration payable pursuant to the Plan of Arrangement to Shareholders, which funds will be held and dealt with by the Depositary in accordance with the Depositary Agreement and the Plan of Arrangement; provided that the Purchaser shall not (nor shall any of its affiliates) be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.

Section 2.10 Adjustments to Consideration

If, between the date of this Agreement and the Effective Time, any change in the outstanding equity interests of the Corporation occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Shares) with a record date during such period, the Consideration shall be equitably adjusted to reflect such change and provide the holders of each Share the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.10 shall be construed to permit the Corporation to take any such action that is restricted by any other provision of this Agreement, including actions taken without the consent of the Parent if such consent is required under Section 4.1.

Section 2.11 Tax Withholdings.

Each of the Parent, the Purchaser, the Corporation, the Depositary or any other Person that makes a payment pursuant to this Agreement, the Plan of Arrangement or the CVR Agreement shall be entitled to deduct and withhold from the amount payable such amount as such Person determines, acting reasonably, is required to be deducted or withheld pursuant to the Tax Act or the Code, or any other provision of any Law and remit such deducted and withheld amount to the appropriate Governmental Entity. To the extent that the amount is so deducted, withheld and properly remitted, such amount shall be treated for all purposes of this Agreement, the Plan of Arrangement and the CVR Agreement as having been paid to the relevant recipient. To the extent that the amount required to be deducted or withheld from any consideration payable to any Person hereunder exceeds the cash component, if any, of the consideration otherwise payable to such Person, the Purchaser, the Corporation, the Depositary, or any other Person, as applicable, may sell or otherwise dispose of such portion of the non-cash consideration otherwise payable to such Person as is necessary to provide sufficient funds to enable the payor to comply with such deduction and/or withholding requirements. As of the date hereof, the Parent and the Purchaser acknowledge that they do not intend, based on current Canadian Tax Law, to deduct or withhold any amount of Canadian Taxes in respect of amounts payable pursuant to the CVR Agreement.

Section 2.12 Options, Restricted Stock Units and Warrants; Employee Share Purchase Plan.

(1) The Parties acknowledge and agree that the Board shall exercise its discretion under each of the Stock Option Plans and Inducement Grant award agreements (to the extent permitted and/or necessary thereunder) to accelerate the vesting of all Options and Restricted Stock Units issued thereunder that are then outstanding effective at or immediately prior to the Effective Time. The Corporation shall take all reasonable steps as may be necessary or desirable to facilitate the surrender, settlement, termination and/or cancellation of all then outstanding Options and Restricted Stock Units (whether then vested or unvested) in accordance with the terms of the Plan of Arrangement and the applicable Stock Option Plan, Inducement Grant or applicable award agreement. The Parties acknowledge that the Options and Restricted Stock Units will be dealt with in the manner set forth in Section 3.1 of the Plan of Arrangement. Prior to the Effective Time, the Board (or, if applicable, any committee thereof administering the Stock Option Plans and Inducement Grant award agreements) shall pass such resolutions and take all actions necessary to (a) effectuate the provisions set forth in this Section 2.12(1), Section 2.12(2) and Section 3.1 of the Plan of Arrangement and (b) ensure that on or after the Effective Time no further Options, Restricted Stock Units or other rights with respect to Common Shares shall be granted or outstanding under the Stock Option Plans or Inducement Grant award agreements.

(2) The Parties acknowledge and agree that in respect of a payment made to a holder of Options who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act) in connection with the surrender or cancellation of the Options as described in the Plan of Arrangement: (a) if the deduction under paragraph 110(1)(d) of the Tax Act is otherwise available to such holder of Options, the Corporation shall (i) make an election under subsection 110(1.1) of the Tax Act with respect to the payments made in exchange for the surrender of Options; and (ii) provide evidence in writing of such election to such holder of Options, in the form(s) prescribed in the Tax Act, and (b) no deduction will be claimed in respect of any such payments in respect of which such an election is made in computing the taxable income of the Corporation or any other Person not dealing at arm’s length with the Corporation under the Tax Act.

(3) As soon as practicable following the date of this Agreement, the Board (or, if applicable, any committee thereof administering the Employee Share Purchase Plan) shall pass such resolutions and take all actions necessary with respect to the Employee Share Purchase Plan to provide that (a) no Offering (as defined in the Employee Share Purchase Plan) shall commence or be extended following the date of this Agreement, (b) for each Offering that would otherwise have an Exercise Date (as defined in the Employee Share Purchase Plan) that occurs following the anticipated Effective Time, (i) such Exercise Date shall instead occur no later than seven (7) Business Days prior to the anticipated Effective Time, and (ii) each Employee Share Purchase Plan participant’s accumulated contributions under the Employee Share Purchase Plan shall be used to purchase Common Shares in accordance with the Employee Share Purchase Plan as of such Exercise Date, (c) the applicable purchase price for Common Shares (as a percentage of the fair market value of Common Shares) shall not be decreased below the levels set forth in the Employee Share Purchase Plan as of the date of this Agreement, (d) no participant in the Employee Share Purchase Plan may increase his or her rate of payroll deductions used to purchase Common

Shares under the Employee Share Purchase Plan after the date of this Agreement (provided that, for the avoidance of doubt, participants shall be entitled to withdraw from the Employee Share Purchase Plan in accordance with the terms of the Employee Share Purchase Plan as in effect as of the date of this Agreement), (e) only participants in the Employee Share Purchase Plan as of the date of this Agreement may continue to participate in the Employee Share Purchase Plan after the date of this Agreement, and (f) the Employee Share Purchase Plan shall terminate in its entirety as of the Effective Time and no further rights shall be granted or exercised under the Employee Share Purchase Plan thereafter.

(4) The Corporation shall take all reasonable steps as may be necessary or desirable to facilitate the exchange, surrender, settlement, termination and/or cancellation of all outstanding Warrants, including delivering any notices required under the terms of any outstanding Warrants to the holders thereof not less than seven (7) Business Days prior to the Effective Time. The Parties acknowledge and agree that all Warrants that are not exchanged, surrendered settled, terminated and/or cancelled in accordance with their terms, whether conditionally or otherwise, prior to the Effective Time and that remain outstanding immediately prior to the Effective Time will be dealt with in the manner set forth in Section 3.1(a) of the Plan of Arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Corporation.

(1) Except as disclosed in (a) the Corporation Disclosure Letter or (b) other than with respect to Sections 1 [Corporate Existence and Power], 2 [Corporate Authorization], 3 [Execution and Binding Obligation], 4 [Governmental Authorization], 5 [Non-Contravention], 6 [Capitalization], 8 [Shareholders’ and Similar Agreements], 9 [Canadian Securities Laws Matters], 10 [U.S. Securities Laws Matters], 11 [Financial Statements] and 43 [Financial Advisors], the Corporation’s Public Disclosure Record (excluding from the Corporation’s Public Disclosure Record all risk factor disclosures, disclosures about market risk, or other cautionary, predictive or forward-looking disclosures contained therein that do not merely state specific historical events or circumstances affecting the Corporation), the Corporation makes the representations and warranties to the Parent and the Purchaser as set forth on Schedule C hereto and acknowledges and agrees that the Parent and the Purchaser are relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Arrangement.

(2) Except for the representations and warranties set forth in this Agreement including the related disclosures in the Corporation Disclosure Letter, neither the Corporation nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Corporation in connection with the transactions contemplated by this Agreement.

(3) The representations and warranties of the Corporation contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

(4) Contemporaneously with the execution and delivery of this Agreement, the Corporation is delivering to the Parent and the Purchaser the Corporation Disclosure Letter required to be delivered pursuant to this Agreement, which sets out the disclosures, exceptions and exclusions contemplated or permitted by this Agreement, including certain exceptions and exclusions to the representations and warranties and covenants of the Corporation contained in this Agreement. If a matter is set out, disclosed, listed, described or reflected in a particular section of the Corporation Disclosure Letter, it is deemed to have been sufficiently disclosed to the Parties if (i) such matter is described in that particular section of the Corporation Disclosure Letter, (ii) there is, in that particular section, a specific cross-reference to another section of the Corporation Disclosure Letter, or (iii) such matter is disclosed in another section of the Corporation Disclosure Letter, provided that the relevance of such matter to items that are the subject of the representation or warranty in this Agreement corresponding to that particular section is reasonably apparent on the face of such disclosure.

Section 3.2 Representations and Warranties of the Parent and the Purchaser.

(1) The Parent and the Purchaser make the representations and warranties to the Corporation as set forth on Schedule D hereto and acknowledge and agree that the Corporation is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Arrangement.

(2) Except for the representations and warranties set forth in this Agreement, neither the Parent, the Purchaser, nor any other Person has made, or makes any other, express or implied representation or warranty, either written or oral, on behalf of the Parent or the Purchaser in connection with the transactions contemplated by this Agreement.

(3) The representations and warranties of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Corporation.

(1) The Corporation covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is validly terminated in accordance with its terms (such period, the Interim Period), the Corporation shall, and shall cause its Subsidiaries to, (a) to conduct its business in the Ordinary Course and (b) use commercially reasonable efforts to maintain and preserve the current business organization, goodwill, assets and properties of the Corporation and its Subsidiaries, keep available the services of the Corporation Employees and maintain its relationships with the Corporation Employees, and maintain good relationships with suppliers, customers, landlords, creditors, distributors, joint venture partners and all other Persons having business relationships with the Corporation or its Subsidiaries, except, in each case, (i) as required by applicable Law, (ii) as required or expressly permitted by this Agreement, (iii) as set forth in Section 4.1(1) of the Corporation Disclosure Letter, or (iv) with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(2) Except (w) as required by applicable Law, (x) as required or expressly permitted by this Agreement, (y) as set forth in Section 4.1(2) of the Corporation Disclosure Letter, or (z) with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend or otherwise change or modify its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)

reduce the stated capital or adjust, split, reverse split, subdivide, combine, reclassify, modify or amend any shares of its capital stock (including, in respect of the Corporation, the Shares) or securities, including any debt securities, options, equity or equity-based compensation, restricted stock, restricted stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities;

(c)

declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to the Corporation’s, or any of its Subsidiaries’, securities, other than a dividend or distribution by a wholly owned Subsidiary to the Corporation or another wholly owned Subsidiary of the Corporation;

(d)

redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (including, in respect of the Corporation, the Shares) or securities, other than pursuant to the cashless or net exercise of Options or Warrants or the forfeiture of, or withholding of Taxes with respect to, Options, Restricted Stock Units or Warrants, in each case, that are outstanding on the date hereof and in accordance with the terms governing such Options, Restricted Stock Units or Warrants, as applicable, as in force on the date hereof;

(e)

(i) adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries, (ii) reorganize, merge, combine or amalgamate with any Person or (iii) (A) acquire (by merger, consolidation, acquisition of shares or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, (B) make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital or otherwise, except with respect to a wholly owned Subsidiary or (C) purchase any assets of any other Person other than in the Ordinary Course for consideration in excess of $500,000;

(f)

enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement, profit-sharing arrangement, co-development agreement or similar relationship;

(g)

other than in the Ordinary Course, engage in any transaction with any Corporation Employee, director or Contractor of the Corporation or any of its Subsidiaries or any of their respective affiliates or associates that would be required to be disclosed under Item 404 of Regulation S-K;

(h)

issue, grant, transfer, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge, encumbrance or create any derivative interest in, any shares of its capital stock or other equity or voting interests, or any options, restricted stock units, warrants or similar rights exercisable or exchangeable for or convertible into, or otherwise evidencing a right to acquire such securities or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Shares, except for the issuance of Shares issuable upon the exercise or settlement of the currently outstanding Options, Restricted Stock Units and Warrants or pursuant to the Employee Share Purchase Plan, in each case, as required by the terms governing such Options, Restricted Stock Units, Warrants or the Employee Share Purchase Plan, as applicable, as in force on the date hereof;

(i)

(i) make any capital expenditures, or incur any obligations, liabilities or indebtedness in respect thereof during the remaining portion of the current fiscal year which in the aggregate exceed $500,000, or (ii) commit to make any capital expenditures, or incur any obligations, liabilities or indebtedness in respect thereof beyond the current fiscal year which individually or in the aggregate exceed $500,000 (other than intercompany indebtedness among the Corporation and its subsidiaries, capital leases and other indebtedness incurred in the Ordinary Course);

(j)

commence, cancel, waive, release, assign, settle or compromise any Action (including any insurance claim), in whole or in part, (i) relating to the assets or the business of the Corporation or its Subsidiaries, other than as results solely in monetary obligations involving payment (without admission of guilt or wrongdoing) by the Corporation or any Subsidiary of an amount not greater than $150,000 (net of insurance proceeds) in the aggregate, or (ii) brought by any present, former or purported holder of securities of the Corporation or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Arrangement;

(k)

(i) prepay, discharge or satisfy any indebtedness for borrowed money in excess of $500,000 in the aggregate before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof; or (ii) (A) before due and owing, pay, discharge or satisfy, or (B) waive, release, assign, settle or compromise, any material claims or material liabilities (including any litigation, proceedings or investigation by any Governmental Entity);

(l)

make any loan or advance to, or any capital contribution or investment in, any other Person (in excess of $50,000), except (subject to Section 4.1(2)(v)) (i) to any wholly owned Subsidiary in the Ordinary Course or (ii) pursuant to advancement of expenses under any indemnification agreement set forth on Section 4.8(2) of the Corporation Disclosure Letter or the Constating Documents of the Corporation or any of its Subsidiaries;

(m)	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently, or otherwise) with respect to any liabilities or obligations of any other Person in an amount in excess of $500,000 in the aggregate (other than (subject to Section 4.1(2)(v)) the Corporation or a Subsidiary and other than accounts payable to trade creditors and accrued liabilities in the Ordinary Course);

(n)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the Ordinary Course;

(o)

make any material change in the Corporation’s, or any of its Subsidiaries’, methods, policies or procedures of accounting, except as required by changes in GAAP or pursuant to written instructions, comments or orders of a Governmental Entity;

(p)

except as required by Law or pursuant to the terms of any Employee Plan: (i) adopt, enter into, amend or terminate any Employee Plan (or any plan, policy, program, contract, arrangement or agreement that would be an Employee Plan if it were in effect on the date hereof), other than immaterial amendments that do not increase the cost or potential liability (including any increase in potential severance or termination entitlements or expansion of the conditions under which a Corporation Employee may become eligible to receive severance or termination entitlements) to the Corporation, its Subsidiaries, Parent or its affiliates or otherwise decrease their rights under such Employee Plan; (ii) grant, accelerate, increase or decrease or otherwise amend any payment, award, compensation or other benefit payable to, or for the benefit of, any current or former Corporation Employee or Contractor, other than as required pursuant to an existing Employee Plan as in force on the date hereof; (iii) hire, engage, promote or terminate (other than a termination for cause) the employment or engagement of any Corporation Employee, other than in the Ordinary Course for individuals below the level of vice president; (iv) engage or terminate any Consultant (other than a termination for cause or due to a material breach under the applicable consulting agreement for such consultant), other than the engagement of a consultant on an at-will basis or pursuant to a consulting agreement that is terminable at will or upon no more than thirty (30) days’ notice with no liability (other than any liability for compensation or fees owed for services rendered prior to the date of such termination); (v) grant any rights of indemnification, or grant or pay any retention, severance or termination entitlements, change of control, bonus or termination pay or similar payment to, or enter into any employment agreement, indemnity agreement, deferred compensation or bonus compensation agreement (or amend such existing agreement other than immaterial amendments that do not increase the cost or potential liability (including any increase in potential severance or termination entitlements or expansion of the conditions under which a Corporation Employee may become eligible to receive severance) to the Corporation, its Subsidiaries, Parent or its affiliates or otherwise decrease their rights under such agreement) with, any current or former Corporation Employee or Contractor except as required by the terms of an existing Employee Plan or Contract as in force on the date hereof; (vi) make any loan to any current or former Corporation Employee or Contractor; or (vii) communicate with any Corporation Employee or Contractor with respect to the compensation, benefits, or other treatment they will receive following the Effective Time, unless such communication (x) does not include any information regarding compensation, benefits or other treatment that is not specifically set forth in this Agreement (including the Corporation Disclosure Letter) or (y) is approved by the Parent in advance of such communication or is substantially consistent with a communication previously approved by the Parent;

(q)

negotiate or enter into any union recognition agreement, collective bargaining agreement, union agreement or similar Contract or legally binding commitment with any trade union or representative body other than as required by applicable Law;

(r)

(i) negotiate, amend, extend, renew or modify in any material respect, terminate, waive any material right under, release or assign any material rights under any Material Contract, or (ii) enter into any Contract that would be a Material Contract if in effect on the date hereof in excess of $500,000, except for the entering into of any Contract with suppliers, distributors and other Persons in the Ordinary Course; provided, however, that Section 4.1(2)(r)(ii) shall not permit the entry into of any Contract for (x) the supply of any radioisotope, including Actinium-225 or (y) the provision of nuclear or related regulatory services;

(s)

enter into any Contract to lease, sublease, license or otherwise acquire any real property (including any Contract to purchase or any option agreement to purchase real property), or to grant any third party the right to occupy any Leased Real Property;

(t)

enter into an agreement that could result in the payment by the Corporation or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Arrangement or the other transactions contemplated in this Agreement, provided that the foregoing shall not prohibit the Corporation from entering into an agreement with any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement;

(u)

make, amend or rescind any material Tax election or designation, settle or compromise any material Tax claim, action, litigation, proceeding, investigation, audit, controversy, assessment, reassessment or liability, amend any Tax Return in any material respect, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter, fail to pay any material Tax that became due and payable except for Taxes being disputed in good faith and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, make a request for a Tax ruling or enter into or terminate any material agreement with a Governmental Entity with respect to Taxes, or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes, in each case other than in the Ordinary Course or as required by applicable Law;

(v)

make any “investment” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of the Corporation other than an investment occurring in the Ordinary Course to fund such foreign affiliate;

(w)

knowingly enter into any transaction, other than in the Ordinary Course or in connection with any Pre-Closing Reorganization, that, in each case, could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act, that would otherwise be available, in respect of the securities of any of the Corporation’s Subsidiaries and other non-depreciable capital property owned by the Corporation or any of its Subsidiaries on the date hereof, upon an amalgamation or winding up of the Corporation or any of its Subsidiaries (or any of their respective successors), including, by way of example, transferring any property owned by the Corporation or any of its Subsidiaries resident in Canada to a partnership, or undertaking any transactions that give rise to a dividend or deemed dividend to which paragraph 55(3)(b) of the Tax Act applies;

(x)

sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any material tangible assets of the Corporation or any of its Subsidiaries, except: (i) sales or dispositions of obsolete assets in the Ordinary Course, and (ii) Permitted Liens;

(y)

(i) sell, transfer, assign or dispose of any right in any Corporation Intellectual Property or any Intellectual Property, in each case material to any Corporation Pharmaceutical Product, (ii) other than non-exclusive licenses granted to third Persons in the Ordinary Course that are terminable by the Corporation without any consent, material penalty or material payment, lease or grant a license of any right in any Corporation Intellectual Property or any Intellectual Property material to any Corporation Pharmaceutical Product or (iii) assign or grant a license of any material right in any other Owned Intellectual Property;

(z)

(i) waive, amend or voluntarily terminate any inbound license in favour of the Corporation with respect to any Corporation Intellectual Property or any Intellectual Property material to any Corporation Pharmaceutical Product, (ii) amend any Contract with respect to the use of any Corporation Intellectual Property material to any Corporation Pharmaceutical Product, or (iii) amend or waive any rights under any Material Contract, enter into any Contract that would be a Material Contract if in effect on the date hereof, or enter into any in-license of Intellectual Property, in each case, with respect to any Corporation Pharmaceutical Product;

(aa)

(i) except as required by applicable Law or Governmental Entity, or is deemed necessary by an existing Institutional Review Board process, commence (other than planning) or terminate (alone or with any third party) any research or development program, phase I, phase II, phase III or phase IV human clinical trial, including initiation of a new Institutional Review Board process, involving any Corporation Pharmaceutical Product, or (ii) make any material changes to, or to discontinue, terminate or suspend any ongoing research and development program relating to a Corporation Pharmaceutical Product;

(bb)

(i) waive or materially amend (except in the course of using reasonable efforts to prosecute Owned Intellectual Property) the Corporation’s rights in or to any Owned Intellectual Property that is registered or the subject of an application for registration; or (ii) fail to use reasonable efforts to prosecute or maintain any Owned Intellectual Property that is registered or the subject of an application for registration, in each case, in the name of the Corporation or one of its Subsidiaries;

(cc)

except as contemplated in Section 4.9 and except for scheduled renewals in the Ordinary Course, amend, modify or voluntarily terminate, or fail to use commercially reasonable efforts to maintain in effect, any material insurance (or re-insurance) policy of the Corporation or any of its Subsidiaries in effect on the date of this Agreement, unless simultaneously with any such termination, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated policy for substantially similar premium are in full force and effect;

(dd)

(i) waive, release or condition any non-compete, non-solicit, non-disclosure, confidentiality or other restrictive covenant owed to the Corporation or any of its Subsidiaries; or (ii) enter into any Contract which creates any non-competition or material non-solicit obligations for the Corporation or any of its Subsidiaries (other than employee non-solicitation obligations in the Ordinary Course);

(ee)	make or forgive any loans or advances to any of its officers, directors, Corporation Employees or agents (other than making advances of business expenses in the Ordinary Course);

(ff)	materially change the nature of its business or the business of any of its Subsidiaries; or

(gg)	authorize, agree, resolve or otherwise commit to do any of the foregoing.

(3) The Corporation covenants and agrees that, during the Interim Period, the Corporation shall, and shall cause its Subsidiaries to, in each case to the extent reasonably practicable and permitted under applicable Law:

(a)

consult with the Parent in connection with any proposed meeting with any Regulatory Authority (including any such meetings requested by a Regulatory Authority) (or the necessity for a meeting with a Regulatory Authority) relating to any Corporation Pharmaceutical Product;

(b)

promptly inform the Parent of, and provide the Parent with a reasonable opportunity to review (it being agreed that three (3) Business Days constitutes a reasonable opportunity to review), any material filing proposed to be made by or on behalf of the Corporation or any of its Subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted, to any Regulatory Authority by or on behalf of the Corporation or any of its Subsidiaries, in each case relating to any Corporation Pharmaceutical Product;

(c)

keep the Parent promptly informed (it being agreed that sharing such information within three (3) Business Days of receipt is required to be considered prompt) of any material communication (written or, to the knowledge of the Corporation, oral) with or from any Regulatory Authority;

(d)	promptly inform the Parent and provide the Parent with a reasonable opportunity to comment (it being agreed that three (3) Business Days constitutes a reasonable opportunity to comment), in each case, prior to making any material change to any study, protocol, trial, manufacturing plan or development timeline relating to any Corporation Pharmaceutical Product, except where such change must be made in less than three (3) Business Days when (i) required by applicable Law or a Governmental Entity or (ii) deemed necessary or advisable by an Institutional Review Board;

(e)

use reasonable best efforts to obtain the waivers set forth in Section 4.1(3)(e) of the Corporation Disclosure Letter, as soon as reasonably practicable and in any event within thirty (30) days of the date hereof, to be effective as of the Effective Date, each on terms reasonably acceptable to Parent;

(f)	use reasonable best efforts to provide in the Data Room all statements of work and purchase orders for or related to each Material Contract;

(g)

use reasonable best efforts to provide in the Data Room any Contract with any clinical research organization or other agreement with a third party which is conducting one or more clinical studies on behalf of the Corporation or any Subsidiary that is not specifically referenced in the Corporation Disclosure Letter; and

(h)	take the actions set forth on Section 4.1(3)(h) of the Corporation Disclosure Letter.

(4) Nothing in this Section 4.1 or elsewhere in this Agreement (a) is intended to or shall result in the Parent exercising material influence over the operations of the Corporation or its Subsidiaries prior to the Effective Date, or (b) shall be interpreted in such a way as to place either of the Parent or the Corporation in violation of any applicable Law. Each of the Parent and the Corporation shall exercise, consistent with, and unless otherwise set forth in, the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.

Section 4.2 Covenants of the Corporation Regarding the Arrangement.

(1) The Corporation shall, and shall cause its Subsidiaries to, perform all obligations required to be performed by the Corporation or its Subsidiaries under this Agreement, reasonably cooperate with the Parent in connection therewith, and use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to perform all such other actions as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Corporation shall, and shall cause its Subsidiaries to:

(a)

use its reasonable best efforts to satisfy all of its conditions precedent set forth in Section 6.1 and Section 6.2 and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)	use its reasonable best efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it or its Subsidiaries relating to the Arrangement;

(c)

other than in connection with any Regulatory Approvals (which are the subject of Section 4.4), use its reasonable best efforts to, upon reasonable consultation with the Parent, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it or its Subsidiaries is a party or brought against it or its Subsidiaries or any of their directors or officers challenging the Arrangement or this Agreement;

(d)

use its reasonable best efforts to provide all required notifications and to obtain and maintain all third party consents, waivers or approvals that are required to be provided or obtained under Material Contracts in connection with the Arrangement or in order to maintain its Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Parent, without paying, and without committing itself or its Subsidiaries or the Parent, the Purchaser or any of their respective affiliates to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent, which consent will not be unreasonably withheld, conditioned or delayed (it being understood that the Corporation shall be under no obligation to agree to any such payment or incur any such liability or obligation unless contingent upon the consummation of the Arrangement); and

(e)

use its reasonable best efforts to not take any action, or refrain from taking any action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise materially impede the consummation of the Arrangement or the transactions contemplated by this Agreement (including the satisfaction of any condition set forth in Article 6 or any Regulatory Approval), other than as required or permitted under this Agreement.

(2) The Corporation shall promptly notify the Parent of:

(a)	any Material Adverse Effect;

(b)

any notice or other communication (written or, to the knowledge of the Corporation, oral) from any Person alleging (i) that the consent, waiver or approval of such Person is required in connection with this Agreement or the Arrangement, (ii) such Person is terminating or otherwise materially adversely modifying a Material Contract, or alleging that the transactions contemplated by this Agreement would result in a breach of such Material Contract or (iii) such Person that is a party to a Material Contract is terminating or otherwise adversely modifying its relationship with the Corporation or any of its Subsidiaries;

(c)

any notice or other communication (written or, to the knowledge of the Corporation, oral) from any Governmental Entity in connection with this Agreement (and, subject to applicable Law, the Corporation shall promptly (and in any event within twenty-four (24) hours following receipt) provide a copy of any such written notice or communication to the Parent); or

(d)

any actions, suits, arbitrations or other proceedings commenced or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries or affecting their assets that relate to this Agreement or the Arrangement, in each case to the extent that such notice, communication, action, suit, arbitration or proceeding would reasonably be expected to materially impair, materially impede, materially delay or prevent the Corporation from performing its obligations under this Agreement.

(3) The Parent’s receipt of information pursuant to Section 4.2(2) or otherwise shall not operate as a waiver (including with respect to Article 6) or otherwise diminish the scope of, or otherwise affect any representation, warranty or covenant made by the Corporation in this Agreement.

Section 4.3 Covenants of the Parent Relating to the Arrangement.

(1) The Parent shall perform all obligations required to be performed by it under this Agreement, cooperate with the Corporation in connection therewith, and shall use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to perform all such other actions as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Parent shall:

(a)

use its reasonable best efforts to satisfy all of its conditions precedent set forth in Section 6.1 and Section 6.3 and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it with respect to this Agreement or the Arrangement;

(b)

use its reasonable best efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it or its affiliates relating to the Arrangement or the transactions contemplated by this Agreement;

(c)

other than in connection with any Regulatory Approvals (which are the subject of Section 4.4), use its reasonable best efforts, upon reasonable consultation with the Corporation, to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers and challenging the Arrangement or this Agreement;

(d)

not, and cause its affiliates not to, enter into or agree to enter into any transaction (including by merger, consolidation, acquisition of shares or assets, license of intellectual property, pharmaceutical or scientific collaboration, or otherwise) that:

(i)

results in the Parent acquiring any material interest in any Person, or a substantial portion of the assets of any Person, in each case, related to the development or commercialization of (A) prostate-specific membrane antigen (PSMA)-targeted radiopharmaceutical therapies for the treatment of tumors expressing PSMA, (B) insulin-like growth factor 1 receptor (IGF-1R)-targeted radiopharmaceutical therapies for the treatment of solid tumors expressing IGF-1R, or (C) neurotensin receptor type 1 (NTSR1)-targeted radiopharmaceutical therapies for the treatment of solid tumors expressing NTSR1; and

(ii)

would reasonably be expected to prevent, materially delay or otherwise materially impede the receipt of any Regulatory Approval or consummation of the Arrangement or the transactions contemplated by this Agreement; and

(e)

with respect to the Tax year of the Corporation beginning on the Effective Date, not take or permit to be taken any action, make any filing, or enter into any transaction or series of transactions that would cause or result in such Tax year to end on or before August 31, 2024.

(2) The Parent shall promptly notify the Corporation of:

(a)

any notice or other communication (written or, to the knowledge of the Corporation, oral) from any Person alleging that consent, waiver or approval of such Person is required in connection with this Agreement or the Arrangement;

(b)

any material notice or other communication (written or, to the knowledge of the Corporation, oral) from any Governmental Entity in connection with this Agreement (and, subject to applicable Law, the Parent shall promptly provide a copy of any such written notice or communication to the Corporation); or

(c)

any actions, suits, arbitrations or other proceedings commenced or, to the actual knowledge of the Parent, threatened against the Parent or any of its affiliates that relate to this Agreement or the Arrangement, in each case to the extent that such notice, communication, action, suit, arbitration or proceeding would reasonably be expected to materially impair, materially impede, materially delay or prevent the Parent from performing its obligations under this Agreement.

(3) The Corporation’s receipt of information pursuant to Section 4.3(1)(d) or otherwise shall not operate as a waiver (including with respect to Article 6) or otherwise diminish the scope of, or otherwise affect any representation, warranty or covenant made by the Parent in this Agreement.

Section 4.4 Regulatory Approvals

(1) Without limiting the generality of the foregoing, with respect to the Regulatory Approvals:

(a)

the Parent shall cooperate in preparation of a notification under section 11 of the Investment Canada Act with respect to the transaction contemplated hereby, which the Purchaser shall submit in complete form within five (5) Business Days following the date hereof;

(b)

the Parent and the Corporation shall, as promptly as practicable, and in any event within five (5) Business Days following the date hereof, each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby unless the Federal Trade Commission or US Department of Justice does not receive, accept, or process Notification and Report Forms due to a lapse in appropriations, in which case the Parent and the Corporation shall each make an appropriate filing upon the later of (x) ten (10) Business Days following the date hereof or (y) the first Business Day after the resumption in appropriations;

(c)

the Parent and the Corporation shall, as promptly as practicable, and in any event within ten (10) Business Days following the date of this Agreement, each file with the Competition Bureau their respective pre-merger notification forms pursuant to Part IX of the Competition Act (unless the Parent and the Corporation agree that notification forms should not be filed or should be filed at a later date), and the Parent shall file with the Commissioner of Competition a request for an Advance Ruling Certificate pursuant to Subsection 102(1) of the Competition Act;

(d)

the Parent and the Corporation shall cooperate in good faith and use their respective reasonable best efforts to obtain all Regulatory Approvals, including: (i) promptly furnishing to the other such information and assistance as may reasonably be requested in order to prepare any notification, application, filing or request in connection with a Regulatory Approval; (ii) consulting with, and considering in good faith, any suggestions or comments made by the other Party with respect to the documentation relating to the Regulatory Approvals process; (iii) providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required or advisable; and (iv) cooperating in the preparation and submission of all applications, notices, filings, and submissions to Governmental Entities;

(e)	the Parent and the Corporation shall promptly inform the other Party of any material communication received by that Party in respect of obtaining or concluding the Regulatory Approvals;

(f)

the Parent and the Corporation shall use reasonable best efforts to respond promptly to any request or notice from any Governmental Entity requiring the Parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals;

(g)

the Parent and the Corporation shall permit the other Party to review in advance any proposed applications, notices, filings and submissions to Governmental Entities (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding the Regulatory Approvals;

(h)

the Parent and the Corporation shall promptly provide the other Party with any filed copies of applications, notices, filings and submissions, (including responses to requests for information and inquiries from any Governmental Entity) that were submitted to a Governmental Entity in respect of obtaining or concluding the Regulatory Approvals;

(i)

the Parent and the Corporation shall whenever possible, not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Entities in respect of obtaining or concluding the Regulatory Approvals unless it consults with the other Party in advance and gives the other Party or its legal counsel the opportunity to attend and participate thereat, unless a Governmental Entity requests otherwise;

(j)	the Parent and the Corporation shall keep the other Party promptly informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals; and

(k)

Notwithstanding the foregoing or anything in this Agreement to the contrary, solely with respect to obtaining the Regulatory Approvals, the Parent shall, on behalf of the Parties, have the right to determine, direct and control the strategy and timing (subject to Section 4.4(1)(a) – (c)) for, and make all decisions relating to (and shall take the lead in all meetings and communications with any

Governmental Entity relating to), any required submissions, responses to information requests and filings to any Governmental Entity or other Person and obtaining any consent or approval of any Governmental Entity or other Person, and, to the extent permissible, the Corporation shall use its reasonable best efforts to act consistently with such strategy; provided that the Parent shall consult with, and give reasonable consideration to, the Corporation in respect thereof.

(2) Notwithstanding any other requirement in this Section 4.4, where a Party (a Disclosing Party) is required under this Section 4.4 to provide information to the other Party (a Receiving Party) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party, provided that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

(3) Neither Party shall (a) extend any waiting period under the Competition Act, the HSR Act or any applicable antitrust or foreign investment regulation; or (b) enter into agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed).

(4) The Parent and the Corporation shall use reasonable best efforts to obtain the Key Regulatory Approvals and permit the consummation of the transactions contemplated herein prior to the Outside Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, reasonable best efforts shall not obligate the Parent or any of its affiliates, including the Purchaser to, and without the prior written consent of the Parent, neither the Corporation nor any of its affiliates shall: (a) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Entity; (b) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Corporation, the Parent or any of their respective affiliates; (c) commit to terminate, amend or replace any existing relationships or contractual rights and obligations of the Corporation, the Parent or any of their respective affiliates; (d) terminate any relevant venture or other arrangement of the Corporation, the Parent or any of their respective affiliates; (e) effectuate any other change or restructuring of the Corporation, the Parent or any of their respective affiliates; (f) contest or resist any Action under any antitrust, competition or similar Law or have vacated, lifted, reversed or overturned any injunction or other judgment, order or decree that may result from such Action, whether temporary, preliminary or permanent; or (g) commit to provide prior notice or seek prior approval from any Governmental Entity of any future transaction.

(5) Each Party shall bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all Regulatory Approvals, including HSR Approval and Competition Act Approval. The Parent shall be responsible for payment of the applicable filing fees associated with such Regulatory Approvals.

Section 4.5 Access to Information; Confidentiality.

(1) During the Interim Period, subject to applicable Laws and the Confidentiality Agreement, the Corporation shall, and shall cause its Subsidiaries to give to the Parent, its affiliates and its Representatives, upon reasonable notice and at Parent’s expense, reasonable access to its and its Subsidiaries personnel, assets, properties, Books and Records, Contracts and financial and operating data or other information with respect to the personnel, assets or business of the Corporation or its Subsidiaries as the Parent or its Representatives may from time to time reasonably request in connection with strategic and integration planning, confirmatory due diligence, or for any other reasons reasonably relating to the transactions contemplated herein; provided, however, that the Corporation shall not be required to permit any access, or to disclose any information, that in the reasonable judgment of the Corporation would: (a) result in the disclosure of any trade secrets of third parties; (b) violate any obligation of the Corporation or its Subsidiaries with respect to confidentiality, non-disclosure or privacy;

(c) jeopardize protections afforded to the Corporation or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (so long as the Corporation has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto); or (d) unduly interfere with the conduct of the business of the Corporation or its Subsidiaries; provided that the Corporation shall (i) give notice to the Parent of the fact that it is withholding such access or information and (ii) use its reasonable best efforts to design and implement alternative access or disclosure arrangements to enable the Parent and its Representatives to evaluate any such information. The Corporation shall continue to afford the Parent and its Representatives access to the Data Room during the Interim Period. Notwithstanding anything herein to the contrary, the Purchaser shall not, and shall cause its affiliates and Representatives not to, contact any known non-officer employee, partner, licensor, licensee, customer, vendor, or supplier or other Persons having business relations with the Corporation or any of its Subsidiaries in connection with this Agreement and the Arrangement without the Corporation’s prior written consent, and the Purchaser acknowledges and agrees that any such contact shall be arranged by and with a representative of the Corporation participating.

(2) Investigations made by or on behalf of the Parent, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Corporation in this Agreement.

Section 4.6 Disclosed Canadian Personal Information

(1) With respect to any Personal Information in the control of the Corporation or any of its Subsidiaries prior to Closing that is disclosed to the Parent or the Purchaser in connection with this Agreement and that is governed by applicable Canadian privacy Laws (the Disclosed Canadian Personal Information) prior to Closing, the Parent and the Purchaser shall (i) not collect, use or disclose the Disclosed Canadian Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, and (ii) protect the confidentiality of the Disclosed Canadian Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.

(2) Following Closing, the Parties: (i) shall not collect, use or disclose the Disclosed Canadian Personal Information for any purposes other than the purposes for which the information was initially collected, used or disclosed, or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Canadian Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Canadian Personal Information.

(3) If the transactions contemplated by this Agreement do not proceed, the Parent and the Purchaser shall return to the Corporation or, at the Corporation’s request, destroy in a secure manner, the Disclosed Canadian Personal Information (and any copies) within a reasonable period of time.

Section 4.7 Public Communications.

(1) Except as otherwise contemplated herein, a Party shall not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and no Party shall make any filing with any Governmental Entity (other than as contemplated in Section 2.3, Section 2.6, Section 2.7, Section 4.4 or as required under applicable Laws) with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that is required to make disclosure by applicable Law with respect to the Arrangement or this Agreement shall, to the extent legally permissible, use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity for it and its legal counsel to review or comment on the disclosure or filing

(other than with respect to confidential information of the disclosing Party contained in such disclosure or filing). The Party making such disclosure required by applicable Law shall give reasonable consideration to any comments made by the other Party or its legal counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing. The Parties shall cooperate in the preparation of presentations, if any, to Securityholders regarding the Arrangement. Notwithstanding anything to the contrary herein, but subject to Article 5, the Corporation shall have no obligation to consult with the Parent prior to making any disclosure related to an Acquisition Proposal or a Change in Recommendation.

(2) Without limiting the generality of the foregoing and for greater certainty, the Parent acknowledges and agrees that the Corporation shall file, after providing reasonable prior written notice to the Parent, in accordance with Securities Laws, the Circular and this Agreement, together with a report related thereto, under the Corporation’s profile on each of EDGAR and SEDAR.

Section 4.8 Notice and Cure Provisions.

(1) Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts that would, or would be reasonably expected to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect (or in all respects if already qualified by reference to “material”, “Material Adverse Effect” or other concept of materiality) at any time during the Interim Period; or

(b)

result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party prior to or at the Effective Time under this Agreement.

(2) Notification provided under this Section 4.8 will not be deemed to cure any breach of or otherwise affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3) The Parent shall not be permitted to exercise its right to terminate this Agreement pursuant to Section 7.2(4)(a) and the Corporation shall not be permitted to exercise its right to terminate this Agreement pursuant to Section 7.2(3)(a), unless the Party seeking to terminate this Agreement (the Terminating Party) has delivered a written notice (a Termination Notice) to the other Party (the Breaching Party) specifying in reasonable detail all breaches of covenants, or incorrect or inaccurate representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right if such matter has been cured prior to the earlier of (a) the Outside Date, and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.9 Insurance and Indemnification.

(1) Prior to the Effective Date, the Corporation shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Corporation and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date, and the Parent shall, or shall cause the Corporation and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that none of the Parent, the Purchaser or any of their respective affiliates shall be required to pay any amounts in respect of such coverage prior to the Effective Time; and provided further that the aggregate cost of such policies shall not exceed 300% of the aggregate annual premium for policies currently maintained by the Corporation and its Subsidiaries as set forth in Section 4.9 of the Corporation Disclosure Letter.

(2) The Parent shall cause the Corporation and its Subsidiaries to (a) honour all rights to indemnification or exculpation in favour of present and former officers and directors of the Corporation and its Subsidiaries to the extent that they are (i) now existing and contained in their Constating Documents or (ii) disclosed in the Corporation Disclosure Letter, and (b) acknowledge that such rights, to the extent that they are contained in their Constating Documents or disclosed in the Corporation Disclosure Letter, shall not be amended or rescinded in a manner adverse to the applicable officer or director and shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms, in each case, for a period of not less than six (6) years from the Effective Date.

(3) If Parent, the Corporation or any of its Subsidiaries, or any of their respective successors or assigns (i) consolidates or amalgamates with or merges or liquidates into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation, merger or liquidation or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that any such successor and assign shall assume the obligations set forth in this Section 4.9.

(4) This Section 4.9 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the present and former directors and officers of the Corporation and its Subsidiaries and their respective heirs, executors, administrators and personal representatives (the Indemnified Persons) and shall be binding on the Parent, the Corporation, its Subsidiaries and their respective successors and assigns, and, for such purpose, the Corporation hereby confirms that it is acting as agent on behalf of the Indemnified Persons.

Section 4.10 NASDAQ De-Listing.

Subject to applicable Laws, the Parent and the Corporation shall use their commercially reasonable efforts to cause the Common Shares to be delisted from NASDAQ and de-registered under the Exchange Act, with effect as soon as reasonably practicable following the Effective Date.

Section 4.11 Rule 16b-3 Matters.

Prior to the Effective Time, the Corporation will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Common Shares and derivative securities with respect to any such Common Shares resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Corporation immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.

Section 4.12 Section 338(g) Election.

The Parent and the Corporation shall cooperate fully prior to the Effective Date, as and to the extent reasonably requested by the other party, to determine whether any elections under Section 338(g) of the Code (or any similar provision under state, local or non-U.S. Law) will be made with respect to the acquisition of the Corporation and its Subsidiaries pursuant to this Agreement, provided that (i) no such election shall be made by the Parent (or any of its affiliates) if the Corporation reasonably determines, in consultation with its accountants, that such election would be likely to be materially adverse to the Shareholders or the Corporation and (ii) if such election is made by the Parent or any of its affiliates, the Parent shall submit a draft of each such election to the Corporation for review and approval (not to be unreasonably conditioned, delayed or withheld) no later than ten (10) Business Days prior to Effective Date. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, if the Corporation has not provided consent to the filing of an election under Section 338(g) of the Code pursuant to this Section 4.12 prior to the Effective Date, no such election shall be made with respect to the transactions contemplated by this Agreement.

Section 4.13 Director Resignations.

Prior to the Effective Time, unless otherwise directed by the Parent, the Corporation will use commercially reasonable efforts to cause each director of the Corporation and each of its Subsidiaries to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Corporation or such Subsidiary, as applicable.

Section 4.14 Termination of Employee Plans.

If directed by the Parent in writing at least ten (10) Business Days prior to the Effective Time, the Corporation or its Subsidiaries shall (a) terminate any and all Employee Plans intended to be qualified under Section 401(a) of the Code, effective not later than the Business Day immediately preceding the Effective Time and (b) make all employee and employer contributions to such Employee Plans on behalf of all participants under such Employee Plans for all periods of service prior to the Effective Date, including such contributions that would have been made on behalf of such participants had the transactions contemplated by this Agreement not occurred. In the event that the Parent requests that any such Employee Plan be terminated, the Corporation or its Subsidiaries shall provide the Parent with evidence that such Employee Plans have been terminated (the form and substance of which shall be subject to review and reasonable approval by the Parent).

Section 4.15 Qualified Electing Fund Election.

Within ninety (90) days after the end of the taxable year of the Corporation which includes the Effective Date, the Parent shall, in consultation with its accountants, use commercially reasonable efforts to (a) determine whether the Corporation is a “passive foreign investment company” as defined in Section 1297(a) of the Code (a PFIC) with respect to such taxable year, (b) determine the PFIC status of any Subsidiaries of the Corporation with respect to such taxable year, (c) make such PFIC determinations available to the shareholders of the Corporation electronically (including by posting such information on an investor relations tab of the Parent’s ultimate parent’s website), and (d) provide a PFIC Annual Information Statement to allow existing Shareholders (or their direct or indirect beneficial owners) to make an election to treat the Corporation or any of its Subsidiaries as a “qualified electing fund” under Section  1295 of the Code.

Section 4.16 Employee Matters.

(1) For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (or the date the applicable Continuing Employee’s employment terminates, if sooner), the Parent agrees to, or cause its applicable affiliate to, provide each Corporation Employee who remains employed or is employed by the Parent, the Corporation or their respective affiliates after the Effective Time (each, a Continuing Employee) (a) an annual base salary or wage rate, as applicable, and an annual target cash incentive opportunity that are, taken as a whole, no less favourable in the aggregate to the annual base salary or wage rate, as applicable, and annual target cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time; (b) retirement and health and welfare benefits at levels that are, taken as a whole, substantially comparable in the aggregate to either (i) those in effect for the Continuing Employee immediately prior to the Effective Time or (ii) those provided to similarly situated employees of the Parent or its affiliates in the same jurisdiction as such Continuing Employee (excluding for all purposes of this Section 4.16, severance, defined benefit pension, post-retirement medical, nonqualified deferred, equity or equity-based (including with respect to the Employee Share Purchase Plan), long-term incentive, retention, change in control and other special or non-recurring compensation or benefits). In addition, the Parent shall assume liability for, honor and comply with, and shall cause the Corporation and their respective affiliates to assume liability for, honor and comply with all Employee Plans applicable to Continuing Employees and in effect immediately prior to the Effective Time in accordance with their terms, including all severance, change in control and separation pay plans, agreements, policies and arrangements and employment agreements set forth on Section 23(a) of the Corporation Disclosure Letter and provide the severance payments and benefits required thereunder to any applicable Continuing Employee that experiences a qualifying termination of employment pursuant to the terms thereunder following the Effective Time (it being understood that this Section 4.16(1) shall not be deemed to prohibit the Parent from amending, modifying, replacing or terminating such Employee Plans in accordance with their respective terms).

(2) The Parent or its applicable affiliate will treat, and cause the applicable benefit plans to treat, the service of the Continuing Employees with the Corporation or any of its Subsidiaries or any affiliate of the Corporation attributable to any period before the Effective Time as service rendered to the Parent or any affiliate of the Parent for purposes of eligibility to participate, vesting and benefit accrual under the vacation policy, severance, health or welfare plan(s) and defined contribution plans maintained by the Parent or any of its affiliates, in each case, in which the applicable Continuing Employee participates and which are analogous to Employee Plans the applicable Continuing Employee participated in as of immediately prior to the Effective Time, except where credit would result in duplication of benefits (and, for the avoidance of doubt, except under any pension plan that is not a defined contribution plan or any retiree medical program or other retiree welfare benefit program); provided that the Corporation has made available to the Parent such information as is reasonably requested by the Parent to satisfy its obligations under this Section 4.16(2). Without limiting the foregoing, to the extent that any Continuing Employee participates in any health or other group welfare benefit plan of the Parent or any of its affiliates following the Effective Time, the Parent or its applicable affiliate shall use commercially reasonable efforts to cause (A) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of the Parent to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Continuing Employee participated immediately prior to the Effective Time, and (B) any amounts paid by a Continuing Employee under any of the Corporation’s health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of the Parent or any of its affiliates to the extent that such amounts were recognized prior to the Effective Time under the analogous Employee Plan; provided that the Corporation has made available to the Parent such information as is reasonably requested by the Parent to satisfy its obligations under this Section 4.16(2).

(3) Nothing in this Section 4.16 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to, or the establishment of, any particular Employee Plan or other compensation or benefit plan, program, policy, agreement or arrangement, (ii) prevent the Parent or any of its affiliates (including, following the Effective Time, the Corporation and its Subsidiaries) from amending or terminating any Employee Plan or other compensation or benefit plan, program, policy, agreement or arrangement, in accordance with applicable Law, (iii) create a right in any employee to employment with the Parent, the Corporation or any of their respective affiliates, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee or other service provider by the Parent, the Corporation or any of their respective affiliates or under any benefit plan which the Parent, the Corporation or any of their respective affiliates may maintain.

Section 4.17 Guarantee of the Parent.

The Parent hereby unconditionally and irrevocably guarantees in favour of the Corporation the due and punctual payment and performance by the Purchaser of each and every obligation of Purchaser hereunder, including the payment of the Consideration payable to Securityholders and the obligations to the Indemnified Persons, in each case in accordance with the terms of and subject to the conditions set forth this Agreement and the Plan of Arrangement. The Parent agrees to cause the Purchaser to comply with all of such Person’s obligations under or relating to this Agreement and the Plan of Arrangement and the transactions contemplated hereby and thereby. The Parent hereby agrees that the Corporation shall not have to proceed first against the Purchaser for such performance before exercising its rights under this guarantee against the Parent and the Parent agrees to be jointly and severally liable with the Purchaser for all such guaranteed obligations as if it were the principal obligor of such obligations.

Section 4.18 Debt Payoff.

The Corporation shall deliver to the Parent at least one (1) Business Day prior to the Effective Time, an executed customary payoff letter and lien terminations with respect to the Existing Credit Agreement, in each case, in form and substance reasonably acceptable to the Parent, subject to receipt by the Lenders (as defined in the Existing Credit Agreement) of the applicable payoff amount, for the release of all liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under the Existing Credit Agreement (other than claims that expressly survive termination of the Existing Credit Agreement) (it being understood that the Corporation shall provide a draft of the payoff letter to the Parent at least three (3) Business Days prior to the Effective Time) subject to the occurrence of the Effective Time.

Section 4.19 CVR Agreement.

At or prior to the Effective Time, each of the Parent and the Purchaser shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent; provided, that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR. The Parent, the Purchaser and the Corporation shall reasonably cooperate, including by making any changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws or any applicable foreign securities laws.

Section 4.20 Pre-Closing Reorganization.

(1) The Corporation and each of its Subsidiaries agrees that, upon request of the Parent, the Corporation and its Subsidiaries, as applicable, shall use commercially reasonable efforts to perform such reorganizations of their respective corporate structure, capital structure, business, operations and assets or such other transactions as the Parent may request, acting reasonably, including the formation of a new Subsidiary and using commercially reasonable efforts to make advance preparations with CNSC to approve the transfer of any licenses as required for the ongoing functioning of the business following the Interim Period and as required in connection with any of the foregoing reorganizations or similar reorganizations, whether intended to occur before or after the Effective Date (the reorganizations and other transactions set forth in the immediately foregoing clause, each, a Pre-Closing Reorganization), and cooperate with the Parent and its advisors to determine the nature of the Pre-Closing Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken. For greater certainty, the completion of any Pre-Closing Reorganization shall not be a condition to the completion of the Arrangement.

(2) Neither the Corporation nor any of its Subsidiaries will be obligated to participate in any Pre-Closing Reorganization under Section 4.20(1), unless such Pre-Closing Reorganization:

(a)

can be unwound in the event the Plan of Arrangement is not consummated (and by the time the Plan of Arrangement would otherwise have been consummated) without adversely affecting (i) the Corporation and its Subsidiaries, or (ii) the Shareholders, in each case of (i) and (ii), taken as a whole, in any material manner;

(b)	is not, in the reasonable opinion of the Corporation, prejudicial to (i) the Corporation and its Subsidiaries, or (ii) the Shareholders, in each case of (i) and (ii), taken as a whole;

(c)	does not reduce the Consideration or change the form of Consideration to be received by the Shareholders or affect or modify the timing of payment of the Consideration by Parent;

(d)

would not result in any Taxes being imposed on, or any adverse Tax consequences to, the Shareholders or Incentive Holders greater than the Taxes to the Shareholders or Incentive Holders in connection with the Arrangement in the absence of any Pre-Closing Reorganization;

(e)	does not interfere with the ongoing operations of the Corporation or any of its Subsidiaries in any material respect;

(f)	does not result in (i) any breach by the Corporation or a Subsidiary of any existing Contract or commitment by the Corporation or a Subsidiary; or (ii) breach of any applicable Law;

(g)	does not impair the ability of the Corporation or a Subsidiary, as applicable, to consummate, and will not delay the consummation of, the Plan of Arrangement;

(h)	does not prevent or delay the consummation of the Arrangement;

(i)	is effected immediately prior to, contemporaneously with, or one (1) Business Day prior to the Effective Time;

(j)	does not require the Corporation to obtain approval of the Shareholders (other than in respect of the Arrangement Resolution); and

(k)

is requested by the Parent by written notice to the Corporation at least fifteen (15) days prior to the Effective Date. Upon receipt of such notice, the Corporation and each Subsidiary, as applicable, shall work cooperatively with the Parent and use their commercially reasonable efforts to, prior to the Effective Time, do such acts and things as are necessary to give effect to such Pre-Closing Reorganization, including any amendment to this Agreement or the Plan of Arrangement.

(3) The Parent agrees that it will be responsible for all reasonable out-of-pocket Corporation costs and expenses (including reasonable out-of-pocket professional fees and expenses) in connection with any Pre-Closing Reorganization to be carried out at its request. Parent shall, promptly upon request by the Corporation, reimburse the Corporation for all reasonable, documented and invoiced out-of-pocket costs actually incurred by the Corporation or its Subsidiaries in connection with performing any obligations under this Section 4.20.

(4) The Parent agrees that it will be responsible to prepare, prior to the Effective Time, all documentation necessary to give effect to any Pre-Closing Reorganization. Upon request by the Corporation, the Parent agrees that it will promptly provide the Corporation with the documentation necessary to give effect to any Pre-Closing Reorganization before the Effective Time.

(5) Each Party agrees that any transactions in connection with the Pre-Closing Reorganization or the Corporation’s cooperation contemplated by this Section 4.20, will not be considered in determining whether a representation, warranty or covenant of the Corporation or the Subsidiary undertaking such Pre-Closing Reorganization under this Agreement or the Plan of Arrangement has been breached (including where any such Pre-Closing Reorganization requires the consent of any third party under a Contract).

(6) If the Plan of Arrangement is not completed, the Parent shall indemnify and hold harmless the Corporation, its Subsidiaries and their respective officers, directors and employees (to the extent such persons are assessed with any statutory liability) for all direct and indirect costs or losses, liabilities, damages, claims, interest awards, judgements and penalties and out-of-pocket costs and expenses (including any professional fees and expenses and taxes) actually incurred or suffered by the Corporation, its Subsidiaries and their respective officers, directors and employees, in connection with, arising from or as a result of effecting all or any part of or the reversal or unwinding of any Pre-Closing Reorganization.

(7) Notwithstanding anything to the contrary in this Section 4.20, the rights and obligations in this Section 4.20 shall not override the rights and obligations of the parties under Section 4.12.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation.

(1) Except as expressly provided in this Article 5, the Corporation shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly:

(a)

solicit, initiate, knowingly facilitate or knowingly encourage (including by furnishing non-public information or providing copies of, access to, or disclosure of, any confidential information of the Corporation or any Subsidiary, or entering into any form of agreement, arrangement or understanding) any inquiries or proposals or offers that constitute, or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

enter into or otherwise engage or participate in or knowingly encourage any discussions or negotiations with (or provide any information or data to) any Person (other than the Parent), with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	make a Change in Recommendation; or

(d)

approve or recommend any Acquisition Proposal or accept, approve, endorse, enter into or recommend, or propose publicly to accept, approve, endorse or recommend, any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal.

(2) The Corporation shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any solicitation, knowing encouragement, discussion, negotiation or other activities with any Person (other than the Parent, the Purchaser and their respective Representatives) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal and, in connection therewith, the Corporation shall:

(a)

immediately discontinue access or disclosure of all information, including any data room (whether physical or virtual) and any confidential information, properties, facilities, books and records of the Corporation or any Subsidiary (except for access granted to the Parent, the Purchaser and their respective Representatives); and

(b)

as soon as possible (and in any event within forty-eight (48) hours after the execution of this Agreement), request, to the extent that it is entitled to do so pursuant to any confidentiality or similar agreement entered into in connection with an Acquisition Proposal, (i) the return or destruction of all copies of any confidential information regarding the Corporation and its Subsidiaries previously provided to any such Person, and (ii) the destruction by such Person and its Representatives of all material including or incorporating or otherwise reflecting such confidential information regarding the Corporation or its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3) The Corporation covenants and agrees that neither the Corporation nor any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of Parent, release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Corporation, or any of its Subsidiaries, under any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which the Corporation or any of its Subsidiaries is a party; provided that, prior to obtaining the Required Shareholder Approval at the Meeting, the Corporation shall not be required to enforce, and shall be permitted to waive, any provision of any such agreement that prohibits or purports to prohibit the submission or making of a confidential Acquisition Proposal to the Board if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(4) Nothing contained in this Article 5 or elsewhere in this Agreement shall prohibit (a) the Board from responding to an Acquisition Proposal to the extent required under the Securities Laws, or from issuing a customary “stop, look and listen” statement pending disclosure thereunder (or any substantially similar communication under applicable Securities Laws), or disclosing to the Shareholders any factual information regarding the business, financial condition or results of operations of the Corporation or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal, in each case, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would constitute a violation of applicable Securities Laws or be inconsistent with its fiduciary duties under appliable Law (it being understood that nothing in the foregoing shall be deemed to permit the Corporation or the Board to make a Change in Recommendation other than in accordance with Section 5.4(4)) or (b) the Corporation or its Representatives from communicating with any Person (or the Representatives of such Person) solely for purposes of clarifying the terms of any proposal and advising such Person of the restrictions of this Agreement.

Section 5.2 Notification of Acquisition Proposals.

(1) If after the date of this Agreement the Corporation or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Corporation or any of its Subsidiaries, including information, access or disclosure relating to the assets, properties, facilities, books and records of the Corporation or any of its Subsidiaries, the Corporation shall promptly notify the Parent, at first orally, and then (and in any event within twenty four (24) hours or, if first received on a Saturday, within forty-eight (48) hours, following receipt) in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including the terms and conditions thereof and the identity of the Person making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Parent with unredacted copies of all documents, substantive correspondence and other materials received from or on behalf of such Person.

(2) The Corporation shall keep the Parent fully informed on a current basis of the status of developments and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to Parent unredacted copies of all substantive correspondence and documents if in writing or electronic form, and if not in writing or electronic form, a reasonable description of the material terms of such correspondence and documents sent or communicated to the Corporation by or on behalf of any Person making such Acquisition Proposal, inquiry, proposal, offer or request (or by or on behalf of the Corporation to any such Person).

Section 5.3 Responding to an Acquisition Proposal.

(1) Notwithstanding Section 5.1, if at any time following the date of this Agreement and prior to obtaining the Required Shareholder Approval at the Meeting, the Corporation receives an unsolicited bona fide written Acquisition Proposal, the Corporation may engage in or participate in discussions or negotiations with the relevant Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information relating to the assets, properties, facilities, books and records of the Corporation or any of its Subsidiaries (in each case pursuant to the confidentiality and standstill agreement referred to in Section 5.3(1)(c)), if and only if:

(a)

the Board first determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal (disregarding any due diligence or access condition to which such Acquisition Proposal is subject);

(b)

such Acquisition Proposal did not arise as a result of a violation by the Corporation directly or indirectly through its Subsidiaries or its or their respective Representatives of this Article 5 in any material respect, and the Corporation has been and continues to be in compliance with its obligations under this Article 5, in all material respects;

(c)

the Corporation enters into a customary confidentiality and standstill agreement with such Person having terms at least as onerous in all material respects as those set forth in the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal confidentially to the Board);

(d)

the Corporation has provided the Parent with (i) written notice stating the Corporation’s intention to participate in such discussions or negotiations and to provide all such copies, access or disclosure relating to the Acquisition Proposal, including the identity of the party making such Acquisition Proposal; and (ii) a copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(c) above; and

(e)

the Corporation provides the Parent with any non-public information provided to such other Person which was not previously provided to the Parent substantially concurrently with such information being provided to such Person.

Section 5.4 Right to Match.

(1) If at any time following the date of this Agreement and prior to obtaining the Required Shareholder Approval at the Meeting, the Corporation receives an unsolicited bona fide written Acquisition Proposal that constitutes a Superior Proposal, the Board may authorize the Corporation to make a Change in Recommendation or enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

(a)

such Superior Proposal did not arise as a result of a violation by the Corporation directly or indirectly through its Subsidiaries or its or their respective Representatives of this Article 5 in any material respect, and the Corporation has been and continues to be in compliance with its obligations under this Article 5 in all material respects;

(b)

the Corporation has provided the Parent with written notice detailing the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement (the Superior Proposal Notice);

(c)

the Corporation has provided the Parent with an unredacted copy of the proposed definitive agreement for the Superior Proposal and all schedules and exhibits thereto, together with any financing documents supplied to the Corporation in connection therewith;

(d)

four (4) Business Days (the Matching Period) shall have elapsed from the date that is the later of the date on which the Parent received the Superior Proposal Notice and the date on which the Parent received all of the materials set forth in Section 5.4(1)(c) above (it being understood that the Corporation shall promptly, and in any event within twenty four (24) hours, inform the Parent of any amendment to the financial or other material terms of such Superior Proposal during such period);

(e)

after the Matching Period and subject to the Corporation’s compliance with Section 5.4(2), the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal, if applicable, compared to the terms of the Arrangement as proposed to be revised by the Parent under Section 5.4(2);

(f)

after the Matching Period, the Board has determined, in good faith, after consultation with its outside legal counsel, that failure of the Board to make a Change in Recommendation or to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(g)

prior to or concurrently with entering into a definitive agreement with respect to such Superior Proposal, the Corporation validly terminates this Agreement pursuant to Section 7.2(3)(b) and pays the Corporation Termination Fee in full pursuant to Section 7.3.

(2) During the Matching Period, or such longer period as the Corporation may approve in writing for such purpose: (a) the Corporation shall negotiate (and direct its Representatives to negotiate) in good faith with the Parent and its Representatives (to the extent the Parent desires to negotiate); and (b) the Parent shall have the right, but not the obligation, to propose revisions to the terms of this Agreement and the Arrangement; and (c) the Board shall review any such proposed revisions to the terms of this Agreement and the Arrangement in good faith in order to determine, in consultation with its financial and outside legal advisors, whether such revisions, if given effect, would cause the Superior Proposal giving rise to the Matching Period to cease to be a Superior Proposal.

(3) Each successive modification to any Acquisition Proposal that results in an increase to, or a modification of, the amount or form of consideration to be received by Shareholders or other amendment to the material terms or conditions thereof shall constitute a new Acquisition Proposal for purposes of the requirements under Section 5.4, and the Parent shall be afforded a new two (2) Business Day Matching Period from the later of the date on which the Parent received the Superior Proposal Notice and the date on which the Parent received all of the materials set forth in Section 5.4(1)(c) above.

(4) Upon the written request of the Parent, the Board shall promptly reaffirm the Board Recommendation by press release (but, on no more than two (2) occasions) after any Acquisition Proposal which is not determined by the Board to be a Superior Proposal is publicly announced or the Board determines that a proposed revision to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than ten (10) Business Days following the formal announcement of such Acquisition Proposal, including a customary “stop-look-and-listen” or similar communication, shall not be considered to be in violation of this Section 5.4(4) provided the Board has re-affirmed the Board Recommendation before the end of such ten (10) Business Day period). The Corporation shall provide the Parent and its outside legal advisors with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Parent and its counsel.

(5) If the Corporation provides a Superior Proposal Notice to the Parent after a date that is less than five (5) Business Days before the Meeting, the Corporation may, and shall if directed by the Parent, postpone or adjourn the Meeting to a date that is not more than ten (10) Business Days after the scheduled date of the Meeting, but in any event to a date that is not less than three (3) Business Days prior to the Outside Date.

Section 5.5 Breach by Subsidiaries and Representatives.

Without limiting the generality of the foregoing, the Corporation shall advise its Subsidiaries and its and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by its Subsidiaries or its or their respective Representatives (acting at the direction or on behalf of the Corporation) shall be deemed to be a breach of this Article 5 by the Corporation.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent.

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the written mutual consent of the Parties:

(1) Arrangement Resolution. The Arrangement Resolution shall have been approved and adopted by the Shareholders with the Required Shareholder Approval at the Meeting and in accordance with the Interim Order.

(2) Interim and Final Order. The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Corporation or the Parent, each acting reasonably, on appeal or otherwise.

(3) Required Regulatory Approvals. Each of the Key Regulatory Approvals shall have been obtained, and be in full force and effect, and shall not have been rescinded or modified.

(4) Illegality. No applicable Law shall have been enacted, issued or promulgated that remains in effect as of immediately prior to the Effective Time that prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Corporation, the Parent or the Purchaser from consummating the Arrangement. No (a) temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction shall have been issued and remain in effect or (b) Action shall have been taken by any Governmental Entity of competent jurisdiction, in each case which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Corporation, the Parent or the Purchaser from consummating the Arrangement.

Section 6.2 Additional Conditions Precedent to the Obligations of the Parent and the Purchaser.

The Parent and the Purchaser are not required to consummate and complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Parent and may only be waived (to the extent permitted by Law), in whole or in part, by the Parent in its sole discretion:

(1) Representations and Warranties. (a) The representations and warranties of the Corporation set forth in Sections 1 [Corporate Existence and Power], 2 [Corporate Authorization], 3 [Execution and Binding Obligation], 6 (other than 6(a) and 6(b)) [Capitalization] and the first sentence of Section 43 [Financial Advisors] of Schedule C shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined at and as of that specified date), (b) the representations and warranties of the Corporation set forth in Section 6(a) and 6(b) [Capitalization] of Schedule C shall be true and correct in all respects (other than de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined at and as of that specified date), (c) the representation and warranty of the Corporation set forth in Section 15(c) [Absence of Changes] of Schedule C shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Time, and (d) all other representations and warranties of the Corporation set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined at and as of that specified date), without regard to any materiality or Material Adverse Effect qualifications contained in them, except where the failure or failures of all such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect.

(2) Performance of Covenants. The Corporation shall have fulfilled or complied in all material respects with each of the covenants of the Corporation contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

(3) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(4) Closing Certificate. The Corporation shall have delivered to the Parent a certificate, dated as of the Effective Date, executed by a senior officer of the Corporation (on behalf of the Corporation without personal liability), certifying the satisfaction of the conditions set forth in Section 6.2(1), Section 6.2(2), and Section 6.2(3).

Section 6.3 Additional Conditions Precedent to the Obligations of the Corporation.

The Corporation is not required to consummate and complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Corporation and may only be waived (to the extent permitted by Law), in whole or in part, by the Corporation in its sole discretion:

(1) Representations and Warranties. (a) The representations and warranties of the Purchaser and the Parent set forth in Sections 1 [Parent and Purchaser Organization and Qualification], 2 [Corporate Authorization], 3 [Execution and Binding Obligations] and 8 [Finder’s Fees] of Schedule D shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time, and (b) all other representations and warranties of the Purchaser and the Parent set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), without regard to any materiality qualifications contained in them, except where the failure or failures of all such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Parent to complete the Arrangement in accordance with the terms of this Agreement.

(2) Performance of Covenants. The Parent shall have fulfilled or complied in all material respects with each of the covenants of the Parent contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

(3) Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), the Purchaser has deposited or caused to be deposited with the Depositary in escrow in accordance with Section 2.9, the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement; provided that the Purchaser shall not (nor shall any of its affiliates) be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.

(4) Closing Certificate. The Parent shall have delivered to the Corporation a certificate, dated as of the Effective Date, executed by a senior officer of the Parent (on behalf of the Parent without personal liability), certifying the satisfaction of the conditions set forth in Section 6.3(1) and Section 6.3(2).

(5) CVR Agreement. The CVR Agreement shall be in full force and effect.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination.

This Agreement may be terminated prior to the Effective Time by:

(1) the mutual written agreement of the Parties;

(2) either the Corporation, on the one hand, or the Parent, on the other hand, on written notice to the other Parties if:

(a)	No Required Shareholder Approval. The Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order;

(b)

Illegality. After the date of this Agreement, any Law is enacted, made, enforced or amended, or any injunction or other judgment, order or decree is issued by a court of competent jurisdiction or other Governmental Entity, as applicable, in each case, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Corporation, the Parent or the Purchaser from consummating the Arrangement, and such Law or injunction or other judgment, order or decree has become final and non-appealable; provided that the Party seeking to terminate this Agreement shall not have the right to terminate pursuant to this Section 7.2(2)(b) if such Party’s failure to fulfill any obligation under this Agreement shall have been a material cause of the occurrence or continuation of such restraint or illegality; or

(c)

Occurrence of Outside Date. The Effective Time does not occur on or prior to the Outside Date; provided that a Party may not terminate this Agreement pursuant to this Section 7.2(2)(c) if a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements required to be performed under this Agreement shall have been a material cause of the failure of the Effective Time to so occur.

(3) the Corporation, on written notice to the Parent if:

(a)

Breach by the Parent. A breach of any representation or warranty of, or failure to perform any covenant or agreement by the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) [Parent Representations and Warranties Condition] or Section 6.3(2) [Parent Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the earlier of the Outside Date and the date that is twenty (20) Business Days following receipt by the Parent of a Termination Notice from the Corporation with respect to such breach or failure in accordance with the terms of Section 4.8(3) provided that the Corporation is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.2(1) [Corporation Representations and Warranties Condition] or Section 6.2(2) [Corporation Covenants Condition] not to be satisfied;

(b)

Superior Proposal. Prior to obtaining the Required Shareholder Approval, the Board authorizes the Corporation to enter into a definitive written agreement (other than a confidentiality agreement as permitted by Section 5.3(1)(c)) providing for a Superior Proposal in accordance with Section 5.4(1), provided the Corporation is then in compliance in all material respects with Article 5 and that prior to or concurrent with such termination the Corporation pays the Corporation Termination Fee in accordance with Section 7.3; or

(c)

Failure to Fund. The conditions in Article 6 have been satisfied or waived by the applicable Party or Parties (excluding the condition of Section 6.3(3) and the conditions that, by their terms, cannot be satisfied until the Effective Date, in which case, there is no state of facts or circumstances then existing that would cause such conditions not to be satisfied) and the Parent has failed to comply with its obligations under Section 2.9 to provide the Depositary sufficient funds in order to satisfy the aggregate Consideration payable to the Shareholders as provided for in the Plan of Arrangement.

(4) the Parent, on written notice to the Corporation if:

(a)

Breach by the Corporation. A breach of any representation or warranty of, or failure to perform any covenant or agreement by, the Corporation under this Agreement occurs that would cause any condition in Section 6.2(1) [Corporation Representations and Warranties Condition] or Section 6.2(2) [Corporation Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the earlier of the Outside Date and the date that is twenty (20) Business Days following receipt by the Corporation of a Termination Notice from the Parent with respect to such breach or failure in accordance with the terms of Section 4.8(3); provided that the Parent is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.3(1) [Parent Representations and Warranties Condition] or Section 6.3(2) [Parent Covenants Condition] not to be satisfied;

(b)

Change in Recommendation. Prior to obtaining the Required Shareholder Approval: (i) the Board (A) withdraws, withholds, qualifies or modifies in a manner adverse to the Parent or the consummation of the Arrangement the Board Recommendation; (B) fails to include the Board Recommendation in the Circular; or (C) fails to reconfirm (without qualification) within ten (10) Business Days after written request by the Parent (and on not more than two (2) occasions), its approval and recommendation of the Arrangement or the Arrangement Resolution (clauses (A), (B) or (C), a Change in Recommendation), it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of more than ten (10) Business Days after public announcement of an Acquisition Proposal shall be considered an adverse modification; (ii) the Board approves or recommends any Acquisition Proposal; (iii) the Board approves, recommends or authorizes the Corporation to enter into a written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.3(1)(c)); or (iv) the Corporation publicly announces the intention to do any of the foregoing; or

(c)	Material Adverse Effect. Since the date of this Agreement, there has occurred a Material Adverse Effect that is continuing and incapable of being cured on or prior to the Outside Date.

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Termination Fees

(1) Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses, if a Corporation Termination Fee Event occurs, the Corporation shall pay the Parent the Corporation Termination Fee in accordance with Section 7.3(3) as consideration for the disposition of its rights under this Agreement.

(2) For the purposes of this Agreement, the “Corporation Termination Fee Event” means the termination of this Agreement:

(a)	by the Corporation, pursuant to Section 7.2(3)(b) [Superior Proposal];

(b)	by the Parent, pursuant to Section 7.2(4)(b) [Change in Recommendation];

(c)

by the Corporation or the Parent pursuant to Section 7.2(2)(a) [No Required Shareholder Approval] or Section 7.2(2)(c) [Occurrence of Outside Date] (but in the case of a termination by the Corporation pursuant to Section 7.2(2)(c), only if the right to terminate this Agreement pursuant to Section 7.2(2)(c) is then available to the Parent) or by the Parent pursuant to Section 7.2(4)(a) [Breach by the Corporation] and if:

(i)	at the time of such termination, the Corporation is not entitled to terminate this Agreement pursuant to Section 7.2(3)(c) [Failure to Fund];

(ii)

prior to the date of such termination, an Acquisition Proposal is made or publicly announced by any Person, in the case of a termination pursuant to Section 7.2(2)(a), and such Acquisition Proposal is not subsequently publicly and unconditionally withdrawn at least three (3) Business Days before the Meeting; and

(iii)

within twelve (12) months of such termination, the Corporation completes or enters into a definitive written agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in (ii)); provided that, for the purpose of this Section 7.3(2)(c)(iii), references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”.

(3) If a Corporation Termination Fee is payable pursuant to Section 7.3(2)(a), the Corporation Termination Fee shall be paid prior to or concurrently with the occurrence of such Corporation Termination Fee Event. If a

Corporation Termination Fee is payable pursuant to Section 7.3(2)(b), the Corporation Termination Fee shall be paid within three (3) Business Days following such Corporation Termination Fee Event. If a Corporation Termination Fee is payable pursuant to Section 7.3(2)(c), the Corporation Termination Fee shall be paid upon the earlier of completion or entry into a definitive agreement in respect of the Acquisition Proposal referred to therein. Any Corporation Termination Fee shall be paid by the Corporation to the Parent (or as the Parent may direct by notice in writing) by wire transfer in immediately available funds to an account designated by the Parent.

(4) Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses, if a Parent Termination Fee Event occurs, the Parent shall pay the Corporation the Parent Termination Fee in accordance with Section 7.3(3) as consideration for the disposition of its rights under this Agreement.

(5) For the purposes of this Agreement, the “Parent Termination Fee Event” means the termination of this Agreement (a) pursuant to Section 7.2(2)(b) [Illegality] (solely if the applicable Law, injunction, judgment, order or decree relates to the matters referenced in Section 6.1(3) (other than the Investment Canada Act Approval)) or (b) pursuant to Section 7.2(2)(c) [Occurrence of Outside Date], in each case if at the time of such termination, all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist), other than the conditions set forth in Section 6.1(3) [Required Regulatory Approvals] (but provided that the Investment Canada Act Approval has been obtained) or Section 6.1(4) [Illegality] (in each case, solely as it relates to the matters referenced in Section 6.1(3) (other than the Investment Canada Act Approval)).

(6) If a Parent Termination Fee is payable pursuant to Section 7.3(5), the Parent Termination Fee shall be paid within three (3) Business Days following the occurrence of such Parent Termination Fee Event.

(7) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 7.3 represent consideration for the disposition of the affected Party’s rights under this Agreement and liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damage and out-of-pocket expenditures, which the Parties, as applicable, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(8) Subject to the Parties’ rights to injunctive and other non-monetary equitable relief or specific performance in accordance with Section 8.6 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement, each Party hereby expressly acknowledges and agrees that, upon any termination of this Agreement under circumstances where the Parent is entitled to the Corporation Termination Fee and such Corporation Termination Fee is paid in full or the Corporation is entitled to the Parent Termination Fee and such Parent Termination Fee is paid in full, the Party receiving such payment shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment or damages of any kind against the other Party or its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives, in connection with this Agreement or the transactions contemplated hereby; provided, however, that this limitation shall not apply in the event of fraud or Wilful breach by the Party making such payment (or any of its Subsidiaries) (which liability therefore shall not be affected by termination of this Agreement or any payment of the Corporation Termination Fee or the Parent Termination Fee, as applicable).

(9) The Corporation shall not be obliged to make more than one Corporation Termination Fee payment pursuant to this Section 7.3. The Parent shall not be obliged to make more than one Parent Termination Fee payment pursuant to this Section 7.3.

Section 7.4 Effect of Termination/Survival.

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect, without liability of any Party (or any Shareholder or Representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination pursuant to Section 7.1 as a result of the Effective Time occurring, Section 4.9 [Insurance and Indemnification] shall survive for a period of six (6) years following such termination; (b) in the event of a termination pursuant to Section 7.2, the provisions of Section 4.4(5) [Competition Act Approval – Costs of Filing], Section 4.4(4) [Access to Information; Confidentiality] (with respect to the application of the Confidentiality Agreement to any information provided thereunder prior to termination), Section 4.17 [Guarantee of Parent], Section 7.3 [Termination Fee], and Article 8 [General Provisions] shall survive termination, and provided further that no Party shall be relieved of any liability for any Wilful breach by it of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments.

(1) This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, subject to the Plan of Arrangement, the Interim Order and the Final Order, and any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive any inaccuracies or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify conditions contained in this Agreement;

provided that no such amendment reduces or materially adversely affects the Consideration to be received by Shareholders without approval of the affected Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

Section 8.2 Expenses.

Except as expressly otherwise provided in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of the Corporation incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

Section 8.3 Notices.

(1) Other than the oral notice provided for in Section 5.2(1), any notice or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail (provided no “bounce back” or similar message indicating non-delivery is received with respect thereto) and addressed:

(a)	to the Parent or the Purchaser at:

AstraZeneca AB

151 85 Södertälje, Sweden

Attention:  SVP Business Development

Email:    [***]

with copies (which shall not constitute notice) to:

Attention:  Deputy General Counsel - Corporate Legal

Email:    [***]

with copies to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention:  Sebastian L. Fain; Oliver J. Board

Email:    sebastian.fain@freshfields.com, oliver.board@freshfields.com

and

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000

Commerce Court West

Toronto ON M5L 1A0

Attention:  Cheryl Satin, Michael Gans, Markus Viirland

Email:    cheryl.satin@blakes.com, michael.gans@blakes.com,

    markus.viirland@blakes.com

(b)	to the Corporation at:

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, ON

L8P 0A6 Canada

Attention:  Maria Stahl, Chief Legal Officer

Email:    [***]

with copies to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

United States

Attention:  Mitchell Bloom, Stuart Cable, Blake Liggio, Amanda Gill

  Email: mbloom@goodwinlaw.com, scable@goodwinlaw.com,

  bliggio@goodwinlaw.com, agill@goodwinlaw.com

and

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place

Suite 6200, P.O. Box 50

Toronto ON M5X 1B8

Attention:  Chad Bayne, Alex Gorka, Brett Anderson

Email:    cbayne@osler.com, agorka@osler.com, banderson@osler.com

(2) Any notice or other communication is deemed to be given and received if sent by personal delivery, same day courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s outside legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to outside legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4 Time of the Essence.

Time is of the essence in this Agreement.

Section 8.5 Further Assurances.

Subject to the terms and conditions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver, or cause to be executed and delivered, all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

Section 8.6 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 7.3(8), it is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to specific performance of the terms of this Agreement and an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to specifically enforce compliance with the terms of this Agreement. The Corporation, on the one hand, and the Parent and the Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party or Parties. Any Party’s pursuit of any injunction or specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving fraud or Wilful breach.

Section 8.7 Third Party Beneficiaries.

(1) Except (a) for the rights of the Securityholders to receive the applicable Consideration following the Effective Time pursuant to the Plan of Arrangement, and (b) as provided in Section 4.9 [Insurance and Indemnification] (and Section 4.17 [Guarantee of the Parent], solely as it relates to Section 4.9) which, without limiting its terms, is intended for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the Indemnified Persons), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2) Despite the foregoing, each of the Parent and the Purchaser acknowledges to each of the Indemnified Persons his or her direct rights against it under Section 4.9 [Insurance and Indemnification] of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

Section 8.8 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.9 Entire Agreement.

This Agreement, including the Schedules hereto, together with the Corporation Disclosure Letter, the CVR Agreement and the Confidentiality Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussions or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10 Successors and Assigns.

(1) This Agreement becomes effective only when executed by the Corporation, the Parent and the Purchaser. After that time, it will be binding upon and inure to the benefit of the Corporation, the Parent, the Purchaser and their respective successors and permitted assigns.

(2) Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties, except that the Parent and/or the Purchaser may assign, in its sole discretion, all or any portion of its rights, interests and obligations under this Agreement to one of its affiliates, but no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligation.

Section 8.11 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12 Governing Law.

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13 Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.14 No Liability.

No director or officer of the Parent or the Purchaser, shall have any personal liability whatsoever to the Corporation under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Corporation or any of its Subsidiaries shall have any personal liability whatsoever to the other Parties under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Corporation or any of its Subsidiaries.

Section 8.15 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by executed electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties agree that electronic signatures will have the same legal effect as original signatures and that the Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties, and that an electronic, scanned, or duplicate copy of any signatures will be deemed an original and may be used as evidence of execution.

[Remainder of page intentionally left blank]

Execution Version

IN WITNESS WHEREOF the Parties have executed this Agreement.

ASTRAZENECA AB		15863210 CANADA INC.

Per:	/s/Lars-Johan Cederbrant	Per:	/s/David E. White

FUSION PHARMACEUTICALS INC.

		Per:	/s/John Valliant

APPENDIX B

Arrangement Resolution

BE IT RESOLVED THAT:

1.

The arrangement (the Arrangement) under Section 192 of the Canada Business Corporations Act (the CBCA) involving Fusion Pharmaceuticals Inc. (the Corporation), pursuant to the arrangement agreement dated March 18, 2024 among AstraZeneca AB, 15863210 Canada Inc. and the Corporation (as it may from time to time be amended, modified or supplemented, the Arrangement Agreement), as more particularly described and set forth in the proxy statement and management information circular of the Corporation (the Circular) dated [●], 2024 accompanying the notice of this meeting, as may be amended, modified or supplemented, be and is hereby authorized, approved and adopted.

2.

The plan of arrangement of the Corporation (as it may be amended, modified or supplemented in accordance with its terms and the terms of the Arrangement Agreement, the Plan of Arrangement), the full text of which is set out in Appendix C to the Circular, be and is hereby authorized, approved and adopted.

3.

The: (a) Arrangement Agreement and all the transactions contemplated therein; (b) actions of the directors of the Corporation in approving the Arrangement and the Arrangement Agreement; and (c) actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Corporation of its obligations thereunder, be and are hereby ratified and approved.

4.

The Corporation is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the Court) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered to, without notice to or approval of the shareholders of the Corporation: (a) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereby, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.

Any officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver for filing with the Director under the CBCA, articles of arrangement and such other documents as may be necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

Execution Version

APPENDIX C

PLAN OF ARRANGEMENT

MADE PURSUANT TO SECTION 192 OF

THE CANADA BUSINESS CORPORATIONS ACT

Article 1

Definitions and Interpretation

1.1	Definitions

In this Plan of Arrangement, unless otherwise stated or unless the subject matter or context otherwise requires, the following capitalized terms shall have the following meanings:

Arrangement means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement, the Plan of Arrangement and the Interim Order (once issued) or made at the direction of the Court in the Final Order with the prior written consent of the Corporation and the Parent, each acting reasonably.

Arrangement Agreement means the arrangement agreement dated March 18, 2024 among the Parent, the Purchaser and the Corporation, together with the schedules and exhibits attached thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Arrangement Resolution means the special resolution of the Shareholders approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B attached to the Arrangement Agreement.

Business Day means any day, other than a Saturday, a Sunday or a day on which banks are required or authorized to remain closed in Toronto, Ontario, Canada, New York, New York, United States or London, United Kingdom.

Canadian Incentive Holder means an Incentive Holder who is either a resident of Canada or who is employed in Canada (both within the meaning of the Income Tax Act (Canada)), as reflected in the books and records of the Corporation.

CBCA means the Canada Business Corporations Act, as amended.

Circular means the notice of the Meeting and accompanying proxy statement and management information circular, including all schedules, appendices and exhibits thereto, to be sent or otherwise made available to the Shareholders in connection with the Meeting and to such other Persons as may be required by the Court pursuant to the Interim Order, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Interim Order (once issued).

Common Shares means the common shares in the capital of the Corporation.

Consideration means for each Share, (a) $21.00 in cash per Share (the Cash Consideration) and (b) one CVR, subject to adjustment in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement.

Corporation means Fusion Pharmaceuticals Inc., a corporation formed under the federal laws of Canada.

Court means the Ontario Superior Court of Justice (Commercial List).

CVR means a CVR, as defined in the CVR Agreement.

CVR Agreement means the contingent value rights agreement to be dated the date of the Effective Date between the Parent, the Purchaser and the Rights Agent, substantially in the form attached hereto as Exhibit A, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR.

Depositary means Equiniti Trust Company, LLC, in its capacity as depositary for the Arrangement, or such other Person as the Corporation and the Parent agree to engage as depositary for the Arrangement.

Dissent Rights means the right of a Dissenting Shareholder to dissent to the Arrangement Resolution and to be paid the fair market value of the Shares, as the case may be, granted pursuant to the Interim Order, all in accordance with Section 190 of the CBCA (as modified by the Interim Order), the Interim Order and Article 5 of this Plan of Arrangement.

Dissenting Shareholder means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as at the Effective Time.

Effective Date means the date on which the Arrangement becomes effective in accordance with this Plan of Arrangement and the Arrangement Agreement.

Effective Time means 12:01 a.m. (Toronto time) on the Effective Date or such other time on the Effective Date as the Parent and the Corporation may agree in writing.

Employee Share Purchase Plan means the Fusion Pharmaceuticals Inc. 2020 Employee Share Purchase Plan.

Existing Credit Agreement means that certain Loan and Security Agreement, dated as of April 4, 2022 (as amended by that certain Consent and First Amendment to Loan and Security Agreement, dated as of August 23, 2022, that certain Second Amendment to Loan and Security Agreement, dated as of September 21, 2022, and that certain Third Amendment to Loan and Security Agreement, dated as of March 30, 2023), by and among, inter alia, the Corporation, and Fusion Pharmaceuticals US Inc., a Delaware corporation, as borrowers, and Oxford Finance LLC, a Delaware limited liability company, as collateral agent, and the lenders party thereto from time to time.

Final Order means the final order of the Court approving the Arrangement pursuant to Section 192(4) of the CBCA, as such order may be varied by the Court (with the written consent of both the Corporation and the Parent, each acting reasonably) at any time prior to the Effective Date.

Governmental Entity means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; (c) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any Securities Authority or stock exchange, including NASDAQ.

Incentive Holder means a holder of Options and/or Restricted Stock Units.

Inducement Grants means the inducement stock option grants made by the Corporation pursuant to NASDAQ Listing Rule 5635(c)(4) outside of the Stock Option Plans.

Interim Order means the interim order of the Court pursuant to Section 192(4) of the CBCA in a form acceptable to the Corporation and the Parent, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be varied by the Court with the prior written consent of the Corporation and the Parent, each acting reasonably.

Law means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Entity or self-regulatory authority (including NASDAQ), and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are binding upon or applicable to such Person or its assets.

Letter of Transmittal means the letter of transmittal to be forwarded by the Corporation to Shareholders together with the Circular or such other equivalent form of letter of transmittal acceptable to the Parent acting reasonably.

Lien means any mortgage, charge, pledge, hypothec, security interest, prior claim, assignment, lien (statutory or otherwise), option, right of first refusal or first offer, occupancy rights, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind.

Meeting means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Parent, acting reasonably and in accordance with the Arrangement Agreement.

Milestone Payment means $3.00 payable pursuant and subject to the CVR Agreement.

NASDAQ means the NASDAQ Stock Market.

Non-Canadian Incentive Holder means any Incentive Holder other than a Canadian Incentive Holder.

Option means an option to purchase Common Shares issued pursuant to any of the Stock Option Plans or Inducement Grants or otherwise.

OSC means the Ontario Securities Commission.

Parent means AstraZeneca AB, a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden, having its official seat in Södertälje, Sweden, its registered office address at 151 85 Södertälje, Sweden and registered with the trade register of the Swedish Companies Registration Office under number 556011-7482.

Person includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

Plan of Arrangement means this plan of arrangement and any amendments, modifications, supplements or variations hereto made in accordance with the terms hereof, the terms of the Arrangement Agreement and the Interim Order (once issued) or made at the direction of the Court in the Final Order or otherwise with the prior written consent of the Corporation and the Parent, each acting reasonably.

Purchaser means 15863210 Canada Inc., a corporation formed under the federal laws of Canada.

Restricted Stock Unit means any restricted stock unit issued pursuant to any of the Stock Option Plans or otherwise.

Rights Agent means Equiniti Trust Company, LLC, in its capacity as rights agent under the CVR Agreement, or such other Person as the Corporation, the Parent and the Purchaser may mutually agree to engage as rights agent under the CVR Agreement.

SEC means the U.S. Securities and Exchange Commission.

Securities means Shares, Warrants and Options.

Securities Authority means the SEC, the OSC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or state of the United States.

Securityholders means, collectively, the Shareholders, Incentive Holders and Warrant Holders.

Shareholders means the registered or beneficial holders of the Shares, as the context requires.

Shares means the Common Shares.

Stock Option Plans means the Fusion Pharmaceuticals Inc. 2020 Stock Option and Incentive Plan and the Fusion Pharmaceuticals Inc. 2017 Equity Incentive Plan.

Underwater Option has the meaning specified in Section 3.1(c).

Warrant means a warrant issued in connection with the Existing Credit Agreement by the Corporation to purchase or acquire Common Shares.

Warrant Holders means registered or beneficial holders of Warrants, as the context requires.

Warrant Letter of Transmittal means the letter of transmittal to be forwarded by the Corporation to Warrant Holders together with the Circular or such other equivalent form of letter of transmittal acceptable to the Parent acting reasonably.

Any capitalized terms used by not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the Arrangement Agreement and not otherwise defined herein shall have the same meaning herein as in the Arrangement Agreement unless the context otherwise requires.

1.2	Certain Rules of Interpretation

For the purposes of this Plan of Arrangement:

(a)

References: Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, or supplemented in accordance with its terms.

(b)

Interpretation Not Affected by Headings: The division of this Plan of Arrangement into articles and sections are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement, nor are the descriptive headings of articles and sections intended as complete or accurate descriptions of the content thereof. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

(c)

Number, Gender and Persons: The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan of Arrangement to such Person (or Persons) or circumstances as the context otherwise permits.

(d)

Meaning of “Including”: The words includes and including and similar terms of inclusion shall not, unless expressly modified by the words only or solely, be construed as terms of limitation, but rather shall mean includes but is not limited to and including but not limited to, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive.

(e)

References to Time: Unless otherwise specified, all references to time herein and in any document issued pursuant hereto mean local time in Toronto, Ontario and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

(f)

Time Periods: Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

(g)

Statutory References: Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation.

(h)

References to Specific Sections: References to a specific Recital, Article or Section shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific Recital, Article or Section of this Plan of Arrangement, whereas the terms this Plan of Arrangement, hereof, herein, hereto, hereunder and similar expressions shall be deemed to refer generally to this Plan of Arrangement and not to any particular Recital, Article, Section or other portion of this Plan of Arrangement and include any documents supplemental hereto.

(i)	The Word “Or”: The word “or” is not exclusive.

1.3	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement and its provisions shall be subject to the jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, United States Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan of Arrangement.

Article 2

Effect of the Arrangement

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. If there are any inconsistencies or conflict between this Plan of Arrangement and the Arrangement Agreement, the terms of this Plan of Arrangement shall govern.

2.2	Effectiveness

The Arrangement shall become effective in the sequence described in Section 3.1 from and after the Effective Time and, without further act or formality shall be binding on and inure to the benefit of the Corporation, the Parent, the Purchaser, all registered and beneficial Securityholders, the registrar and transfer agent of the Corporation, the Depositary, the Rights Agent and all other Persons as provided for herein, or subject to, this Plan of Arrangement and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

Article 3

Arrangement

3.1	Effective Date Transactions

Commencing immediately following the Effective Time, the following events or transactions shall occur, and be deemed to have occurred and be taken and effected, in the following order, without any further act or formality required on the part of any Person, except as may be expressly provided herein, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

(a)

notwithstanding the terms of the Warrants or any agreements or other arrangements relating to the Warrants, each Warrant outstanding immediately prior to the Effective Time shall be assigned and transferred from the holder thereof to the Corporation in consideration for (i) a cash payment by or on behalf of the Corporation equal to (A) the number of Common Shares into which such Warrant is then exercisable multiplied by (B) the amount by, if any, by which the Cash Consideration exceeds the exercise price per Common Share of such Warrant and (ii) one CVR (to be delivered by or on behalf of the Corporation) with respect to each Common Share into which such Warrant is then exercisable, in each case subject to applicable Tax withholdings and other source deductions, and such Warrant shall be cancelled immediately after its transfer to the Corporation;

(b)

notwithstanding the Stock Option Plans, Inducement Grant award agreements or any agreements or other arrangements relating to the Options, each Option with an exercise price per Common Share that is less than the Cash Consideration and outstanding immediately prior to the Effective Time (whether vested or unvested) shall be assigned, transferred and surrendered by the holder thereof to the Corporation in consideration for (i) a cash payment by or on behalf of the Corporation equal to (A) the number of Common Shares into which such Option is then exercisable multiplied by (B) the amount, if any, by which the Cash Consideration exceeds the exercise price per Common Share of such Option and (ii) one CVR (to be delivered by or on behalf of the Corporation) with respect to each Common Share into which such Option is then exercisable, in each case subject to applicable Tax withholdings and other source deductions, and such Option shall be cancelled immediately after its transfer to the Corporation;

(c)	notwithstanding the Stock Option Plans, Inducement Grant award agreements or any agreements or other arrangements relating to the Options, each Option with an exercise price per Common Share that is greater than or equal to the Cash Consideration and less than the Cash Consideration plus the Milestone Payment (an Underwater Option) outstanding immediately prior to the Effective Time (whether vested or unvested) shall be surrendered by the holder thereof to the Corporation in consideration for one CVR (to be delivered by or on behalf of the Corporation) with respect to each Common Share then subject to such Underwater Option, in each case subject to applicable Tax withholdings and other source deductions, and such Option shall be cancelled immediately after its transfer to the Corporation; provided that, each CVR issued to a holder in respect of an Underwater Option shall only entitle such holder to an amount in cash equal to the amount by which the Cash Consideration plus the Milestone Payment exceeds the exercise price per Share of such Underwater Option, if payable and as otherwise determined in accordance with the CVR Agreement;

(d)

notwithstanding the Stock Option Plans, Inducement Grant award agreements or any agreements or other arrangements relating to the Options or any other provision of this Plan of Agreement or the Arrangement Agreement, each Option with an exercise price per Common Share that is greater than or equal to the Cash Consideration plus the Milestone Payment shall be canceled at the Effective Time without any consideration payable therefor;

(e)

notwithstanding the Stock Option Plans or any agreements or other arrangements relating to the Restricted Stock Units, each Restricted Stock Unit held by a Canadian Incentive Holder and outstanding immediately prior to the Effective Time (whether vested or unvested) shall be assigned, transferred and surrendered by the holder thereof to the Corporation in consideration for one Common Share for each Common Share underlying such Restricted Stock Unit, subject to applicable Tax withholdings and other source deductions, and such Restricted Stock Unit shall be cancelled immediately after its transfer to the Corporation;

(f)

notwithstanding the Stock Option Plans or any agreements or other arrangements relating to the Restricted Stock Units, each Restricted Stock Unit held by a Non-Canadian Incentive Holder and outstanding immediately prior to the Effective Time (whether vested or unvested) shall be surrendered by the holder thereof to the Corporation in consideration for (i) a cash payment by or on behalf of the Corporation equal to the (A) the number of Common Shares underlying such Restricted Stock Unit multiplied by the Cash Consideration and (ii) one CVR (to be delivered by or on behalf of the Corporation) in respect of each Common Share underlying such Restricted Stock Unit, in each case subject to applicable Tax withholdings and other source deductions, and such Restricted Stock Unit shall be cancelled immediately after its transfer to the Corporation;

(g)

(i) each Incentive Holder shall cease to be a holder of any Options or Restricted Stock Units and each Warrant Holder shall cease to be a holder of any Warrants, (ii) such Incentive Holder’s or Warrant Holder’s name shall be removed from each applicable register, (iii) the Stock Option Plans or Inducement Grant award agreements, the Warrants and all agreements and other arrangements relating to the Options, Restricted Stock Units and Warrants shall be terminated and shall be of no further force and effect and (iv) such holder shall thereafter have only the right to receive the consideration to which it is entitled pursuant to Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(e) or Section 3.1(f), as the case may be, at the time specified in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(e) and Section 3.1(f);

(h)

each Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised shall be deemed to have been assigned and transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for a debt claim against the Purchaser for the amount determined under Article 5 hereof, and: (i) such Dissenting Shareholders shall cease to be the holders of such Shares and to have any rights as holders of such Shares, other than the right to be paid fair value for such Shares, as set out in Article 5 of this Plan of Arrangement; (ii) such Dissenting Shareholders’ names shall be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of the Corporation; and (iii) the Purchaser shall be deemed to be the transferee of such Shares, free and clear of all Liens, and shall be entered in the registers of the Shares maintained by or on behalf of the Corporation; and

(i)

each Share (including Shares issued pursuant to Section 3.1(e)), other than Shares held by a Dissenting Shareholder who has validly exercised such holder’s Dissent Right, shall, without any further action by or on behalf of a holder of Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Share held, and: (i) the holders of such Shares shall cease to be the holders thereof and to have any rights as holders of such Shares other than the right to be paid the Consideration in accordance with this Plan of Arrangement; (ii) such holders’ names shall be removed from the registers of the Shares maintained by or on behalf of the Corporation; and (iii) the Purchaser shall be deemed to be the transferee of such Shares (free and clear of all Liens) and shall be entered in the registers of the Shares maintained by or on behalf of the Corporation.

3.2	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens.

3.3	Withholding Rights

The Corporation, the Parent, the Purchaser, and the Depositary shall be entitled to deduct and withhold from any amount payable or otherwise deliverable to any Person hereunder, such amounts as the Corporation, the Parent, the Purchaser, or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended (the Code), or any provision of any applicable federal, provincial, territorial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate Governmental Entity. To the extent that the amount required to be deducted or withheld from any consideration payable to any Person hereunder exceeds the cash component, if any, of the consideration otherwise payable to such Person, the Purchaser, the Corporation, the Depositary, or any other Person, as applicable, may sell or otherwise dispose of such portion of the non-cash consideration otherwise payable to such Person as is necessary to provide sufficient funds to enable the payor to comply with such deduction and/or withholding requirements.

3.4	Adjustments to Consideration

If, between the date of the Arrangement Agreement and the Effective Time, any change in the outstanding equity interests of the Corporation shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Shares) with a record date during such period, the Consideration shall be equitably adjusted to reflect such change and provide the holders of each Share the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.4 shall be construed to permit the Corporation to take any such action that is restricted by any other provision of this Plan of Arrangement or the Arrangement Agreement, including actions taken without the consent of the Parent if such consent is required under Section 4.1 of the Arrangement Agreement.

Article 4

Payment of Consideration

4.1	Deposit of Consideration

(a)	Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange or cause to be deposited:

(i)	Shares: for the benefit of holders of Shares that were transferred pursuant to Section 3.1(i), (A) cash with the Depositary, in escrow in the aggregate amount equal to the payments in respect thereof required by Section 3.1(i), and (B) CVRs with the Rights Agent, in escrow, equal to the number of CVRs to be issued pursuant Section 3.1(i), net of applicable withholdings;

(ii)

Warrant, Options and Restricted Stock Units surrendered pursuant to Section 3.1(a), Section 3.1(b) and Section 3.1(f): as a pre-closing loan to the Corporation, for the benefit of holders of Warrants, Options and Restricted Stock Units surrendered pursuant to such Sections (A) cash with the Depositary, in escrow, in the aggregate amount equal to the payments in respect thereof required by such Sections and (B) CVRs with the Rights Agent, in escrow, equal to the number of CVRs to be issued pursuant to such Sections, net of applicable withholdings; and

(iii)

Underwater Options: for the benefit of holders of Underwater Options, CVRs with the Rights Agent, in escrow, equal to the number of CVRs to be issued pursuant to Section 3.1(c), net of applicable withholdings.

4.2	Surrender of Certificates and Payment of Consideration

(a)

Share Certificates: As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1(i), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, and such other documents and instruments as would have been required to effect such transfer under the CBCA, the Securities Transfer Act (Ontario) and the articles of the Corporation, the former holder of the Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary and the Rights Agent, as applicable, shall deliver to such holder, the cash and the CVRs which such holder has the right to receive under the Arrangement for such Shares less any amounts withheld pursuant to Section 3.3, and any certificate so surrendered shall forthwith be cancelled.

(b)

Warrant Certificates: As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Warrants that were transferred pursuant to Section 3.1(a), together with a duly completed and executed Warrant Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, and such other documents and instruments as would have been required to effect such transfer under the CBCA, the Securities Transfer Act (Ontario) and the articles of the Corporation, the former holder of the Warrants represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary and the Rights Agent, as applicable, shall deliver to such holder, the cash and the CVRs which such holder has the right to receive under the Arrangement for such Warrants less any amounts withheld pursuant to Section 3.3, and any certificate so surrendered shall forthwith be cancelled.

(c)

Options and Restricted Stock Units surrendered pursuant to Section 3.1(b), Section 3.1(c), and Section 3.1(f): As soon as reasonably practicable after the Effective Date, the Corporation shall, or shall cause an affiliate of the Corporation to, (i) pay the amounts (if any), net of applicable Taxes and withholdings and other sources deductions, to be paid to the applicable Incentive Holders pursuant to Section 3.1(b), Section 3.1(c), and Section 3.1(f), either (A) pursuant to the normal payroll practices and procedures of the Corporation or its applicable affiliate, or (B) through the accounts payable system or other general account (other than the payroll account) of the Corporation or its applicable affiliate (delivered to such Incentive Holder, as applicable, as reflected on the register maintained by or on behalf of the Corporation in respect of the Options and Restricted Stock Units) and (ii) cause the Rights Agent to deliver the CVRs to the applicable Incentive Holders. Notwithstanding anything in this Plan of Arrangement to the contrary, it is the intent of the parties that the Milestone (as defined in the CVR Agreement) shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any amount payable under the CVR Agreement be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of an

Option or Restricted Stock Unit under this Plan of Arrangement or the CVR Agreement shall be treated as a separate payment. The terms of the CVRs to be issued to any Incentive Holder pursuant to this Plan of Arrangement and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Plan of Arrangement and shall provide for payment no later than seventy-five (75) days following the last day of the calendar year in which the Milestone is achieved.

(d)

Subject to Section 4.2(e), until surrendered as contemplated by this Section 4.2, each certificate that immediately prior to the Effective Time represented Shares (other than Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) or Warrants shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment and CVRs, as applicable, in lieu of such certificate as contemplated in this Section 4.2, less any amounts withheld pursuant to Section 3.3.

(e)

Any certificate formerly representing Shares or Warrants not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares or Warrants of any kind or nature against or in the Corporation, the Parent or the Purchaser. On such date, all cash or CVRs, as applicable, to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Corporation, as applicable, and shall be paid over by the Depositary or the Rights Agent, as applicable, to the Purchaser or as directed by the Purchaser. None of the Corporation, the Parent, the Purchaser, or any other Person will be liable to any Person in respect of any Consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to the Corporation or the Parent or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.3	Forfeiture of Payment; No Other Consideration

(a)

Any payment made by way of cheque by the Depositary (or the Corporation, if applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Corporation) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Corporation, as applicable, for no consideration.

(b)

No holder of Securities shall be entitled to receive any consideration with respect to such Securities other than any cash payment and CVRs to which such holder is entitled to receive in accordance with Section 3.1 and this Article 4 and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.4	Lost Certificates

In the event that any certificate which as at the Effective Time represented Securities which were transferred in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary or the Corporation (in the case of the Warrants and Options) shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such person is entitled to receive in accordance with Section 3.1, provided that, as a condition precedent to any such delivery by the Depositary or the Corporation (in the case of the Warrants and Options), such person shall have provided a bond satisfactory to the Corporation and/or the Depositary in such amount as the Corporation and/or the Depositary may direct, or otherwise indemnified the Corporation and the Depositary in a manner satisfactory to the Corporation and/or the Depositary, against any claim that may be made against the Corporation or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise have taken such actions as may be required by the articles of the Corporation.

Article 5

Dissent Rights

5.1	Dissent Rights

(a)

Pursuant to the Interim Order, registered Shareholders may exercise Dissent Rights under Section 190 of the CBCA, as modified by this Article 5 , the Interim Order and the Final Order, with respect to Shares in connection with the Arrangement, provided that, notwithstanding Section 190(5) of the CBCA, the written notice setting forth the objection of such registered Shareholders to the Arrangement and exercise of Dissent Rights must be received by the Corporation not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the Meeting or any date to which the Meeting may be postponed or adjourned and provided further that registered Shareholders who exercise such Dissent Rights:

(i)

are ultimately entitled to be paid fair value by the Purchaser for their Shares: (A) shall be deemed not to have participated in the transactions set forth in Article 3 (other than Section 3.1(h)); (B) shall be deemed to have transferred and assigned such Shares in respect of which such Dissent Rights have been exercised (free and clear of any Liens) to the Purchaser in accordance with Section 3.1(h); (C) shall be entitled to be paid the fair value of such Shares by the Purchaser, less any applicable Tax, which fair value, notwithstanding anything to the contrary set forth in the CBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (D) shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Shares; or

(ii)

are ultimately not entitled, for any reason, to be paid fair value for their Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder and shall be entitled to receive, and shall receive, only the consideration contemplated in Section 3.1(i) hereof that such holder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised Dissent Rights; and

(b)

In no circumstances shall the Corporation, the Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Shares in respect of which such rights are sought to be exercised.

5.2	No Other Rights

(a)

For greater certainty, in no case shall the Corporation, the Purchaser or any other Person be required to recognize Dissenting Shareholders as holders of Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of Shares as of the Effective Time.

(b)	For greater certainty, Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

(c)

In addition to any other restrictions set forth in the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Incentive Holders; (ii) Warrant Holders; (iii) a Shareholder who seeks to exercise Dissent Rights with respect to less than all of the Shares held by such Shareholder; and (iv) Shareholders who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution.

Article 6

General

6.1	Deeming Provisions

In this Plan of Arrangement, the deeming provisions are not rebuttable and are conclusive and irrevocable.

6.2	Amendments

(a)

The Purchaser and the Corporation may amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by the Purchaser and the Corporation; (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to Securityholders or former Securityholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation or the Purchaser at any time prior to the Meeting provided that the Purchaser or the Corporation, as applicable, shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if: (i) it is consented to in writing by each of the Purchaser and the Corporation; (ii) it is filed with the Court and (iii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by the Purchaser, provided that it concerns a matter that, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Securityholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

6.3	Severability of Plan of Arrangement Provisions

If, prior to the Effective Time, any term or provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, at the request of the Corporation and the Purchaser, the Court shall have the power to either (a) sever such term or provision from the balance of this Plan of Arrangement and provide the Corporation and the Purchaser with the option to proceed with the implementation of the balance of this Plan of Arrangement as of and with effect from the Effective Time, or (b) alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, and provided that the Arrangement is implemented, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

6.4	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Securities issued or outstanding prior to the Effective Time; (b) the rights and obligations of the holders of Securities, the Corporation, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.5	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, the Corporation and the Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan of Arrangement and to give effect to the transactions contemplated herein.

APPENDIX D

Interim Order

[●]

APPENDIX E

Fairness Opinion

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 March 18, 2024

The Board of Directors

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, ON, Canada L8P 0A6

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common shares (the “Shares”) (other than Excluded Shares, as defined below), of Fusion Pharmaceuticals Inc., a corporation formed under the federal laws of Canada (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Arrangement Agreement proposed to be entered into on March 18, 2024 (the “Agreement”) by and among AstraZeneca AB, a public company with limited liability (Aktiebolag) incorporated under the laws of Sweden (“Parent”), 15863210 Canada Inc., a corporation formed under the federal laws of Canada (“Purchaser”), and the Company. The Agreement provides that, among other things, Purchaser will acquire all of the issued and outstanding Shares of the Company by way of a plan of arrangement made pursuant to Section 192 of the Canada Business Corporations Act (the “Arrangement” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which at the effective time of the Arrangement the holders of Shares will be entitled to receive, for each Share (other than (i) any Shares held by Parent or any of its affiliates immediately prior to the Effective Time and (ii) any Shares held by a Dissenting Shareholder (as defined in the Agreement) that is ultimately entitled to be paid fair value by Purchaser for its Shares (the shares referred to in clauses (i) and (ii), “Excluded Shares”)) held by such holders (i) an amount in cash equal to $21.00 per Share (the “Cash Consideration”) plus (ii) one contractual contingent value right (a “CVR”) representing the right to receive a contingent payment in cash equal to $3.00 per Share, subject to applicable withholding, without interest, upon the achievement of the Milestone (as such term is defined in the CVR Agreement in the form attached to the Agreement (the “CVR Agreement”)), in accordance with the terms and conditions of the CVR Agreement (the Cash Consideration taken together (and not separately) with one CVR, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement. All dollar amounts herein are expressed in United States dollars unless stated otherwise.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company,

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

NEW YORK • LONDON • PARIS • SAN FRANCISCO • MENLO PARK

The Board of Directors

Fusion Pharmaceuticals Inc.

March 18, 2024

and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement and a draft of the form of CVR Agreement attached to the Agreement each dated March 18, 2024 (collectively, the “Draft Agreements”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2022, December 31, 2021, and December 31, 2020; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its shareholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company, including the probability of realizing the Milestone under the CVR Agreement, prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of senior management and representatives of the Company regarding their assessment of the Internal Data, and conducted such financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement and CVR Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and the CVR Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to

2

The Board of Directors

Fusion Pharmaceuticals Inc.

March 18, 2024

bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement and the CVR Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Agreement or the CVR Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement and the CVR Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement and the CVR Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

3

APPENDIX F

Section 190 of the CBCA

Right to dissent

190 (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

APPENDIX G

Voting Information

Capitalized terms used but not specifically defined in this Appendix shall have the meanings ascribed thereto in the “Glossary of Terms” section of the Circular to which this Appendix is attached.

If you are a registered Shareholder and have any questions or require more information with regard to voting your Shares, please contact Fusion’s proxy solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders in the US and Canada may call toll free:

(877) 687-1866

Shareholders outside the US and Canada may call:

+1 (412) 232-3651

Banks and Brokers may call collect:

(212) 750-5833

If you have any questions about depositing your Shares to the Arrangement including with respect to completing the Letter of Transmittal, please contact Equiniti Trust Company, LLC, who is acting as Depositary under the Arrangement, by telephone at 877-248-6417 (toll free in North America) or 718-921-8317 (outside North America).

APPENDIX H

Notice of Application for the Final Order

[●]

P.O. BOX 8016, CARY, NC 27512-9903
Scan QR for digital voting

Fusion Pharmaceuticals Inc.

For Shareholders of record as of [      ], 2024

[       ], 2024 [     ], Eastern Time

Special meeting to be held live via the Internet. Please visit -

https://www.proxydocs.com/FUSN for more details.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY: [    ], Eastern Time, [       ].

Internet:

www.proxypush.com/FUSN

•  Cast your vote online

•  Have your Proxy Card ready

•  Follow the simple instructions to record your vote

Phone:

1-866-834-5856

•  Use any touch-tone telephone

•  Have your Proxy Card ready

•  Follow the simple recorded instructions

Mail:

•  Mark, sign and date your Proxy Card

•  Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:

You must register to attend the meeting online and/or participate at www.proxydocs.com/FUSN

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints John Crowley, Maria Stahl and John Valliant, or _______________________________________ (print the name of the person the undersigned is appointing if this person is someone other than the management nominees listed), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Fusion Pharmaceuticals Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. The securities represented by this proxy will be voted for or withheld from voting in respect of each of the matters described herein in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the notice of meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The listed management nominees cannot vote your shares unless you sign (on the reverse side) and return this card.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the listed management nominees printed above please insert the name of your chosen proxyholder in the space provided above.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Fusion Pharmaceuticals Inc. Special Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

   FOR ON PROPOSALS 1 AND 2

	PROPOSAL	YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
		FOR	AGAINST
1.	To pass, with or without variation, a resolution, the full text of which is set forth in Appendix B to the accompanying Management Information Circular and Proxy Statement of Fusion Pharmaceuticals Inc. (the “Circular”), approving a proposed plan of arrangement pursuant to Section 192 of the Canada Business Corporations Act, all as more particularly described in the Circular; and	☐	☐	FOR

2.	To pass, with or without variation, a resolution confirming Amendment No. 1 to the General Bylaws of Fusion Pharmaceuticals Inc., as more particularly described in the Circular.	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/FUSN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of corporation and the name and title of the authorized officer signing this proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date